RESTRUCTURING, LOCKUP AND PLAN SUPPORT AGREEMENT

This Restructuring, Lockup and Plan Support Agreement (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof, this “Restructuring Agreement”), dated as of January 26, 2012, is entered into by and among Ener1, Inc., a Florida corporation (the “Debtor”), the parties signatory hereto who are the holders of all of the Debtor’s outstanding 8.25% senior unsecured notes (collectively, the “Note Holders”), Itochu Corporation, a Japanese corporation (“Itochu”), and Bzinfin S.A., a British Virgin Islands company (“Bzinfin”). Each of the Note Holders, Itochu and Bzinfin is referred to herein individually as a “Consenting Lender” and together as the “Consenting Lenders.” The Debtor, the Consenting Lenders and any Joining Party (as defined in Section 2(b) below) are referred to herein individually as a “Party” and together as the “Parties.”

PRELIMINARY STATEMENTS

A. As of the date hereof, the Debtor is obligated on the following indebtedness due and outstanding to the Consenting Lenders: (i) $62,067,230.33 to the Note Holders, under the Tranche A and Tranche B 8.25% senior unsecured notes due July 1, 2013, including the aggregate principal amount thereof, plus accrued and unpaid interest, fees and costs, pursuant to the terms of such notes (the “Note Holder Debt”); (ii) $10,253,333.33 to Itochu, under the 6.00% senior convertible notes due August 26, 2015, including the aggregate principal amount thereof, plus accrued and unpaid interest, fees and costs, pursuant to the terms of such notes (the “Itochu Debt”); (iii) $12,081,177.28 to Bzinfin, under that line of credit agreement dated June 29, 2011, as amended, including the aggregate principal amount of advances thereunder, plus accrued and unpaid interest, fees and costs, pursuant to the terms of such line of credit agreement (the “Bzinfin Credit Agreement”), which debt, pursuant to that certain Subordination Agreement, dated September 12, 2011, by and among the Note Holders and Bzinfin, is subordinated to the Note Holder Debt; and (iv) $6,500,000, under that certain Loan Agreement, dated as of November 16, 2011, as amended on December 23, 2011, among the Debtor, Bzinfin and certain Note Holders, plus accrued and unpaid interest, fees and costs pursuant to the terms thereof (the “Bridge Facility” and, together with the Bzinfin Credit Agreement, the Note Holder Debt and the Itochu Debt, collectively referred to herein as the “Debt” and all related claims, rights, powers and causes of action arising out of or in connection with or otherwise relating to the Debt is collectively referred to herein as the “Claims”).

B. The Debtor and the Consenting Lenders have negotiated a transaction that will effectuate a financial restructuring of the debt and equity of the Debtor on the terms and conditions set forth in the Plan (as defined below) (the “Financial Restructuring”) that is to be implemented in a voluntary prepackaged case commenced by the Debtor under chapter 11, title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”), before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), on a consensual basis pursuant to a prepackaged plan of reorganization to be confirmed under chapter 11 of the Bankruptcy Code, the terms and conditions of which will be substantially consistent with those set forth in (i) the Plan of Reorganization attached hereto as Exhibit A (including any annexes and schedules attached thereto, the “Plan”) and (ii) the forms of transaction documents attached hereto as Exhibit B (the “Transaction Documents”).

C. In order to implement and expedite the Financial Restructuring, the Debtor has agreed, pursuant to the terms and subject to the conditions of this Restructuring Agreement, (i) to prepare and file, in a case filed under chapter 11 of the Bankruptcy Code, (a) the Plan and (b) a disclosure statement, in the form attached hereto as Exhibit C (the “Disclosure Statement”) and (ii) to use commercially reasonable efforts to have the Disclosure Statement approved and the Plan confirmed by the Bankruptcy Court and consummated thereafter.

D. The Parties have agreed to use their commercially reasonable efforts to obtain Bankruptcy Court approval of, and timely complete the Financial Restructuring in accordance with the terms and subject to the conditions contained herein.

STATEMENT OF AGREEMENT

In consideration of the premises and the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Incorporation of Plan and Definitions. The Plan is expressly incorporated herein by reference and is made part of this Restructuring Agreement. All references herein to “this Restructuring Agreement” or “herein” shall include the Plan. The general terms and conditions of the Financial Restructuring, as supplemented by the terms and conditions of this Restructuring Agreement, are set forth in the Plan. In the event the terms and conditions as set forth in the Plan and this Restructuring Agreement are inconsistent, the terms and conditions as set forth in the Plan shall govern. Capitalized terms used and not defined in this Restructuring Agreement shall have the meaning ascribed to them in the Plan. For purposes of this Restructuring Agreement, the term “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.

2. Agreements of Consenting Lenders.

(a)                Ownership. Each of the Consenting Lenders represents and warrants that, as of the date hereof, (i) such Consenting Lender either (A) is the sole legal and beneficial owner of a principal amount of the Debt as is set forth on Schedule I hereto as of the date hereof, and all related Claims, in each case free and clear of all claims, liens and encumbrances, or (B) is the legal owner of such Debt and Claims, and has the power and authority to bind the legal and beneficial owner(s) of such Debt and Claims to the terms of this Restructuring Agreement, and (ii) such Consenting Lender (a) has full power and authority to vote on and consent to or (b) has received legally binding and enforceable authorization and direction from the party having full power and authority to vote on and consent to such matters concerning such Debt and Claims and to exchange, assign and transfer such Debt and Claims.

(b)               Restrictions on Transfers. Each Consenting Lender agrees that until this Restructuring Agreement has terminated in accordance with Section 5 below, it shall not sell, transfer, or assign any of the Debt or Claims and/or any other pre-petition and/or post-petition claims against the Debtor or grant any option thereon or any right or interest (voting or otherwise) therein (any of the foregoing is referred to herein as a “Disposition”) unless the counterparty to such Disposition agrees in writing for the benefit of the Parties to be bound by all of the terms of this Restructuring Agreement by executing the form of Joinder attached hereto as Exhibit D (a “Joinder” and, such party, a “Joining Party”), a copy of which shall be provided to the Parties. Each Party shall be deemed to have acknowledged that its obligations hereunder shall be deemed to constitute obligations in favor of the counterparty to such Disposition. In the event that any Disposition is not fully consummated for any reason, the Consenting Lender to such Disposition shall remain bound by the terms of this Restructuring Agreement. Notwithstanding the foregoing or any other provisions herein, no Disposition will relieve the Consenting Lender undertaking such Disposition of any of its obligations hereunder if the Joining Party fails to perform its obligations hereunder and, in the event of a breach by the Joining Party, such Consenting Lender shall be liable for such breach.

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(c)                Support. So long as this Restructuring Agreement is in force and effect, each Party agrees to perform and comply with the following obligations, as applicable:

(i)                 it will take all steps necessary to support the Financial Restructuring, including, with respect to the Debtor, the commencement of the chapter 11 case (the “Chapter 11 Case”) and the administration of the Chapter 11 Case and, with respect to each Party, the confirmation and consummation of the Plan;

(ii)               it will not directly or indirectly pursue, propose, support, recommend or encourage the pursuit, proposal or support of (1) any chapter 11 plan for the Debtor other than the Plan or (2) any other restructuring or reorganization for, or the liquidation of, the Debtor (directly or indirectly), other than the Plan;

(iii)             no Consenting Lender will commence any proceeding or otherwise prosecute, join in, or support any objection to, or oppose or object to, the Plan;

(iv)             it will negotiate in good faith all other documents and transactions described in, or contemplated in connection with, this Restructuring Agreement and the applicable provisions of the Plan; and

(v)               each Consenting Lender will, subject to and concurrently with its receipt of the Disclosure Statement, submit a fully executed ballot in favor of the Plan, in substantially the form attached hereto as Exhibit E.

(d)               Adequate Information. Each Consenting Lender agrees that it has obtained adequate information regarding the Financial Restructuring and that the Debtor has provided all material, relevant information that the Consenting Lender has requested in advance of executing this Restructuring Agreement.

(e)                Agreement to Forbear. Each Consenting Lender agrees that so long as this Restructuring Agreement is in force and effect, it shall not (i) take any action or otherwise pursue any right or remedy under (A) the Debt, with respect to any default, or (ii) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Debt or Claims other than to enforce this Restructuring Agreement.

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(f)                DIP Loan Commitment. Bzinfin agrees that it shall provide a post-petition credit facility to the Debtor for general working capital and operational expenses (the “DIP Facility”), pursuant to the terms and conditions set forth in the DIP Loan Agreement (the “DIP Loan Agreement”) and related documents contained in Exhibit F hereto.

(g)               Exit Funding Commitment. Bzinfin agrees that it shall, or shall cause one of its affiliates to, commit on the effective date of the Plan to provide equity and debt financing to the Debtor, and the Note Holders agree that they shall commit on the effective date of the Plan to provide equity financing to the Debtor, each in accordance with the terms and conditions of the Equity Commitment Agreement contained in Exhibit G hereto.

3. Agreements of the Debtor. The Debtor agrees that the following are material conditions to the agreements contained herein:

(a)                The Debtor agrees that it will take such steps as may be commercially reasonable to coordinate with the Consenting Lenders and their designated representatives and advisors and to prepare, in addition to the Transaction Documents, all other necessary documents to consummate the Financial Restructuring, which documents will each be in form and substance acceptable to the Requisite Consenting Lenders (as defined in Section 5(a) below);

(b)               The Debtor agrees to take all commercially reasonable steps that are necessary or desirable to obtain any necessary approval for the Financial Restructuring as expeditiously as possible under applicable law;

(c)                The Debtor agrees to take all commercially reasonable steps to obtain any and all requisite regulatory or third party approvals necessary or desirable to consummate the Plan and the Financial Restructuring as expeditiously as possible;

(d)               The Debtor agrees to use commercially reasonable efforts to solicit acceptance of the Plan prior to the Order for Relief Date;

(e)                If the Debtor receives acceptances of the Plan from each class of claims entitled to vote thereon to accept the Plan pursuant to section 1126(c) of the Bankruptcy Code, the Debtor agrees to file the Chapter 11 Case with the Bankruptcy Court on or prior to 11:59 p.m. (Eastern) on January 26, 2012 (the “Order For Relief Date”);

(f)                The Debtor agrees to file the Disclosure Statement and the Plan on the Order For Relief Date;

(g)               The Debtor agrees to take all commercially reasonable steps necessary to obtain from the Bankruptcy Court an order confirming the Plan and approving the Disclosure Statement within 45 days after the Order For Relief Date;

(h)               The Debtor agrees to take all other commercially reasonable actions necessary to support confirmation of the Plan;

(i)                 The Debtor agrees to take no actions inconsistent with the Financial Restructuring, the transactions contemplated hereby or by the Plan or the expeditious confirmation and consummation of such transactions, except as otherwise permitted under this Restructuring Agreement; provided, however, if the Debtor determines, based on the advice of its legal counsel, that it would be inconsistent with its fiduciary duties to pursue confirmation and consummation of the Plan and the Financial Restructuring contemplated by this Restructuring Agreement then the Debtor shall provide written notice of such determination, within one (1) business day of making such determination, to each Consenting Lender;

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(j)                 The Debtor agrees to take all commercially reasonable actions to obtain approval of the DIP Facility (or the Alternative DIP Facility (as defined in Section 5(d) below), as applicable) and agrees to file a motion for approval of the DIP Facility (or the Alternative DIP Facility, as applicable), on the Order For Relief Date;

(k)               The Debtor shall use its commercially reasonable efforts to seek Bankruptcy Court approval of payment of all Obligations (as defined in the Bridge Facility) upon the issuance of the Interim Financing Order (as defined in the DIP Loan Agreement) and, if the Bankruptcy Court does not approve such payment in full upon entry of the Interim Financing Order, the Debtor shall use its commercially reasonable efforts to seek Bankruptcy Court approval of payment of all such Obligations within 35 days following the commencement of the Chapter 11 Case; and

(l)                 In the event the Debtor receives a proposal for an Alternative DIP Facility, prior to accepting any such proposal, the Debtor agrees to present such offer to Bzinfin for it to exercise a right of first refusal, and in the event Bzinfin exercises such right, it shall provide a DIP Facility on the same terms and conditions as the Alternative DIP Facility.

4. Alternative Transactions.

(a)                (i) From and after execution of this Restructuring Agreement, except as otherwise specifically permitted by the terms hereof, neither the Debtor, or any of its officers, directors, employees, agents, representatives or affiliates (including any investment banker or financial advisor retained by the Debtor or any of the foregoing) shall, directly or indirectly, encourage, solicit or initiate any inquiry or proposal from, or encourage, solicit or initiate any discussions or negotiations with, or respond in any manner to any unsolicited inquiry or proposal from, or have any discussions or negotiations with, any Person (other than the Consenting Lenders or an affiliate, associate, representative or agent of the Consenting Lenders) concerning any potential sale of the Debtor, in whole or in part, or restructuring of the Debtor, in whole or in part, or transaction which is similar to, in conflict with or in substitution of the Financial Restructuring pursuant to the terms hereof (each, an “Alternative Transaction”), or agree to endorse or take any other action to facilitate any Alternative Transaction.

(ii)               Notwithstanding the foregoing, nothing contained in this Section 4 shall prohibit the Debtor from furnishing information to, or entering into discussions with, any Person that makes an unsolicited offer for an Alternative Transaction; provided, however, that the Debtor agrees to promptly notify the Consenting Lenders in writing of (A) the interest from such soliciting Person, (B) the nature of the interest expressed by such soliciting Person, and (C) the terms and conditions of the proposal or indication of interest from such soliciting Person for an Alternative Transaction.

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(b)               If any Person makes an unsolicited bona fide Alternative Transaction inquiry or proposal:

(i)                 the Debtor may enter into discussions or negotiations with such Person concerning an Alternative Transaction so long as the Debtor is in compliance with Section 4(a) above;

(ii)               the Debtor may enter into a confidentiality agreement with such Person, provided that such confidentiality agreement permits the Debtor to keep the Consenting Lenders fully and timely informed of the status and terms of such discussions or negotiations; and

(iii)             the Board of Directors of the Debtor (the “Board”) may consider the Alternative Transaction and if the Board determines in good faith, based on the advice of an independent financial advisor or counsel, that approval of such Alternative Transaction is required for the Board to comply with its fiduciary duties or is required to comply with any orders of a Bankruptcy Court, the Board may approve such Alternative Transaction; provided, that upon approval by the Board of an Alternative Transaction, this Restructuring Agreement shall automatically terminate without further action (a “Section 4 Default”).

(c)                The Debtor shall not consider, entertain or negotiate, or enter into or consummate any agreement in furtherance of, any Alternative Transaction except as expressly permitted by paragraph (b) above.

5. Termination of Restructuring Agreement.

(a)                This Restructuring Agreement shall terminate and all of the obligations of the Parties shall be of no further force or effect in the event that (i) the Plan is confirmed and becomes effective pursuant to a final non-appealable order, (ii) the Debtor and the Consenting Lenders (who must include Liberty Harbor Special Investments, LLC and Goldman Sachs Palmetto State Credit Fund, L.P. (together, “GSAM”) and Bzinfin) holding 51% of the aggregate principal amount of the Debt (the “Requisite Consenting Lenders”) agree to such termination in writing or (iii) this Restructuring Agreement is terminated pursuant to paragraphs (b), (c), (d) or (e) of this Section 5.

(b)               The Debtor may terminate this Restructuring Agreement by written notice to the Consenting Lenders upon the occurrence of either of the following events:

(i)                 a determination by the Board, upon the advice of its legal counsel, that proceeding with the Financial Restructuring and consummation of the Plan would be inconsistent with the Board’s fiduciary obligations under applicable law; or

(ii)               a breach by any Consenting Lender of its material obligations hereunder, which breach is not cured or waived within five (5) business days after the giving of written notice by the Debtor of such breach to such Consenting Lender (which notice the Debtor shall simultaneously provide to each non-breaching Consenting Lender).

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(c)                This Restructuring Agreement may be terminated upon the occurrence of any of the following events (it being understood that the following termination events are intended solely for the benefit of the Consenting Lenders) (each an “Agreement Termination Event”):

(i)                 the Order For Relief Date shall not have occurred by January 26, 2012;

(ii)               the Debtor fails to file the Plan and Disclosure Statement on the Order for Relief Date;

(iii)             the Plan is modified or amended in a material manner not acceptable to the Requisite Consenting Lenders;

(iv)             the order of the Bankruptcy Court approving the Disclosure Statement and confirming the Plan, in a form and substance reasonably acceptable to the Requisite Consenting Lenders, shall not have been entered within 75 days after the Order for Relief Date, or by such later date as is agreed to in writing by the Debtor and the Requisite Consenting Lenders;

(v)               the effective date of the Plan shall not have occurred within 90 days after the Order for Relief Date, or by such later date as is agreed to in writing by the Debtor and the Requisite Consenting Lenders;

(vi)             the Debtor shall file or support confirmation, or fail to actively oppose confirmation of, a plan of reorganization embodying terms materially different from those contemplated by the Plan;

(vii)           the Bankruptcy Court shall have entered an order pursuant to section 1104 of the Bankruptcy Code appointing a trustee or an examiner with expanded powers to operate and manage the Debtor’s business;

(viii)         the Bankruptcy Court shall have entered an order terminating (or lifting as to a party other than the Debtor) the Debtor’s exclusive right to file a chapter 11 plan pursuant to section 1121 of the Bankruptcy Code;

(ix)             the Bankruptcy Court shall have entered an order dismissing the Chapter 11 Case or an order pursuant to section 1112 of the Bankruptcy Code converting the Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code;

(x)               an injunction, judgment, order, decree, ruling or charge shall have been entered which prevents consummation of the Financial Restructuring;

(xi)             the Debtor files a motion, objection, lawsuit, administrative or adversary proceeding, or otherwise assists in any of the foregoing, seeking to change the rights, terms or amounts of recovery of the Consenting Lenders other than as is consistent with the terms of this Restructuring Agreement;

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(xii)           the occurrence of any Section 4 Default or if the Debtor files any motion or other pleading with the Bankruptcy Court (or takes any action in support of such a motion or pleading) seeking to withdraw or modify this Restructuring Agreement or support an Alternative Transaction, which has not been agreed to in writing by the Requisite Consenting Lenders;

(xiii)         a breach by any Consenting Lender (other than the terminating Party) of its material obligations hereunder, which breach is not cured or waived within five (5) business days after the giving of written notice by the Debtor or any other Consenting Lender to the breaching Party (which notice shall simultaneously be provided to each non-breaching Party);

(xiv)         if the Company shall not have commenced the solicitation of votes for the Plan within one (1) day following the date hereof; or

(xv)           except for obligations in clauses (i) through (xiv) above in this Section 5(c), if the Debtor fails to comply with any of its other material obligations hereunder and such failure shall be continuing and there has been ten (10) business days prior written notice of same delivered to the Parties and, if such notice is delivered by the Consenting Lenders, such Consenting Lenders delivering the notice must constitute Requisite Consenting Lenders.

Upon the occurrence of any Agreement Termination Event under any of clauses (i) through (xv) of this Section 5(c), this Restructuring Agreement shall terminate after the giving of written notice by any Consenting Lender to the other Parties of such Agreement Termination Event.

(d)               Bzinfin or GSAM may terminate this Restructuring Agreement by written notice to the other Parties if due to no fault of Bzinfin or GSAM either (i) the Debtor fails to file a motion on the Order for Relief Date seeking entry of an interim and final order approving (A) the DIP Facility on terms substantially consistent with those contained in the DIP Term Sheet and in form and substance reasonably acceptable to Bzinfin and GSAM or (B) an alternative post-petition credit facility (with a party other than Bzinfin or an affiliate thereof) reasonably acceptable to the Requisite Consenting Lenders (the “Alternative DIP Facility”) or (ii) the Bankruptcy Court fails to enter either an interim or final order approving (A) the DIP Facility on terms that are substantially consistent with those contained in the DIP Term Sheet and in form and substance reasonably acceptable to Bzinfin and GSAM by the deadlines contained in the DIP Term Sheet or (B) the Alternative DIP Facility in form and substance reasonably acceptable to the Requisite Consenting Lenders, in each case, within 7 or 50 days after the Order for Relief Date, respectively.

(e)                This Restructuring Agreement, and the obligations of all Parties hereunder, may be terminated by mutual agreement between the Debtor and the Requisite Consenting Lenders.

(f)                If this Restructuring Agreement is terminated pursuant to this Section 5, all further obligations of the Parties hereunder shall be terminated without further liability, except for the provisions in Sections 12, 14, 16, 17, 19 and 22, each of which shall survive termination of this Restructuring Agreement; provided, however, that each (i) Party shall have all rights and remedies available to it under applicable law, the Debt and any documents or agreements ancillary thereto, each of which shall survive termination of this Restructuring Agreement and (ii) no such termination shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

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6. Cooperation; Further Assurances. The Parties shall cooperate with each other and shall coordinate their activities (to the extent practicable) in respect of all action necessary to consummate the Financial Restructuring and the Plan.

7. Certain Additional Chapter 11 Related Matters. The Debtor shall provide draft copies of all material motions or applications and other documents the Debtor intends to file with the Bankruptcy Court to counsel for Bzinfin and for GSAM, if reasonably practicable, at least three (3) days prior to the date when the Debtor intends to file any such pleading or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court. Subject to Section 2(c) above, nothing in this Restructuring Agreement shall restrict, limit, prohibit or preclude, in any manner not inconsistent with its obligations under this Restructuring Agreement, any of the Consenting Lenders from appearing in the Bankruptcy Court with respect to any motion, application or other documents filed by the Debtor and objecting to, or commenting upon, the relief requested therein.

8. Advisors to the Consenting Lenders.

(a)                The Debtor shall pay, when due and payable, any invoice for reasonable fees and expenses presented for payment by the legal advisors to Bzinfin for services in connection with this Restructuring Agreement and the Financial Restructuring.

(b)               The Debtor shall pay the reasonable fees and expenses presented for payment by the legal advisors to GSAM in connection with this Restructuring Agreement and the Financial Restructuring, as follows:

(i)                 with respect to the period through the petition date, all of such expenses and 90% of such fees, with (i) 50% of such payment paid from the proceeds of the initial borrowing under the DIP Facility (or the Alternative DIP Facility, as applicable) and (ii) the other 50% of such payment made on the first to occur of the effective date of the Plan and the termination of this Agreement; and

(ii)               with respect to the period following the petition date, up to an aggregate amount of $225,000 on the first to occur of the effective date of the Plan and the termination of this Agreement; provided that such cap shall not apply if the Chapter 11 Case is contested.

9. Representations and Warranties. Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true, correct and complete as of the date hereof:

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(a)                it has all requisite corporate, partnership, limited liability company or similar authority to enter into this Restructuring Agreement and, subject to any necessary Bankruptcy Court approval, carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Restructuring Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability, partnership or other similar action on its part;

(b)               the execution, delivery, and, subject to any necessary Bankruptcy Court approval, performance by such Party of this Restructuring Agreement does not and shall not violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries or any material contractual obligation to which it or any of its subsidiaries is a party;

(c)                the execution, delivery, and performance by such Party of this Restructuring Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or governmental authority or regulatory body other than the Bankruptcy Court; and

(d)               this Restructuring Agreement is the legally valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of the Bankruptcy Court.

10. Additional Claims or Equity Interests. Nothing herein should be construed to restrict a Consenting Lender’s right to acquire additional Debt or Claims or any other pre-petition and/or post-petition claims against the Debtor. To the extent any Consenting Lender (a) acquires additional Debt or Claims or any other pre-petition and/or post-petition claims against the Debtor or (b) acquires additional equity interests in the Debtor, each such Consenting Lender agrees that it shall promptly notify the Debtor, regarding any such acquisition and that such Debt, Claims, other pre-petition and/or post-petition claims against the Debtor or equity interests shall be subject to this Restructuring Agreement.

11. Amendments and Waivers. This Restructuring Agreement may not be modified, amended or supplemented and an Agreement Termination Event may not be waived except in a writing signed by the Debtor and the Requisite Consenting Lenders.

12. GOVERNING LAW; JURISDICTION. THIS RESTRUCTURING AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS RESTRUCTURING AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ANY LEGAL ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS RESTRUCTURING AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT OR PROCEEDING, SHALL BE BROUGHT IN ANY FEDERAL OR STATE COURT IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS RESTRUCTURING AGREEMENT, EACH OF THE PARTIES HEREBY IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF EACH SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING; PROVIDED THAT IN THE EVENT OF A CHAPTER 11 FILING BY THE DEBTOR, THE BANKRUPTCY COURT SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY ISSUES RELATING TO THIS RESTRUCTURING AGREEMENT.

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13. Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach by any Party of this Restructuring Agreement and, in addition to money damages, each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

14. Survival. Notwithstanding (a) any Disposition of the Debt or Claims or any other pre-petition and/or post-petition claims against the Debtor in accordance with Section 2(b) or (b) the termination of this Restructuring Agreement pursuant to Section 5, the agreements and obligations of the Parties in this Section 14 and Sections 12, 16, 17, 19, and 22 shall survive such Disposition and/or termination and shall continue in full force and effect for the benefit of the Consenting Lenders in accordance with the terms hereof.

15. Headings. The headings of the Sections, paragraphs and subsections of this Restructuring Agreement are inserted for convenience only and shall not affect the interpretation hereof.

16. Successors and Assigns; Severability; Several Obligations. This Restructuring Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The invalidity or unenforceability at any time of any provision hereof shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof. The agreements, representations and obligations of the Consenting Lenders under this Restructuring Agreement are, in all respects, several and not joint.

17. No Third-Party Beneficiaries. Unless expressly stated herein, this Restructuring Agreement shall be solely for the benefit of the Parties and no other Person shall be a third party beneficiary hereof.

18. Consideration. It is hereby acknowledged by the Parties that no consideration shall be due or paid to the Consenting Lenders for their agreement to support the Financial Restructuring and to support and not oppose the Plan, in accordance with the terms and conditions of this Restructuring Agreement, other than the Debtor’s agreement to pursue the Financial Restructuring and file, pursue confirmation of, and implement the Plan in accordance with the terms and conditions of this Restructuring Agreement, which the Parties acknowledge is fair and sufficient consideration to support the Parties’ respective agreements hereunder.

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19. Prior Negotiations; Entire Agreement. This Restructuring Agreement (including all exhibits and schedules attached hereto) constitutes the entire agreement of the Parties related to the subject matter hereof, and supersedes all prior written and oral agreements, with respect to the subject matter hereof, except that the Parties acknowledge that all loan documents relating to the Debt shall continue in full force and effect. Notwithstanding the foregoing or anything set forth in this Restructuring Agreement to the contrary, Bzinfin and the Note Holders agree that (a) this Restructuring Agreement and (b) the DIP Loan Agreement and the DIP Facility shall not be subject to the Subordination Agreement, dated September 12, 2011, by and between the Debtor (on behalf of the Note Holders) and Bzinfin, in favor of the Note Holders, and the liens of Bzinfin, as agent for the lenders under the DIP Loan Agreement, shall be superior to the liens, if any, granted by the Debtor to the Note Holders in such capacity (it being understood, however, that the liens granted to Bzinfin, as agent for the lenders under the Bridge Facility, shall be superior to the liens of Bzinfin, as agent for the lenders under the DIP Loan Agreement).

20. Counterparts. This Restructuring Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Execution copies of this Restructuring Agreement may be delivered by facsimile or electronic mail which shall be deemed to be an original for purposes of this Section 20.

21. Notices. All notices and other communications in connection with this Restructuring Agreement shall be in writing and shall be deemed given (and shall be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties as their names and addresses appear on the signature pages hereto (or in the case of a Joining Party, as their name and address appears on the Joinder signed by such Joining Party), with a copy of any notice to be provided simultaneously to counsel for such Party.

22. Reservation of Rights. Except as expressly provided in this Restructuring Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each Consenting Lender to protect and preserve its rights, remedies and interests, including its Claims against the Debtor. Nothing herein shall be deemed an admission of any kind. If the transactions contemplated herein are not consummated, or this Restructuring Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Rule 408 of the Federal Rule of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Restructuring Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

23. Prevailing Party. If any Party brings an action or proceeding against any other Party based upon a breach by such Party of its obligations hereunder, the prevailing Party shall be entitled to all reasonable expenses incurred, including reasonable attorneys’, accountants’ and financial advisors fees in connection with such action or proceeding.

24. Public Announcements. The Parties agree that all public announcements of the entry into or the terms and conditions of this Restructuring Agreement shall be reasonably acceptable to each of the Parties. The Debtor may publicly disclose this Restructuring Agreement and the contents hereof in its Chapter 11 Case or other proceedings under the Bankruptcy Code or as otherwise required by applicable law (including rules and regulations promulgated thereunder). The Consenting Lenders and their respective affiliates may publicly disclose this Restructuring Agreement and the contents hereof as required by applicable law (including rules and regulations promulgated thereunder).

12

25. Restructuring Agreement Not a Plan. This Restructuring Agreement does not constitute a plan of reorganization or confirmation thereof under title 11 of the United States Code. The Plan contemplated by this Restructuring Agreement is not effective unless and until the Bankruptcy Court enters an order confirming the Plan.

26. Restructuring Agreement Not a Solicitation. Each Party hereby acknowledges that this Restructuring Agreement is not, and shall not be deemed to be, a solicitation to accept or reject any plan of reorganization in contravention of section 1126(b) of the Bankruptcy Code. Each Party further acknowledges that no securities of any Debtor are being offered or sold hereby and that this Restructuring Agreement does not constitute an offer to sell or a solicitation of an offer to buy any securities of any Debtor.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

13

IN WITNESS WHEREOF, the Parties have caused this Restructuring Agreement to be executed as of the date first written above.

DEBTOR:

ENER1, INC.

By:	/s/ Alex Sorokin
Name: Alex Sorokin
Title: CEO

Address:	1540 Broadway New York, NY 10036
Attention:	Nicholas Brunero
Facsimile:	212) 920-3510

 With a copy (which shall not constitute notice) to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Edward J. Estrada
Facsimile: (212) 521-5450

Signature Page to Restructuring, Lockup and Plan Support Agreement

NOTE HOLDERS:

GSAM

LIBERTY HARBOR SPECIAL INVESTMENTS, LLC

By: Goldman Sachs Asset Management, L.P.

/s/ Gregg J. Felton
Name: Gregg J. Felton
Title: President

GOLDMAN SACHS PALMETTO STATE CREDIT FUND, L.P.

By: Goldman Sachs Asset Management, L.P.

/s/ Gregg J. Felton
Name: Gregg J. Felton
Title: Authorized Signatory

Address:	1 American Lane Greenwich, CT 06831
Attention:	Jon Yoder and David X. Yu
Facsimile:	(203) 983-2525; (646) 835-3333

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Ted S. Waksman
Facsimile: (212) 310-8007

Signature Page to Restructuring, Lockup and Plan Support Agreement

WHITEBOX

WHITEBOX CREDIT ARBITRAGE PARTNERS, L.P.

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CLO

PANDORA SELECT PARTNERS, L.P.

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CLO

WHITEBOX CONCENTRATED CONVERTIBLE ARBITRAGE PARTNERS, L.P.

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CLO

WHITEBOX MULTI STRATEGY PARTNERS, L.P.

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CLO

WHITEBOX SPECIAL OPPORTUNITIES FUND LP, SERIES B

By:	/s/ Mark Strefling
Name: Mark Strefling
Title: CLO

Address:	3033 Excelsior Blvd Minneapolis, MN 55416
Attention:	Dale Willenbring and Dan Philp
Facsimile:	(612) 253-6001

Signature Page to Restructuring, Lockup and Plan Support Agreement

BZINFIN:

BZINFIN S.A.

By:	/s/ Patrick T. Bittel
Name: Patrick T. Bittel
Title: Proxy Holder

Avocat
Budin & Associés
20, Rue Jean Sénebier
CP 166 1211 Genève 12
Facsimile: 022 818 08 15

With a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.
333 Avenue of the Americas
(333 S.E. 2nd Avenue)
Miami, Florida 33131
Attention: Andrew E. Balog, Esq.
Facsimile: (305) 961-5642

Signature Page to Restructuring, Lockup and Plan Support Agreement

ITOCHU:

ITOCHU CORPORATION

By:	/s/ Hiroyuki Sonoda
Name: Hiroyuki Sonoda
Title: Deputy Chief Operating Officer, Aerospace & Industrial Systems Dvision

Address:	ITOCHU Corporation TOKVU Section 5-1, Kita-Aoyama 2-chome Minato-ku, Tokyo 107-8077 Japan
Attention:	Hiroaki Murase Mr. and Kunihiro Kawakita Mr.
Facsimile:	+81-3-3497-4160

 Signature Page to Restructuring, Lockup and Plan Support Agreement

EXHIBIT A

PLAN OF REORGANIZATION

UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

In re: ENER1, INC., Debtor.	Chapter 11 Case No.: 12-

PREPACKAGED PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

REED SMITH LLP 599 Lexington Avenue 22nd Floor New York, NY 10022 Telephone: (212) 521 5400 Facsimile: (212) 521 5450 Proposed Counsel for the Debtor

Dated: January 26, 2012

Page

ARTICLE 1. DEFINITIONS, INTERPRETATION AND RULES OF
CONSTRUCTION		4
A. Scope of Definitions		4
B. Definitions		4
1.1	Administrative Claim	4
1.2	Affiliate	5
1.3	Allowed [ ] Claim	5
1.4	Allowed Claim	5
1.5	Avoidance Action	5
1.6	Bankruptcy Code	6
1.7	Bankruptcy Court	6
1.8	Bankruptcy Rules	6
1.9	Bridge Loan Agreement	6
1.10	Bridge Loan Claims	6
1.11	Bridge Loan Documents	6
1.12	Bridge Loan Lenders	6
1.13	Business Day	6
1.14	Cash	7
1.15	Cause of Action	7
1.16	Chapter 11 Case	7
1.17	Claim	7
1.18	Class	7
1.19	Confirmation	7
1.20	Confirmation Date	7
1.21	Confirmation Hearing	8
1.22	Confirmation Order	8
1.23	Convertible Note Claims	8
1.24	Convertible Note Claims New Common Stock Amount	8
1.25	Convertible Notes	8
1.26	Creditor	8
1.27	Debtor	8
1.28	DIP Agreement	8
1.29	DIP Facility	8
1.30	DIP Facility Orders	8
1.31	DIP Lenders	9
1.32	Disclosure Statement	9
1.33	Disputed Claim	9
1.34	Effective Date	9
1.35	Entity	9
1.36	Estate	9

-i-

1.37	Exculpated Parties	9
1.38	Exit Funding	10
1.39	Exit Funder	10
1.40	File or Filed	10
1.41	Final Decree	10
1.42	Final Distribution	10
1.43	Final Distribution Date	10
1.44	Final Order	10
1.45	General Unsecured Claims	11
1.46	Governmental Unit	11
1.47	Impaired	11
1.48	Intercompany Claim	11
1.49	Interest	11
1.50	Lien	12
1.51	Line of Credit Agreement	12
1.52	Line of Credit Claims	12
1.53	Line of Credit Claims New Common Stock Amount	12
1.54	New Board of Directors	12
1.55	New Common Stock	12
1.56	New Directors	13
1.57	New Notes	13
1.58	New Notes Loan Agreement	13
1.59	New Organization Documents	13
1.60	New Preferred Stock	13
1.61	Non-Debtor Affiliates	13
1.62	Person	13
1.63	Petition Date	14
1.64	Plan	14
1.65	Plan Supplement	14
1.66	Plan Support Agreement	14
1.67	Plan Support Parties	14
1.68	Priority Non-Tax Claim	14
1.69	Priority Tax Claim	15
1.70	Professional	15
1.71	Professional Claim	15
1.72	Registration Rights Agreement	15
1.73	Rejection Damage Claim	15
1.74	Rejection Damage Claim Bar Date	15
1.75	Reorganized Debtor	16
1.76	Requisite Consenting Lenders	16
1.77	Senior Notes	16
1.78	Senior Notes Agreement	16
1.79	Senior Note Claims	16
1.80	Senior Note Claims New Common Stock Amount	16
1.81	Stockholders Agreement	16
1.82	Subordination Agreement	17
1.83	Taxes	17

-ii-

1.84	Total New Common Stock Calculation Amount	17
1.85	Total New Preferred Stock Amount	17
1.86	Unimpaired	17
1.87	United States Trustee	17
1.88	Voting Classes	17
1.89	Warrants	18
C. Rules of Interpretation.		18
D. Computation of Time		20
E. Reference to Monetary Figures		20
F. Governing Law		20
ARTICLE 2. TREATMENT OF UNCLASSIFIED CLAIMS		21
2.1	DIP Claims	21
2.2	Administrative Claims	21
2.3	Statutory Fees	22
2.4	Professional Claims	22
2.5	Priority Tax Claims	22
ARTICLE 3. CLASSIFICATION OF CLAIMS AND INTERESTS		23
A. General		23
B. Classification		23
3.1	Class 1: Priority Non-Tax Claims	23
3.2	Class 2: Bridge Loan Claims	23
3.3	Class 3: Senior Note Claims	23
3.4	Class 4: Convertible Note Claims	23
3.5	Class 5: Line of Credit Claims	23
3.6	Class 6: General Unsecured Claims	24
3.7	Class 7: Interests	24
ARTICLE 4. IDENTIFICATION OF CLASSES IMPAIRED AND NOT IMPAIRED BY THE PLAN		24
4.1	Voting Classes: Classes of Claims Entitled to Vote.	24
4.2	Unimpaired Classes of Claims Not Entitled to Vote.	24
4.3	Impaired Classes of Interests Deemed to Reject the Plan and Not Entitled to Vote	24
ARTICLE 5. TREATMENT OF CLAIMS AND INTERESTS		25
5.1	Class 1 (Priority Non-Tax Claims)	25
5.2	Class 2 (Bridge Loan Claims)	25
5.3	Class 3 (Senior Note Claims).	25
5.4	Class 4 (Convertible Note Claims).	26
5.5	Class 5 (Line of Credit Claims).	27
5.6	Class 6 (General Unsecured Claims)	27
5.7	Class 7 (Interests)	28

-iii-

ARTICLE 6. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		28
6.1	Assumption and Rejection of Contracts and Leases.	28
6.2	Amendments to Schedule 2: Rejected Executory Contracts and Unexpired Leases.	29
6.3	Cure Payments; Adequate Assurance of Performance.	29
6.4	Rejection Damage Claims	31
6.5	Indemnification Agreements.	31
ARTICLE 7. MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN		32
7.1	Exit Funding	32
7.2	Issuance of New Notes	32
7.3	Issuance of New Common Stock and New Preferred Stock	32
7.4	No Fractional Shares.	33
7.5	Record Date for Distributions	33
7.6	Continuation of Automatic Stay	33
7.7	Post-Confirmation Operations.	34
7.8	Effectiveness of Securities, Instruments, Agreements and By-laws of the Reorganized Debtor.	34
7.9	Restructuring of the Reorganized Debtor.	35
7.10	Corporate Action.	35
7.11	Exemption from Securities Laws	35
7.12	Avoidance Actions.	36
7.13	Post-Effective Date Reporting.	36
ARTICLE 8. PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN		36
8.1	Filing of Proofs of Claim Not Required	36
8.2	Disputed Claims	36
8.3	Objections to Claims	36
8.4	No Distributions Pending Allowance	37
8.5	Distributions After Allowance	37
ARTICLE 9. DISTRIBUTIONS		37
9.1	Delivery of Distributions in General.	37
9.2	Undeliverable Distributions.	37
9.3	Distributions After the Effective Date	38
9.4	Cash Payments.	38
9.5	Interest on Claims.	38
9.6	Compliance with Tax Requirements.	39
ARTICLE 10. CONDITIONS PRECEDENT		39
10.1	Conditions to Confirmation.	39
10.2	Conditions to the Effective Date.	39
10.3	Waiver of Conditions Precedent	40
10.4	Termination of Plan for Failure To Become Effective.	40
10.5	Notice of Effective Date.	40

-iv-

ARTICLE 11. EFFECT OF CONFIRMATION		41
11.1	Entry of Confirmation Order.	41
11.2	Binding Effect.	41
11.3	Exculpation.	41
11.4	Discharge of Debtor	42
11.5	Waiver of Avoidance Actions	42
11.6	Vesting of Assets	42
11.7	Citibank Guaranty Not Affected	43
ARTICLE 12. COMPROMISE, GLOBAL SETTLEMENT, INJUNCTION AND RELATED PROVISIONS		43
12.1	Compromise and Settlement	43
12.2	Satisfaction of Claims and Termination of Interests	44
12.3	Releases by the Debtor	45
12.4	Mutual Releases by the Plan Support Parties	46
12.5	Injunctions.	47
ARTICLE 13. RETENTION OF JURISDICTION		48
ARTICLE 14. MISCELLANEOUS PROVISIONS		50
14.1	Modification of the Plan.	50
14.2	Release of the Liens of the Bridge Lenders	51
14.3	Filing of Additional Documents	51
14.4	No Admissions.	51
14.5	Severability of Plan Provisions.	51
14.6	Successors and Assigns.	52
14.7	Exemption from Certain Transfer Taxes.	52
14.8	Preservation of Rights of Setoffs.	52
14.9	Defenses with Respect to Unimpaired Claims.	53
14.10	No Injunctive Relief.	53
14.11	Saturday, Sunday or Legal Holiday.	53
14.12	Entire Agreement.	53
14.13	Notices.	53
14.14	Closing of Chapter 11 Case	55
14.15	Waiver or Estoppel	55
14.16	Conflicts	55
14.17	Section 1125(e) of the Bankruptcy Code	55
14.18	Expedited Tax Determination	56
14.19	Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment	56
14.20	Fees and Expenses of Plan Support Parties	56

-v-

Schedules to the Plan

The following documents are annexed to, and form an integral part, of this Plan:

Schedule 1:	Form of the New Notes Loan Agreement to be entered into as of the Effective Date (see Annex 5 to Plan Support Agreement)

Schedule 2:	Executory Contracts and Unexpired Leases to be Rejected

Schedule 3:	Form of Stockholders Agreement to be entered into as of the Effective Date (see Annex 1 to Plan Support Agreement)

Schedule 4:	Form of the Equity Commitment Agreement to be entered into as of the Effective Date (see Annex 1 to Plan Support Agreement)

Schedule 5:	New Organization Documents (see Annex 3 and 4 to Plan Support Agreement)

Schedule 6:	Form of the Registration Rights Agreement to be entered into as of the Effective Date (see Annex 2 to Plan Support Agreement)

INTRODUCTION

Ener1, Inc., a Florida corporation (the “Debtor”), proposes this Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code (as defined below).  The Debtor is the proponent of this Plan (as defined below) within the meaning of section 1129 of the Bankruptcy Code.  All capitalized terms not defined in this Introduction have the meanings ascribed to them in Article 1 of this Plan, in other sections of the Plan, or in the Bankruptcy Code.

Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of the Debtor’s history, businesses, resolution of material disputes, significant asset sales, and financial projections as well as a summary and analysis of the Plan and certain related matters.1

ALL HOLDERS OF CLAIMS IN VOTING CLASSES ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Under sections 1125(g) and 1126(b) of the Bankruptcy Code, a vote to accept or reject the Plan may be solicited from holders of Claims prior to the commencement of a case under Chapter 11 of the Bankruptcy Code if such solicitation complies with applicable non-bankruptcy law and, a vote to accept or reject the Plan also may be solicited from holders of Claims after the commencement of a case under Chapter 11 of the Bankruptcy Code and prior to approval of a disclosure statement so long as the solicitation was commenced prior to the filing of the petition and in compliance with applicable nonbankruptcy law.

1           As of the date of the Disclosure Statement, the Debtor has not commenced a case under Chapter 11 of the Bankruptcy Code.  Because no Chapter 11 case has been commenced, the Disclosure Statement has not been approved by any Bankruptcy Court with respect to whether it contains adequate information within the meaning of section 1125(a) of the Bankruptcy Code or complies with applicable non-bankruptcy law.  Nonetheless, if a Chapter 11 case is commenced, the Debtor expects to promptly seek an order of the Bankruptcy Court approving the Disclosure Statement pursuant to section 1125 of the Bankruptcy Code and determining that the solicitation of votes on this Plan by means of the Disclosure Statement was in compliance with section 1126(b) of the Bankruptcy Code.

The Debtor urges holders of Claims entitled to vote on the Plan to read this Plan and the Disclosure Statement in their entirety before voting to accept or reject this Plan.  To the extent, if any, that the Disclosure Statement is inconsistent with the Plan, the Plan will govern.  No solicitation materials other than the Disclosure Statement and any schedules and exhibits attached thereto, referenced therein, or otherwise enclosed with the Disclosure Statement served on interested parties, have been authorized by the Debtor for use in soliciting acceptances of the Plan.

It is expected that this Plan will be accepted by the requisite number and amount of holders of Class 3, Class 4, and Class 5 Claims.  If the requisite number and amount of holders of Class 3, Class 4, and Class 5 Claims vote to accept this Plan, the Debtor will file the Plan as part of a “prepackaged” bankruptcy filing.

Holders of Claims in Class 1, Class 2 and Class 6 will not be impaired by the Plan and will be deemed to accept the Plan.  Accordingly, the Debtor will not solicit acceptances or rejections of the Plan from holders of Claims in Class 1, Class 2 and Class 6.

Holders of Interests in Class 7 will not receive any distribution nor retain any property under the Plan on account of such Interests and, pursuant to section 1126(g) of the Bankruptcy Code, are conclusively deemed to reject the Plan.  Accordingly, the Debtor will not solicit acceptances or rejections of the Plan from holders of Interests in Class 7 and will seek to confirm the Plan notwithstanding the deemed rejection of such Class pursuant to sections 1129(b)(1) and (2)(C) of the Bankruptcy Code.

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and section 14.1 of this Plan, the Debtor expressly reserves the right to alter, amend, modify, revoke or withdraw this Plan prior to its consummation.

ARTICLE 1.

DEFINITIONS, INTERPRETATION AND RULES OF CONSTRUCTION

A. Scope of Definitions.  For the purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in this Article 1 of the Plan or in other provisions of this Plan.  Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, respectively.  Whenever the context requires, capitalized terms shall include the plural as well as the singular number, the masculine gender shall include the feminine and the feminine gender shall include the masculine.

B. Definitions.  In addition to such other terms as are defined in other sections of the Plan, the following terms (which appear in the Plan as capitalized terms) shall have the meanings ascribed to them in this Article 1 of the Plan.

1.1  Administrative Claim:  A Claim for any cost or expense of administration (including Professional Claims) of the Chapter 11 Case asserted or arising under sections 503, 507(a)(2) or 507(b) of the Bankruptcy Code, including any (i) actual and necessary cost or expense of preserving the Debtor’s Estate or operating the business of the Debtor arising on or after the Petition Date, (ii) payment to be made under this Plan to cure a default on an executory contract or unexpired lease that is assumed pursuant to section 365 of the Bankruptcy Code, (iii) obligations validly incurred or assumed by the Debtor in the ordinary course of business arising on or after the Petition Date, (iv) compensation or reimbursement of expenses of Professionals arising on or after the Petition Date, to the extent allowed by the Bankruptcy Court under section 330(a) or section 331 of the Bankruptcy Code, (v) fees or charges of the Debtor’s Estate under section 1930 of title 28 of the United States Code, and (vi) costs and expenses incurred by the DIP Lender in accordance with the provisions of the DIP Facility.

1.2  Affiliate:  Has the meaning ascribed thereto in section 101(2) of the Bankruptcy Code.

1.3  Allowed [ ] Claim:  An Allowed Claim in the particular category or Class identified.

1.4  Allowed Claim: Claim against the Debtor or any portion thereof (i) arising on or before the Effective Date as to which a proof of claim has been filed and (a) no objection to allowance has been interposed within the time period set forth in section 8.3 of the Plan or (b) an objection has been adjudicated by a Final Order to the extent such objection is determined in favor of the relevant holder, (ii) any Claim as to which the liability of the Debtor and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, (iii) any Claim that is expressly allowed by a provision of the Plan, or (iv) any Claim that has been scheduled by the Debtor in the Schedules filed with the Bankruptcy Court pursuant to Rule 1007(b) of the Federal Rules of Bankruptcy Procedure.

1.5  Avoidance Action:  Any actual or potential Claims to avoid a transfer of an interest in property or an obligation incurred by the Debtor pursuant to any applicable section of the Bankruptcy Code, including, all claims under Chapter 5 of the Bankruptcy Code.

1.6  Bankruptcy Code:  Title 11 of the United States Code, as in effect on the Petition Date and as thereafter amended, as applicable in the Chapter 11 Case.

1.7  Bankruptcy Court:  The United States Bankruptcy Court for the Southern District of New York acting in, and exercising its jurisdiction over, the voluntary Chapter 11 Case of the Debtor.

1.8  Bankruptcy Rules:  The Federal Rules of Bankruptcy Procedure and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the
Southern District of New York, as in effect on the Petition Date and as thereafter amended, as applicable from time to time in the Chapter 11 Case.

1.9  Bridge Loan Agreement:  The Loan Agreement dated November 16, 2011, by and among the Debtor, Bzinfin S.A., Goldman Sachs Palmetto State Credit Fund, L.P., and Liberty Harbor Special Investments, LLC, as may be amended or supplemented from time to time.

1.10  Bridge Loan Claims:  Claims arising under the Bridge Loan Documents, including all reasonable costs and expenses incurred by the Bridge Loan Lenders and all reasonable expenses of the Bridge Loan Lenders in connection with the restructuring of the Debtor, the Chapter 11 Case, and the negotiation, administration, monitoring, and enforcement of the Bridge Loan Documents and/or any related agreements, documents or instruments.

1.11  Bridge Loan Documents:  Shall have the meaning ascribed to the term “Loan Documents” in the Bridge Loan Agreement.

1.12  Bridge Loan Lenders:  The lenders under the Bridge Loan Documents.

1.13  Business Day:  Any day other than a Saturday, Sunday, a “legal holiday”, as such term is defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

1.14  Cash:  Legal tender accepted in the United States of America for the payment of public and private debts, denominated in United States dollars.

1.15  Cause of Action:  Any: (i) Claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses and offsets; (ii) all rights of setoff, counterclaim or recoupment and Claims on contracts or for breaches of duties imposed by law; (iii) rights to object to Claims or Interests; (iv) Avoidance Actions; and (v) Claims and defenses such as fraud, mistake, duress and usury and any other defenses available to the Debtor under section 558 of the Bankruptcy Code or otherwise of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date including through the Effective Date, in contract, sounding in tort, at law, in equity, or pursuant to any other theory of law.

1.16  Chapter 11 Case:  The Chapter 11 case of the Debtor to be commenced in the Bankruptcy Court.

1.17  Claim:  A claim as defined in section 101(5) of the Bankruptcy Code.

1.18  Class:  A group of Claims or Interests as classified in a particular class under the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

1.19  Confirmation:  Entry of the Confirmation Order by the Bankruptcy Court.

1.20  Confirmation Date:  The date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

1.21  Confirmation Hearing:  The hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, including any adjournments or continuances thereof.

1.22  Confirmation Order:  The order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.23  Convertible Note Claims:  Claims arising under the Convertible Notes.

1.24  Convertible Note Claims New Common Stock Amount:  $8,906,459.61.

1.25  Convertible Notes:  The 6% Senior Convertible Notes, due August 27, 2015, issued by the Debtor pursuant to the Note Purchase Agreement, dated August 27, 2010, in the aggregate principal amount of $10,000,000, plus accrued and unpaid interest, fees and costs.

1.26  Creditor:  Any Entity holding a Claim against the Debtor.

1.27  Debtor:  Shall have the meaning ascribed in the Introduction to the Plan.

1.28  DIP Agreement:  The Debtor in Possession Loan Agreement by and among the Debtor, as debtor and debtor-in-possession, and Bzinfin, as lender and as agent for the lenders, to be entered into on or shortly after the commencement of the Chapter 11 Case, pursuant to which the DIP Lenders will make post-petition loans and advances to the Debtor consisting of a debtor-in-possession credit facility in an aggregate principal amount not to exceed $20,000,000, as may be amended or supplemented from time to time.

1.29  DIP Facility:  The facility provided to the Debtor by the DIP Lenders, as evidenced by the DIP Agreement.

1.30  DIP Facility Orders:  Any interim order and Final Order of the Bankruptcy Court authorizing the Debtor to enter into the DIP Facility.

1.31  DIP Lenders:  Bzinfin and any other person that may become a lender under the DIP Agreement pursuant to section 13.2(a) thereof, in their respective capacities as lenders under the DIP Facility.

1.32  Disclosure Statement:  The written disclosure statement dated January 25, 2012 relating to the Plan, including all schedules and exhibits attached thereto, as it may be amended, modified or supplemented from time to time.

1.33  Disputed Claim:  Any Claim, to the extent neither Allowed nor disallowed under the Plan or a Final Order, or for which a proof of claim has been timely Filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtor or any party in interest has interposed a timely objection in accordance with section 8.2 of the Plan, which objection has not been withdrawn or determined by a Final Order.

1.34  Effective Date:  A date selected by the Debtor with the consent of the Requisite Consenting Lenders that is not more than five (5) Business Days following the first date on which all conditions to the Effective Date set forth in section 10.2 of the Plan have been satisfied or, if waivable, waived.

1.35  Entity:  An entity as defined in section 101(15) of the Bankruptcy Code.

1.36  Estate:  The estate of the Debtor created pursuant to section 541 of the Bankruptcy Code by the commencement of the Chapter 11 Case.

1.37  Exculpated Parties:  Each of the Debtor, the DIP Lenders, the Exit Funder, all creditors who executed the Plan Support Agreement, and any of such parties’ respective members, officers, directors, affiliates, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents.

1.38  Exit Funding:  The commitment of the Exit Funder to provide financing in an amount of up to $81 million less the principal amount outstanding under the DIP Facility as of the Effective Date on the terms set forth in the Equity Commitment Agreement, substantially in the form annexed as Schedule 4 to the Plan, to be entered into as of the Effective Date.

1.39  Exit Funder:  Each of Bzinfin S.A. (or its Affiliate), Goldman Sachs Palmetto State Credit Fund, L.P., Liberty Harbor Special Investments, LLC, Whitebox Multi Strategy Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners L.P., Pandora Select Partners, L.P., Whitebox Credit Arbitrage Partners, L.P., and Whitebox Special Opportunities Fund LP, Series B, in each case, in its capacity as a provider of a portion of the Exit Funding, in accordance with the terms of the Equity Commitment Agreement.

1.40  File or Filed:  To file, or to have been filed, with the Clerk of the Bankruptcy Court in the Chapter 11 Case.

1.41  Final Decree:  A Final Order of the Bankruptcy Court entered pursuant to section 350(a) of the Bankruptcy Code closing the Chapter 11 Case.

1.42  Final Distribution:  The final payment made to any holders of Claims in Class 6 (General Unsecured Claims).

1.43  Final Distribution Date:  The date upon which the Final Distribution is made.1.44  Final Order:  An order or judgment of the Bankruptcy Court or other court of competent jurisdiction, as entered on its docket, that has not been reversed, stayed, vacated, modified or amended, and as to which (i) the time to appeal, petition for certiorari or move for a stay, reargument, rehearing or a new trial has expired and no appeal, petition for certiorari or motion for stay, reargument, rehearing or a new trial, respectively, shall then be pending, or (ii) any appeal, any petition for certiorari or any motion for stay, reargument, rehearing or a new trial that has been timely filed has been resolved by the highest court (or any other tribunal having appellate jurisdiction over the order or judgment) to which the order or judgment was appealed or from which certiorari or stay, reargument, rehearing or a new trial was sought, and the time to take any further appeal, petition for certiorari or move for stay, reargument, rehearing or a new trial shall have expired without such actions having been taken, provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

1.45  General Unsecured Claims:  All Claims against the Debtor other than DIP Claims, Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims, Bridge Loan Claims, Senior Note Claims, Convertible Note Claims, and Line of Credit Claims.

1.46  Governmental Unit:  Shall have the meaning ascribed to such term in section 101(27) of the Bankruptcy Code.

1.47  Impaired:  When used with reference to a Claim, an Interest or a Class of Claims or Interests, “Impaired” shall have the meaning ascribed to it in section 1124 of the Bankruptcy Code.

1.48  Intercompany Claim:  Any Claim held by the Debtor against a Non-Debtor Affiliate or by a Non-Debtor Affiliate against the Debtor.

1.49  Interest:  When used in the context of holding an equity interest (and not used to denote (i) the compensation paid for the use of money for a specified time and usually denoted as a percentage rate of interest on a principal sum of money or (ii) a security interest in property), the term “Interest” means “equity security”, as defined in section 101(16) of the Bankruptcy Code, and includes all issued shares of common stock and preferred stock of the Debtor as of the Petition Date, all Warrants, options, or other rights, contractual or otherwise, to acquire any such equity interest in the debtor, or the right to purchase, sell, or subscribe to a share, security, or interest specified in subparagraph (A) or (B) of section 101(16) of the Bankruptcy Code, and any subordinated claim which arises pursuant to section 510(b) of the Bankruptcy Code.

1.50  Lien:  Shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

1.51  Line of Credit Agreement:  The Line of Credit Agreement dated June 29, 2011, as amended, by and between the Debtor and Bzinfin S.A., that established a line of credit for the Debtor in the aggregate principal amount of $15,000,000, as may be amended or supplemented from time to time, provided, however, that pursuant to the terms of the Subordination Agreement the indebtedness under the Line of Credit Agreement is subordinated to the indebtedness under the Senior Notes Agreement.

1.52  Line of Credit Claims:  The Claims arising under the Line of Credit Agreement.

1.53  Line of Credit Claims New Common Stock Amount:  $12,081,177.28

1.54  New Board of Directors:  The board of directors of the Reorganized Debtor on and after the Effective Date.

1.55  New Common Stock:  The common stock, par value $0.01 per share, to be issued by the Reorganized Debtor on the Effective Date to the holders of Claims in Classes 3, 4, and 5 pursuant to sections 5.3, 5.4, and 5.5 of this Plan and reserved for issuance upon the conversion of New Preferred Stock into New Common Stock.

1.56  New Directors:  The persons identified in the Plan Supplement who will serve as directors of the Reorganized Debtor on and after the Effective Date.

1.57  New Notes:  The notes to be issued to the holders of Claims in Class 3, pursuant to the New Notes Loan Agreement and section 5.3 of this Plan.

1.58  New Notes Loan Agreement:  The Loan Agreement, substantially in the form annexed as Schedule 1 to this Plan, to be entered into on the Effective Date by and among the Debtor, and as lenders, Goldman Sachs Palmetto State Credit Fund, L.P.; Liberty Harbor Special Investments, LLC; Whitebox Multi Strategy Partners, L.P.; Whitebox Concentrated Convertible Arbitrage Partners L.P.; Pandora Select Partners, L.P.; Whitebox Credit Arbitrage Partners, L.P.; and Whitebox Special Opportunities Fund LP, Series B, as may be amended or supplemented from time to time.

1.59  New Organization Documents:  The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Reorganized Debtor, substantially in the form annexed as Schedule 5.

1.60  New Preferred Stock:  The Series A Cumulative Convertible Preferred Stock to be issued by the Reorganized Debtor on the Effective Date.

1.61  Non-Debtor Affiliates:  All Entities that are, directly or indirectly, owned or controlled by the Debtor.

1.62  Person:  A “person” as defined in section 101(41) of the Bankruptcy Code.

1.63  Petition Date:  The date on which the Debtor’s voluntary petition commencing the Chapter 11 Case is filed with the Bankruptcy Court.

1.64  Plan:  This Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code, and all schedules annexed hereto or referenced herein, as it may be amended, modified or supplemented from time to time in accordance with the provisions of the Plan, the Bankruptcy Code or the Bankruptcy Rules.

1.65  Plan Supplement:  The compilation of documents, forms of documents, schedules, or exhibits to the Plan to be Filed by the Debtors no later than five (5) Business Days prior to the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest.  With the prior consent of the Requisite Consenting Lenders, the Debtors shall have the right to amend the documents contained in the Plan Supplement, through and including the Effective Date.

1.66  Plan Support Agreement:  The Plan Support Agreement entered into as of January 25, 2012, by and among the Debtor and the Plan Support Parties, attached to the Disclosure Statement, as amended or supplemented from time to time.

1.67  Plan Support Parties:  Collectively, Bzinfin S.A.; ITOCHU Corporation; Liberty Harbor Special Investments, LLC; Goldman Sachs Palmetto State Credit Fund, L.P.; Whitebox Multi Strategy Partners, L.P.; Whitebox Concentrated Convertible Arbitrage Partners L.P.; Pandora Select Partners, L.P.; Whitebox Credit Arbitrage Partners, L.P.; and Whitebox Special Opportunities Fund LP, Series B.

1.68  Priority Non-Tax Claim:  Any Claim of any Creditor entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.

1.69  Priority Tax Claim:  Any Claim of a Government Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

1.70  Professional:  A Person (i) employed in the Chapter 11 Case pursuant to a Final Order in accordance with sections 327, 328 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, 331 and 363 of the Bankruptcy Code or (ii) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

1.71  Professional Claim:  A Claim of a Professional (i) for compensation or reimbursement of actual and necessary costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date or (ii) for compensation and reimbursement that has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

1.72  Registration Rights Agreement:  The Registration Rights Agreement, substantially in the form annexed as Schedule 6 to the Plan, to be entered into by the Reorganized Debtor and the holders of the New Common Stock and the New Preferred Stock as of the Effective Date.

1.73  Rejection Damage Claim:  Any Claim arising from the rejection, whether under section 365 of the Bankruptcy Code or under the Plan, of an executory contract or unexpired lease of the Debtor that has not been assumed.
1.74  Rejection Damage Claim Bar Date:  The thirtieth (30th) day following the later of (i) the Effective Date or (ii) the date on which the Debtor serves a written notice of entry of an order granting a motion to reject that has been entered by the Bankruptcy Court prior to the Confirmation Date in accordance with section 6.1 of the Plan.

1.75  Reorganized Debtor:  The Debtor, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

1.76  Requisite Consenting Lenders:  The “Requisite Consenting Lenders” as such term is defined in the Plan Support Agreement.

1.77  Senior Notes:  Consists of (i) the Tranche A 8.25% Senior Notes, due July 1, 2013, in the principal amount of $28,094,214, and (ii) the Tranche B 8.25% Senior Notes, due July 1, 2013, in the principal amount of $29,250,000, which were issued pursuant to the Senior Notes Agreement, in each case plus all accrued interest thereon and all other obligations due under the Senior Notes Agreement.

1.78  Senior Notes Agreement:  The Waiver, Amendment, and Exchange Agreement, dated September 9, 2011, by and among the Debtor, Liberty Harbor Special Investments, LLC, Goldman Sachs Palmetto State Credit Fund, L.P., Whitebox Multi Strategy Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners L.P., Pandora Select Partners, L.P., Whitebox Credit Arbitrage Partners, L.P., and Whitebox Special Opportunities Fund LP, Series B, as may be amended or supplemented from time to time.

1.79  Senior Note Claims:  Claims arising under the Senior Notes Agreement.

1.80  Senior Note Claims New Common Stock Amount:  $15,516,807.58.

1.81  Stockholders Agreement:  The Stockholders Agreement, substantially in the form annexed as Schedule 3 to the Plan, to be entered into by the Reorganized Debtor and the holders of the New Common Stock and the New Preferred Stock as of the Effective Date.

1.82  Subordination Agreement:  The Letter Agreement, dated September 12, 2011, by and between the Debtor and Bzinfin S.A., providing, among other things, that the indebtedness under the Line of Credit Agreement is subordinated to the indebtedness under the Senior Notes Agreement, as may be amended or supplemented from time to time.

1.83  Taxes:  All income, gaming, franchise, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, or governmental charges, together with any interest, penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign Governmental Unit on or from the Debtor.

1.84  Total New Common Stock Calculation Amount:  The Total New Common Stock Calculation Amount is equal to the sum of the Convertible Note Claims New Common Stock Amount, the Line of Credit Claims New Common Stock Amount, the Senior Note Claims New Common Stock Amount, and the Total New Preferred Stock Amount.

1.85  Total New Preferred Stock Amount:  The Total New Preferred Stock Amount is the aggregate liquidation value of the New Preferred Stock to be issued on the Effective Date in an amount equal to the sum of the principal amount outstanding under the DIP Facility on the Effective Date and the amount of the Exit Funding provided as of the Effective Date.

1.86  Unimpaired:  Any Claim or Class of Creditors that is not Impaired.

1.87  United States Trustee:  The United States Trustee appointed under section 581(a)(3) of title 28 of the United States Code to serve in the Southern District of New York.

1.88  Voting Classes:  The Impaired Classes entitled to vote to accept or reject the Plan.

1.89  Warrants:  All warrants, issued at any time by the Debtor, to acquire any stock of the Debtor including, but not limited to, (i) warrants to purchase up to 2,882,775 shares of the Debtor’s common stock issued pursuant to the September 2, 2010, Securities Purchase Agreement, (ii) warrants to purchase up to 1,019,353 shares of the Debtor’s common stock issued pursuant to the December 31, 2010, Securities Purchase Agreement, and (iii) warrants to purchase up to 1,400,000 shares of the Debtor’s common stock issued pursuant to the Senior Notes Agreement.

C.   Rules of Interpretation.

1.      In the event of an inconsistency, the provisions of the Plan shall control over the contents of the Disclosure Statement.  The provisions of the Confirmation Order shall control over the contents of the Plan.

2.      For the purposes of the Plan:

(a)           any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms or conditions that is material to a party to such document shall not be modified without such party’s written consent unless such document expressly provides otherwise;

(b)           any reference in the Plan to an existing document or schedule Filed or to be Filed means such document or schedule, as it may have been or may be amended, modified or supplemented as of the Effective Date;

(c)           any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns;

(d)           unless otherwise specified, all references in the Plan to “sections,” “Articles,” and “Schedules” are references to sections, Articles and Schedules of , or to, the Plan;

(e)           the words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan;

(f)           captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be part or to affect interpretations of the Plan;

(g)           all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time and as applicable to the Debtor, the Reorganized Debtor, or the Chapter 11 Case unless otherwise stated;

(h)           the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, except to the extent inconsistent with the provisions of this Article of the Plan; and,

(i)           the word “including” means “including without limitation.”

3.      Whenever a distribution of property is required to be made on a particular date, the distribution shall be made on such date or as soon as reasonably practicable thereafter.

4.      All schedules to the Plan are incorporated into the Plan and shall be deemed to be included in the Plan, regardless of when they are filed.

5.      Subject to the provisions of any contract, certificate, bylaws, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.

6.      The Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtor, the Plan Support Parties and the DIP Lenders.  Each of the foregoing either (i) participated in the formulation and documentation of, or (ii) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the documents ancillary thereto.

D.   Computation of Time.  In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.

E.   Reference to Monetary Figures.  All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.   Governing Law.  Unless a rule of law or procedure is supplied by the Bankruptcy Code or the Bankruptcy Rules or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan except as otherwise set forth in those agreements, in which case the governing law as set forth in such agreement shall control.

ARTICLE 2.

TREATMENT OF UNCLASSIFIED CLAIMS

2.1  DIP Claims  The DIP Facility will terminate and all obligations thereunder will be due and payable in full on the Effective Date.  The principal amount due under the DIP Facility will be fully satisfied with shares of New Preferred Stock having an aggregate liquidation preference equal to the principal amount due under the DIP Facility.  All other obligations under the DIP Facility, including accrued and unpaid interest and default interest, if any, shall be paid either in Cash on the Effective Date or upon such other terms as may be agreed to by the Debtor and the DIP Lenders, provided, however, that the Requisite Consenting Lenders consent to any such other terms.

2.2  Administrative Claims.  On the Effective Date or as soon thereafter as is practicable, each holder of an Allowed Administrative Claim shall receive on account of such Allowed Administrative Claim and in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (ii) such other treatment as to which the Debtor and the holder of such Allowed Administrative Claim have agreed upon in writing, provided, however, that Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreement or course of dealing relating thereto (or such other treatment as to which the Debtor and the holder of such Allowed Administrative Claim have agreed) and Professional Claims shall be paid in accordance with section 2.4 of the Plan.

2.3  Statutory Fees.  On or before the Effective Date, all fees due and payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in full, in Cash.

2.4  Professional Claims.  All Professionals seeking compensation for services rendered or reimbursement of expenses in connection with a Professional Claim, other than professionals retained in the ordinary course of business, shall (i) file, on or before the date that is ninety (90) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) receive payment in full, in Cash, of any unpaid portion as soon as practicable after Bankruptcy Court approval thereof.  Professionals retained by the Debtor in the ordinary course of business that are not required to submit applications for reimbursement shall be paid in accordance with section 2.1 hereof.

2.5  Priority Tax Claims.  Except to the extent that a holder of an Allowed Priority Tax Claim against the Debtor agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim:  (i) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date; (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (iii) be treated on such other terms and conditions as are acceptable to the Debtor and the holder of such Claim.

ARTICLE 3.

CLASSIFICATION OF CLAIMS AND INTERESTS

A.  General.  Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of the Classes of Claims and Interests in the Debtor.  A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class.  A Claim is also placed in a particular Class for purposes of receiving a distribution under the Plan, but only to the extent such Claim is an Allowed Claim or Interest and has not been paid, released, or otherwise settled prior to the Effective Date.  Except as otherwise expressly set forth in this Plan, a Claim which is not an Allowed Claim shall not receive any payments, rights or distributions under this Plan.  DIP Facility Claims, Administrative Claims, Professional Claims and Priority Tax Claims have not been classified and are treated as set forth in Article 2.

B.  Classification.  Claims against and Interests in the Debtor are classified for all purposes, including voting, confirmation, and distribution, pursuant to the Plan as follows:

3.1  Class 1:  Priority Non-Tax Claims.  Class 1 shall consist of all Priority Non-Tax Claims.

3.2  Class 2:  Bridge Loan Claims.  Class 2 shall consist of all Bridge Loan Claims.

3.3  Class 3:  Senior Note Claims.  Class 3 shall consist of all Senior Note Claims.

3.4  Class 4:  Convertible Note Claims.  Class 4 shall consist of all Convertible Note Claims.

3.5  Class 5:  Line of Credit Claims.  Class 5 shall consist of all Line of Credit Claims.

3.6  Class 6:  General Unsecured Claims.  Class 6 shall consist of all General Unsecured Claims.

3.7  Class 7:  Interests.  Class 7 shall consist of all Interests.

ARTICLE 4.

IDENTIFICATION OF CLASSES IMPAIRED AND NOT IMPAIRED BY THE PLAN

4.1  Voting Classes: Classes of Claims Entitled to Vote.

  The following Classes are Impaired by the Plan and holders of Claims in each of these Classes are entitled to vote to accept or reject the Plan:

Class 3 (Senior Note Claims)

Class 4 (Convertible Note Claims)

Class 5 (Line of Credit Claims)

4.2  Unimpaired Classes of Claims Not Entitled to Vote.

  The following Classes are not Impaired by the Plan and holders of Claims in this Class are not entitled to vote to accept or reject the Plan:

Class 1 (Priority Non-Tax Claims)

Class 2 (Bridge Loan Claims)

Class 6 (General Unsecured Claims)

Pursuant to section 1126(f) of the Bankruptcy Code, Classes 1, 2, and 6 are deemed to have accepted the Plan and these Classes will not be solicited.

4.3  Impaired Classes of Interests Deemed to Reject the Plan and Not Entitled to Vote.  Holders of Interests in Class 7 (Interests) will not receive any distribution nor retain any property under the Plan on account of such Interests and, pursuant to section 1126(g) of the Bankruptcy Code, are conclusively deemed to reject the Plan.  Accordingly, the Debtor will not solicit acceptance or rejections of the Plan from holders of Interests in Class 7 and will seek to confirm the Plan notwithstanding the deemed rejection of such Class.

ARTICLE 5.

TREATMENT OF CLAIMS AND INTERESTS

The Classes of Claims and Interests shall be treated as follows, in full settlement, discharge, release and satisfaction of their Claims against, or Interests in, the Debtor:

5.1  Class 1 (Priority Non-Tax Claims).  With respect to each Allowed Priority Non-Tax Claim, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of an Allowed Priority Non-Tax Claim shall receive, (i) Cash equal to the unpaid portion of such Allowed Priority Non-Tax Claim, or (ii) such other treatment as to which the Debtor and the holder of such Allowed Priority Non-Tax Claim have agreed upon in writing.

5.2  Class 2 (Bridge Loan Claims).  The Bridge Loan Claims shall be repaid in full (including principal, accrued prepetition and postpetition interest through the date of payment, and all other amounts due under the Bridge Loan Documents) by the Debtor as an initial draw under the DIP Facility, subject to approval of the Bankruptcy Court.  If the Bridge Loan Claims are outstanding on the Effective Date, such Claims shall be paid in full (including principal, accrued prepetition and postpetition interest through the date of payment, any adequate protection payments required in connection therewith and all other amounts due under the Bridge Loan Documents) in cash on the Effective Date and upon such payment the Liens granted to the Bridge Lenders pursuant to the Bridge Loan Documents shall terminate and be deemed released.

5.3  Class 3 (Senior Note Claims).  Each holder of a Senior Note Claim will receive its pro rata allocation of (i) on the Effective Date (a) Cash in the amount of $2,717,708.76, (b) New Notes with a principal amount equal to (1) 75%

of the principal amount of the Senior Notes (plus accrued interest through the Effective Date) minus (2) $8,153,126.28, and (c) a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Senior Note Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount; (ii) on the date that is four months after the Effective Date, Cash in the amount of $2,717,708.76, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash; and (iii) on the date that is eight months after the Effective Date, Cash in the amount of $2,717,708.76, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash.  The four and eight month Cash payments set forth above in clauses (ii) and (iii) shall have the benefit of the collateral and guarantees provided for in the New Notes Loan Agreement and shall be (x) pari passu with the payments with respect to the Convertible Note Claims set forth in sections 5.4 (ii) and (iii) below, and (y) senior in right of payment to the principal and interest payments under the New Notes Loan Agreement, on terms set forth in the New Notes Loan Agreement.

5.4  Class 4 (Convertible Note Claims).  Each holder of a Convertible Note Claim will receive its pro rata allocation of (i) on the Effective Date (a) Cash in the amount of $448,957.91 and (b) a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Convertible Note Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount,  (ii) on the date that is four months after the Effective Date, Cash in the amount of $448,957.91, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash; and (iii) on the date that is eight months after the Effective Date, Cash in the amount of $448,957.91, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash.  The four and eight month Cash payments set forth above in clauses (ii) and (iii) shall have the benefit of the collateral and guarantees provided for in the New Notes Loan Agreement and shall be (x) pari passu with the payments with respect to the Senior Note Claims set forth in sections 5.3(ii) and (iii) above, and (y) senior in right of payment to the principal and interest payments under the New Notes Loan Agreement, on terms set forth in the New Notes Loan Agreement.

5.5  Class 5 (Line of Credit Claims).  On the Effective Date, each holder of a Line of Credit Claim will receive its pro rata allocation of a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Line of Credit Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount.

5.6  Class 6 (General Unsecured Claims).  Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment or has been paid prior to the Effective Date, each Allowed General Unsecured Claim in Class 6 (General Unsecured Claims) shall be paid in full in Cash on the Effective Date, or, otherwise rendered Unimpaired.  Without limiting the generality of the foregoing, if a General Unsecured Claim arises (i) based on liabilities incurred in, or to be paid in, the ordinary course of business or (ii) pursuant to an executory contract or unexpired lease that has not been rejected, the holder of such General Unsecured Claim shall be paid in Cash pursuant to the terms and conditions of the particular transaction and/or agreement giving rise to such General Unsecured Claim.  Notwithstanding the provisions of this section 5.6 of the Plan, the Debtor reserves the right to dispute in the Bankruptcy Court, or any other court with jurisdiction, the validity of any General Unsecured Claim at any time prior to the date fixed pursuant to section 8.2 of this Plan. On the Effective Date, any guarantees of the Debtor and Intercompany Claims will be reinstated in accordance with their terms and shall not be discharged, satisfied nor released.  After the Effective Date, Intercompany Claims shall be treated in the ordinary course of business or eliminated in the ordinary course of business.

5.7  Class 7 (Interests).  All Interests shall be cancelled and extinguished on the Effective Date and the holders of Interests shall not receive or retain any property on account of such Interests.

ARTICLE 6.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

6.1  Assumption and Rejection of Contracts and Leases.  Except as otherwise provided herein, as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated under its own terms prior to the Effective Date, (iii) is the subject of a motion to reject filed by the Debtor on or before the Confirmation Date or (iv) is identified as being rejected in Schedule 2 to the Plan, as it may be amended or supplemented prior to the Confirmation Hearing.  Unless otherwise specified, each executory contract and unexpired lease to be rejected shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 2.  Nothing in the terms of this Plan shall constitute an admission by any Debtor that a contract or lease is an executory contract or unexpired lease or that any Debtor or its successors and assigns has any liability thereunder.   The Confirmation Order shall constitute an order of the Bankruptcy Court pursuant to section 365 of the

Bankruptcy Code approving all such assumptions and rejections described in Article 6 of the Plan as of the Effective Date.

6.2  Amendments to Schedule 2:  Rejected Executory Contracts and Unexpired Leases.  Except as provided in section 6.3 below, the Debtor reserves the right, with the consent of the Requisite Consenting Lenders, to amend Schedule 2 to the Plan not later than fourteen (14) days prior to the Confirmation Hearing either to:  (i) delete any executory contract or lease listed therein and provide for its assumption; or (ii) add any executory contract or lease to Schedule 2, thus providing for its rejection.  The Debtor shall provide notice of any such amendment of such Schedule 2 to (i) the parties to the executory contract or lease affected thereby and (ii) the Requisite Consenting Lenders not later than fourteen (14) days prior to the Confirmation Hearing.

6.3  Cure Payments; Adequate Assurance of Performance.  Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, in either of the following ways: (i) by payment of the default amount in Cash, in full on the Effective Date; or (ii) by payment of the default amount on such other terms as may be agreed to by the Debtor and the non-Debtor parties to such executory contract or unexpired lease.  In the event of a dispute regarding (i) the amount or timing of any cure payments, (ii) the ability of the Debtor to provide adequate assurance of future performance under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption of the contract or lease to be assumed, an objection must be Filed and served within the same deadline and in the same manner established for the Filing and service of objections to Confirmation of the Plan and the Debtor or the Reorganized Debtor shall pay all required amounts promptly following the later of the entry of a Final Order resolving the dispute or the Effective Date; provided, however, notwithstanding any other provision of this Plan, (i) with the written agreement of the counterparty to an executory contract or unexpired lease or (ii) upon written notice to the counterparty, in each case with the consent of the Requisite Consenting Lenders, the Debtor or the Reorganized Debtor may add any executory contract or lease to the list of rejected contracts if the Debtor determines, in its sole discretion, that it is not in its best interests to assume the executory contract or unexpired lease considering the cure amount or any other terms of assumption as determined by the Bankruptcy Court in a Final Order.  Failure to timely assert an objection to (i) the amount or timing of any cure payments, (ii) the ability of the Debtor to provide adequate assurance of future performance under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption of the contract or lease to be assumed shall constitute consent to the proposed assumption and cure on the terms and conditions provided herein, including an acknowledgement that the proposed assumption provides adequate assurance of future performance and that any amounts identified for “cure” is the amount necessary to cover any and all outstanding defaults under the executory contract or unexpired lease to be assumed, as well as an acknowledgement and agreement that no other defaults exist under such contract or lease.  Notwithstanding any other provision of this Plan, (i) with the written agreement of the counterparty to an executory contract or unexpired lease or (ii) upon written notice to the counterparty, in each case with the consent of the Requisite Consenting Lenders, the Debtor or the Reorganized Debtor may remove any executory contract or lease to the list of rejected contracts and provide for its assumption if the Debtor determines, in its sole discretion, that it is not in its best interests to reject the executory contract or unexpired lease considering the potential rejection damages Claim or any other terms of rejection as determined by the Bankruptcy Court in a Final Order.

6.4  Rejection Damage Claims.  Any Rejection Damage Claim must be Filed by the applicable Rejection Damage Claim Bar Date.  Any timely filed Rejection Damage Claim, will be a General Unsecured Claim to the extent it is Allowed.  Any Rejection Damage Claim that is not Filed prior to the Rejection Damage Claim Bar Date shall be forever barred from assertion against the Reorganized Debtor, the Debtor, its Estate, or its property or the Holder of such Rejection Damage Claim shall be conclusively deemed to (i) have waived such Rejection Damage Claim and (ii) release the Debtor with respect thereto.

6.5  Indemnification Agreements.  Notwithstanding any other provisions of the Plan with regard to executory contracts, from and after the Effective Date, the obligations of the Debtor or Reorganized Debtor to indemnify any Person who is serving or has served as one of its directors, officers or employees as of the Petition Date by reason of such Person’s prior or future service in such a capacity or as a director, officer or employee of any Non-Debtor Affiliates, to the extent provided in the applicable articles or certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or Non-Debtor Affiliates, will be deemed and treated as of the Effective Date, as executory contracts that are assumed by the Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code.  Accordingly, the obligations of the Debtor to defend, indemnify, reimburse, or limit the liability relating to any claims or obligations against its present and former directors, officers or employees who served as directors, officers and employees, respectively, on or after the Petition Date, pursuant to the Debtor’s articles of incorporation or bylaws, applicable state law, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Petition Date.

ARTICLE 7.

MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

7.1  Exit Funding.  On the Effective Date, the Exit Funder will commit to provide equity financing in accordance with the terms of the Equity Commitment Agreement, substantially in the form annexed as Schedule 4 to this Plan, which will be entered into as of the Effective Date.  As set forth in the Equity Commitment Agreement, any funding provided under the Equity Commitment Agreement shall be in the form of an investment in New Preferred Stock.

7.2  Issuance of New Notes.  On the Effective Date: (i) the Senior Notes shall be canceled and extinguished, and the holders thereof shall not retain any rights thereunder and such instruments shall evidence no rights; and, (ii) the Reorganized Debtor will issue the New Notes pursuant to the New Notes Loan Agreement.

7.3  Issuance of New Common Stock and New Preferred Stock.  On the Effective Date:  (i) all authorized or issued Interests shall be canceled and extinguished, and the holders thereof shall not retain any rights thereunder and such instruments shall evidence no rights; and, (ii) the Reorganized Debtor will issue the New Common Stock and the New Preferred Stock.  Upon the issuance of the New Common Stock and the New Preferred Stock, each holder of a Claim who accepts delivery of such shares of New Common Stock and New Preferred Stock provided for in this Plan, will be deemed to have consented and agreed to the terms of, and will thereby be deemed to have become a party to, the Stockholders Agreement and the Registration Rights Agreement regardless of whether such party actually executes the Stockholders Agreement or the Registration Rights Agreement.   An aggregate of 10,000,000 shares of New Common Stock will be (x) issued on the Effective Date to holders of Senior Note Claims, Convertible Note Claims, and Line of Credit Claims under the Plan and (y) reserved for issuance upon the conversion of the New Preferred Stock issued and outstanding as of the Effective Date (in an amount equal to the Total New Preferred Stock Amount) into New Common Stock.  The conversion price for the New Preferred Stock shall be the Total New Common Stock Calculation Amount divided by 10,000,000.

7.4  No Fractional Shares.  No fractional shares of New Common Stock or New Preferred Stock shall be distributed pursuant to the Plan.  When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock or New Preferred Stock that is not a whole number, the actual distribution of shares of New Common Stock and New Preferred Stock shall be rounded as follows: (i) fractions of ½ or greater shall be rounded to the next higher whole number and (ii) fractions of less than ½ shall be rounded to the next lower whole number.  The total number of shares of New Common Stock and New Preferred Stock to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided in this section 7.4.

7.5  Record Date for Distributions.  Other than with respect to any publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims shall be the Effective Date.
7.6  Continuation of Automatic Stay.  In furtherance of the implementation of the Plan, except as otherwise provided herein, all injunctions or stays provided for in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect and apply to all holders of Claims against, or Interests in, the Debtor and the Estate until the Effective Date; provided, however, that nothing herein shall be deemed to extend the scope of any such injunction or stay beyond the provisions of section 362 of the Bankruptcy Code.

7.7  Post-Confirmation Operations.  Following Confirmation and prior to the occurrence of the Effective Date, the then-current officers and directors of the Debtor shall continue in their respective capacities and shall execute such documents and take such other action as is necessary to effectuate the transactions provided for in this Plan.  On and after the Effective Date, all directors shall be deemed to have resigned and the New Directors shall serve as the directors of the Reorganized Debtor in accordance with the organizational documents of the Reorganized Debtor.  On and after the Effective Date, the management, control and operation of the Reorganized Debtor shall become the responsibility of the New Board of Directors.  The New Directors shall continue to serve as the New Board of Directors in accordance with the terms of the New Organization Documents.

7.8  Effectiveness of Securities, Instruments, Agreements and By-laws of the Reorganized Debtor.  The New Organizational Documents for the Reorganized Debtor are included in Schedule 5.  On the Effective Date, all agreements entered into or documents issued pursuant to this Plan, including, the New Notes, the New Common Stock, the New Preferred Stock and/or any agreement entered into or instrument or document issued in connection with any of the foregoing, as applicable, shall become effective and binding upon the parties thereto in accordance with their respective terms and conditions and shall be deemed to become effective simultaneously.  From and after the Effective Date, the Reorganized Debtor, as restructured herein, shall (i) continue in possession, custody and control of all the Debtor’s assets, books, records, rights and privileges, and (ii) be solely responsible for the management of its affairs and the operation of its business, subject only to the jurisdiction of the Bankruptcy Court to enforce the provisions of this Plan.

7.9  Restructuring of the Reorganized Debtor.  On or after the Effective Date, the Reorganized Debtor may merge, consolidate or reorganize and/or combine with any Non-Debtor Affiliates in such manner as the Reorganized Debtor may deem prudent with a view toward minimizing the cost of conducting their respective businesses to the extent permitted under the Reorganized Debtor’s governance documents and debt agreements.

7.10  Corporate Action.  On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of the Debtor or the Reorganized Debtor or their successors in interest under the Plan, including, the authorization to issue or cause to be issued the New Common Stock and the New Preferred Stock and documents relating thereto, the New Notes and documents relating thereto, the adoption of the New Organization Documents and the election of the New Directors pursuant to the Plan, shall be deemed to have occurred and shall be in full force and effect from and after the Effective Date without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor.  On the Effective Date, the Reorganized Debtor shall file its amended articles of incorporation with the secretary of state of the State of Florida, in accordance with the applicable corporation law of such state.

7.11  Exemption from Securities Laws.  The issuance of the New Common Stock, the New Preferred Stock, and the New Notes, and any other securities pursuant to the Plan and any subsequent sales, resales, or transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements to the fullest extent permitted by section 1145 of the Bankruptcy Code.

7.12  Avoidance Actions.  Except to the extent released pursuant to Article 12 of this Plan or as otherwise provided herein, effective on and after the Effective Date, all Avoidance Actions and Causes of Action shall be preserved for the benefit of the Reorganized Debtor.

7.13  Post-Effective Date Reporting.  As promptly as practicable after the Effective Date, the Reorganized Debtor shall File with the Bankruptcy Court and serve on the United States Trustee the closing report required by the Bankruptcy Rules.

ARTICLE 8.

PROCEDURES FOR TREATING DISPUTED CLAIMS UNDER THE PLAN

8.1  Filing of Proofs of Claim Not Required.  Holders of Claims need not file proofs of claim with the Bankruptcy Court.  In the event that a Holder of a Claim elects to file a proof of claim with the Bankruptcy Court, it will be deemed to have consented to the exclusive jurisdiction of the Bankruptcy Court for all purposes with respect to the determination, liquidation, allowance or disallowance of such Claim.

8.2  Disputed Claims.  If the Debtor disputes any Claim as to which no proof of claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Case had not been commenced and shall survive the Effective Date as if the Chapter 11 Case had not been commenced, provided, however, that the Reorganized Debtor may elect, at its sole option, to object under section 502 of the Bankruptcy Code to any claim or any proof of claim filed by or on behalf of a holder of a Claim.

8.3  Objections to Claims.  Except insofar as a Claim is Allowed under the Plan, the Debtor, the Reorganized Debtor, and any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be served and filed (i) on or before the ninetieth (90th) day following the later of (a) the Effective Date and (b) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) such later date as may be ordered by the Bankruptcy Court.

8.4  No Distributions Pending Allowance.  If an objection to a Claim is filed as set forth in section 8.2, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

8.5  Distributions After Allowance.  To the extent that a Disputed Claim ultimately becomes an allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the holder of such Claim shall receive the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

ARTICLE 9.

DISTRIBUTIONS

9.1  Delivery of Distributions in General.  Subject to Bankruptcy Rule 9010, all distributions to any holder of an Allowed Claim shall be made at the address of such holder as set forth in the Debtor’s books and records, unless the Debtor or the Reorganized Debtor has been notified in writing of a change of address, including by the filing of a proof of Claim by such holder that contains an address for such holder different from the address reflected on the Debtor’s books and records.

9.2  Undeliverable Distributions.  In the event that any distribution to any holder is returned as undeliverable, the Debtor or the Reorganized Debtor shall use reasonable efforts to determine the current address of such holder, but no distribution to such holder shall be made unless and until the Debtor or the Reorganized Debtor has determined the then current address of such holder, at which time such distribution shall be made to such holder without interest, provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date.  After such date, all unclaimed property or interest in property shall revert to the Reorganized Debtor and the Claim of any other holder to such property or interest in property shall be discharged and forever barred notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary.

9.3  Distributions After the Effective Date.  Distributions made after the Effective Date to holders of Disputed Claims that are not Allowed Claims as of the Effective Date but which later become Allowed Claims shall be deemed to have been made on the Effective Date.

9.4  Cash Payments.  Except as otherwise provided in the Plan or the Confirmation Order, (i) Cash payments to be made pursuant to the Plan shall be made by checks drawn on a domestic bank or by wire transfer from a domestic bank, at the option of the Reorganized Debtor and (ii) all Cash required for payments to be made hereunder shall be obtained from the Debtor’s and the Reorganized Debtor’s Cash on hand and the Exit Funding.

9.5  Interest on Claims.  Except as otherwise provided herein, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.  Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a Final Distribution is made thereon if and after such Disputed Claim becomes an Allowed Claim.  To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for federal income tax purposes to the principal amount of the Allowed Claim first and then, to the extent the consideration exceeds the principal amount of the Allowed Claim, to the portion of such Allowed Claim representing accrued but unpaid interest.

9.6  Compliance with Tax Requirements.  In connection with the Plan and the distributions made in accordance thereto, to the extent applicable, the Debtor and the Reorganized Debtor shall comply with all tax withholding and reporting requirements, if any, imposed by any Governmental Unit and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  The Reorganized Debtor shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

ARTICLE 10.

CONDITIONS PRECEDENT

10.1  Conditions to Confirmation.  The following is a condition to entry of the Confirmation Order: the Confirmation Order shall be in form and substance reasonably satisfactory to the Debtor and the Requisite Consenting Lenders.
10.2  Conditions to the Effective Date.  The Plan shall not become effective and the Effective Date shall not occur unless and until:

10.2.1  the Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Debtor and the Requisite Consenting Lenders;

10.2.2  all documents, instruments and agreements provided for under this Plan or necessary to implement this Plan shall be in form and substance reasonably satisfactory to the Debtor and the Requisite Consenting Lenders and have been executed and delivered by the parties thereto, unless such execution or delivery has been waived by the parties benefited thereby;

10.2.3  the payments required pursuant sections 2.3 and 2.4 of the Plan have been paid in full or have been reserved;

10.2.4  the Exit Funding shall be made available to the Reorganized Debtor pursuant to the terms of the Equity Commitment Agreement;

10.2.5  the Confirmation Order shall be in full force and effect and no stay thereof shall be in effect.

10.3  Waiver of Conditions Precedent.  Each of the conditions precedent in sections 10.1 and 10.2 of the Plan may be waived, in whole or in part, by the Debtor with the consent of the Requisite Consenting Lenders, without notice or order of the Bankruptcy Court.

10.4  Termination of Plan for Failure To Become Effective.  If the Effective Date shall not have occurred on or prior to the date that is sixty (60) days after the Confirmation Date, then this Plan shall terminate and be of no further force or effect unless the provisions of this section 10.4 are waived in writing by the Debtor and the Requisite Consenting Lenders; provided, however, that this section 10.4 shall not modify or supersede the terms of the DIP Facility or any Event of Default thereunder.

10.5  Notice of Effective Date.  On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtor shall file with the Bankruptcy Court “Notice of Effective Date” in a form reasonably acceptable to the Debtor in its sole discretion, which notice shall constitute appropriate and adequate notice that this Plan has become effective.  A courtesy copy of the Notice of Effective Date may, but is not required to, be sent by first class mail, postage prepaid (or at the Company’s option, by courier or facsimile) to those Persons who have filed with the Bankruptcy Court requests for notices pursuant to Bankruptcy Rule 2002.

ARTICLE 11.

EFFECT OF CONFIRMATION

11.1  Entry of Confirmation Order.  Entry of a Confirmation Order shall mean that any modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

11.2  Binding Effect.  Except as otherwise provided in section 1141(d) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of this Plan shall bind any holder of a Claim against or Interest in the Debtor and its successors and assigns, whether or not the Claim or Interest of such holder is Impaired under this Plan and whether or not such holder has accepted the Plan.

11.3  Exculpation.  Except as otherwise specifically provided in this Plan, none of the Exculpated Parties shall have or incur, and are hereby released from, any obligation, Cause of Action or liability to one another or to any Creditor, holder of an Interest or any other party in interest, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the negotiation or execution of the Plan Support Agreement, the negotiation and pursuit of confirmation of this Plan, the consummation of this Plan or any contract, instrument, release or other agreement or document created in connection with this Plan, or the administration of the Estate or the property to be distributed under this Plan, except for their gross negligence or willful misconduct as determined by a Final Order of a court of competent jurisdiction, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities (if any) under this Plan.

11.4  Discharge of Debtor.  Except to the extent otherwise provided in the Plan, the treatment of all Claims against or Interests in the Debtor under the Plan shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against and Interests in the Debtor of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against its Estate or properties or interests in property.  Except as otherwise provided in the Plan, upon the Effective Date, all Claims against and Interests in the Debtor shall be satisfied, discharged and released in full in exchange for the consideration provided under the Plan.  Except as otherwise provided in the Plan, all entities shall be precluded from asserting against the Debtor, the Reorganized Debtor, or their respective properties or interests in property, any other Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

11.5  Waiver of Avoidance Actions.  Notwithstanding any other provision of the Plan, effective as of the Effective Date, the Debtor shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under sections 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code or other applicable law that belong to the Debtor as against the Plan Support Parties.

11.6  Vesting of Assets.  The Debtor, as the Reorganized Debtor, shall continue to exist on and after the Effective Date as a separate legal entity with all of the powers available to such legal entity under applicable law, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  Except as otherwise provided in the Plan, on the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtor’s estate shall vest in the Reorganized Debtor free and clear of all Claims, Liens, encumbrances, and charges, and other interests.  On and after the Effective Date, the Reorganized Debtor may operate its businesses and may use, acquire, and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code.

11.7  Citibank Guaranty Not Affected.  For the avoidance of doubt, and notwithstanding anything to the contrary in the Plan, that certain Guaranty of All Liability, dated as of April 13, 2011, issued by the Debtor to Citibank, N.A. (i) is unimpaired by Confirmation, (ii) is not discharged by any provision of the Plan, (iii) is reinstated and (iv) shall remain in full force and effect on and after the Effective Date in accordance with its terms as if the Chapter 11 Case did not occur.
ARTICLE 12.

COMPROMISE, GLOBAL SETTLEMENT,

INJUNCTION AND RELATED PROVISIONS

12.1  Compromise and Settlement.  Notwithstanding anything to the contrary contained in this Plan or the Confirmation Order, the allowance, classification and treatment of all Allowed Claims, and their respective distributions and treatments hereunder, takes into account and conforms to the relative priority and rights of the Claims and the Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise to the extent such subordination is enforceable under applicable law.  As of the Effective Date, any and all such rights described in the preceding sentence are settled, compromised, discharged and released pursuant hereto.  The Confirmation Order will constitute the Bankruptcy Court’s finding and determination that the settlements reflected in the Plan are (i) in the best interests of the Debtor, its Estate and all holders of Claims, (ii) fair, equitable and reasonable, (iii) made in good faith, and (iv) approved by the Bankruptcy Court pursuant to Bankruptcy Rule 9019.  The Confirmation Order shall approve the releases by all Entities of all such contractual, legal and equitable subordination rights or Causes of Action that are satisfied, compromised and settled pursuant hereto.  In accordance with the provisions of this Plan, and pursuant to Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date the Reorganized Debtor may, in its sole and absolute discretion and with the consent of the Requisite Consenting Lenders, compromise and settle Claims against the Debtor.

12.2  Satisfaction of Claims and Termination of Interests.  Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatments that are provided in the Plan are in complete discharge, settlement, satisfaction and release, effective as of the Effective Date, of Claims (excluding Intercompany Claims), Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

12.3  Releases by the Debtor.  Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, the Plan Support Parties and their respective Affiliates, members, officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers and agents are each deemed released and discharged by the Debtor, the Reorganized Debtor and the Estate from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims asserted or that could possibly have been asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtor or the Reorganized Debtor would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor or its Non-Debtor Affiliates, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Plan Support Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation, or preparation of this Plan and related Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the provisions of this provision of the Plan and further, shall constitute the Bankruptcy Court’s finding that the provisions hereof are:  (i) in exchange for the good and valuable consideration provided by the Plan Support Parties; (ii) a good faith settlement and compromise of the Claims released; (iii) in the best interests of the Debtor and all holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtor, the Reorganized Debtor or their successors asserting any claim or Claim or Cause of Action against any of the Plan Support Parties.  Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan.

12.4  Mutual Releases by the Plan Support Parties.  Each Plan Support Party, on behalf of itself and its officers, directors, employees, representatives, advisors, attorneys, financial advisors, investment bankers, and agents, releases and discharges as of the Effective Date, each other Plan Support Party and their respective officers, directors, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents and affiliates, from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims asserted or that could possibly have been asserted on behalf of the releasing party against the released party, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the releasing party would have been legally entitled to assert in its own right or on behalf of another Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtor or its direct or indirect subsidiaries, the Chapter 11 Case, the business or contractual arrangements between the Debtor and any other Plan Support Party, the negotiation, formulation, or preparation of the Plan Support Agreement, the Plan and the Disclosure Statement, or related agreements, instruments, or other documents, and based upon or relating to, in each case, an act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that the release described in this section 12.4 shall not apply to the Plan or any related documents or the ability of any party to enforce any rights under the Plan or any related documents.

12.5  Injunctions.  Except as otherwise specifically provided in the Plan or the Confirmation Order, all Entities who have held, hold or may hold Claims, rights, Causes of Action, liabilities or any Interests based upon any act or omission, transaction or other activity of any kind or nature related to the Debtor that occurred prior to the Effective Date, other than as expressly provided in this Plan or the Confirmation Order, regardless of the filing, lack of filing, allowance or disallowance of such a Claim or Interest and regardless of whether such Entity has voted to accept the Plan and any successors, assigns or representatives of such Entities shall be precluded and permanently enjoined on and after the Effective Date from (i) the commencement or continuation in any manner of any claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or claim against the Debtor, which they possessed or may possess prior to the Effective Date, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or claim against the Debtor, which such Entities possessed or may possess prior to the Effective Date, (iii) the creation, perfection or enforcement of any encumbrance of any kind with respect to any Claim, Interest or any other right or claim against the Debtor,  or any of its assets, which they possessed or may posses, (iv) the assertion of any Claim that is released under this Plan, and (v) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Reorganized Debtor, or against the property or interests in property of the Reorganized Debtor with respect to any Claim.

ARTICLE 13.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Case after the Effective Date to the fullest extent legally permissible, including jurisdiction to, among other things:

(a)  allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of all Claims and Interests;

(b)  hear and determine any and all causes of action by the Debtor against any Person and rights of the Debtor that arose before or after the Petition Date, including any Avoidance Action that is commenced on or prior to the Effective Date;

(c)  grant or deny any applications for allowance of compensation for Professionals;

(d)  resolve any matters relating to the assumption or rejection of any executory contract or unexpired lease to which any Debtor is a party or with respect to which any of the Debtor may be liable, including the determination of whether such contract is executory or such lease is unexpired for the purposes of section 365 of the Bankruptcy Code, and hear, determine and, if necessary, liquidate any Claims arising therefrom;

(e)  ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(f)  decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving any Debtor that may be pending in the Chapter 11 Case on the Effective Date;

(g)  hear and determine matters concerning state, local or federal taxes in accordance with sections 346, 505 or 1146 of the Bankruptcy Code;

(h)  enter such orders as may be necessary or appropriate to implement or consummate the provisions of the DIP Credit Agreement, the Plan, the DIP Facility Orders and the Confirmation Order;

(i)  hear and determine any matters concerning the enforcement of the provisions of Article 11 and 12 of this Plan and any other exculpations, limitations of liability or injunctions contemplated by this Plan;

(j)  resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the DIP Credit Agreement, the Plan, the DIP Facility Orders or the Confirmation Order;

(k)  permit the Debtor, to the extent authorized pursuant to section 1127 of the Bankruptcy Code, to modify the Plan or any agreement or document created in connection with the Plan, or remedy any defect or omission or reconcile any inconsistency in the Plan or any agreement or document created in connection with the Plan;

(l)  issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the DIP Credit Agreement, the Plan, the DIP Facility Orders or the Confirmation Order;

(m)  enforce any injunctions entered in connection with or relating to the Plan or the Confirmation Order;

(n)  enter and enforce such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

(o)  determine any other matters that may arise in connection with or relating to the Plan or any agreement entered into pursuant to the Plan or the Confirmation Order;

(p)  enter any orders in aid of prior orders of the Bankruptcy Court;

(q)  to hear any other matter not inconsistent with the Bankruptcy Code; and

(r)  enter a final decree closing the Chapter 11 Case.

ARTICLE 14.

MISCELLANEOUS PROVISIONS

14.1  Modification of the Plan.  Subject to the restrictions on Plan modifications set forth in section 1127 of the Bankruptcy Code and subject to the consent of the Requisite Consenting Lenders, the Debtor reserves the right to alter, amend, abandon, revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Debtor withdraws the Plan, or if Confirmation or consummation does not occur, then: (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases effected under the Plan and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Debtor or any other Entity; or (c) constitute an admission.

14.2  Release of the Liens of the Bridge Lenders.  Upon satisfaction of the Bridge Lien Claims pursuant to section 5.2 of the Plan, the Debtor or the Reorganized Debtor, as applicable, may take such action and file such documents, including UCC termination statements, as may be necessary or appropriate to evidence the termination of the Liens granted to the Bridge Lenders pursuant to the Bridge Loan Documents.

14.3  Filing of Additional Documents.  The Debtor or the Reorganized Debtor, as applicable, with the reasonable consent of the Requisite Consenting Lenders, may file agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

14.4  No Admissions.  If Confirmation or the Effective Date does not occur, nothing contained in this Plan or the related Disclosure Statement shall be deemed as an admission by the Debtor with respect to any matter set forth herein or therein including, liability on any Claim or the propriety of any Claims classification.

14.5  Severability of Plan Provisions.  If prior to Confirmation any term or provision of the Plan that does not govern the treatment of Claims or Interests is held by the Bankruptcy Court to be invalid, void or unenforceable, at the request of the Debtor and subject to the consent of the Requisite Consenting Lenders, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, Impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

14.6  Successors and Assigns.  The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

14.7  Exemption from Certain Transfer Taxes.  Pursuant to section 1146(a) of the Bankruptcy Code, (i) the issuance, transfer, or exchange of notes or equity securities, (ii) the creation of any mortgage, deed of trust, lien, pledge, or other security interest, (iii) the making or assignment of or surrender of any lease or sublease, or (iv) the making of or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, and any merger agreements, agreements of restructuring, disposition, liquidation or dissolution, any deeds, bills of sale, transfers of tangible property, or assignments executed in connection with any disposition of assets contemplated by the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax or similar lien recording fees.

14.8  Preservation of Rights of Setoffs.  The Debtor, may, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtor may have against the holder of such Claims; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such claim that the Debtor may have against such holder; provided, however, that the Debtor shall not set off any obligations or claims arising under the DIP Credit Agreement.

14.9  Defenses with Respect to Unimpaired Claims.  Except as otherwise provided in this Plan, nothing shall affect the rights and legal and equitable defenses of the Debtor with respect to any Unimpaired Claim, including all rights in respect of legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

14.10  No Injunctive Relief.  Except as otherwise provided in the Plan or Confirmation Order, no Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable, or other prospective relief.

14.11  Saturday, Sunday or Legal Holiday.  If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

14.12  Entire Agreement.  This Plan, together with the related agreements and schedules, set forth the entire agreement and undertaking relating to the subject matter hereof and supersede all prior discussions and documents.  The Debtor’s Estate shall not be bound by any terms, conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof, other than as expressly provided for herein and in the related agreements and schedules.

14.13  Notices.  Any notice required or permitted to be provided under this Plan shall be in writing and served by either (i) certified mail, return receipt requested, postage prepaid, (ii) hand delivery, or (iii) reputable overnight delivery service, freight prepaid, to be addressed as follows:

1.	Counsel for the Debtor:
Reed Smith llp
599 Lexington Avenue
22nd Floor
New York, NY 10022
Attention: Michael J. Venditto
Telephone: (212) 521 5400
Facsimile: (212) 521 5450
2.	Counsel for Goldman Sachs Palmetto State Credit Fund, L.P.
and Liberty Harbor Special Investments, LLC:
Weil, Gotshal & Manges llp
767 Fifth Avenue
New York, NY 10153
Attention: Gary Holtzer
Ronit Berkovich
Telephone: (212) 310 8000
Facsimile: (212) 310 8007
3.	Counsel for Bzinfin, S.A.:
Greenberg Traurig, llp
200 Park Avenue
New York, NY 10166
Attention: John Bae
Telephone: (212) 801 9200
Facsimile: (212) 801 6400
4.	Whitebox Advisors
3033 Excelsior Boulevard
Minneapolis, MN 55416
Attention: Dale Willenbring
Dan Philp
Telephone: (612) 253-6068/612-253-6084
Facsimile: (612) 253-6001
5.	ITOCHU Corporation
TOKVU Section
5-1, Kita-Aoyama 2-chome, Minato-ku
Tokyo 107-8077, Japan
Attention: Hiroaki Murase
Kunihiro Kawakita
Telephone: +81-3-3497-2659
Facsimile: +81-3-3497-4160
Email: hiro.murase@itochu.co.jp
kawakita-k@itochu.co.jp

14.14  Closing of Chapter 11 Case.  The Reorganized Debtor may seek the entry of a Final Decree at any time after this Plan has been substantially consummated provided that all required fees due under 28 U.S.C. § 1930 have been paid.

14.15  Waiver or Estoppel.  Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtor or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

14.16  Conflicts.  Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, or any orders (other than the Confirmation Order) referenced in the Plan, the Plan Supplement or any exhibits, schedules, or amendments to any of the foregoing, conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.  To the extent that any provision of this Plan conflicts with, or is any manner inconsistent with, the provisions of the Confirmation Order, the Confirmation Order shall govern and control.

14.17  Section 1125(e) of the Bankruptcy Code.  As of the Confirmation Date, the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Debtor, the Plan Support Parties, and their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, financial advisors, accountants, attorneys, and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan.  Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the securities under the Plan.

14.18  Expedited Tax Determination.  The Reorganized Debtor may request an expedited determination of taxes under 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtor for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

14.19  Dissolution of any Statutory Committees and Cessation of Fee and Expense Payment.  To the extent that one or more official committees are appointed in the Chapter 11 Case, such committees shall be dissolved on the Effective Date and the retention or employment of any advisors or professionals retained by the committees, including, without limitation, accountants, attorneys and financial advisors will terminate.  After the Effective Date, the Reorganized Date Debtor shall no longer be responsible for paying any fees and expenses incurred by the members of any advisors or professionals retained by any such committees.

14.20  Fees and Expenses of Plan Support Parties.  On the Effective Date, the Debtor shall pay all fees and expenses of the Plan Support Parties in accordance with the terms of the Plan Support Agreement.

Dated: January 26, 2012	Respectfully submitted,
Ener1, Inc., a Florida corporation By: s/ Alex Sorokin

Schedule 2
to
Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code

Executory Contracts and Unexpired Leases to be Rejected

Name and Mailing Address of Other Parties to Lease or Contract	Description of Contract or Lease and Nature of Debtor’s Interest
SPUSV5 1540 Broadway, LLC 515 South Flower Street, 31st Floor Los Angeles, CA 90071	Lease of Non-Residential Real Property, as amended by the First Amendment to Lease dated as of January 10, 2011, for premises at: Suite 40D 1540 Broadway New York, NY
Regus Management Group, LLC 15305 Dallas Parkway, Suite 400 Addison, TX 75001	Lease of Non-Residential Real Property, dated August 23, 2011 for premises at: Suite 300 1451 West Cypress Creek Road Fort Lauderdale, FL
Credit Suisse Securities (USA) LLC c/o Ted Michaels Eleven Madison Avenue New York, NY 10010-3629	Engagement Letter, dated March 23, 2010 for advisory services on proposed Private Placements
Relational, LLC 3701 Algonquin Road Suite 600 Rolling Meadows, IL 60008

Lease of Equipment as amended by Amendment No. 1 to the Master Lease Agreement dated as of July 14, 2008, for equipment set forth on Exhibit A, and as amended by Schedule No. 001, Schedule

No. 002, Schedule No. 003, and Schedule

No. 004 dated September 26, 2008, Schedule No. 005 and Schedule No. 006 dated October 24, 2008, Schedule No. 007 dated May 19, 2009, and Schedule No. 008, Schedule

No. 009, and Schedule No. 010

dated December 8, 2008.

EXHIBIT B

TRANSACTION DOCUMENTS

Annex 1: Stockholders Agreement

Annex 2: Registration Rights Agreement

Annex 3: Amended and Restated Certificate of Incorporation

Annex 4: Amended and Restated Bylaws

Annex 5: Loan Agreement

Annex 6: Equity Commitment Agreement

ANNEX 1

STOCKHOLDERS AGREEMENT

Stockholders Agreement (the “Agreement”), dated as of [•], 2012, by and among Ener1, Inc., a Florida corporation (the “Company”), Bzinfin S.A., a British Virgin Islands company (“Bzinfin”), and the other parties listed on Exhibit A hereto (collectively with Bzinfin, the “Stockholders” and each individually, a “Stockholder”), and any Person who after the Effective Date becomes a Stockholder of the Company as provided herein. The Company and the Stockholders are each a “party” and collectively are “parties” to this Agreement.

INTRODUCTION

WHEREAS, on January [•], 2012, the Company filed a petition in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101-1130 in In re Ener1, Inc., Case No. [•] (the “Proceeding”);

WHEREAS, pursuant to the Company’s Plan of Reorganization filed in the Proceeding (the “Plan”) and confirmed by the Bankruptcy Court by its order dated [•], 2012 (the “Effective Date”), the Company has agreed as of the Effective Date to, among other things, issue shares of (a) New Common Stock (as defined in the Plan) and (b) New Preferred Stock (as defined in the Plan) to certain creditors of the Company;

WHEREAS, pursuant to the Plan, the Company is authorized to enter into this Agreement to set forth certain terms and conditions of ownership of the New Common Stock and New Preferred Stock and the rights of holders thereof; and

WHEREAS, the parties desire that this Agreement be executed to provide for certain rights, obligations and limitations set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

Definitions

Section 1.01. Definitions.  As used in this Agreement:

“8.25% Noteholders” shall mean each of Liberty Harbor Special Investments, LLC, Goldman Sachs Palmetto State Credit Fund, L.P., Whitebox Credit Arbitrage Partners, L.P., Pandora Select Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners, L.P., Whitebox Multi Strategy Partners, L.P. and Whitebox Special Opportunities Fund LP, Series B.

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such other Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 30% or more of the total number of votes of the securities having ordinary voting power for the election of directors of such former Person.

1

“Agreement” shall have the meaning set forth in the Preamble.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation adopted under and filed pursuant to the Plan with the Department of State of the State of Florida on the Effective Date.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“Beneficial Ownership” means, with respect to a specified Person, the ownership of Stock as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as such Rule is in effect from time to time.  “Beneficially Own” and “Beneficial Owner” shall each also have the correlative meaning.

“Board” shall mean the Board of Directors of the Company.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in New York, New York.

“Bzinfin” shall have the meaning set forth in the Preamble.

“Bzinfin Transferor” shall have the meaning set forth in Section 5.01.

“Call Price” shall mean $9.08 per share.1

“Call Shares” shall have the meaning set forth in Section 9.01.

“Change of Control” shall mean (a) the consummation of a merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of the Company’s outstanding Stock immediately prior to such merger or consolidation continue to Beneficially Own immediately thereafter at least 50% of the voting power of Stock or the capital stock, or equivalent equity interests, of the surviving or acquiring entity (or its parent entity if the surviving entity is wholly owned by the parent entity), (b) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis (including securities of the Company’s directly or indirectly owned subsidiaries), other than a sale, lease or other disposition to an Affiliate of the Company or to Bzinfin or its Affiliates, (c) such time that Bzinfin, together with its Affiliates, including any Permitted Transferee as a result of a Permitted Transfer under clauses (b), (c) or (e) of the definition thereof, cease to possess the power to elect a majority of the members of the Board or (d) such time that Bzinfin and its Affiliates, including any Permitted Transferee as a result of a Permitted Transfer under clauses (b), (c) or (e) of the definition thereof, shall cease to Beneficially Own, in the aggregate, at least 35% of the outstanding shares of Stock on an as converted basis into New Common Stock.

1 Amount (on a per share basis) equal to 150% of the cost basis of the New Common Stock (i.e., 25% of the principal amount of the 8.25% Notes and accrued interest thereon through the date of the Lockup Agreement converted into New Common Stock).

2

“Change of Control Termination Event” means the occurrence of a Change of Control of the type specified in either clauses (a) or (b) of the definition of “Change of Control.”

“Chosen Courts” shall have the meaning set forth in Section 13.06.

“Company” shall have the meaning set forth in the Preamble.

“Disabling Condition” shall have the meaning set forth in Section 8.02(a).

“Disabling Notice” shall have the meaning set forth in Section 8.02(b).

“Drag Along Notice” shall have the meaning set forth in Section 6.02.

“Drag Along Sale” shall have the meaning set forth in Section 6.01.

“Drag Along Seller” shall have the meaning set forth in Section 6.01.

“Drag Along Shares” shall have the meaning set forth in Section 6.01.

“Drag Along Stockholder” shall have the meaning set forth in Section 6.01.

“Drag Along Transferee” shall have the meaning set forth in Section 6.01.

“Effective Date” shall mean the effective date of the Plan.

“Equity Commitment Agreement” shall have the meaning set forth in the Plan.

“Exempt Issuances” shall mean: (a) the issuance of Stock and Stock Equivalents to employees, officers or directors of the Company or its subsidiaries under compensation plans and agreements approved in good faith by the Board representing, in the aggregate, up to 8% of the total number of shares of Stock outstanding as of the Effective Date (on a fully diluted basis); provided that, in the case of Stock Equivalents to purchase New Common Stock, the exercise price per share of New Common Stock shall not be less than the Fair Market Value per share of New Common Stock on the date of issuance of such Stock Equivalents; (b) the issuance of Stock upon the conversion or exercise of Stock Equivalents as to which the Company complied with the provisions of ARTICLE III; (c) shares of New Common Stock or Stock Equivalents for New Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction, provided that all of the foregoing shall have been approved in good faith by the Board; (d) shares of New Common Stock or Stock Equivalents for New Common Stock issued or issuable to strategic partners of the Company approved in good faith by the Board, provided that in the case of Stock Equivalents for New Common Stock, the exercise price per share of New Common Stock shall not be less than the Fair Market Value per share of New Common Stock on the date of issuance of such Stock; (e) the issuance of New Common Stock upon the conversion of the New Preferred Stock; (f) the issuance of any Stock or Stock Equivalents in connection with an arms-length acquisition by the Company (either directly or indirectly through a subsidiary thereof) of another entity or assets constituting a business approved in good faith by the Board; or (g) issuances of Stock under the Equity Commitment Agreement and as otherwise expressly provided for in the Plan.

3

“Exercise Notice” shall have the meaning set forth in Section 7.02.

“Fair Market Value” shall have the meaning set forth in the Articles of Incorporation.

“First Refusal Right” shall have the meaning set forth in Section 7.02.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“GSAM Investors” shall mean Liberty Harbor Special Investments, LLC and Goldman Sachs Palmetto State Credit Fund, L.P., together with their Permitted Transferees.

“Included Stockholder” shall have the meaning set forth in Section 5.02.

“Independent Financial Advisor” shall have the meaning set forth in the Articles of Incorporation.

“ITC” shall mean ITOCHU Corporation.

“ITC Director” has the meaning set forth in Section 2.02.

“Legacy Put Shares” shall have the meaning set forth in Section 12.01(c).

“Majority Holders” shall mean, collectively, (a) Bzinfin and its Affiliates so long as either (i) Bzinfin, together with its Affiliates, including any Permitted Transferee as a result of a Permitted Transfer under clauses (b), (c) or (e) of the definition thereof, possess the power to elect a majority of the members of the Board or (ii) Bzinfin and its Affiliates Beneficially Own, in the aggregate, at least 30% of the outstanding shares of Stock, on an as converted basis into New Common Stock and (b) holders of at least 50% of the then outstanding shares of Stock Beneficially Owned by all holders other than Bzinfin and its Affiliates, on an as converted basis into New Common Stock; provided, however, that if clause (a) is deemed inapplicable by reason of the failure of the conditions specified in both item (i) and (ii) thereof, then “Majority Holders” shall mean the holders of at least 50% of the then outstanding shares of Stock Beneficially Owned by all holders, including Bzinfin and its Affiliates, on an as converted basis into New Common Stock.

4

“Major Stockholder” shall have the meaning set forth in Section 10.01.

“New Common Stock” shall have the meaning set forth in the Plan.

“New Preferred Stock” shall have the meaning set forth in the Plan.

“Observer” shall have the meaning set forth in Section 2.01.

“Offer” shall have the meaning set forth in Section 3.01.

“Offered Securities” shall have the meaning set forth in Section 3.01.

“Permitted Transfer” shall mean any of the following:

(a) any Transfer of Stock or Stock Equivalents by any Stockholder made (i) pursuant to a statutory merger or statutory consolidation of the Company with or into another corporation or corporations or other form of entity, (ii) pursuant to a conversion, recapitalization, or the like involving the Company, (iii) pursuant to a Transfer expressly permitted by the terms of this Agreement, (iv) pursuant to the winding up and dissolution of the Company, (v) at, and pursuant to, the Qualified IPO or (vi) pursuant to the exercise of registration rights;

(b) any Transfer of Stock or Stock Equivalents by any Stockholder to another Stockholder;

(c) any Transfer of Stock or Stock Equivalents by any Stockholder if such Stockholder is a corporation, partnership, limited liability company or other entity and such Transfer is effected without direct or indirect consideration to (i) a stockholder of such corporation, a partner of such partnership, a member of such limited liability company or owner of such other entity, (ii) an Affiliate of such corporation, partnership, limited liability company or other entity (including, with respect to any GSAM Investors, any investment funds managed by Goldman Sachs Asset Management or any Affiliate thereof), (iii) a retired partner of such partnership or retired member of such limited liability company who retires after the date of this Agreement or (iv) the estate of any such partner, member, stockholder or owner;

(d) with respect to any Stockholder that is a natural person, any Transfer of Stock or Stock Equivalents by such Stockholder to one or more of such Stockholder’s spouse, child, grandchild, father, mother, brother, sister, stepparent, stepchild, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (collectively, “family members”), or a trust of which the Stockholder and/or one or more of such Stockholder’s family members are the sole beneficiaries; or

(e) any bona fide pledge of Stock by any Stockholder to any financial institution and/or the acquisition of such Stock by any such pledgee financial institution pursuant to such pledge.

5

provided that (1) any Transfer under clauses (a) through (e) above shall be void ab initio and of no legal force or effect whatsoever unless the transferee (x) represents in writing that it is not a competitor of the Company and (y) agrees in writing to be subject to the provisions of this Agreement by becoming a party hereto and (2) Stock transferred pursuant to clauses (a) – (e) may not be further Transferred under such clauses except to a Person that would have qualified as a Permitted Transferee of the Stockholder who effectuated the first Permitted Transfer of any such Stock.

           “Permitted Transferee” shall mean the transferee in the event of a Permitted Transfer.

“Person” shall mean any natural person, corporation, limited liability company, partnership, trust or other entity.

           “Plan” shall have the meaning set forth in the Recitals.

“Proceeding” shall have the meaning set forth in the Recitals.

“Preferred Stockholder” shall mean Bzinfin and any of its Affiliates to which Bzinfin has Transferred its shares of Stock in a Permitted Transfer, in each case, as holders of shares of New Preferred Stock and/or New Common Stock into which such New Preferred Stock is converted.

“Proportionate Percentage” shall mean, with respect to each Stockholder, a fraction of which (a) the numerator is the number of then outstanding shares of Stock held by such Stockholder (assuming the exercise or conversion, as applicable, to New Common Stock of New Preferred Stock and Stock Equivalents Beneficially Owned such Stockholder) and (b) the denominator is the total number of then outstanding shares of Stock (in each case, assuming the exercise or conversion, as applicable, to New Common Stock of New Preferred Stock and Stock Equivalents Beneficially Owned by all Stockholders).

“Put” shall have the meaning set forth in Section 8.01(a).

“Put Exercise Period” shall have the meaning set forth in Section 8.01(a).

“Put Holder” shall have the meaning set forth in Section 8.01(a).

“Put Notice” shall have the meaning set forth in Section 8.01(a).

“Put Price” shall mean (x) $6.0522 per share plus (y) accrued simple interest thereon, at a rate of 2.95% per annum, from and after the Effective Date through the earlier to occur of (i) a Change of Control or (ii) the eighth (8th) anniversary of the Effective Date.

“Put Shares” shall have the meaning set forth in Section 8.01(a).

2 Amount (on a per share basis) equal to the cost basis of the New Common Stock (i.e., 25% of the principal amount of the 8.25% Notes and accrued interest thereon through the date of the Lockup Agreement converted into New Common Stock).

6

“Qualified IPO” shall have the meaning set forth in the Articles of Incorporation.

“Related Party Transaction” shall mean any transaction, agreement or arrangement between (a) the Company or any of its subsidiaries, on the one hand, and (b) Bzinfin or any of its Affiliates, on the other hand.

“Restricted Payments” shall mean: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of the Company or any of its subsidiaries (other than to the Company or any of its wholly owned subsidiaries and other than dividends or distributions payable solely in capital stock); (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of the Company or any of its subsidiaries; (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of the Company or any of its subsidiaries; and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any indebtedness subordinated or pari passu with the New Notes (as defined in the Plan) prior to the scheduled mandatory payment date.

“ROFR Securities” shall have the meaning set forth in Section 7.01.

“Sale Notice” shall have the meaning set forth in Section 7.01.

“Stock” shall mean all issued and outstanding shares of New Common Stock and New Preferred Stock, together with all other shares of capital stock of the Company of any class or series which may after the Effective Date be issued.

“Stock Equivalents” shall mean any security convertible into or exchangeable into Stock, or any right, warrant or option to acquire any Stock or such convertible or exchangeable security.

“Stockholder” and “Stockholders” have the meanings set forth in the Preamble.

“Tag Notice” shall have the meaning set forth in Section 5.01.

“Third Party Disposition” shall have the meaning set forth in Section 5.01.

“Third Party Transferee” shall have the meaning set forth in Section 6.01.

“Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance of any voting right or economic interest in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly.

“Transferred Shares” shall have the meaning set forth in Section 6.01.

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“Waiver Event” shall have the meaning set forth in Section 7.02.

“Whitebox Investors” shall mean Whitebox Credit Arbitrage Partners, L.P., Pandora Select Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners, L.P., Whitebox Multi Strategy Partners, L.P. and Whitebox Special Opportunities Fund LP, Series B, together with their Permitted Transferees.

ARTICLE II

Board of Directors

Section 2.01. Observer Rights.  The GSAM Investors shall have the right to designate one individual (the “Observer”) to attend all meetings of the Board (and any committees thereof) in a non-voting observer capacity.  The Observer shall be entitled to receive all notices, reports, presentations and materials as if the Observer were a member of the Board. As a condition to this entitlement to receive such notices, reports, presentations and materials, each of the Observer and the GSAM Investors agrees to be governed by the same limitations, restrictions, and duties on the use and disclosure of all Company information, including limitations on trading in Company securities, as would apply to a member of the Board.  The Company shall reimburse each Observer for any reasonable costs and expenses incurred in connection with meetings of the Board and committees thereof on the same basis that directors are reimbursed for such costs and expenses.  The Observer may be recused from any meeting, and the Company may exclude the Observer (including the GSAM Investors) from access to any materials, if in the opinion of the Company’s counsel such exclusion is reasonably necessary to preserve the attorney-client privilege.

Section 2.02. ITC Director. So long as ITC Beneficially Owns at least two-thirds of the shares of New Common Stock owned by ITC on the Effective Date, ITC shall have the right to appoint one (1) member of the Board (the “ITC Director”).  Each Stockholder agrees to vote its Stock in such a manner as to enable ITC to appoint the ITC Director and, in its sole discretion, to remove and replace, whether upon the occurrence of a vacancy for any reason, or otherwise, the ITC Director.  ITC agrees that any individual it appoints to serve as the ITC Director shall possess sufficient professional experience, expertise and competence germane to the Company’s business and each such individual shall devote sufficient time and effort in connection therewith.

Section 2.03. Information Rights. The Whitebox Investors shall be entitled to receive all notices, reports, presentations and materials sent to the Board.  As a condition to this entitlement to receive such notices, reports, presentations and materials, the Whitebox Investors agree to be governed by the same limitations, restrictions, and duties on the use and disclosure of all Company information, including limitations on trading in Company securities, as would apply to a member of the Board.

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ARTICLE III

Preemptive Rights

Section 3.01. Notice of Issuance.  The Company will give each Stockholder at least fifteen (15) Business Days prior written notice of any proposed sale or issuance by the Company of any Stock, except for Exempt Issuances or other than in connection with a Qualified IPO.  Such notice will identify the Stock to be issued, the approximate date of issuance, and the price and other terms and conditions of the issuance.  Such notice will also include an offer (the “Offer”) to transfer to each such Stockholder its Proportionate Percentage of such Stock (the “Offered Securities”) at the price and on the other terms as are proposed for such sale or issuance, which Offer by its terms shall remain open for a period of ten (10) Business Days from the date of receipt of such notice and which Offer may be accepted by any such Stockholder in such Stockholder’s sole discretion.  The Offer will also specify each such Stockholder’s Proportionate Percentage, and the manner in which it was determined.

Section 3.02. Acceptance.  Each Stockholder shall give notice to the Company of such Stockholder’s intention to accept an Offer prior to the end of the 5-Business Day period of such Offer, (a) confirming the Stockholders’ acceptance, in full, of such Offer and (b) specifying the maximum number of additional Offered Securities such Stockholder is willing to purchase if any other Stockholder declines to purchase such other Stockholder’s Offered Securities.  If any Stockholder fails to subscribe for all of such Stockholder’s Offered Securities, the other subscribing Stockholders shall be entitled to purchase all of such Offered Securities, up to the number of additional Offered Securities specified in their notice in the same relative proportion in which they were initially entitled to purchase Stock in the Offer.  The Company shall notify each Stockholder in writing within three (3) Business Days following the expiration of the 10-Business Day period described above of the additional amount of Offered Securities which each Stockholder may purchase pursuant to the foregoing sentence and each Stockholder shall then have three (3) Business Days from the delivery of such notice to indicate such additional amount, if any, that such Stockholder wishes to purchase.

Section 3.03. Sale to Stockholders. Upon the closing of any sale or issuance as to which the Company has given notice under Section 3.01, the Stockholders shall purchase from the Company, and the Company shall sell to the Stockholders, the Offered Securities subscribed for by the Stockholders at the price and on the terms specified in the Offer, which shall be the same price and terms at which all other Persons acquire such Offered Securities in connection with such sale or issuance.

Section 3.04. Sale to Third Parties.  If, but only if, the Stockholders do not subscribe for all of the Offered Securities, the Company shall have 120 days from the end of the foregoing 15-Business Day period to sell all or any part of such Offered Securities as to which Stockholders have not accepted an Offer to any other Persons, at a price and on terms and conditions which are no more favorable to such other Persons or less favorable to the Company than those set forth in the Offer.  Any Offered Securities not purchased by the Stockholders or other Persons in accordance with Section 3.03 and this Section 3.04 may not be sold or otherwise disposed of until they are again offered to the Stockholders under the procedures specified in this ARTICLE III.

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ARTICLE IV

Transfer Restrictions

Section 4.01. No Transfer.  No Stockholder may Transfer any Stock Beneficially Owned by such Stockholder to any other Person, except (a) in compliance with the provisions of ARTICLES V, VI AND VII or (b) in a Permitted Transfer.  Notwithstanding anything to the contrary set forth in the Agreement, if a Stockholder is a corporation, partnership, limited liability company or other entity, such Stockholder shall be deemed to Transfer all of the Stock Beneficially Owned by it at any time as the owners of the voting and economic interests therein on the date such Stockholder became a party to this Agreement cease to Beneficially Own more than 50% of the voting or economic interests therein, whereupon all of the Stock Beneficially Owned by such Stockholder shall be subject to the provisions of ARTICLE VII.    No Transfer made in compliance with this Agreement shall be effective unless and until the transferee has agreed to be a party to this Agreement and bound by all of its terms and provisions.

Section 4.02. Legends.  All certificates or instruments representing Stock issued to any party to this Agreement shall bear substantially the following legends, and any other legends required by the Articles of Incorporation:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE OFFERED, RESOLD, ASSIGNED, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED OR EXEMPT FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS AGREEMENT, DATED AS OF [•], 2012 (AS MAY BE AMENDED FROM TIME TO TIME) AND MAY NOT BE VOTED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH SUCH AGREEMENT, A COPY OF WHICH IS AVAILABLE FROM THE COMPANY.

To the extent permitted under the Articles of Incorporation, if any shares of Stock shall become freely tradable under relevant securities laws, the Company shall, upon the written request of the holder thereof, issue to such holder a new certificate representing such shares without the first paragraph of the legend required by this Section 4.02.  If any shares of Stock cease to be subject to the restrictions on Transfer set forth in this Agreement, the Company shall, upon the request of the holder thereof, issue to such holder a new certificate representing such shares without the second paragraph of the legend required by this Section 4.02.  In each case, the requesting holder shall deliver to the Company or its transfer agent such certificates and opinions of counsel as may reasonably be required by the Company or its transfer agent, as applicable.

Section 4.03. Transfers in Contravention of Agreement.  Any purported Transfer of Stock or any rights or obligations hereunder by any Stockholder in contravention of this Agreement shall be null and void, and the Company agrees not to effectuate any such Transfer of Stock.

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ARTICLE V

Tag-Along Rights

Section 5.01. Tag-Along Rights.   Neither Bzinfin nor any of its Permitted Transferees (each, a “Bzinfin Transferor”) shall Transfer or propose to Transfer, in the aggregate, to any Person or any Affiliate of such Person (other than a Permitted Transferee) (a “Third Party Transferee”), shares of Stock representing 5% or more of the outstanding shares of Stock (on an as converted basis), in one or more transactions (other than in a Permitted Transfer), unless the terms and conditions of such Transfer (the “Third Party Disposition”) to such Third Party Transferee shall contain an offer to each other Stockholder to include in such Third Party Disposition such number of shares of Stock as is determined in accordance with Section 5.02.  At least fifteen (15) Business Days prior to effecting any Third Party Disposition, the Bzinfin Transferor shall promptly cause the terms and conditions of the Third Party Disposition to be reduced to a reasonably detailed notice (which notice shall identify the Third Party Transferee and shall include an offer by the Third Party Transferee (or the Bzinfin Transferor, as the case may be), to the other Stockholders to purchase or otherwise acquire their shares of Stock, as the case may be, according to the terms and subject to the conditions of this ARTICLE V), and shall deliver, or cause the Third Party Transferee to deliver, such written notice (the “Tag Notice”) of the terms of such Third Party Disposition to each Stockholder.  The Tag Notice shall be accompanied by a true and correct copy of the agreement, if any, embodying the terms and conditions of the proposed Third Party Disposition or such written summary thereof if there is no agreement.

Section 5.02. Tag Along Participation.  At any time after receipt of the Tag Notice (but in no event later than ten (10) Business Days after receipt), each Stockholder may accept the offer included in the Tag Notice for up to such number of its shares of Stock as determined in accordance with the provisions of this Section 5.02, by furnishing written notice of such acceptance to the Bzinfin Transferor and to the Third Party Transferee.  In the event that any Stockholder elects to accept the offer included in the Tag Notice, such Stockholder (the “Included Stockholder”) shall have the right to Transfer such number of its shares of Stock pursuant to, and upon consummation of, the Third Party Disposition, which is equal to the product of (x) the total number of shares of New Common Stock owned by the Included Stockholder (assuming the conversion to New Common Stock of all shares of New Preferred Stock) and (y) a fraction, the numerator of which shall equal the total number of shares of Stock to be Transferred to the Third Party Transferee (assuming the conversion to New Common Stock of all shares of New Preferred Stock), and the denominator of which shall equal the total number of shares of New Common Stock Beneficially Owned by all Stockholders (assuming the conversion of all shares of New Preferred Stock).  If the Third Party Transferee is not willing to purchase such additional shares, then as a condition to closing such Third Party Disposition (a) the number of shares to be Transferred by the Bzinfin Transferor and the Included Stockholders shall be proportionately reduced or (b) the Bzinfin Transferor shall purchase such shares from the Included Stockholders at the price set forth in the Tag Notice.  The purchase of Stock pursuant to this ARTICLE V shall be made on the same terms (including the per share consideration and method of payment, and the date of  Transfer), and subject to the same conditions, if any, as are provided to the Bzinfin Transferor and stated in the Tag Notice.  The Included Stockholder shall only be required to give representations and warranties as to its due authority, ownership of the Stock Beneficially Owned by it and its ability to convey title to the shares of Stock Transferred by it pursuant to this ARTICLE V free and clear of all liens and encumbrances and shall only be required to indemnify for breach of its own representations and warranties.

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Section 5.03. Closing of Tag Along Sale.  Upon the consummation of the Transfer of Stock to the Third Party Transferee pursuant to a Third Party Disposition, the Bzinfin Transferor shall (a) cause the Third Party Transferee to remit directly to each Included Stockholder the sales price of its Stock Transferred pursuant thereto and (b) furnish such other evidence of the completion and time of completion of such Transfer and the terms thereof as may reasonably be requested by such Included Stockholder.

Section 5.04. Waiver of Participation.  If a Stockholder has not delivered to the Bzinfin Transferor and to the Third Party Transferee written notice of its acceptance of the offer contained in the Tag Notice within ten (10) Business Days after the receipt of such Tag Notice, it shall be deemed to have waived any and all rights pursuant to this ARTICLE V with respect to the disposition of its Stock described in the Tag Notice, and the Bzinfin Transferor shall have forty-five (45) days (calculated from the first day next succeeding the expiration of the 10 Business Day acceptance period described above), in which to dispose of the aggregate amount of Stock described in the Tag Notice to the Third Party Transferee identified in the Tag Notice, on terms not more favorable to the Bzinfin Transferor than those which were set forth in the Tag Notice.  If a Stockholder has delivered notice of acceptance as described in the preceding sentence and, if on or before lapse of the 45-day period specified in the preceding sentence, the Bzinfin Transferor and the Third Party Transferee shall not have completed the Transfer of Stock to be Transferred in connection therewith in accordance with the terms of the Third Party Disposition, all the restrictions on the Transfer of Stock contained in this ARTICLE V shall again be in force and effect.

ARTICLE VI

Drag Along Right

Section 6.01. Drag Along Right.  If Bzinfin or any of its Permitted Transferees propose to Transfer in a bona fide transaction to any Person (other than in a Permitted Transfer) (a “Drag Along Transferee”) shares of Stock Beneficially Owned by Bzinfin or such Permitted Transferees representing at least 30% of the outstanding shares of Stock (on an as converted basis) (the “Transferred Shares”) then, at the election of such holder or holders (a “Drag Along Seller”), each other Stockholder (each, a “Drag Along Stockholder”) shall be required to Transfer to such Drag Along Transferee (a “Drag Along Sale”) such number of shares of Stock then Beneficially Owned by it (the “Drag Along Shares”) as bears the same relation to the total number of shares of Common Stock then Beneficially Owned by such Drag Along Stockholder (treating, for purposes of this ARTICLE VI, each share of New Preferred Stock as having been converted into and representing such number of shares of New Common Stock into which it is convertible at the time of the applicable determination) as the number of Transferred Shares bears to the total number of shares of Stock (on an as converted basis) then Beneficially Owned by the Drag Along Seller.

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Section 6.02. Drag Along Notice.  The Drag Along Seller shall deliver to each Drag Along Stockholder written notice (the “Drag Along Notice”) of any Transfer to be made pursuant to Section 6.01, which notice shall set forth the name of the proposed Drag Along Transferee, consideration to be paid by the Drag Along Transferee for each Transferred Share, the number of Transferred Shares to be Transferred by the Drag Along Seller, the number of shares to be Transferred by each Drag Along Stockholder, and the other terms and conditions, if any, of such transaction.  Pending consummation of the Drag Along Sale, the Drag Along Seller shall promptly notify each Drag Along Stockholder of any changes in the proposed timing for the Drag Along Sale and any other material developments in connection therewith.  The Drag Along Sale shall be on the same terms and conditions as the Transfer of the Transferred Shares by the Drag Along Seller.  The Drag Along Stockholder shall only be required to give representations and warranties as to its due authority, ownership of the Stock Beneficially Owned by it and its ability to convey title to the shares of Stock Transferred by it pursuant to this ARTICLE VI free and clear of all liens and encumbrances and shall only be required to indemnify for breach of its own representations and warranties.

Section 6.03. Termination of Drag Along Sale.  The Drag Along Seller will notify the other Stockholders at least fifteen (15) Business Days in advance of the closing of the Drag Along Sale. If, within forty-five (45) days after the Drag Along Seller provides the Drag Along Notice, no Transfer of the Transferred Shares Beneficially Owned by the Drag Along Seller or the Drag Along Shares in accordance with the provisions of this ARTICLE VI shall have been completed, the Drag Along Sale shall be terminated for purposes hereof and the Drag Along Seller must deliver another Drag Along Notice in order to exercise its rights under this ARTICLE VI with respect to such Transfer or any other Transfer.

Section 6.04. Closing of Drag Along Sale.  Simultaneously with the consummation of the Transfer of the Transferred Shares pursuant to this ARTICLE VI, the Drag Along Seller shall cause the Drag Along Transferee to remit directly to the Drag Along Stockholder the consideration with respect to the Drag Along Shares and shall furnish such other evidence of the completion and time of completion of such Transfer and terms and conditions, if any, thereof as may reasonably be requested by each Drag Along Stockholder.  For the avoidance of doubt, the provisions of this ARTICLE VI shall remain in effect for any subsequent proposed Transfer.

ARTICLE VII

Right of First Refusal

Section 7.01. Triggering Event.  In the event that any Stockholder (other than a Preferred Stockholder) proposes to Transfer any Stock or Stock Equivalents (the “ROFR Securities”), then such Stockholder shall notify the Preferred Stockholder in writing (the “Sale Notice”), setting forth in reasonable detail the terms and conditions of the proposed Transfer of such ROFR Securities (which must be for cash or other consideration with readily ascertainable cash value) and the identity of the intended transferee (who must be a bona fide independent third party offeree) and shall offer the ROFR Securities to the Preferred Stockholder as provided hereinafter on the same terms and conditions.

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Section 7.02. Right of First Refusal.  Within ten (10) Business Days after receipt of the Sale Notice from the Stockholder, the Preferred Stockholder may elect (which election shall be irrevocable) to purchase all but not less than all of the ROFR Securities offered in the Sale Notice, at the price and on the terms and conditions specified in the Sale Notice (the “First Refusal Right”),  by written notice (the “Exercise Notice”) to the Stockholder of such election.  The date of a closing pursuant to this Section 7.02 shall take place at the offices of the Company on the fifth (5th) Business Day following the expiration of the ten (10) Business Day election period specified above.  The failure of the Preferred Stockholder to deliver the Exercise Notice to purchase all but not less than all of the ROFR Securities before expiration of the ten (10) Business Day election period specified above shall be deemed a waiver of such First Refusal Right as to such ROFR Securities (a “Waiver Event”).

Section 7.03. Sale Mechanics.  On the date fixed for closing pursuant to Section 7.02, the Stockholder shall deliver to the Preferred Stockholder the certificates representing the ROFR Securities sold to the Preferred Stockholder, free and clear of all liens and encumbrances (other than legends on share certificates in respect of applicable securities laws and the contractual restrictions set forth in this Agreement) and properly indorsed for Transfer, and the Preferred Stockholder shall pay the purchase price for the ROFR Securities purchased by it by delivery of immediately available funds to the Stockholder.

Section 7.04. Sale to Third Party.  Upon the occurrence of a Waiver Event, the Stockholder may, during the ninety (90) day period following the expiration of the ten (10) Business Day election period provided for in Section 7.02, sell all or any portion of the ROFR Securities, but not less than 50% of the ROFR Securities, to the proposed transferee on the same terms or no more favorable terms to the proposed transferee as specified in the Sale Notice. If the Stockholder shall not have sold such ROFR Securities within such period or the terms of sale shall have materially changed in a manner favorable to the proposed transferee, the right provided hereunder shall be deemed to be revived with respect to that portion of the ROFR Securities not sold or as to which the terms of sale have so materially changed, and such ROFR Securities shall not be sold unless first re-offered to the Preferred Stockholder in accordance with this ARTICLE VII.  Notwithstanding anything to the contrary set forth in this Article VII , any sale of ROFR Securities under this Section 7.04  shall be void ab initio and of no legal force or effect whatsoever unless the proposed transferee (x) represents in writing that it is not a competitor of the Company and (y) agrees in writing to be subject to the provisions of this Agreement by becoming a party hereto.

ARTICLE VIII

Put Right

Section 8.01. Put Right.

(a) At any time or from time to time after the earlier to occur of (i) a Change of Control or (ii) the eighth (8th) anniversary of the Effective Date and in either case, whichever occurs first, until the first anniversary of the date thereof (the “Put Exercise Period”), the Company shall, subject to ARTICLE XII, upon at least ten (10) Business Days’ written notice (a “Put Notice”) from any 8.25% Noteholder that is a Stockholder, or a Permitted Transferee thereof (each a “Put Holder”), repurchase, on the date and in the manner set forth in Section 8.01(b) (the “Put”), from each such Put Holder, all of the shares of New Common Stock Beneficially Owned by the 8.25% Noteholders on the Effective Date and then still outstanding and Beneficially Owned by a Put Holder and requested to be repurchased in the Put Notice (collectively, the “Put Shares”).  The purchase price for each Put Share repurchased in the Put shall be an amount equal to the Put Price.

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(b) On the date of any repurchase of Put Shares pursuant to this ARTICLE VIII, the Put Holder of each such affected Put Share shall assign to the Company such Put Shares repurchased without any representation or warranty or indemnity (except as specified in the last sentence of Section 6.02 hereof), by the surrender of such Put Shares to the Company against payment of the Put Price therefor.  Upon receipt by the Company of duly executed and effective assignment documentation, payment of the Put Price shall be made at the option of each participating Put Holder by (i) wire transfer to an account in a bank located in the United States designated by such Put Holder for such purpose or (ii) a certified or official bank check payable to the order of such Put Holder.

Section 8.02. Limitations on the Company’s Obligations to Purchase Shares.

(a) Except to the extent provided in Section 8.02(b), the Company shall not be obligated to purchase the Put Shares pursuant to Section 8.01  during the Put Exercise Period to the extent that such repurchase would, in the sole determination of the Board acting reasonably and in good faith, be reasonably likely to have a material adverse effect on the liquidity of the Company immediately following the date of the Put Notice (a “Disabling Condition”).

(b) In the event that any Disabling Condition exists with respect to any repurchase requested pursuant to Section 8.01 during the Put Exercise Period, the Company shall promptly after receipt of the Put Notice and determination of such Disabling Condition give each Put Holder participating in such Put written notice thereof (the “Disabling Notice”) which notice shall include a certificate of the Chief Executive Officer, President or Chief Financial Officer of the Company certifying to the existence of the Disabling Condition.  If the Disabling Condition would not prohibit the Company from repurchasing all of the Put Shares, such notice shall indicate the portion of the Put Shares that may be repurchased by the Company without giving rise to a Disabling Condition, and the Company shall repurchase such portion of such Put Shares, pro rata in accordance with the number of Put Shares held by each participating Put Holder, on the date and in the manner set forth in Section 8.01(b).

(c) Following the delivery of a Disabling Notice, and so long as the Disabling Condition continues to exist, the Company shall, within two (2) Business Days following the end of each fiscal quarter, deliver a certificate of the Chief Executive Officer, President or Chief Financial Officer of the Company, certifying to such continued existence.  In the event that the Company determines that a Disabling Condition has ceased to exist (in which case the Company shall so notify the Put Holders within two (2) Business Days), the right to exercise the Put shall be reinstated automatically for the portion of the Put Exercise Period that remained at the time of occurrence of the Disabling Condition.

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(d) In any case in which, and for so long as, the Company is released from its obligation to repurchase any Put Shares under Section 8.01 because of the existence of a Disabling Condition, the Company shall not make any Restricted Payments until such time that the Put Holders  may exercise the Put.

ARTICLE IX

Call Right

Section 9.01. Call Right.  At any time or from time to time until the third (3rd) anniversary of the Effective Date, Bzinfin, together with its Permitted Transferees, shall have the right, upon at least twenty (20) Business Days’ notice, to purchase all or part of the Put Shares then Beneficially Owned by the Put Holders at the Call Price.  On the date of any such purchase, the Put Holder of each such affected Put Share shall assign to Bzinfin and its Permitted Transferees, as applicable, such Put Shares purchased without any representation or warranty or indemnity (except as specified in the last sentence of Section 6.02 hereof), by the surrender of such Put Shares to Bzinfin and its Permitted Transferees, as applicable, against payment of the Call Price therefor (such shares, the “Call Shares”).  Upon receipt by Bzinfin and its Permitted Transferees, as applicable, of duly executed and effective assignment documentation, payment of the Call Price shall be made at the option of each participating Put Holder by (a) wire transfer to an account in a bank located in the United States designated by such Put Holder for such purpose or (b) a certified or official bank check payable to the order of such Put Holder.

ARTICLE X

Information Rights

Section 10.01.  Information Rights.  The Company will deliver, or cause to be delivered, the following to each Stockholder that Beneficially Owns at least 5% of the outstanding shares of New Common Stock (each, a “Major Stockholder”):

(a) as soon as available after the end of the first full fiscal year of the Company following the Effective Date and each successive fiscal year of the Company, and in any event within 90 days thereafter, a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company;

(b) as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, a consolidated balance sheet of the Company and its subsidiaries as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year, all in reasonable detail and certified by the principal financial or accounting officer of the Company;

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(c) as soon as available after the end of each month and in any event within 20 days thereafter, a consolidated balance sheet of the Company and its subsidiaries as of the end of such month and consolidated statements of operations, income, cash flows, retained earnings and shareholders’ equity of the Company and its subsidiaries, for each month and for the current fiscal year of the Company to date, prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of notes thereto); and

(d) such other information and data with respect to the Company and each of its subsidiaries as from time to time may be reasonably requested in writing by such Stockholder.

Section 10.02. Confidentiality. Each Major Stockholder agrees to hold all information received pursuant to Section 10.01 in confidence, and not to use or disclose any of such information to any Person (other than a Major Stockholder or the Company), except to the extent such information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 10.02 by such Major Stockholder or any of its Affiliates), (b) is or has been independently developed or conceived by such Major Stockholder without use of the Company’s confidential information, or (c) is or has been made known or disclosed to such Major Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that such a Major Stockholder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective transferee of any Stock from such Major Stockholder, if such prospective transferee agrees in writing to be bound by the provisions of this Section 10.02 pursuant to an agreement which lists the Company as a third party beneficiary; (iii) to any Affiliate, partner, member, stockholder, or wholly-owned subsidiary of such Major Stockholder in the ordinary course of business, if each such Person agrees in writing to be bound by the provisions of this Section 10.02 pursuant to an agreement which lists the Company as a third party beneficiary; or (iv) as may otherwise be required by law, provided that such Major Stockholder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

ARTICLE XI

Consent Rights

Section 11.01. GSAM Consent Rights.  So long as (a) the GSAM Investors Beneficially Own, in the aggregate, at least two-thirds of the shares of the New Common Stock owned by the GSAM Investors on the Effective Date (which ownership shall include, for purposes of this calculation, any Drag Along Shares and Call Shares sold by the GSAM Investors) and (b) Bzinfin, together with its Affiliates, either (i) solely in its capacity as a holder of shares of New Preferred Stock, has the right to appoint a majority of the Board or (ii) Beneficially Owns, in the aggregate, at least 35% of the shares of New Preferred Stock Beneficially Owned by Bzinfin on the Effective Date, neither the Company nor any of its subsidiaries shall, without the consent of the GSAM Investors:

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(a) enter into any Related Party Transaction, except for (i) any Related Party Transaction providing for annual payments or other obligations of less than $2,000,000; (ii) any Related Party Transaction pertaining to a supply contract based on arm’s length terms with the Company or any of its subsidiaries, provided that (A) such contract shall allow the Company or any such subsidiary to earn margins thereunder not less than margins customarily earned under such types of contracts and (B) at least five (5) Business Days before entering into any such contract, the Company shall provide the GSAM Investors with a copy of such contract or a summary of the terms thereof and a certificate of the Chief Executive Officer, President or Chief Financial Officer of the Company confirming that such contract satisfies the requirements of this clause (ii); (iii) any Related Party Transaction pertaining to a procurement contract based on arm’s length terms with the Company or any of its Subsidiaries, provided that (A) the terms of such contract shall not be materially different (to the benefit of the affiliated vendor) from the terms offered by any non-affiliated vendor and (B) at least five (5) Business Days before entering into any such contract, the Company shall provide the GSAM Investors with a copy of such contract or a summary of the terms thereof and a certificate of the Chief Executive Officer, President or Chief Financial Officer of the Company confirming that such contract satisfies the requirements of this clause (iii); (iv) any Related Party Transaction pertaining to the purchase or sale of assets (including capital stock) at fair market value as determined by an Independent Financial Advisor; (v) any Related Party Transaction pertaining to an equity investment in the Company or any of its subsidiaries for cash consideration at fair market value as determined by an Independent Financial Advisor; and (vi) any Related Party Transaction under written agreements in effect as of the date hereof, provided that neither the Company nor any of its Subsidiaries shall be permitted to enter into any material amendments or waivers of such agreements; provided, however, that this provision shall not prohibit (xx) the payment of reasonably and customary compensation and other benefits and indemnification arrangements to directors, officers and employees of the Company or any of its subsidiaries, in each case in the ordinary course of business, and approved in good faith by the Board, (yy) any repurchase, redemption or other acquisition or retirement for value of any capital stock of the Company or any of its subsidiaries held by any present or former employee or director of the Company (or any of its subsidiaries) pursuant to any management equity subscription agreement or stock option agreement or other management or employee benefit plan or similar agreement or (zz) Restricted Payments that are not prohibited under Section 8.02(d);

(b) any change in the jurisdiction of organization of the Company or any successor thereto other than in connection with a Change of Control Termination Event;

(c) alter or change the rights, preferences or privileges of the shares of the New Preferred Stock, including by amendment to the Articles of Incorporation, or by merger, consolidation or otherwise;

(d) increase or decrease the number of authorized shares of New Common Stock or New Preferred Stock;

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(e) create (by reclassification or otherwise) any new class or series of Stock of the Company;

(f) amend the Articles of Incorporation; or

(g) redeem or repurchase or take any action that results in the redemption or repurchase of, any shares of New Common Stock (except for repurchases of  Put Shares pursuant to ARTICLE VIII) or any series of shares of preferred stock of the Company, except for the New Preferred Stock at a price not to exceed its liquidation value.

ARTICLE XII

Termination

Section 12.01. Termination.  This Agreement shall terminate upon the occurrence of any of the following events:

(a) the dissolution of the Company;

(b) the written agreement of the Majority Holders;

(c) the consummation of a Qualified IPO; or

(d) a Change of Control Termination Event, except that ARTICLE VIII of this Agreement shall not terminate upon a Change of Control Termination Event if (1) such Change of Control Termination Event occurs (xx) prior to the eighth anniversary of the Effective Date or (yy) during the Put Exercise Period and (2) a Put Holder continues to Beneficially Own Put Shares or capital stock of the surviving entity into which such Put Shares are converted or exchanged pursuant to such Change of Control Termination Event (the “Legacy Put Shares”) immediately following the consummation of such Change of Control Termination Event, in which case the right to exercise the Put shall apply, in all respects, to the Put Shares or the Legacy Put Shares, as applicable, Beneficially Owned by the Put Holder immediately following such Change of Control Termination Event in accordance with ARTICLE VIII, provided, however, that the total Put Price shall be reduced by an amount equal to the aggregate amount of any and all cash consideration received by the Put Holder for its Put Shares in connection with the Change of Control Termination Event.

ARTICLE XIII

Miscellaneous

Section 13.01. Notices.  Any notice, approval, consent, request or other communication hereunder shall be given only by, and shall be deemed to have been received upon, (a) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (b) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, (c) facsimile during regular business hours of the recipient, upon electronic confirmation of receipt or (d) email transmission, during regular business hours of the recipient, upon further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), in each case, at the address reflected below or at such other address as such party shall request in a written notice:

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(i) If to the Company:

Ener1, Inc.
1540 Broadway
New York, NY 10036
Attention: Nicholas Brunero
Telephone: (212) 920-3500 x 104
Facsimile: (212) 920-3510
Email: nbrunero@ener1.com

With a copy to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Edward J. Estrada
Telephone: (212) 549-0247
Facsimile: (212) 521-5450
Email: eestrada@reedsmith.com

(ii) If to any Stockholder: As set forth on its signature page hereto.3

Section 13.02. Complete Agreement; Amendment.  This Agreement constitutes the complete understanding of the parties with respect to its subject matter and supersedes any other agreement or understanding relating thereto.  This Agreement may be amended from time to time by an instrument in writing signed by the Majority Holders.

Section 13.03. Waiver.  No failure or delay on the part of the Stockholders or the Company or any of them in exercising any right, power or privilege hereunder, and no course of dealing between the Stockholders or Company, shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights and remedies which the Stockholders or Company would otherwise have.

Section 13.04. Rights and Obligations. Any Stockholder who disposes of its, his or her Stock in accordance with the provisions of this Agreement shall cease to be a party to this Agreement and shall have no further rights or obligations hereunder.

Section 13.05. Assignment; Successors.  The rights and obligations of the Stockholders pursuant to this Agreement are assignable and transferable only in connection with a Transfer, to the extent permitted by this Agreement, of the shares of Stock to which such rights and obligations relate.  Every covenant, term and provision of this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives and permitted successors, transferees and assigns.

3 Note to Bzinfin:  Please also provide notice information for an agent for service of process in the U.S. (see signature page).

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Section 13.06. Governing Law; Submission to Jurisdiction; Selection of Forum; WAIVER OF TRIAL BY JURY.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or nonperformance of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof.  Subject to Section 13.08, each party agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this Agreement, any provision hereof or any of the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York State court sitting in New York County of New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party.  Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  EACH PARTY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  Service of process on the parties in any action arising out of or relating to this Agreement shall be effective if delivered to the parties in accordance with Section 13.01.

Section 13.07. Further Assurances.  Each party hereby covenants and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

Section 13.08. Equitable Relief.  It is hereby acknowledged that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed fully by the parties in accordance with the terms specified herein, and that monetary damages may not be an adequate remedy for breach of this Agreement.  Accordingly, each party hereby agrees that each other party shall be entitled to an injunction or injunctions to restrain, enjoin and prevent breaches of the undertakings and provisions hereof and to enforce specifically the undertakings and provisions hereof in any court of the United States or any state having jurisdiction over the matter (without posting any bond or other security); it being understood that such remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 13.09. Severability.  If any provision of this Agreement, as applied to any part or to any circumstance, is held invalid, illegal or unenforceable under applicable law, (a) such provision, as applied to such party or such circumstance, is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable law, (b) the application of such provision to any other party or to any other circumstance will not be affected or impaired thereby and (c) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect.

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Section 13.10. Rules of Construction.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:  (i) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ii) any reference in this Agreement to $ shall mean U.S. dollars; (iii) all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement; (iv) words imparting the singular number only shall include the plural and vice versa; (v) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (vi) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (viii) all references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(b) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 13.11. Third Parties.                                  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties and their permitted successors and transferees, any rights or remedies under or by reason of this Agreement.

Section 13.12. Counterparts.  This Agreement may be executed and delivered by facsimile, PDF or other electronic transmission in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY

ENER1, INC.

By:
Name:
Title:

[Signature Page to Stockholders Agreement]

STOCKHOLDERS

BZINFIN S.A

By:
Name:
Title:

Notices:
Avocat
Budin & Associés
20, Rue Jean Sénebier
CP 166
1211 Genève 12
Telephone: 022 818 08 08
Facsimile: 022 818 08 15
Email: patrick.bittel@budin.ch

With a copy to (which copy alone shall not constitute notice):

Greenberg Traurig, P.A.
333 Avenue of the Americas
(333 S.E. 2nd Avenue)
Miami, Florida 33131
Attention:  Andrew E. Balog, Esq.
Telephone: (305) 579-0642
Facsimile:  (305) 961-5642
Email: aeb@gtlaw.com

[Signature Page to Stockholders Agreement]

LIBERTY HARBOR SPECIAL INVESTMENTS, LLC

By:	Goldman Sachs Asset Management, L.P.

Name:
Title: Authorized Person

Notices:
1 American Lane
Greenwich, CT 06831
Attention: Jon Yoder and David X. Yu
Telephone: (203) 983-2516; (203) 983-2508
Facsimile: (203) 983-2525; (646) 835-3333
Email: jon.yoder@gs.com; david.yu@gs.com

GOLDMAN SACHS PALMETTO STATE CREDIT FUND, L.P.

By:	Goldman Sachs Asset Management, L.P.

Name:
Title: Authorized Person

Notices:
1 American Lane
Greenwich, CT 06831
Attention: Jon Yoder and David X. Yu
Telephone: (203) 983-2516; (203) 983-2508
Facsimile: (203) 983-2525; (646) 835-3333
Email: jon.yoder@gs.com; david.yu@gs.com

[Signature Page to Stockholders Agreement]

WHITEBOX MULTI STRATEGY PARTNERS, L.P.

By:	Whitebox Advisors LLC

Name:
Title:

Notices:
3033 Excelsior Blvd
Minneapolis, MN 55416
Attention: Dale Willenbring and Dan Philp
Telephone: 612-253-6068; 612-253-6084
Facsimile: 612-253-6001
Email: Dwillenbring@whiteboxadvisors.com; Dphilp@whiteboxadvisors.com

WHITEBOX CONCENTRATED CONVERTIBLE ARBITRAGE PARTNERS, L.P.

By:	Whitebox Advisors LLC

Name:
Title:

Notices:
3033 Excelsior Blvd
Minneapolis, MN 55416
Attention: Dale Willenbring and Dan Philp
Telephone: 612-253-6068; 612-253-6084
Facsimile: 612-253-6001
Email: Dwillenbring@whiteboxadvisors.com; Dphilp@whiteboxadvisors.com

[Signature Page to Stockholders Agreement]

PANDORA SELECT PARTNERS, L.P.

By:	Whitebox Advisors LLC

Name:
Title:

Notices:
3033 Excelsior Blvd
Minneapolis, MN 55416
Attention: Dale Willenbring and Dan Philp
Telephone: 612-253-6068; 612-253-6084
Facsimile: 612-253-6001
Email: Dwillenbring@whiteboxadvisors.com; Dphilp@whiteboxadvisors.com

WHITEBOX CREDIT ARBITRAGE PARTNERS, L.P.

By:	Whitebox Advisors LLC

Name:
Title:

Notices:
3033 Excelsior Blvd
Minneapolis, MN 55416
Attention: Dale Willenbring and Dan Philp
Telephone: 612-253-6068; 612-253-6084
Facsimile: 612-253-6001
Email: Dwillenbring@whiteboxadvisors.com; Dphilp@whiteboxadvisors.com

[Signature Page to Stockholders Agreement]

WHITEBOX SPECIAL OPPORTUNITIES FUND LP, SERIES B

By:	Whitebox Advisors LLC

Name:
Title:

Notices:
3033 Excelsior Blvd
Minneapolis, MN 55416
Attention: Dale Willenbring and Dan Philp
Telephone: 612-253-6068; 612-253-6084
Facsimile: 612-253-6001
Email: Dwillenbring@whiteboxadvisors.com; Dphilp@whiteboxadvisors.com

[Signature Page to Stockholders Agreement]

ITOCHU

By:
Name:
Title:

Notices:
	Address:	ITOCHU Corporation TOKVU Section 5-1, Kita-Aoyama 2-chome Minato-ku, Tokyo 107-8077 Japan
	Attention:	Hiroaki Murase Mr. and Kunihiro Kawakita Mr. Telephone: +81-3-3497-2659 Facsimile: +81-3-3497-4160 Email: hiro.murase@itochu.co.jp; kawakita-k@itochu.co.jp

[Signature Page to Stockholders Agreement]

ANNEX 2

REGISTRATION RIGHTS AGREEMENT

Registration Rights Agreement, dated as of [•], 2012, by and among Ener1, Inc., a Florida corporation (the “Company”), and the Holders listed on the signature page of this Agreement and any Additional Holders who after the Effective Date become parties to this Agreement.

INTRODUCTION

WHEREAS, pursuant to the Plan, the Company is authorized to enter into this Agreement with the Holders to provide them with certain registration rights with respect to the Registrable Securities Beneficially Owned by them from and after the Effective Date, on the terms and subject to the conditions set forth herein; and

WHEREAS, the parties hereto desire to enter into this Agreement as of the Effective Date for the purpose specified in the foregoing recital.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:

ARTICLE I

Definitions

Section 1.01. Definitions.  Unless otherwise defined herein, capitalized terms used herein and in the preamble and the recitals above shall have the following meanings:

“Additional Holders” shall mean the Permitted Assignees of Registrable Securities who, from time to time, acquire Registrable Securities from a Holder or Holders and Beneficially Own Registrable Securities at the relevant time, agree to be bound by the terms hereof and become Holders under of this Agreement.

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such other Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 30% or more of the total number of votes of the securities having ordinary voting power for the election of directors of such former Person.

“Agreement” shall mean this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Beneficial Ownership” means, with respect to a specified Person, the ownership of securities as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as such Rule is in effect from time to time.  “Beneficially Own” and “Beneficial Owner” shall each also have the correlative meaning.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in New York, New York.

“Commission” shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

“Common Stock” shall mean the shares of common stock, $0.01 par value per share, of the Company, as adjusted to reflect any merger, consolidation, recapitalization, reclassification, split-up, stock dividend, rights offering or reverse stock split made, declared or effected with respect to the Common Stock.

“Company” shall have the meaning assigned to such term in the preamble.

“Demand Registration” shall have the meaning assigned to such term in Section 2.01(a).

“Effective Date” means the date of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute thereto, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Final Prospectus” shall have the meaning assigned to such term in Section 2.05(e).

“GSAM Investors” shall mean Liberty Harbor Special Investments, LLC and Goldman Sachs Palmetto State Credit Fund, L.P., together with their Permitted Assignees.

“Holder” shall mean any (a) Person who Beneficially Owns Registrable Securities on the Effective Date and is a party to this Agreement and/or (b) Additional Holder who shall become a party to this Agreement in accordance with the terms herein, in each case, only to the extent such Person Beneficially Owns Registrable Securities.

“Majority Holders” shall mean, collectively, (a) Bzinfin S.A. and its Affiliates so long as either (i) Bzinfin S.A., together with its Affiliates, including any Pemitted Transferee as a result of a Permitted Transfer under clauses (b), (c) or (e) of the definition thereof, possess the power to elect a majority of the members of the Board or (ii) Bzinfin S.A. and its Affiliates Beneficially Own, in the aggregate, at least thirty percent (30%) of the outstanding shares of Common Stock, on an as converted basis of the Preferred Stock into Common Stock and (b) Holders of at least fifty percent (50%) of the then outstanding Registrable Securities, other than those Beneficially Owned by Bzinfin S.A. and its Affiliates on an as converted basis of the Preferred Stock into Common Stock; provided, however, that if clause (a) is deemed inapplicable by reason of the failure of the conditions specified in both item (i) and (ii) thereof, then “Majority Holders” shall mean Holders of at least fifty percent (50%) of the then outstanding Registrable Securities Beneficially Owned by all the Holders, including Bzinfin S.A. and its Affiliates, on an as converted basis of the Preferred Stock into Common Stock.

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“Other Securities” shall have the meaning assigned to such term in the definition of “Registrable Securities.”

“Permitted Assignee” shall mean any (a) Affiliate of any Holder who acquires Registrable Securities from such Holder or another Affiliate of such Holder, effective upon the provision of written notice to the Company of such acquisition, or (b) any other Person who acquires any Registrable Securities of any Holder who is designated as a Permitted Assignee by such Holder in a written notice to the Company; provided in each case that (i) such acquisition or assignment is effected in accordance with applicable securities laws and (ii) such proposed Permitted Assignee agrees in writing to become subject to the terms of this Agreement; provided, however, that the rights of any Person designated as a Permitted Assignee referred to in the foregoing clause (b) shall be limited if, and to the extent, provided in the notice referred to therein; and further provided, however, so long as the Stockholders Agreement is in effect no Person referred in either foregoing clauses (a) or (b) shall be deemed a Permitted Assignee unless its acquisition of Registrable Securities is effected in accordance with the terms and conditions of the Stockholders Agreement and such Person has validly become a party to the Stockholders Agreement in accordance with its terms and conditions.

“Person” shall mean any natural person, corporation, limited liability company, partnership, trust or other entity.

“Plan” shall mean the Company’s Plan of Reorganization filed under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101-1130 in In re Ener1, Inc., Case No. [______________] and confirmed by the United States Bankruptcy Court for the Southern District of New York.

“Preferred Stock” shall mean the shares of preferred stock, $0.01 par value per share, of the Company, as adjusted to reflect any merger, consolidation, recapitalization, reclassification, split-up, stock dividend, rights offering or reverse stock split made, declared or effected with respect to the Preferred Stock.

“Public Offering” shall mean any public offering and sale of equity securities of the Company or its successors for cash pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act.

“Registrable Securities” shall mean the Common Stock of the Company Beneficially Owned by the Holders as of the Effective Date or at any time thereafter or issuable upon conversion of the Preferred Stock Beneficially Owned by the Holders as of the Effective Date or at any time thereafter; and, if as a result of any reclassification, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, sale of all or substantially all of the assets of the Company or other reorganization or other transaction or event, any capital stock, debt securities, warrants, options, rights or other securities (collectively “Other Securities”) are issued or transferred to a Holder in respect of Registrable Securities Beneficially Owned by the Holder, references herein to Registrable Securities shall be deemed to include such Other Securities; provided, however, that a share of Common Stock or Other Securities will cease to be a Registrable Security if (a) a registration statement covering such share of Common Stock or Other Securities, as applicable, has been declared effective by the Commission and such share of Common Stock or Other Securities, as applicable, has been sold or disposed of pursuant to such effective registration statement, (b) such share of Common Stock or Other Securities, as applicable, has been sold or disposed of pursuant to Rule 144 (or any successor rule) under the Securities Act, (c) such share of Common Stock or other Securities, as applicable, is eligible for resale pursuant to Rule 144 (or any successor rule) without limit as to volume or the manner of sale, except that this clause (c) shall not apply to underwritten offerings pursuant to Section 2.02, (d) such share of Common Stock or Other Securities, as applicable, has been Transferred to a Person who is not (and does not become as a result of such Transfer) a Holder, (e) such share of Common Stock or Other Securities, as applicable, is held by the Company or any of its subsidiaries or (f) such share of Common Stock or Other Securities, as applicable, ceases to be outstanding.

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“Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute thereto, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the Effective Date, by and among the Company and the Holders, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Stockholders Agreement as the same may be in effect at the time such reference becomes operative.

“Transfer” and “Transferred” shall have the meanings set forth in the Stockholders Agreement.

ARTICLE II

Registration Rights

Section 2.01. Demand Registration.

(a) Subject to Article III, at any time after the six (6) month anniversary of the Company’s initial Public Offering after the Effective Date, (i) any Holder of at least 10% of the Registrable Securities then outstanding or (ii) the GSAM Investors or their Affiliates, so long as they Beneficially Own at least one-third of the Registrable Securities Beneficially Owned by the GSAM Investors on the Effective Date, may request in writing (specifying that such request is being made pursuant to this Section 2.01(a) and the intended method or methods of disposition thereof) that the Company file a registration statement (or corresponding successor document) under the Securities Act, of all or part of its or their Registrable Securities (a “Demand Registration”).  Thereafter, the Company shall promptly notify all other Holders in writing of the receipt of such request, and each such Holder in lieu of exercising its rights under Section 2.02 may elect (by written notice sent to the Company within ten (10) Business Days from the date of the aforementioned notice) to have Registrable Securities included in such Demand Registration thereof pursuant to this Section 2.01(a).  Thereupon the Company shall, as expeditiously as is reasonably possible, use its commercially reasonable efforts to effect the registration under the Securities Act of all shares of Registrable Securities which the Company has been so requested to register by such Holders for sale, all to the extent required to permit the disposition (in accordance with the intended method or methods thereof, as aforesaid) of the Registrable Securities so registered; provided, however, that the Company shall not be required to effect a registration of Registrable Securities on a Form S-1 or other “long-form” registration pursuant to this Section 2.01(a) unless the  Registrable Securities requested by all Holders to be registered have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than Fifteen Million Dollars ($15,000,000); and further provided, however, the Company shall not be required to effect more than two (2) registrations on Form S-1 or other “long form” registration of any Registrable Securities pursuant to this Section 2.01(a).  There shall be no aggregate limit on short-form registrations on Form S-3 or any successor form so long as the anticipated aggregate public offering price (before any underwriting discounts and commissions) of the Registrable Securities to be registered on each such short-form registration is not less than Three Million Dollars ($3,000,000).  Except as otherwise provided in Section 2.04, all expenses of such registration shall be borne by the Company.

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(b) A registration will not count as a Demand Registration until the applicable registration statement has become effective (unless the requesting Holder withdraws all of its Registrable Securities and the Company has performed its obligations hereunder in all material respects, in which case such demand will count as a Demand Registration unless the requesting Holder pays all registration expenses in connection with such withdrawn registration); provided, however, that if, after it has become effective, an offering of Registrable Securities pursuant to a registration is either (i) interfered with by any stop order, injunction or other order or action of the Commission or other governmental agency or court (other than because of a violation of applicable law by a Holder) or (y) withdrawn because of any development affecting the Company, in either case before being in effect for more than 90 days, then such registration will be deemed not to have been effected and will not count as a Demand Registration unless at least ninety percent (90%) of the Registrable Securities included thereon have been sold or otherwise disposed of.

(c) If the managing underwriter of a Demand Registration shall advise the Company in writing that, in its opinion, the inclusion of all of the Registrable Securities requested to be included in the Demand Registration would materially and adversely affect the distribution of a smaller amount of such Registrable Securities, then all selling Holders shall reduce the amount of Registrable Securities each intended to distribute through such offering on a pro-rata basis such that the Registrable Securities to be included in the Demand Registration shall be reduced to such smaller amount.

Section 2.02. Piggyback Registration.

(a) If the Company at any time proposes to file for its own account and/or for the account of any of its security holders (the “Demanding Security Holders”) a registration statement under the Securities Act on any form (other than on Form S-4 or Form S-8 or any successor form for securities to be offered in a transaction of the type referred to in Rule 145 under the Securities Act or in connection with an exchange offer, or to employees of the Company pursuant to any employee benefit plan, respectively) for the general registration of securities, it will give written notice to all Holders at least ten (10) Business Days before the initial filing with the Commission of such registration statement, which notice shall set forth the intended method of disposition of the securities proposed to be registered by the Company.  The notice shall offer to include in such filing the aggregate number of shares of Registrable Securities as such Holders may request.

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(b) Each Holder desiring to have Registrable Securities registered under this Section 2.02 shall advise the Company in writing within five (5) Business Days after the date of such notice from the Company, setting forth the amount of such Registrable Securities for which registration is requested.  The Company shall thereupon include in such filing the number of shares of Registrable Securities for which registration is so requested, subject to the next sentence, and shall use its commercially reasonable efforts to effect registration under the Securities Act of such shares.  If the managing underwriter of a proposed Public Offering shall advise the Company in writing that, in its opinion, the inclusion of all of the Registrable Securities requested to be included in the registration concurrently with the securities being registered by the Company or such demanding security holder would materially and adversely affect the distribution of such securities by the Company or such demanding security holder, then all selling security holders (including the Demanding Security Holder who initially requested such registration) shall reduce the amount of securities each intended to distribute through such offering on a pro-rata basis to such smaller amount of Registrable Securities to be included in such registration as the managing underwriter shall approve.  Except as otherwise provided in Section 2.04, all expenses of such registration shall be borne by the Company or, if applicable, the Demanding Security Holder(s).

Section 2.03. Registration Procedures.

(a) If the Company is required by the provisions of Section 2.01 or Section 2.02 to use its commercially reasonable efforts to effect the registration of any of Registrable Securities under the Securities Act, the Company will, as expeditiously as reasonably possible:

(i) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become and remain effective for a period of time required for the disposition of such Registrable Securities by the Holders thereof, but not to exceed 180 days; provided that the Company may discontinue any registration of securities that cease to be Registrable Securities;

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus (including any free writing prospectus) used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the sale or other disposition of all Registrable Securities covered by such registration statement until the earlier of (A) such time as all of such Registrable Securities have been disposed of in a Public Offering and (B) the expiration of 180 days; provided that the Company may discontinue any registration of securities that cease to be Registrable Securities;

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(iii) furnish to the selling Holders included in such registration statement such number of copies of a summary prospectus or other prospectus, including a preliminary prospectus and free writing prospectus, in conformity with the requirements of the Securities Act, and such other documents, as such selling Holders may reasonably request;

(iv) use its commercially reasonable efforts to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States as each holder of such securities shall request (provided that the Company shall not be obligated to qualify as a foreign corporation to do business under the laws of any jurisdiction in which it is not then qualified, to subject itself to taxation in such jurisdiction or to file any general consent to service or process), and do such other reasonable acts and things as may be required of it to enable such holder to consummate the disposition in such jurisdiction of the securities covered by such registration statement;

(v) promptly notify each Holder whose Registrable Securities are intended to be covered by such registration statement and each applicable underwriter and, if requested by any such Person, confirm such notice in writing (A) when a prospectus (including any free writing prospectus) or any prospectus supplement or post-effective amendment has been filed with respect to such registration statement and, with respect to such registration statement or any post-effective amendment thereof, when the same has become effective, (B) of the issuance by any state securities or other regulatory authority of any order suspending the qualification or exemption from qualification of any of the Registrable Securities intended to be covered by such registration statement under state securities or “blue sky” laws or the initiation of any proceedings for that purpose, (C) any request by the Commission for the amending or supplementing of such registration statement or prospectus or for additional information with respect thereto, and (D) of the happening of any event which requires the making of any changes in such registration statement or prospectus so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and, as promptly as practicable thereafter, prepare and file with the Commission and furnish a supplement or amendment to such prospectus so that, as thereafter deliverable to the purchasers of such Registrable Securities, such prospectus will not contain any untrue statement of a material fact or omit a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that, with respect to any registration statement on Form S-3 or a similar form allowing forward incorporation by reference, in lieu of the preparation or delivery of any supplement or amendment to such prospectus this clause (D) shall be satisfied by the filing of a Form 8-K, 10-K or 10-Q or a Proxy Statement, or similar applicable filing or an amendment thereto, which such filing is incorporated by reference in relevant part into such prospectus), and in the case of this clause (D) the time period during which such registration statement is required to remain effective shall be extended for the time period during which the use of such prospectus is so suspended;

(vi) use commercially reasonable efforts to obtain and, if obtained, furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 2.01 and Section 2.02, on the date that such shares of Registrable Securities are delivered to the underwriters for sale pursuant to such registration or, if such Registrable Securities are not being sold through underwriters, on the date that the registration statement with respect to such shares of Registrable Securities becomes effective, (A) an opinion, dated such date, of counsel to the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holders making such request, in customary form and covering matters of the type customarily covered in such legal opinions and (B) a comfort letter dated such date, from the independent certified public accountants of the Company, addressed to the underwriters, if any, and if such Registrable Securities are not being sold through underwriters, then to the Holder making such request and, if such accountants refuse to deliver such letter to such Holder, then to the Company, in a customary form and covering matters of the type customarily covered by such comfort letters and as the underwriters or such Holder shall reasonably request;

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(vii) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities;

(viii) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission; and

(ix) use its best efforts to make available to its security holders not later than 18 months after the effective date of the registration statement, an earnings statement covering a period of at least 12 months beginning on a date after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act; provided that the Company shall not in any 12-month period be required to make available more than one such earnings statement in addition to the earnings statement contained in its Annual Report on Form 10-K filed with the Commission (it being further understood and agreed that an earnings statement contained in such Annual Report and covering a 12-month period beginning on a date after the effective date of such registration statement shall satisfy this Section 2.03(a)(ix) with respect to such registration statement).

(b) It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the Registrable Securities which are to be registered at the request of any Holder that such Holder shall furnish to the Company such information regarding the securities held by such Holder and the intended method of disposition thereof as the Company shall reasonably request and as shall be required in connection with the action taken by the Company.

(c) In the event of any underwritten Public Offering, each Holder shall enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.

(d) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.03(a)(v)(D), such Holder shall immediately discontinue such Holder’s disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.03(a)(v)(D) or the filing with the Commission of an applicable report or other document that is incorporated by reference into the prospectus.

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Section 2.04. Registration Expenses.

(a) All expenses incurred in complying with this Agreement, including, without limitation, all registration and filing fees (including all expenses incident to filing with any stock exchange or the Financial Industry Regulatory Authority), printing expenses, fees and disbursements of counsel for the Company, expenses of any special audits incident to or required by any such registration and expenses of complying with the securities or blue sky laws of any jurisdiction pursuant to Section 2.03(a)(iv), shall be paid by the Company, except that:

(i) all such expenses in connection with any amendment or supplement to the registration statement or prospectus filed more than 180 days after the effective date of such registration statement because any Holder has not effected the disposition of the securities requested to be registered shall be paid by such Holder; and

(ii) the Company shall not be liable for any fees, discounts, commissions or other amounts payable to any underwriter or broker or any applicable transfer taxes in respect of the securities sold by such Holder.

(b) In addition, in connection with any underwritten Public Offering of Registrable Securities pursuant to this Agreement, the Company shall also pay the reasonable fees and expenses of one firm of counsel to all of the selling Holders (which firm will be selected by Holders holding a majority of the Registrable Securities being registered).

Section 2.05. Indemnification and Contribution.

(a) In the event of any registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless to the fullest extent permitted by law the Holder of such Registrable Securities, such Holder’s directors and officers, each underwriter who participated in the offering of such Registrable Securities (pursuant to an underwriting agreement with the Company) and each other Person, if any, who controls such Holder within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Holder or any such director, officer, underwriter or controlling Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto, or (ii) any alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made not misleading, and shall reimburse such Holder or such director, officer, underwriter or controlling Person for any legal or any other expenses reasonably incurred by such Holder or such director, officer, underwriter or controlling Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any actual or alleged untrue statement or actual or alleged omission made in such registration statement, preliminary prospectus, prospectus or amendment or supplement in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder specifically for use therein or so furnished for such purposes by or on behalf of any underwriter.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or such director, officer, underwriter or controlling Person, and shall survive the transfer of such securities by such Holder.

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(b) Each Holder, by acceptance hereof, agrees to indemnify and hold harmless to the fullest extent permitted by law, the Company, its directors and officers and each other Person, if any, who controls the Company within the meaning of the Securities Act and each underwriter (that is party to an underwriting agreement with the Company) against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director or officer or any such Person may become subject under the Securities Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon information provided in writing to the Company by or on behalf of such Holder specifically for use and contained in any registration statement under which securities were registered under the Securities Act at the request of such Holder, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereto.  Notwithstanding the provisions of this paragraph (b) or paragraph (d) below, no Holder shall be required to indemnify any Person pursuant to this Section 2.05 or to contribute pursuant to paragraph (d) below in an amount in excess of the amount of the aggregate net proceeds received by such Holder in connection with any such registration under the Securities Act.

(c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give such notice shall not limit the rights of such Person, except to the extent the indemnifying party is actually prejudiced thereby) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnifying party has agreed to pay such fees or expenses or (B) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such indemnified party.  Regardless of whether such defense is or is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its prior written consent (but such consent will not be unreasonably withheld, delayed or conditioned).  If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise the applicable claim unless (i) such settlement or compromise contains a full and unconditional release of the indemnified party or (ii) the indemnified party otherwise consents in writing, which consent shall not be unreasonably withheld, delayed or conditioned.  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels.

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(d) If the indemnification provided for in this Section 2.05 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action.  The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

(e) The foregoing indemnity agreements of the Company and the Holders are subject to the condition that, insofar as they relate to any violation of the Securities Act or any other statute or at common law made in a preliminary prospectus or any free writing prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Commission Rule 424(b) (the “Final Prospectus”), such indemnity agreements shall not inure to the benefit of any Person if a copy of the Final Prospectus was furnished to the indemnified party and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(f) The parties hereto agree that it would not be just and equitable if contribution pursuant to Section 2.05(d) were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 2.06. Limitations on Registration Rights.  Notwithstanding the other provisions of this Agreement:

(a) the Company shall not be obligated to register the Registrable Securities of any Holder if, in the opinion of counsel to the Company reasonably satisfactory to the Holder and its counsel (or, if the Holder has engaged an investment banking firm, to such investment banking firm and its counsel), the sale or other disposition of such Holder’s Registrable Securities, in the manner proposed by such Holder (or by such investment banking firm), may be effected without registering such Registrable Securities under the Securities Act; except for underwritten offerings pursuant to Section 2.02; and

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(b) no Holder may make a request, and the Company shall not be obligated to register the Registrable Securities of any Holder, pursuant to ARTICLE II if the Company has had a registration statement, under which such Holder had a right to have its Registrable Securities included pursuant to ARTICLE II, declared effective within six (6) months prior to the date of the request pursuant to ARTICLE II; provided, however, that if any Holder elected to have shares of its Registrable Securities included under such registration statement but some or all of such shares were excluded pursuant to Section 2.01(c) or the penultimate sentence of Section 2.02(b), then such six (6)-month period shall be reduced to three (3) months.

(c) the Company shall have the right to delay the filing or effectiveness of a registration statement required pursuant to ARTICLE II or to suspend any Holder’s rights to make sales pursuant to any effective registration statement during one or more periods aggregating not more than 120 days in any twelve (12)-month period in the event that (i) the Company would, in accordance with the advice of its counsel, be required to disclose in the prospectus information not otherwise then required by law to be publicly disclosed and (ii) in the judgment of the Company’s board of directors, there is a reasonable likelihood that such disclosure, or any other action to be taken in connection with the prospectus, would materially and adversely affect any existing or prospective material business situation, transaction or negotiation or otherwise materially and adversely affect the Company.

(d) No Person may may participate in any registration hereunder which is underwritten unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled pursuant to Section 2.07 to select the underwriter(s) with respect to such registration and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided, that no Holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (1) such Holder’s ownership of its Registrable Securities to be sold or transferred, (2) such Holder’s power and authority to effect such Transfer and (3) such matters pertaining to compliance with securities laws as may be reasonably requested) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 2.05.

Section 2.07. Selection of Underwriters.  If any Demand Registration is an underwritten offering, the Holders of a majority of the Registrable Securities being so registered will have the right to select the underwriter(s) and manager(s) for such offering, subject to the Company’s approval which shall not be unreasonably withheld, conditioned or delayed.  If any offering with respect to which Holders have piggyback rights under Section 2.02 is an underwritten offering, the Company will have the right to select the underwriter(s) and manager(s) for such offering.

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ARTICLE III

Termination

The Company shall have no obligations under Section 2.01, Section 2.03 or Section 2.04 with respect to: (a) any request for registration made by any Holder under Section 2.01 after December 31 of the year in which the tenth (10th) anniversary of the closing date of the Company’s initial Public Offering occurs; or (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.01 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in a three (3) month period without registration under the Securities Act pursuant to Rule 144 (or any successor rule) under the Securities Act.  The rights and obligations of any specific Holder, and of the Company as to such specific Holder, under this Agreement, shall terminate, if earlier, on the date on which such Holder ceases to Beneficially Own any Registrable Securities, except with respect to any rights and obligations relating to any registration of Registrable Securities that was consummated at or prior to the time of such termination.  Notwithstanding the foregoing, all liabilities and obligations under Section 2.05 and ARTICLE IV shall remain in effect in accordance with the terms of such provisions.

ARTICLE IV

Miscellaneous

Section 4.01. Remedies.  Each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.  The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a material breach by it of the material provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.  In any action or proceeding brought to enforce any provision of this Agreement or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other available remedy.

Section 4.02. Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departure from the provisions hereof may not be given unless the Company has obtained the written consent of the Majority Holders; provided that if any such amendment, modification, supplement, waiver, consent or departure would adversely affect the rights, preferences or privileges of any Holder disproportionately with respect to the rights, preferences and privileges of the other Holders, such Holder’s consent in writing shall be required.

Section 4.03. Notices.  Any notice, approval, consent, request or other communication hereunder shall be given only by, and shall be deemed to have been received upon: (a) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (b) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, (c) facsimile during regular business hours of the recipient, upon electronic confirmation of receipt or (d) email transmission, during regular business hours of the recipient, upon further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient), in each case, at the address reflected below or at such other address as such party shall request in a written notice:

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(i) If to any Holder, as set forth on its signature page hereto.1

(ii) If to the Company, at

Ener1, Inc.
[1540 Broadway
New York, NY 10036]
Attention: Nicholas Brunero
Telephone: (212) 920-3500 x 104
Facsimile: (212) 920-3510
Email: nbrunero@ener1.com

With a copy to:

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Edward J. Estrada
Telephone: (212) 549-0247
Facsimile: (212) 521-5450
Email: eestrada@reedsmith.com

Section 4.04. Rule 144.  So long as the Company is subject to the reporting requirements under the Exchange Act, it shall comply with such requirements so as to permit sales of Registrable Securities by the Holders pursuant to Rule 144 (or any successor rule) under the Securities Act.

Section 4.05. Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties hereto including any Person to whom Registrable Securities are transferred and becomes an Additional Holder in accordance with this Agreement.

Section 4.06. Governing Law; Submission to Jurisdiction; Selection of Forum; WAIVER OF TRIAL BY JURY.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or nonperformance of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this Agreement, any provision hereof or any of the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York State court sitting in New York County of New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto.  Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  Service of process on the parties hereto in any action arising out of or relating to this Agreement shall be effective if delivered to the parties in accordance with Section 4.03

1 Note to Bzinfin: Please also provide notice information for an agent for service of process in the U.S. (see signature page).

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Section 4.07. Severability.  If any provision of this Agreement, as applied to any party or to any circumstance, is held invalid, illegal or unenforceable under applicable law, (a) such provision, as applied to such party or such circumstance, is hereby deemed modified to give effect to the original written intent of the parties hereto to the greatest extent consistent with being valid and enforceable under applicable law, (b) the application of such provision to any other party or to any other circumstance will not be affected or impaired thereby and (c) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect.

Section 4.08. Entire Agreement.  This Agreement represents the complete agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

Section 4.09. Counterparts.  This Agreement may be executed and delivered by facsimile, PDF or other electronic transmission in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.

Section 4.10. Rules of Construction.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (a) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (b) any reference in this Agreement to $ shall mean U.S. dollars; (c) all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement; (d) words imparting the singular number only shall include the plural and vice versa; (e) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (f) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (g) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (h) all references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

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Section 4.11. Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement, except that the provisions of Section 2.05 shall inure to the benefit of the Persons referred to in such Section who are expressly intended to be third party beneficiaries thereof and who may enforce the covenants contained therein.

Section 4.12. Holdback.  Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of capital stock of the Company then Beneficially Owned by such Holder (other than to Affiliates, donees, partners, members, or managers of the Holder who agree to be similarly bound) for the seven (7) days prior to and up to ninety (90) days following the effective date of any registration statement of the Company filed on Form S-1 or other “long form” registration under the Securities Act (plus any additional period of time as may be necessary to comply with applicable regulatory requirements, including, without limitation, Financial Industry Regulatory Authority, Inc. Rule 2711(f)(4) and NYSE Rule 472(f)(4)) in connection with the Company’s initial Public Offering after the Effective Date, unless the sale by the Holder is made pursuant to such registration statement.  With respect to any offering other than the Company’s initial Public Offering after the Effective Date, each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities or other shares of capital stock of the Company then Beneficially Owned by such Holder (other than to Affiliates, donees, partners, members, or managers of the Holder who agree to be similarly bound) for the seven (7) days prior to and up to ninety (90) days following the effective date of any such registration statement of the Company filed under the Securities Act (other than on Form S-4 or Form S-8 or any successor forms thereto) (plus any additional period of time as may be necessary to comply with applicable regulatory requirements, including, without limitation, Financial Industry Regulatory Authority, Inc. Rule 2711(f)(4) and NYSE Rule 472(f)(4)), unless the sale by the Holder is made pursuant to such registration statement.  Each Holder further agrees to enter into any agreement reasonably required by the underwriters or the Company to implement the foregoing within any reasonable timeframe so requested.  In order to enforce the “holdback” covenant described in this Section 4.12, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section 4.12 and to impose stop transfer instructions with respect to the Registrable Securities and such other shares of capital stock of each Holder (and the shares or securities of every other Person subject to the foregoing restriction) until the end of each of such periods.

16

[Signature Page Follows]

17

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

ENER1, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

STOCKHOLDERS

BZINFIN S.A

By:
Name:
Title:

Notices:
Avocat
Budin & Associés
20, Rue Jean Sénebier
CP 166
1211 Genève 12
Telephone: 022 818 08 08
Facsimile: 022 818 08 15
Email: patrick.bittel@budin.ch

With a copy to (which copy alone shall not constitute notice):

Greenberg Traurig, P.A.
333 Avenue of the Americas
(333 S.E. 2nd Avenue)
Miami, Florida 33131
Attention:  Andrew E. Balog, Esq.
Telephone: (305) 579-0642
Facsimile:  (305) 961-5642
Email: aeb@gtlaw.com

2 Note to Bzinfin: Please also provide notice information for an agent for service of process in the U.S.

[Signature Page to Registration Rights Agreement]

LIBERTY HARBOR SPECIAL INVESTMENTS, LLC

By:	Goldman Sachs Asset Management, L.P.

Name:
Title: Authorized Person

Notices:
1 American Lane
Greenwich, CT 06831
Attention: Thomas Secor and David X. Yu
Telephone: (203) 983-2506; (203) 983-2508
Facsimile: (203) 983-2521; (646) 835-3333
Email: thomas.secor@gs.com; david.yu@gs.com

GOLDMAN SACHS PALMETTO STATE CREDIT FUND, L.P.

By:	Goldman Sachs Asset Management, L.P.

Name:
Title: Authorized Person

Notices:
1 American Lane
Greenwich, CT 06831
Attention: Thomas Secor and David X. Yu
Telephone: (203) 983-2506; (203) 983-2508
Facsimile: (203) 983-2521; (646) 835-3333
Email: thomas.secor@gs.com; david.yu@gs.com

[Signature Page to Registration Rights Agreement]

WHITEBOX MULTI STRATEGY PARTNERS, L.P.

By:	Whitebox Advisors LLC

Name:
Title:

Notices:
3033 Excelsior Blvd
Minneapolis, MN 55416
Attention: Dale Willenbring and Dan Philp
Telephone: 612-253-6068; 612-253-6084
Facsimile: 612-253-6001
Email: Dwillenbring@whiteboxadvisors.com; Dphilp@whiteboxadvisors.com

WHITEBOX CONCENTRATED CONVERTIBLE ARBITRAGE PARTNERS, L.P.

By:	Goldman Sachs Asset Management, L.P.

Name:
Title:

Notices:
3033 Excelsior Blvd
Minneapolis, MN 55416
Attention: Dale Willenbring and Dan Philp
Telephone: 612-253-6068; 612-253-6084
Facsimile: 612-253-6001
Email: Dwillenbring@whiteboxadvisors.com; Dphilp@whiteboxadvisors.com

[Signature Page to Registration Rights Agreement]

PANDORA SELECT PARTNERS, L.P.

By:	Whitebox Advisors LLC

Name:
Title:

Notices:
3033 Excelsior Blvd
Minneapolis, MN 55416
Attention: Dale Willenbring and Dan Philp
Telephone: 612-253-6068; 612-253-6084
Facsimile: 612-253-6001
Email: Dwillenbring@whiteboxadvisors.com; Dphilp@whiteboxadvisors.com

WHITEBOX CREDIT ARBITRAGE PARTNERS, L.P.

By:	Whitebox Advisors LLC

Name:
Title:

Notices:
3033 Excelsior Blvd
Minneapolis, MN 55416
Attention: Dale Willenbring and Dan Philp
Telephone: 612-253-6068; 612-253-6084
Facsimile: 612-253-6001
Email: Dwillenbring@whiteboxadvisors.com; Dphilp@whiteboxadvisors.com

[Signature Page to Registration Rights Agreement]

WHITEBOX SPECIAL OPPORTUNITIES FUND LP, SERIES B

By:	Whitebox Advisors LLC

Name:
Title:

Notices:
3033 Excelsior Blvd
Minneapolis, MN 55416
Attention: Dale Willenbring and Dan Philp
Telephone: 612-253-6068; 612-253-6084
Facsimile: 612-253-6001
Email: Dwillenbring@whiteboxadvisors.com; Dphilp@whiteboxadvisors.com

[Signature Page to Registration Rights Agreement]

ITOCHU

By:
Name:
Title:

Notices:
	Address:	ITOCHU Corporation TOKVU Section 5-1, Kita-Aoyama 2-chome Minato-ku, Tokyo 107-8077 Japan
	Attention:	Hiroaki Murase Mr. and Kunihiro Kawakita Mr. Telephone: +81-3-3497-2659 Facsimile: +81-3-3497-4160 Email: hiro.murase@itochu.co.jp; kawakita-k@itochu.co.jp

[Signature Page to Registration Rights Agreement]

ANNEX 3

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

ENER1, INC.

Pursuant to Section 607.1008 of the Florida Business Corporation Act, Ener1, Inc., a Florida corporation, hereby certifies as follows:

1.           The name of the Corporation is Ener1, Inc. (the “Corporation”).

2.           The Corporation’s Articles of Incorporation, as originally filed with the Department of State of the State of Florida on January 2, 1985, and as amended through the date hereof, are hereby amended and restated in their entirety by these Amended and Restated Articles of Incorporation.

3.           These Amended and Restated Articles of Incorporation have been duly adopted in accordance with Section 607.1008 of the Florida Business Corporation Act (the “Act”) pursuant to the Plan of Reorganization of Ener1, Inc. under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. § 101, et seq., the “Bankruptcy Code”) and the order dated [_____], 2012 of the United States Bankruptcy Court for the Southern District of New York (the “Court”) in In re Ener1, Inc., Case No. [____________] (the “Proceeding”), confirming such plan (the “Confirmation Order”), which Confirmation Order provides for the execution and filing of these Amended and Restated Articles of Incorporation with the Department of State of the State of Florida.

4.           The Court had jurisdiction over the Proceeding under the Bankruptcy Code.

5.           The undersigned has been authorized to sign these Amended and Restated Articles of Incorporation pursuant to the Confirmation Order.

6.           These Amended and Restated Articles of Incorporation will be effective upon their filing with the Department of State of the State of Florida.

7.           The Corporation’s Articles of Incorporation are hereby amended and restated in their entirety as follows:

ARTICLE I
NAME AND ADDRESS

The name of this corporation is Ener1, Inc. (the “Corporation”).  The address of the principal office and the mailing address of the Corporation is ___________________.

ARTICLE II
PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act (the “Act”).

ARTICLE III
CAPITAL STOCK

3.1.                      Common Stock and Preferred Stock

The aggregate number of shares which the Corporation shall have the authority to issue is __________________ (________) shares, comprising (i) __________________ (________) shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) _________________ (_____________) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

Except as otherwise provided herein or as otherwise required by applicable law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record on the books of the Corporation on all matters submitted to a vote for shareholders of the Corporation. Holders of Common Stock are not entitled to cumulate votes in the election of any directors.

Preferred Stock may be designated and issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the designation and issuance of such series adopted by the Board of Directors of the Corporation as hereinafter provided.  Authority is hereby expressly granted to the Board of Directors of the Corporation from time to time to designate and issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the designation and issuance of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the Act.  Without limiting the generality of the foregoing, except as otherwise provided herein or as otherwise required by applicable law, the resolutions providing for the designation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by the Act.  Except as otherwise provided herein or as otherwise required by applicable law, no vote of the holders of Preferred Stock or Common Stock shall be required for the designation and issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of these Articles of Incorporation.

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The Corporation shall not be authorized to issue any non-voting Capital Stock to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code (11 U.S.C. § 101, et seq., the “Bankruptcy Code”); provided that this provision shall have no further force or effect beyond that required by Section 1123 of the Bankruptcy Code.

3.2.                      Series A Cumulative Convertible Preferred Stock.

(a)         Designation.  [Eighty Thousand (80,000)] shares of the authorized and unissued Preferred Stock are hereby designated “Series A Cumulative Convertible Preferred Stock” (“Series A Preferred”).  The rights, preferences, powers, privileges, restrictions, qualifications, and limitations granted to or imposed upon the shares of Series A Preferred shall be as set forth in this Section 3.2.

(b)         Definitions.  Capitalized terms used but not defined in this Section 3.2 shall have the respective meanings ascribed thereto elsewhere in these Articles of Incorporation.  For purposes of the provisions set forth in this Section 3.2:

(i)           “Affiliate” as applied to any Person, means any other Person directly or indirectly through one or more intermediaries controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 30% or more of the total number of votes of the securities having ordinary voting power for the election of directors of such former Person.

(ii)          “Board of Directors” means the Board of Directors of the Corporation.

(iii)         “Beneficial Ownership” means, with respect to a specified Person, the ownership of Capital Stock as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as such Rule is in effect and amended from time to time.  “Beneficially Own” and “Beneficial Owner” shall each also have the correlative meaning.

(iv)         “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(v)          “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) capital stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

(vi)         “Change of Control” means any sale, exchange, transfer or issuance or related series of sales, exchanges, transfers or issuances, of Capital Stock by the Corporation, in which the holders of the Capital Stock immediately prior to any such sale, exchange, transfer or issuance or related series of sales, exchanges, transfers or issuances, no longer hold as of record or retain Beneficial Ownership of in excess of 50% of the outstanding Capital Stock immediately after any such sale, exchange, transfer or issuance or related series of sales, exchanges, transfers or issuances.

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(vii)        “Conversion Amount” shall have the meaning set forth in Section 3.2(g)(i).

(viii)       “Conversion Date” shall have the meaning set forth in Section 3.2(g)(iii)(1).

(ix)          “Conversion Notice” shall have the meaning set forth in Section 3.2(g)(iii)(1).

(x)           “Conversion Price” means $6.05, subject to adjustment as provided in Section 3.2(g)(v).

(xi)          “Dilutive Issuance” shall have the meaning set forth in Section 3.2(g)(v)(5).

(xii)         “Exempt Securities” shall have the meaning set forth in Section 3.2(g)(v)(5).

(xiii)        “Exercise Period” shall have the meaning set forth in Section 3.2(h)(iii).

(xiv)       “Fair Market Value” means, with respect to any asset or property, the price which would be negotiated in an arm’s length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.  Fair Market Value shall be determined (A) in good faith by the legally adopted vote or consent of the Board of Directors and set forth in duly adopted resolutions of the Board of Directors, or (B) if the Board of Directors is unable or unwilling to determine such value within a period of thirty (30) days immediately following the date on which the Board of Directors is presented with all of the material terms of the relevant transaction, the Fair Market Value shall be determined by an Independent Financial Advisor at the expense of the Corporation.

(xv)        “Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.  The term “guarantee” used as a verb has a corresponding meaning.

(xvi)       “Holder” means a holder of shares of Series A Preferred, as reflected in the register maintained by the Corporation or the transfer agent for the Series A Preferred.

(xvii)      “Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)           in respect of borrowed money;

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(2)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); or

(3)           representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable.

In addition, the term “Indebtedness” includes (A) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided that the amount of such Indebtedness will be the lesser of (x) the Fair Market Value of such asset at such date of determination and (y) the amount of such Indebtedness, and (B) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:  (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

(xviii)     “Independent,” as applied to a Person, means that such Person is in fact deemed independent because such Person (i) does not have any direct material financial interest or any indirect material financial interest in the Corporation or any of its Subsidiaries, or in any Affiliate of the Corporation or any of its Subsidiaries (other than as a result being the Beneficial Owner of less than five percent (5%) of the outstanding Capital Stock or the capital stock, or equivalent equity interests, of any such Subsidiary or Affiliate) and (iii) is not an officer, employee, promoter, trustee, partner, director of, or a Person performing similar functions for, the Corporation or any of its Subsidiaries or any Affiliate of the Corporation or any of its Subsidiaries.

(xix)        “Independent Financial Advisor” means a reputable accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged as contemplated hereunder, nationally recognized, Independent and disinterested as to the disposition of the subject task.

(xx)         “Issuance Notice” shall have the meaning set forth in Section 3.2(h)(ii).

(xxi)        “Issue Date” means the first date on which shares of Series A Preferred are issued.

(xxii)       “Junior Securities” shall have the meaning set forth in Section 3.2(c).

(xxiii)      “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

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(xxiv)     “Liquidation Event” means (A) the closing of the sale, transfer, license or other disposition of all or substantially all of the Corporation’s assets, (B) the consummation of a merger or consolidation of the Corporation with or into another entity (except a merger or consolidation in which the holders of Capital Stock immediately prior to consummation of such merger or consolidation continue to Beneficially Own immediately thereafter at least 50% of the voting power of the Capital Stock or the capital stock, or equivalent equity interests, of the surviving or acquiring entity), (C) the acquisition of Beneficial Ownership, in one transaction or a series of related transactions occurring after the Issue Date, by a Person (other than an underwriter of the Corporation’s securities or Bzinfin S.A. (including any Affiliate thereof)) or group of Persons acting in concert, of 50% or more of the outstanding Capital Stock entitled to vote generally in the election of directors of the Corporation, (D) a Change of Control or (E) a liquidation, dissolution or winding up of the affairs of the Corporation.  For purposes of this definition, the sale or conveyance (by lease, assignment, transfer or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Corporation, the capital stock of which constitutes all or substantially all of the Corporation’s assets, shall be deemed to be the transfer of all or substantially all of the assets of the Corporation.

(xxv)      “Organic Change” shall have the meaning set forth in Section 3.2(g)(v)(4).

(xxvi)     “Outstanding Common Stock” shall have the meaning set forth in Section 3.2(g)(v)(5).

(xxvii)    “Parity Securities” shall have the meaning set forth in Section 3.2(c).

(xxviii)   “Person” means any individual, firm, joint venture, corporation, partnership, association, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

(xxix)      “Pre-emptive Pro Rata Portion” shall have the meaning set forth in Section 3.2(h)(iii).

(xxx)       “Qualified IPO” means a firmly underwritten public offering of Common Stock at a per share purchase price of not less than $15 (as adjusted for stock splits, stock dividends and similar transactions) which provides proceeds of not less than $50 million before the deduction of underwriters’ commissions and expenses.

(xxxi)      “Senior Securities” shall have the meaning set forth in Section 3.2(c).

(xxxii)     “Series A Preferred” shall have the meaning set forth in Section 3.2(a).

(xxxiii)    “Shareholders Agreement” means that certain Shareholders Agreement, dated as of the Issue Date, by and among the Corporation and the shareholders party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(xxxiv)    “Stated Value” means $1,000 per share of Series A Preferred.

(xxxv)     “Subsidiary” means, with respect to any specified Person:

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(1)           any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)           any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) a majority of the general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(c)         Rank.  The Series A Preferred, with respect to dividend distributions and distributions upon liquidation, winding up or dissolution of the Corporation, shall rank:  (i) senior to all classes of Common Stock and to each other class of Capital Stock existing or hereafter created that are not Senior Securities or Parity Securities (collectively, “Junior Securities”); (ii) on a parity with any class of Capital Stock (other than any Common Stock) hereafter created, the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred as to voting, redemption, dividend distributions and/or distributions upon liquidation, winding-up or dissolution (collectively, “Parity Securities”), provided that any Parity Securities that were not approved by the Holders in accordance with Section 3.2(j) (if then applicable) shall be deemed to be Junior Securities and not Parity Securities; and (iii) junior to each other class of Capital Stock (other than any Common Stock) hereafter created, the terms of which expressly provide that such class or series will rank senior to the Series A Preferred as to voting, redemption, dividend distributions and/or distributions upon liquidation, winding-up or dissolution of the Corporation (collectively, “Senior Securities”), provided that any such Senior Securities that were not approved by the Holders in accordance with Section 3.2(j) shall be deemed to be Junior Securities and not Senior Securities.

(d)         Dividends.

(i)           Payment of Dividends.  From the Issue Date,  Holders shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of Series A Preferred at a rate per annum equal to 7.0% of the Stated Value.  All dividends provided for in this Section 3.2(d)(i) shall be cumulative, whether or not earned or declared, accruing on an annual basis from the Issue Date.  All dividends paid with respect to shares of the Series A Preferred pursuant to this Section 3.2(d)(i) shall be paid pro rata to the Holders entitled thereto.

(ii)          Unavailability of Funds.  In the event that the Corporation shall not have funds legally available for, or is otherwise prohibited by the Act or any other applicable law from, paying any amounts under Section 3.2(d)(i), the obligation to pay such amounts shall be carried forward and fulfilled when such funds are legally available and the Corporation is permitted to do so under the Act or any other applicable law.

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(iii)         Payment to Holders of Record.  Each dividend payable to Holders of Series A Preferred shall be paid to the Holders of record as they appear on the stock books of the Corporation on the applicable record date therefor.

(iv)         Limitation on Dividends on Other Capital Stock.

(1)           So long as any share of Series A Preferred is outstanding, the Board of Directors shall not declare, pay or set apart for payment any dividend on any Parity Securities, unless full cumulative dividends on the Series A Preferred for all periods terminating on or prior to the date of payment of any such dividend on such Parity Securities either (i) have been paid, (ii) are contemporaneously declared and paid in full or declared and a sum in cash set apart sufficient for such payment or (iii) such payment has been approved as provided in Section 3.2(j).  So long as any share of the Series A Preferred is outstanding, the Corporation shall not (except with respect to dividends as permitted by the immediately preceding sentence) make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any Parity Securities, whether in cash, obligations or shares of Capital Stock or other property, and shall not permit any Affiliate of the Corporation (other than Bzinfin S.A. or any Affiliate thereof (but not including the Corporation or any Subsidiary thereof)) to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options.

(2)           So long as any share of the Series A Preferred Stock is outstanding, the Board of Directors shall not declare, pay or set apart for payment any dividend on any Junior Securities, or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, whether in cash, obligations or shares of Capital Stock or other property, and shall not permit any Affiliate of the Corporation (other than any Holder or Affiliate thereof (but not including the Corporation or any Subsidiary thereof) to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options unless:  (1) full cumulative dividends determined in accordance herewith on the Series A Preferred have been paid in full for all periods ended prior to the date of such payment; and (2) such payment has been approved as provided in Section 3.2(j).

(v)         Method of Calculation.  Dividends on the Series A Preferred shall accrue on the basis of a 360-day year and the actual number of days elapsed.

(e)         Liquidation Preference.

(i)           Upon the occurrence of a Liquidation Event, Holders shall be entitled to be paid (provided that such cash payment is not then prohibited under the Act, or other applicable law) out of the assets of the Corporation available for distribution to its shareholders for each share of Series A Preferred, an amount in cash equal to the greater of (A) the Stated Value, plus all accrued and unpaid dividends on such share of Series A Preferred to, but not including, the date of the Liquidation Event or (B) the amount for each share of Common Stock the Holders would be entitled to receive pursuant to the Liquidation Event if all of the shares of Series A Preferred had been converted into Common Stock as of the date immediately prior to the date fixed for determination of shareholders entitled to receive a distribution in such Liquidation Event, in each case before any cash distribution shall be made or any other assets distributed in respect of Junior Securities to the holders of any Junior Securities, except that, with respect to clause (B), such distributions shall be made concurrently with those made to holders of Common Stock.

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(ii)          If upon any Liquidation Event, the amounts payable in respect of the Series A Preferred under clause (A) of Section 3.2(e)(i) above are not paid in full, Holders and the holders of Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the full amount to which each is entitled upon a Liquidation Event.

(f)          Redemption.  The Corporation shall not have the right pursuant to this Section 3.2 to redeem any shares of Series A Preferred nor shall any Holder have the right pursuant to this Section 3.2 to cause or require the Corporation to redeem any shares of Series A Preferred.

(g)         Conversion Rights; Mechanics; Status of Converted Stock; Adjustments.

(i)           Optional Conversion.  A Holder of any share of Series A Preferred may at any time and from time to time convert such share into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) an amount equal to the Stated Value plus all accrued and unpaid dividends on such share of Series A Preferred to, but not including, the date of conversion (the “Conversion Amount”) by (B) the Conversion Price then in effect.

(ii)          Automatic Conversion.  Each outstanding share of Series A Preferred shall be automatically and without any action by any Holder converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Conversion Amount by the Conversion Price then in effect upon the earlier to occur of (i) Holders of at least 51% of the then outstanding Series A Preferred consenting to such conversion or (ii) the consummation of a Qualified IPO.

(iii)         Mechanics of Conversion.

(1)           A Holder who desires to convert any shares of Series A Preferred pursuant to Section 3.2(g)(i) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred, and shall give written notice to the Corporation at such office that such Holder elects to convert the same (each such notice, a “Conversion Notice”).  Each Conversion Notice shall contain the following:  (i) the date on which the conversion is to be effected if such date is to be any date after the Corporation’s receipt of the Conversion Notice (such date, as applicable, the “Conversion Date”); (ii) the number of shares of Series A Preferred then owned by the Holder delivering such Conversion Notice; (iii) the number of shares of Series A Preferred to be converted; (iv) the Conversion Price then in effect; (v) the number of shares of Common Stock to be issued to such Holder pursuant to such conversion; and (vi) the address to which the Corporation shall deliver one or more certificates evidencing the Common Stock issuable upon such conversion.  Following receipt of such certificate or certificates and such Conversion Notice, the Corporation shall promptly issue and deliver to such Holder, in accordance with such Conversion Notice, (x) one or more certificates evidencing the Common Stock issuable upon such conversion, together with an amount in cash equal to the Fair Market Value of any fractional share of Common Stock otherwise issuable to such Holder upon such conversion, and (y) one or more certificates evidencing any shares of Series A Preferred that such Holder delivered to the Corporation but were not subject of the Conversion Notice.  The Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

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(2)           Upon the occurrence of either of the events specified in Section 3.2(g)(ii), the outstanding shares of Series A Preferred shall be converted automatically and without any action by any Holders and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent or the Holder thereof notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an affidavit satisfactory to the Corporation containing an agreement to indemnify the Corporation (and, if applicable, its transfer agent) from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series A Preferred, each Holder shall surrender the certificates representing such Holder’s shares at the office of the Corporation or any transfer agent for the Series A Preferred.  Thereupon, there shall be issued and delivered to such Holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which such automatic conversion occurred, together with an amount in cash equal to the Fair Market Value of any fractional share of Common Stock otherwise issuable to such Holder upon such conversion.

(iv)         Status of Converted Stock.  If any shares of Series A Preferred are converted pursuant to this Section 3.2(g), then such shares of Series A Preferred so converted shall be canceled and thereupon restored to the status of authorized but unissued Preferred Stock, undesignated as to class or series.

(v)          Adjustments to Conversion Price.

(1)           Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the Issue Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series A Preferred, then the Conversion Price in effect immediately before such subdivision shall be multiplied by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such subdivision, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately following such subdivision.  Conversely, if the Corporation shall at any time or from time to time after the Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series A Preferred, then the Conversion Price in effect immediately before the combination shall be multiplied by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such combination, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately following of such combination.  Any adjustment pursuant to this Section 3.2(g)(v)(1) shall become effective at the close of business on the date the subdivision or combination becomes effective.

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(2)           Adjustment for Common Stock Dividends and Distributions.  If the Corporation at any time or from time to time after the Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in shares of Common Stock, then, in each such event, the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issued or issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, then the Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 3.2(g)(v)(2) to reflect the actual payment of such dividend or distribution.

(3)           Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Issue Date the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an acquisition or asset transfer or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 3.2(g)(v)), then in any such event each Holder shall have the right thereafter to convert such Holder’s shares of Series A Preferred into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

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(4)           Reorganizations, Mergers, Consolidations or Sales of Assets. If any capital reorganization, reclassification, recapitalization, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other similar transaction (any such transaction being referred to herein as an “Organic Change”) shall be effected in such a way that holders of Common Stock shall be entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets in respect of or in exchange for their shares of Common Stock, then, as a condition of such Organic Change, lawful and adequate provisions shall be made whereby each Holder shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such Holder’s shares of Series A Preferred, such shares of stock, securities or assets as may be issued or payable in respect of or in exchange for the number of outstanding shares of Common Stock that would have been immediately theretofore receivable upon conversion of such Holder’s shares of Series A Preferred had such Organic Change not taken place, and in the case of any reorganization or reclassification appropriate provisions shall be made with respect to the rights and interests of such Holder whereby the provisions hereof (including, without limitation, provisions for adjustments to the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

(5)           Adjustment for Issuances Below Conversion Price.  If, after the Issue Date and at such time that the Holders of the shares of Series A Preferred issued on the Issue Date (as such shares may be adjusted for splits or combinations thereof) are not then entitled to elect a majority of the Board of Directors (whether through the beneficial ownership of voting securities of the Corporation, by contract or otherwise), the Corporation issues or sells any shares of Common Stock or is deemed to have issued or sold any shares of Common Stock (including Common Stock deemed to have been issued or sold pursuant to Section 3.2(g)(v)(6)(c) as a result of the issuance of any options, warrants or other convertible securities) for per share consideration (or deemed per share consideration) of less than the Conversion Price then in effect on the date of such issuance or sale (or deemed issuance or sale) (any such issuance or sale or deemed issuance or sale, a “Dilutive Issuance”), then the Conversion Price shall be reduced so that it shall equal the price determined by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance by a fraction, (A) the numerator of which shall be (x) the number of shares of Common Stock issued and outstanding immediately prior to such Dilutive Issuance, plus (y) the number of shares of Common Stock issuable upon exercise or conversion of all of the Corporation’s issued and outstanding Preferred Stock and all warrants, options and other convertible securities exercisable or exchangeable for Common Stock (the sum of the immediately preceding clauses (x) and (y), the “Outstanding Common Stock”), plus (z) the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so issued or sold (or deemed issued or sold) (or the aggregate conversion price or exercise price of the warrants, options or convertible securities so issued or sold (or deemed issued or sold)) in the Dilutive Issuance would purchase at the Conversion Price in effect immediately prior to such Dilutive Issuance, and (B) the denominator of which shall be the Outstanding Common Stock plus the number of shares of Common Stock actually issued or sold (or deemed issued or sold) (or into which the warrants, options or convertible securities so issued or sold (or deemed issued or sold) are convertible) in the Dilutive Issuance; provided, however, that no adjustment shall be made to the Conversion Price pursuant to this Section 3.2(g)(v)(5) as a result of any of the following (all of such being hereinafter referred to as “Exempt Securities”):

(a)           the grant of Common Stock or options, warrants or rights to purchase Common Stock to employees, officers, directors or strategic partners of the Corporation and its Subsidiaries under compensation plans and agreements approved in good faith by the Board of Directors; provided that, in the case of options, warrants or rights to purchase Common Stock, the exercise price per share of Common Stock shall not be less than the Fair Market Value per share of Common Stock on the date such option, warrant or other right is issued;

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(b)           shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction, provided that all of the foregoing shall have been approved in good faith by the Board of Directors; or

(c)           the issuance of securities for which an adjustment is made under another provision of Section 3.2(g)(v).

(6)           Certain Rules.  The following rules shall apply for purposes of this Section 3.2(g)(v):

(a)           In the case of the issuance or sale (or deemed issuance or sale) of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any discounts, commissions or expenses paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(b)           In the case of the issuance or sale (or deemed issuance or sale) of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be valued at the Fair Market Value thereof; and

(c)           In the case of the issuance or sale of options or warrants to purchase or rights to subscribe for Common Stock, securities convertible into or exchangeable for Common Stock, or options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 3.2(g)(v):

(i)           The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options or warrants to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options, warrants or rights were issued and for consideration equal to the consideration (determined in the manner provided in Sections 3.2(g)(v)(6)(a) and (b)), if any, received by the Corporation upon the issuance of such options, warrants or rights plus the minimum exercise price provided in such options, warrants or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby;

(ii)           The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) any such convertible or exchangeable securities or upon the exercise of options or warrants to purchase rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities or options, warrants or rights, plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or upon the exercise of such options, warrants or rights and subsequent conversion or exchange of the underlying convertible or exchangeable securities, as appropriate (the consideration in each case to be determined in the manner provided in Sections 3.2(g)(v)(6)(a) and (b));

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(iii)           In the event of any change in the number of shares of Common Stock deliverable by the Corporation, or in the consideration payable to the Corporation, upon exercise of such options, warrants or rights with respect to either Common Stock or such convertible or exchangeable securities or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price, to the extent in any way affected by or computed using such options, warrants, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options, warrants or rights or the conversion or exchange of such securities;

(iv)           Upon the expiration of any such options, warrants or rights with respect to either Common Stock or such convertible or exchangeable securities or the termination of any such rights to convert or exchange, the Conversion Price, to the extent in any way affected by or computed using such options, warrants, rights or securities shall be recomputed to reflect only the number of shares of Common Stock actually issued upon the exercise or conversion, as applicable, of such options, warrants, rights or securities; and

(v)           The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 3.2(g)(v)(6)(c)(i) and (ii) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in Sections 3.2(g)(v)(6)(c)(iii) or (iv), as applicable.

(7)           Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price pursuant to Section 3.2(g)(v), the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each Holder at such Holder’s address as shown in the Corporation’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Corporation for any issuance or deemed issuance of Common Stock or other Capital Stock, (ii) the Conversion Price at the time in effect, (iii) the number of shares of Common Stock or other Capital Stock issued or deemed issued and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series A Preferred.

(vi)         Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share of Common Stock, then the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s Fair Market Value on the date of conversion.

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(vii)        Reservation of Common Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, then the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(viii)       Payment of Taxes; Opinions.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issuance and delivery of shares of Common Stock upon conversion of shares of Series A Preferred; provided, however, that if shares of Common Stock are to be issued in the name of any Person other than the Holder, then such Holder must pay all transfer taxes payable with respect thereto, and shall deliver to the Corporation or its transfer agent such certificates and opinions of counsel as may be reasonably required by the Corporation or its transfer agent, as applicable.

(ix)           Closing of Books.  The Corporation shall not, nor shall it permit its transfer agent to, close its transfer books against the transfer of any shares of Series A Preferred or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Preferred in any manner that interferes with the timely conversion of such shares of Series A Preferred, except as required to comply with applicable laws.

(h)         Preemptive Rights.

(i)           Grant of Right.  If the Corporation shall offer for sale any Capital Stock to any Person, then the Holders shall have the right to purchase their respective Pre-emptive Pro Rata Portion of such Capital Stock, at the price and on the other terms applicable to such offering of Capital Stock, on an as-converted into Common Stock basis; provided, however, that this Section 3.2(h) shall not apply with respect to any Exempt Securities or in connection with a Qualified IPO.

(ii)          Notice of Issuance.  The Corporation shall deliver to the Holders written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 3.2(h)(i) on or prior to the fifth (5th) Business Day following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall set forth the material terms and conditions of the proposed issuance, including:

(1)           the Capital Stock proposed to be issued and, if applicable, the percentage of the Corporation’s outstanding Common Stock, on a fully diluted basis, that such issuance would represent;

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(2)           the proposed issuance date, which shall be on or after the twentieth (20th) Business Day immediately following the date of the Issuance Notice; and

(3)           the proposed purchase price per share or unit of Capital Stock.

(iii)         Each Holder shall have the right, on or prior to the fifteenth (15th) Business Day following the date of the Issuance Notice (the “Exercise Period”), to elect to purchase, at the purchase price set forth in the Issuance Notice, the amount of Capital Stock equal to the product of (A) the total number of shares of Common Stock (or the number of shares of Common Stock into which the Capital Stock subject of the offering is convertible) to be issued by the Corporation on the issuance date and (B) a fraction, (x) the numerator of which is the number of shares of Common Stock into which such Holder’s shares of Series A Preferred is then convertible as of the date of the Issuance Notice and (y) the denominator of which is the total number of shares of Common Stock outstanding on such date immediately prior to such issuance plus the number of shares described in the immediately preceding clause (x) (the “Pre-emptive Pro Rata Portion”) by delivering a written notice to the Corporation. A Holder’s election to purchase its Pre-emptive Pro Rata Portion may be exercised in whole, but not in part, and such election shall be binding and irrevocable.  Notwithstanding the foregoing, if the Capital Stock subject to the Issuance Notice is not Common Stock or Capital Stock that is exercisable for or convertible into Common Stock, then the Pre-emptive Pro Rata Portion shall be determined in good faith by the Board of Directors based on the voting power, dividend rights and liquidation preferences, as applicable, of such Capital Stock relative to those of the Series A Preferred for the purpose of the Holders maintaining their respective proportionate ownership of the Capital Stock.

(iv)         The Corporation shall be free to complete the proposed issuance or sale of Capital Stock described in the Issuance Notice with respect to any such Capital Stock not elected to be purchased pursuant to Section 3.2(h)(iii) in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of Capital Stock to be issued or sold by the Corporation may be reduced) so long as such issuance or sale is closed on or prior to the sixtieth (60th) day after the expiration of the Exercise Period (or if such 60th day is not a Business Day, the first Business Day thereafter).  If the Corporation has failed to sell such Capital Stock within such time period, then the Corporation shall not thereafter issue or sell such Capital Stock without first again offering such Capital Stock to the Holders in accordance with the procedures set forth in this Section 3.2(h).

(i)           Voting Rights.

(i)           Except as otherwise provided in this Section 3.2 or as required by applicable law, the Series A Preferred shall vote together with the Common Stock and not as a separate class, at any annual or special meeting of shareholders of the Corporation, and may act by written consent in the same manner as the Common Stock, in either case upon the following basis:  each Holder shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such Holder’s aggregate number of shares of Series A Preferred are convertible at the close of business on the record date fixed for such meeting or the effective date of such written consent.

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(ii)          For so long as more than fifty percent (50%) of the shares of Series A Preferred issued on the Issue Date are outstanding, the Holders, voting separately as one class, shall be entitled to elect a majority of the Corporation’s Board of Directors.  At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the Holders of at least a majority in interest of the then outstanding shares of Series A Preferred shall constitute a quorum of the Series A Preferred for the election of directors to be elected solely by the Holders.  A vacancy in any directorship elected by the Holders shall be filled by vote or written consent of only the Holders of at least a majority in interest of the then outstanding shares of Series A Preferred, consenting or voting, as the case may be, separately as one class.

(j)          Protective Provisions.  For so long as there is outstanding not less than 35% and not more than 50% of the shares of Series A Preferred issued on the Issue Date, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders of a majority of the then outstanding shares of Series A Preferred:

(i)           alter or change the rights, preferences or privileges of the shares of Series A Preferred, including any amendment to these Articles of Incorporation or by merger, consolidation or otherwise;

(ii)          increase or decrease the number of authorized shares of Common Stock or Series A Preferred, or create (by reclassification or otherwise) any new series of Capital Stock;

(iii)         redeem or repurchase, or take any action that results in the redemption or repurchase of, any Junior Securities, except shares of Common Stock held by the 8.25% Noteholders (as defined in the Shareholders Agreement) pursuant to the put right contained in the Shareholders Agreement;

(iv)        consummate, or enter into any agreement in respect of the consummation of, any Liquidation Event;

(v)         amend or waive any provision of these Articles of Incorporation, the Corporation’s Bylaws or other organizational documents of the Corporation, or take any other action or enter into any other agreements, which prohibit or materially conflict with the Corporation’s obligations hereunder with respect to the Holders or otherwise adversely affect the Series A Preferred;

(vi)         pay or declare any dividend on any Parity Securities or Junior Securities;

(vii)       directly, or indirectly through one or more Subsidiaries, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to Indebtedness in excess of $5 million at any one time outstanding;

(viii)       acquire or dispose of any material line of the business of either the Corporation or of any direct or indirect Subsidiary of the Corporation;

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(ix)         form or invest, directly or indirectly through a Subsidiary of the Corporation, in any Subsidiary or other Person not a Subsidiary or Affiliate of the Corporation on the Issue Date;

(x)          make aggregate capital expenditures aggregating more than 10% in excess of the Corporation’s aggregate annual budget for all capital expenditures initially approved by the Corporation’s Board of Directors;

(xi)         effect any substantial change in the Corporation’s business or the business of any of the Corporation’s direct or indirect Subsidiaries, taken as a whole; or

(xii)        increase or decrease the size of the Board of Directors.

(k)         No Impairment.  The Corporation will not, by amendment of these Articles of Incorporation, its Bylaws or other organizational documents or through any merger, consolidation, reorganization, reclassification, recapitalization, Liquidation Event, issue or sale of Capital Stock or any other voluntary action by the Corporation or any Subsidiary thereof, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed in this Section 3.2 by the Corporation but will at all times in good faith assist in the carrying out of all these provisions, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion and other rights of the Holders set forth in this Section 3.2.

(l)          Notice.  Unless otherwise provided by applicable law, all notices, requests, demands, and other communications required or permitted in this Section 3.2 shall be in writing and shall be personally delivered, delivered by facsimile or courier service, or mailed, certified with first class postage prepaid, in the case of communications to a Holder, to such Holder’s address set forth on the books of the Corporation, and, in the case of the Corporation, to the principal office of the Corporation with a copy to the President of the Corporation at _____________________,  Attention:  ______________.  Each such notice, request, demand or other communication shall be deemed to have been given and received (whether actually received or not) on the date of actual delivery thereof, if personally delivered or delivered by facsimile transmission (if receipt is confirmed electronically at the time of such transmission), or on the third calendar day following the date of mailing, if mailed in accordance with this Section 3.2(l), or on the day specified for delivery to the courier service (if such day is one on which the courier service will give normal assurances that such specified delivery will be made).  Any notice, request, demand or other communication given otherwise than in accordance with this Section 3.2(l) shall be deemed to have been given on the date actually received.  The Company may change its address for purposes of this Section 3.2(l) by giving written notice of such change to each Holder in the manner provided in this Section 3.2(l).  Any Holder may change its address for purposes of this Section 3.2(l) by giving written notice of such change to the Corporation in the manner provided in this Section 3.2(l).  Whenever any notice is required to be given by law or by this Section 3.2, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of notice.

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(m)        Section References.  Section references in this Section 3.2 refer solely to those Sections contained in this Section 3.2.

ARTICLE IV
REGISTERED OFFICE AND AGENT

The street address of the Corporation’s registered office is ______________, and the name of its registered agent at such office is ________________.

ARTICLE V
BOARD OF DIRECTORS

The Board of Directors of the Corporation shall consist of no fewer than five (5) directors and no more than nine (9) directors, with the exact number to be fixed from time to time in the manner provided in the Corporation’s Bylaws.  Each of the Corporation’s directors shall serve until such director’s successor is duly elected and qualified, or until such director’s earlier resignation or death.

ARTICLE VI
INDEMNIFICATION

The Corporation shall indemnify each of its officers and directors and each of its former officers and directors to the fullest extent not prohibited by law in existence now or hereafter.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VI.

ARTICLE VII
EXCULPATION

A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 607.0834 of the Act as the same exists or hereafter may be amended, (iv) for violation of a criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful or (v) for any transaction from which the director or officer derived an improper personal benefit.

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ARTICLE VIII
AFFILIATED TRANSACTIONS

The Corporation expressly elects not to be governed by Section 607.0901 of the Act, as amended from time to time, relating to affiliated transactions.

ARTICLE IX
BYLAWS

The Corporation’s Bylaws may be altered, amended or repealed, and new Bylaws adopted, by the affirmative vote of at least a majority of the members of the Board of Directors then in office or by the affirmative vote of the holders of at least a majority of the voting power of all shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class.

ARTICLE X
SHAREHOLDERS AGREEMENT

The Corporation shall not take any actions set forth in Article XI of the Shareholders Agreement (Consent Rights) without the consent required thereunder so long as the provisions thereunder remain in effect.

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IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on __________, 2012.

ENER1, INC.

By:
Name:
Title:

Signature Page to Amended and Restated Articles of Incorporation
of
Ener1, Inc., a Florida Corporation

ANNEX 4

AMENDED AND RESTATED

BYLAWS

OF

ENER1, INC.

A Florida Corporation

DATED ____________, 2012

3.5	Annual Meeting	6
3.6	Regular Meetings	6
3.7	Special Meetings and Notice	6
3.8	Quorum; Required Vote; Presumption of Assent	6
3.9	Action Without Meeting	7
3.10	Conference Telephone or Similar Communications Equipment Meetings	7
3.11	Committees	7
3.12	Compensation of Directors	7
3.13	Chairman of the Board	7
Article IV OFFICERS		8
4.1	Required Officers	8
4.2	Appointment of Specified Officers by Board	8
4.3	Appointment of Other Officers	8
4.4	Salaries	8
4.5	Term; Resignation	8
4.6	President	8
4.7	Vice Presidents	8
4.8	Secretary	8
4.9	Treasurer	9
4.10	Other Officers, Employees and Agents	9
Article V CERTIFICATES FOR SHARES		9
5.1	Issue of Certificates	9
5.2	Legends for Preferences and Restrictions on Transfer	9
5.3	Facsimile Signatures	10
5.4	Lost Certificates	10

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5.5	Transfer of Shares	10
5.6	Registered Shareholders	10
Article VI GENERAL PROVISIONS		11
6.1	Dividends	11
6.2	Reserves	11
6.3	Checks	11
6.4	Fiscal Year	11
6.5	Seal	11
6.6	Gender	11
Article VII AMENDMENTS OF BYLAWS		11

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ENER1, INC.

AMENDED AND RESTATED BYLAWS

Dated _____________, 2012

ARTICLE I

OFFICES

1.1 Registered Office.  The registered office of Ener1, Inc., a Florida corporation (the “Corporation”), shall be located at ___________________, and the name of its initial registered agent at such office is ________________, unless otherwise designated by the Corporation’s Board of Directors (the “Board of Directors”).

1.2 Other Offices.  The Corporation may also have offices at such other places, either within or without the State of Florida, as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

2.1 Place.  All annual meetings of shareholders shall be held at such place, within or without the State of Florida, as may be designated by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof.  Special meetings of shareholders may be held at such place, within or without the State of Florida, and at such time as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

2.2 Time of Annual Meeting.  Annual meetings of shareholders shall be held on such date and at such time fixed, from time to time, by the Board of Directors, provided that there shall be an annual meeting held every year at which the shareholders shall elect a Board of Directors and transact such other business as may properly be brought before the meeting.

2.3 Call of Special Meetings.  Special meetings of the shareholders, for any purpose, or purposes, unless otherwise prescribed by statute, may be called by the President and will be called by the President or the Secretary at the request in writing of a majority of the Board of Directors, or at the request in writing of shareholders controlling no less than 15% of all of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.  Such request must state the purpose or purposes of the proposed meeting.  Business transacted at any special meeting of shareholders will be limited to the purpose or purposes stated in the notice.

2.4 Conduct of Meetings.  The Chairman of the Board (or in the absence of the Chairman of the Board, the President or such other designee of the Chairman of the Board or, if the Chairman of the Board does not make a designation, the designee of the Board of Directors) shall preside at the annual and special meetings of shareholders and shall be given full discretion in establishing the rules and procedures to be followed in conducting the meetings, except as otherwise provided by law or in these Bylaws.

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2.5 Notice and Waiver of Notice.  Except as otherwise provided by law, written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the day of the meeting, either personally (including by phone, voice mail or other electronic means) or by first-class mail, by or at the direction of the President, the Secretary or the officer or person calling the meeting, to each shareholder of record entitled to vote at such meeting.  If the notice is mailed at least thirty (30) days before the date of the meeting, it may be done by a class of U.S. mail other than first-class.  If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail addressed to the shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.  If a meeting is adjourned to another time and/or place, and if an announcement of the adjourned time and/or place is made at the meeting, then it shall not be necessary to give notice of the adjourned meeting unless the Board of Directors, after adjournment, fixes a new record date for the adjourned meeting.  Whenever any notice is required to be given to any shareholder, a waiver thereof in writing signed by the person or persons entitled to such notice, whether signed before, during or after the time of the meeting stated therein, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records, shall be equivalent to the giving of such notice.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the shareholders need be specified in any written waiver of notice.  Attendance of a person at a meeting shall constitute a waiver of (a) lack of or defective notice of such meeting, unless the person objects at the beginning of such meeting to the holding of the meeting or the transacting of any business at the meeting and (b) lack of or defective notice of a particular matter at a meeting that is not within the purpose or purposes described in the meeting notice, unless the person objects to considering such matter when it is presented.

2.6 Quorum.  Shares entitled to vote as a separate voting group may take action on a matter at a meeting only if a quorum of these shares exists with respect to that matter.  Except as otherwise provided in the Corporation’s Articles of Incorporation, as may be amended from time to time (the “Articles of Incorporation”), or by the Florida Business Corporation Act, as amended (the “FBCA”), a majority of the shares entitled to vote on the matter by each voting group, represented in person or by proxy, shall constitute a quorum at any meeting of shareholders, but in no event shall a quorum consist of less than one-third (1/3) of the shares of each voting group entitled to vote.  If less than a majority of outstanding shares entitled to vote are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time without further notice.  After a quorum has been established at any shareholders’ meeting, the subsequent withdrawal of shareholders, so as to reduce the number of shares entitled to vote at the meeting below the number required for a quorum, shall not affect the validity of any action taken at the meeting or any adjournment thereof.  Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

2.7 Voting Per Share.  Except as otherwise provided in the Articles of Incorporation or by the FBCA, each shareholder is entitled to one (1) vote for each outstanding share held by such shareholder on each matter voted at a shareholders’ meeting.  Unless otherwise provided in the Articles of Incorporation, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

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2.8 Voting of Shares.  A shareholder may vote at any meeting of shareholders of the Corporation, either in person or by proxy.  Shares standing in the name of another corporation, a limited liability company or other entity, domestic or foreign, may be voted by the officer, agent or proxy designated by the bylaws, operating agreement or other relevant governing document of such entity shareholder or, in the absence of any applicable bylaw, operating agreement or other relevant governing document, by such person or persons as the board of directors, board of managers, managing member or other applicable governing body of such entity shareholder may designate.  In the absence of any such designation, or, in case of conflicting designation by the entity shareholder, the chairman of the board, managing member, the president, any vice president, the secretary and the treasurer of the entity shareholder shall be presumed to be fully authorized to vote such shares.  Shares held by an administrator, executor, guardian, personal representative or conservator may be voted by such person, either in person or by proxy, without a transfer of such shares into such person’s name.  Shares standing in the name of a trustee may be voted by such trustee, either in person or by proxy, but no trustee shall be entitled to vote shares held by it without a transfer of such shares into such trustee’s name or the name of such trustee’s nominee.  Shares held by or under the control of a receiver, a trustee in bankruptcy proceedings, or an assignee for the benefit of creditors may be voted by such person without the transfer thereof into such person’s name.  If shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, then acts with respect to voting shall have the following effect:  (a) if only one votes, in person or by proxy, such person’s act binds all; (b) if more than one vote, in person or by proxy, the act of the majority so voting binds all; (c) if more than one vote, in person or by proxy, but the vote is evenly split on any particular matter, each faction is entitled to vote the share or shares in question proportionally; or (d) if the instrument or order so filed shows that any such tenancy is held in unequal interest, a majority or a vote evenly split for purposes hereof shall be a majority or a vote evenly split in interest.  The principles of this paragraph shall apply, insofar as possible, to execution of proxies, waivers, consents or objections and for the purpose of ascertaining the presence of a quorum.

2.9 Proxies.  Any shareholder of the Corporation, other person entitled to vote on behalf of a shareholder pursuant to applicable law, or attorney-in-fact for such persons may vote the shareholder’s shares in person or by proxy.  Any shareholder of the Corporation may appoint a proxy to vote or otherwise act for such shareholder by signing an appointment form, either personally or by such shareholder’s attorney-in-fact.  An executed facsimile or other electronically scanned and transmitted document appearing to have been transmitted by such person, or a photographic, photostatic, or equivalent reproduction of an appointment form, shall be deemed a sufficient appointment form.  An appointment of a proxy is effective when received by the Secretary or such other officer or agent authorized to tabulate votes, and shall be valid for up to eleven (11) months, unless a longer period is expressly provided in the appointment form.  The death or incapacity of the shareholder appointing a proxy does not affect the right of the Corporation to accept the proxy’s authority unless notice of the death or incapacity is received by the Secretary or other officer or agent authorized to tabulate votes before the proxy exercises his authority under the appointment.  An appointment of a proxy is revocable by the shareholder unless the appointment form conspicuously states that it is irrevocable and the appointment is coupled with an interest.

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2.10 Shareholder List.  After fixing a record date for a meeting of shareholders, the Corporation shall prepare an alphabetical list of the names of all its shareholders who are entitled to notice of the meeting, arranged by voting group with the address of, and the number and class and series, if any, of shares held by each.  The shareholders’ list must be made available for inspection by any shareholder for a period of ten (10) days prior to the meeting or such shorter time as exists between the record date and the meeting and continuing through the meeting at the Corporation’s principal office, at a place identified in the meeting notice in the city where the meeting will be held, or at the office of the Corporation’s transfer agent or registrar.  Any shareholder of the Corporation or such shareholder’s agent or attorney is entitled on written demand to inspect the shareholders’ list (subject to the requirements of law), during regular business hours and at such shareholder’s expense, during the period it is available for inspection.  The Corporation shall make the shareholders’ list available at the meeting of shareholders, and any shareholder or such shareholder’s designated agent or attorney is entitled to inspect the list at any time during the meeting or any adjournment thereof.

2.11 Action Without Meeting.  Any action required by the Articles of Incorporation or the FBCA to be taken at a meeting of shareholders, or any action that may be taken at a meeting of shareholders, may be taken without a meeting and without notice if a consent in writing, setting forth the action so taken, is dated and signed by the holders of outstanding stock of each voting group entitled to vote thereon, having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted with respect to the subject matter thereof, and such consent shall have the same force and effect as a vote of shareholders taken at such a meeting.  Within ten (10) days after obtaining such authorization by written consent, notice shall be given to those shareholders who have not consented in writing or who were not entitled to vote on the action, and otherwise in accordance with the FBCA.

2.12 Fixing Record Date.  For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purposes, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty (60) days, and, in case of a meeting of shareholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination of shareholders is to be taken.  If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which the notice of the meeting is mailed or the date on which the resolutions of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders.  When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section 2.12, such determination shall apply to any adjournment thereof, except where the Board of Directors fixes a new record date for the adjourned meeting or as required by law.

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2.13 Inspectors and Judges.  The Board of Directors in advance of any meeting may, but need not, appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment(s) thereof.  If any inspector or inspectors, or judge or judges, are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors or judges.  In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled by the Board of Directors in advance of the meeting, or at the meeting by the person presiding thereat.  The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do all such other acts as are proper to conduct the election or vote with fairness to all shareholders.  On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.

ARTICLE III

DIRECTORS

3.1 Number, Election and Term.  The number of directors of the Corporation shall be fixed from time to time, within the limits specified by the Articles of Incorporation, by resolution of the Board of Directors; provided, however, that no director’s term shall be shortened by reason of a resolution reducing the number of directors.  The directors shall be elected at the annual meeting of the shareholders, except as provided in Section 3.2, and each director elected shall hold office for the term for which such director is elected and until such director’s successor is duly elected and qualified or until such director’s earlier resignation, removal from office or death.  Directors must be natural persons who are 18 years of age or older but need not be residents of the State of Florida, shareholders of the Corporation or citizens of the United States.  Any director may be removed at any time, with or without cause, at a special meeting of the shareholders called for that purpose.

3.2 Vacancies.  A director may resign at any time by giving written notice to the Corporation, the Board of Directors or the Chairman of the Board.  Such resignation shall take effect when the notice is delivered unless the notice specifies a later effective date, in which event the Board of Directors may fill the pending vacancy before the effective date if they provide that the successor does not take office until the effective date.  Unless otherwise provided in the Articles of Incorporation, the shareholders of the Corporation may remove one or more directors with or without cause according to the procedures set forth in Article II.  Any vacancy occurring in the Board of Directors and any directorship to be filled by reason of an increase in the size of the Board of Directors shall be filled by the affirmative vote of a majority of the current directors though less than a quorum of the Board of Directors, or may be filled by an election at an annual or special meeting of the shareholders called for that purpose, unless otherwise provided by the Articles of Incorporation or the FBCA.  A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office, or until the next election of one or more directors by shareholders if the vacancy is caused by an increase in the number of directors.

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3.3 Powers.  Except as provided in the Articles of Incorporation and the FBCA, all corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, its Board of Directors.

3.4 Place of Meetings.  Meetings of the Board of Directors, regular or special, may be held either within or without the State of Florida.

3.5 Annual Meeting.  The first meeting of each newly elected Board of Directors shall be held, without call or notice, immediately following each annual meeting of shareholders.

3.6 Regular Meetings.  Regular meetings of the Board of Directors may be held without notice at such time, at such place and for such purposes as shall from time to time be determined by the Board of Directors.

3.7 Special Meetings and Notice.  Special meetings of the Board of Directors may be called by the Chairman of the Board or by the President and shall be called by the Secretary on the written request of a majority of the members of the Board of Directors then in office.  Written notice of special meetings of the Board of Directors shall be given to each director at least twenty-four (24) hours before the meeting.  Except as required by the FBCA, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.  Notices to directors shall be in writing and delivered personally or mailed to the directors at their addresses appearing on the books of the Corporation.  Notice by mail shall be deemed to be given at the time when the same shall be received.  Notice to directors may also be given by facsimile, email or other form of electronic communication.  Notice of a meeting of the Board of Directors need not be given to any director who signs a written waiver of notice before, during or after the meeting.  Attendance of a director at a meeting shall constitute a waiver of notice of such meeting and a waiver of any and all objections to the place of the meeting, the time of the meeting and the manner in which it has been called or convened, except when a director states, at the beginning of the meeting or promptly upon arrival at the meeting, any objection to the transaction of business because the meeting is not lawfully called or convened.

3.8 Quorum; Required Vote; Presumption of Assent.  A majority of the number of directors fixed by, or in the manner provided in, these Bylaws shall constitute a quorum for the transaction of business; provided, however, that whenever, for any reason, a vacancy occurs in the Board of Directors, a quorum shall consist of a majority of the remaining directors until the vacancy has been filled.  The act of a majority of the directors present at a meeting at which a quorum is present when the vote is taken shall be the act of the Board of Directors.  A director of the Corporation who is present at a meeting of the Board of Directors or a committee of the Board of Directors when corporate action is taken shall be presumed to have assented to the action taken, unless such director objects at the beginning of the meeting, or promptly upon his arrival, to holding the meeting or transacting specific business at the meeting, or he votes against or abstains from the action taken.

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3.9 Action Without Meeting.  Any action required or permitted to be taken at a meeting of the Board of Directors or a committee thereof may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by all of the members of the Board of Directors or the committee, as the case may be, and such consent shall have the same force and effect as a unanimous vote at a meeting.  Action taken under this section is effective when the last director signs the consent, unless the consent specifies a different effective date.  A consent signed under this Section 3.9 shall have the effect of a meeting vote and may be described as such in any document.

3.10 Conference Telephone or Similar Communications Equipment Meetings.  Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone, video conference or web conference or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time. Participation in such a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened.

3.11 Committees.  The Board of Directors, by resolution adopted by a majority of the full Board of Directors, may designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board of Directors in the business and affairs of the Corporation, except where the action of the full Board of Directors is required by the FBCA.  Each committee must have two or more members who serve at the pleasure of the Board of Directors.  The Board of Directors, by resolution adopted in accordance with this Article Three, may designate one or more directors as alternate members of any committee, who may act in the place and stead of any absent member or members at any meeting of such committee.  Vacancies in the membership of a committee shall be filled by the Board of Directors at a regular or special meeting of the Board of Directors.  Any committee formed pursuant to this Section 3.11 shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.  The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law.

3.12 Compensation of Directors.  The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director, such amount to be fixed by the Board of Directors.  No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

3.13 Chairman of the Board.  The Board of Directors may, in its discretion, choose a chairman of the board who shall preside at meetings of the shareholders and of the directors.  The Chairman of the Board shall have such other powers and shall perform such other duties as shall be designated by the Board of Directors.  The Chairman of the Board shall serve until a successor Chairman of the Board is chosen and qualified, but any Chairman of the Board may be removed as Chairman of the Board at any time by the affirmative vote of a majority of the Board of Directors.

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ARTICLE IV

OFFICERS

4.1 Required Officers.  The Corporation shall have a President, a Treasurer and a Secretary.  Any two or more offices may be held by the same person.

4.2 Appointment of Specified Officers by Board.  The Board of Directors at its first meeting and after each annual meeting of shareholders shall appoint the officers of the Corporation.

4.3 Appointment of Other Officers.  Such other officers and assistant officers and agents as may be deemed necessary or appropriate may be appointed by the Board of Directors, including, but not limited to, a Chief Executive Officer, Chief Financial Officer and one or more vice presidents.

4.4 Salaries.  The salaries of all officers of the Corporation shall be fixed from time to time by the Board of Directors or pursuant to its discretion.

4.5 Term; Resignation.  The officers of the Corporation shall hold office until their successors are chosen and qualified, or until their earlier resignation, removal or death.  Any officer or agent elected or appointed by the Board of Directors may be removed, with or without cause, by the Board of Directors.  Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall be filled by the Board of Directors.  Any officer of the Corporation may resign from his respective office or position by delivering notice to the Corporation or the Board of Directors.  Such resignation is effective when delivered unless the notice specifies a later effective date.  If a resignation is made effective at a later date and the Corporation or Board of Directors accepts the future effective date, then the Board of Directors may fill the pending vacancy before the effective date if the Board of Directors provides that the successor does not take office until the effective date.

4.6 President.  The President shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect.  In the absence of the Chairman of the Board or in the event the Board of Directors shall not have designated a Chairman of the Board, the President shall preside at meetings of the shareholders and the Board of Directors.

4.7 Vice Presidents.  The Vice Presidents in the order of their seniority, unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President.  They shall perform such other duties and have such other powers as the Board of Directors shall prescribe or as the President may from time to time delegate.

4.8 Secretary.  The Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all the proceedings of the meetings of the shareholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required.  He shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be.  He shall keep in safe custody the seal of the Corporation and, when authorized by the Board of Directors, affix the same to any instrument requiring it.

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4.9 Treasurer.  The Treasurer shall have the custody of corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors.  The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors at its regular meetings, or when the Board of Directors so requires, an account of all his transactions as Treasurer and of the financial condition of the Corporation.  Unless otherwise specified by the Board of Directors, the Treasurer shall be the Corporation’s Chief Financial Officer.

4.10 Other Officers, Employees and Agents.  Each and every other officer, employee and agent of the Corporation shall possess, and may exercise, such power and authority, and shall perform such duties, as may from time to time be assigned to him by the Board of Directors, the officer so appointing him (pursuant to authority granted to such officer by the Board of Directors) and such officer or officers who may from time to time be designated by the Board of Directors to exercise such supervisory authority.

ARTICLE V

CERTIFICATES FOR SHARES

5.1 Issue of Certificates.  The Corporation shall deliver certificates representing all shares to which shareholders are entitled; and such certificates shall be signed by the Chairman of the Board, President or a Vice President, and by the Secretary or an Assistant Secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof.

5.2 Legends for Preferences and Restrictions on Transfer.  The designations, relative rights, preferences and limitations applicable to each class of shares and the variations in rights, preferences and limitations determined for each series within a class (and the authority of the Board of Directors to determine variations for future series) shall be summarized on the front or back of each certificate.  Alternatively, each certificate may state conspicuously on its front or back that the Corporation will furnish the shareholder a full statement of this information on request and without charge.  Every certificate representing shares that are restricted as to the sale, disposition, or transfer of such shares shall also indicate that such shares are restricted as to transfer and there shall be set forth or fairly summarized upon the certificate, or the certificate shall indicate that the Corporation will furnish to any shareholder upon request and without charge, a full statement of such restrictions.  If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended, unless exempt from such registration and not subject to restrictions on transfer pursuant to such Act, and registered or qualified under the applicable state securities laws, the transfer of any such shares shall be restricted substantially in accordance with the following legend, so long as such shares are subject to such restrictions:

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“THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.”

5.3 Facsimile Signatures.  The signatures of the Chairman of the Board, the President or a Vice President and the Secretary or Assistant Secretary upon a certificate may be facsimiles, if the certificate is manually signed by a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation.  In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of the issuance.

5.4 Lost Certificates.  The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed.  When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost or destroyed.

5.5 Transfer of Shares.  Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books, subject to applicable securities laws.

5.6 Registered Shareholders.  The Corporation shall be entitled to recognize the exclusive rights of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Florida.

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ARTICLE VI

GENERAL PROVISIONS

6.1 Dividends.  The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in cash, property, or its own shares pursuant to law and subject to the provisions of the Articles of Incorporation.

6.2 Reserves.  The Board of Directors may by resolution create a reserve or reserves out of earned surplus for any proper purpose or purposes, and may abolish any such reserve in the same manner.

6.3 Checks.  All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

6.4 Fiscal Year.  The fiscal year of the Corporation shall be fixed by the Board of Directors and may be otherwise changed from time to time by resolution of the Board of Directors.

6.5 Seal.  The corporate seal shall have inscribed thereon the name and state of incorporation of the Corporation.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

6.6 Gender.  All words used in these Bylaws in the masculine gender shall extend to and shall include the feminine and neuter genders.

ARTICLE VII

AMENDMENTS OF BYLAWS

Unless otherwise provided by law, these Bylaws may be altered, amended or repealed, and new Bylaws adopted, by the affirmative vote of at least a majority of the members of the Board of Directors then in office or by the affirmative vote of the holders of at least a majority of the voting power of all shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class.

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ANNEX 5

LOAN AGREEMENT

dated as of [__________ ___], 2012

among

ENER1, INC.,

as Borrower

CERTAIN SUBSIDIARIES OF ENER1, INC.,

as Guarantors

VARIOUS LENDERS,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent,

$[_____________] Term Loan

i

(continued)

ii

(continued)

iii

(continued)

		Page

10.17	Confidentiality	80
10.18	Usury Savings Clause	80
10.19	Effectiveness; Counterparts	81
10.20	PATRIOT Act	81
10.21	Electronic Execution of Assignments	81
10.22	No Fiduciary Duty	81

iv

APPENDICES:	A	Term Loans
	B	Notice Addresses

SCHEDULES:	3.1(i)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Equity Interests and Ownership
	4.11	Real Estate Assets
	4.14	Material Contracts
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.3	Certain Negative Pledges
	6.5	Certain Restrictions on Subsidiary Distributions
	6.6	Certain Investments
	6.11	Certain Affiliate Transactions

EXHIBITS:	A	Note
	B	Assignment Agreement
	C	Closing Date Certificate
	D	Counterpart Agreement
	E	Certificate of Non-Bank Status
	F	Collateral Agreement
	G	Landlord Personal Property Collateral Access Agreement
	H	Intercompany Note
	I	Fixed Charge Coverage Ratio Certificate

v

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of [_________ __,] 2012 is entered into by and among ENER1, INC., a Florida corporation (“Borrower”), the Lenders party hereto from time to time, WILMINGTON TRUST NATIONAL ASSOCIATION, a national banking association (“Wilmington”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and as Collateral Agent (together with its permitted successor in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Borrower has issued (a) the 8.25% Senior Notes due July 1, 2013 (Tranche A) (the “Tranche A Notes”) and (b) the 8.25% Senior Notes due July 1, 2013 (Tranche B) (the “Tranche B Notes” and, together with the Tranche A Notes, the “8.25% Notes”) in favor of the Lenders listed on Annex A (each of the foregoing, individually, a “Holder” and, collectively, the “Holders”).

WHEREAS, as part of the comprehensive financial restructuring to be implemented pursuant to the Plan, the Holders, in satisfaction of $ [______] of the principal amount of obligations owing to them under the 8.25% Notes and accrued and unpaid interest thereof, as of the Effective Date, agreed to receive, among other things, interests in a senior secured term loan of Borrower in an aggregate principal amount of $[_______] on the terms and conditions set forth herein.

WHEREAS, Borrower has agreed to secure all of its Secured Obligations, including its Obligations hereunder, the Holders Plan Payments and the Itochu Plan Payments (each as defined below), by granting to Collateral Agent, for the benefit of Secured Parties, Liens on substantially all of its assets; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder, the Holders Plan Payments and the Itochu Plan Payments, and to secure their respective Secured Obligations by granting to Collateral Agent, for the benefit of Secured Parties, Liens on certain of their respective assets.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.          DEFINITIONS AND INTERPRETATION

1.1          Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABMI Program” means that certain grant program maintained by the U.S. Department of Energy entitled “Automotive Battery Manufacturing Initiative” under which EnerDel has been awarded a grant of up to $118,500,000.

“Acquisition” as defined in the definition of Permitted Acquisition.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding, hearing (in each case, whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Borrower or any of its Material Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Borrower or any of its Material Subsidiaries, threatened against or affecting Borrower or any of its Material Subsidiaries or any property of Borrower or any of its Material Subsidiaries.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of (i) Administrative Agent, (ii) Collateral Agent and (iii) any other Person appointed under the Credit Documents to serve in an agent or similar capacity.

“Agent Affiliates” as defined in Section 10.1(b)(iii).

“Agent Fee Letter” means that certain letter, dated as of the date hereof, between Wilmington and Borrower with respect to fees to be paid from time to time by Borrower to Wilmington.

“Aggregate Amounts Due” as defined in Section 2.17.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Loan Agreement, dated as of __________, 2012 as it may be amended, restated, supplemented or otherwise modified from time to time.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or Lenders by means of electronic communications pursuant to Section 10.1(b).

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation adopted under and filed pursuant to the Plan with the Department of State of the State of Florida on the Effective Date.

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“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, including the Equity Interests of any of Borrower’ Subsidiaries, other than (i) inventory sold, leased or licensed in the ordinary course of business (excluding any such sales, leases or licenses out by operations or divisions discontinued or to be discontinued), (ii) Cash Equivalents, (iii) sales, assignments or dispositions of accounts in the ordinary course of business for the purpose of collection, (v) nonexclusive licenses of patents, trade secrets, know-how and other intellectual property in the ordinary course of business, (v) exclusive licenses for a defined territory (such as the Russian Federation or the People’s Republic of China) to the extent each such license constitutes Borrower’s or any of its Subsidiaries’ capital contribution in whole or in part to any Joint Venture, (vi) the sale of account receivables and/or inventory of Borrower and its Subsidiaries in connection with a factoring for aggregate consideration not to exceed $20,000,000 minus the usage of Indebtedness permitted under Section 6.1(k) at any time, (vii) the sale of account receivables and/or inventory of Ener1 Korea in connection with a factoring for aggregate consideration not to exceed the applicable amount of Indebtedness permitted under Section 6.1(n) at the time of determination minus the usage of Indebtedness permitted under Section 6.1(n) at such time, and (viii) other sales, leases, licenses or other dispositions of assets, businesses or properties of any nature for aggregate consideration of less than $1,000,000 in the aggregate during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit C, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, vice president (or the equivalent thereof), chief financial officer or treasurer of such Person; provided that the secretary or assistant secretary of such Person shall have delivered an incumbency certificate to Administrative Agent as to the authority of such Authorized Officer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Beneficial Ownership” means, with respect to a specified Person, the ownership of voting Equity Interests of the Borrower as determined in accordance with Rule 13d-3 of the Exchange Act, as amended, as such Rule is in effect and amended from time to time. “Beneficially Own” and “Beneficial Owner” shall each also have the correlative meaning.

“Beneficiary” means (i) each Agent, (ii) each Lender, (iii) solely with respect to the Holders Plan Payments, each Holder, and (iv) solely with respect to the Itochu Plan Payments, Itochu.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

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“Borrower” as defined in the preamble hereto.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Equivalents” means, as at any date of determination, any of the following: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than three months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within three months after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit E.

“Change of Control” means (a) the consummation of a merger or consolidation of Borrower with or into another entity (except a merger or consolidation in which the holders of Borrower’s outstanding Stock immediately prior to such merger or consolidation continue to Beneficially Own immediately thereafter at least 50% of the voting power of Stock or the capital stock, or equivalent equity interests, of the surviving or acquiring entity (or its parent entity if the surviving entity is wholly owned by the parent entity), (b) a sale, lease or other disposition of all or substantially all of the assets of Borrower and its Subsidiaries on a consolidated basis (including securities of Borrower’s directly or indirectly owned subsidiaries), other than a sale, lease or other disposition to an Affiliate of the Borrower or to Bzinfin or its Affiliates, (c) such time that Bzinfin, together with its Affiliates, including any Permitted Transferee as a result of a Permitted Transfer under clauses (b), (c) or (e) of the definition thereof, cease to possess the power to elect a majority of the members of the Board of Directors of Borrower or (d) such time that Bzinfin and its Affiliates, including any Permitted Transferee as a result of a Permitted Transfer under clauses (b), (c) or (e) of the definition thereof, shall cease to Beneficially Own, in the aggregate, at least 35% of the outstanding shares of the Stock on an as converted basis into New Common Stock.

“Closing Date” as defined in Section 3.1.

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“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit D.

“Closing Date Mortgaged Property” as defined in Section 3.1(g)(i).

“Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Agreement” means the Collateral Agreement to be executed by Borrower and each Guarantor substantially in the form of Exhibit F, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means the Collateral Agreement, the Mortgages, the Trademark Security Agreement, the Patent Security Agreement, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by or on behalf of any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to, or perfect in favor of, Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for Borrower and its Material Subsidiaries on a consolidated basis equal to (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, (e) other non-Cash charges reducing Consolidated Net Income (excluding any such non-Cash charge to the extent that it represents an accrual or reserve for potential Cash charge in any future period or amortization of a prepaid Cash charge that was paid in a prior period) and (f) operating expenses that qualify for reimbursement under the ABMI Program, minus (ii) other non-Cash gains increasing Consolidated Net Income for such period (excluding any such non-Cash gain to the extent it represents the reversal of an accrual or reserve for potential Cash gain in any prior period).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Borrower and its Material Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of Borrower and its Material Subsidiaries; provided that Consolidated Capital Expenditures shall not include any expenditures (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.9(b) or (ii) that qualify for reimbursement under the ABMI Program.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Borrower and its Material Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures and (iv) the portion of taxes based on income actually paid in cash and provisions for cash income taxes.

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“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Material Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Material Subsidiaries, excluding, however, any amount not payable in Cash.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Borrower and its Material Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Material Subsidiary of Borrower) in which any other Person (other than Borrower or any of its Material Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Material Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Material Subsidiaries or that Person’s assets are acquired by Borrower or any of its Material Subsidiaries, (c) the income of any Material Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Material Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Material Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (e) the income (or loss) attributable to the early extinguishment of Indebtedness and (f) (to the extent not included in clauses (a) through (e) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Material Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness), net of any restricted Cash of Borrower or any Material Subsidiary securing payment of any portion of such Indebtedness, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit E delivered by a Credit Party pursuant to Section 5.19.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents. the Agent Fee Letter and all other documents, certificates, instruments or agreements executed and delivered by or on behalf of a Credit Party for the benefit of any Agent or any Lender in connection herewith on or after the date hereof.

“Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

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“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” has the meaning assigned to that term in the Plan.

“Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided, no Credit Party or any Subsidiary of a Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates.

“EnerDel” means EnerDel, Inc., a Delaware corporation.

“Ener1 Korea” means Ener1 Korea, Inc., a Korean company.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Borrower or any of its Subsidiaries or any Facility.

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“Equity Commitment Agreement” has the meaning assigned to that term in the Plan.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Borrower or any of its Material Subsidiaries shall continue to be considered an ERISA Affiliate of Borrower or any such Material Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Borrower or such Material Subsidiary and with respect to liabilities arising after such period for which Borrower or such Material Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Borrower, any of its Material Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefore, or the receipt by Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code.

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“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code (effective as of the date hereof) and any regulations promulgated thereunder.

“Fixed Charge Coverage Ratio Certificate” means a certificate substantially in the form of Exhibit I.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Material Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(h).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year.

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“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (ii) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“GAAP” means, subject to the provisions of Section 1.2, United States generally accepted accounting principles or the equivalent standard in foreign jurisdictions applicable to any of the Company’s Foreign Subsidiaries, in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“GS Funds” mean Liberty Harbor Special Investments, LLC and Goldman Sachs Palmetto State Credit Fund, L.P.

“Guarantors” mean each of Borrower’s direct and indirect Domestic Subsidiaries (other than Emerging Power, Inc.) that is a Material Subsidiary, TVG Saehan and TVG SEI Holdings.

“Guaranteed Obligations” as defined in Section 7.1.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

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“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Holders” as defined in the recitals hereto.

“Holders Plan Payments” means certain cash payments in an amount not to exceed $8,153,126.28 in connection with the Senior Note Claims (as defined in the Plan) payable by Borrower to Holders pursuant to the Plan.

“Indebtedness” means, as applied to any Person, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, in each case, whether entered into for hedging or speculative purposes or otherwise.

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“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect, special or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions, the syndication of the credit facilities provided for herein or the use or intended use of the proceeds thereof, any amendments, waivers or consents with respect to any provision of this Agreement or any of the other Credit Documents, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3(a).

“Independent Financial Advisor” shall have the meaning set forth in the Articles of Incorporation.

“Installment” as defined in Section 2.7.

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Asset” means, at the time of determination, any interest (fee, license or otherwise) then owned by any Credit Party in any Intellectual Property.

“Intercompany Note” means a promissory note substantially in the form of Exhibit I evidencing Indebtedness owed among Credit Parties and their Subsidiaries.

“Interest Payment Date” means the last Business Day of each Fiscal Quarter and the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Material Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Material Subsidiary of Borrower from any Person (other than Borrower or any Guarantor), of any Equity Interests of such Person; (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Borrower or any of its Material Subsidiaries to any other Person (other than Borrower or any Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business and (iv) all investments consisting of any exchange traded or over the counter derivative transaction, whether entered into for hedging or speculative purposes or otherwise. The amount of any Investment of the type described in clauses (i), (ii) and (iii) shall be (x) the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment and (y) net of any interest, dividends, repayments or other returns with respect to such Investment not in excess of the amount of such original Investment.

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“Itochu” means Itochu Corporation, a Japanese corporation.

“Itochu Plan Payments” means certain cash payments in an amount not to exceed $1,346,873.72 in connection with the Convertible Note Claims (as defined in the Plan) payable by Borrower to Itochu pursuant to the Plan.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Know” or “Knowledge” means information that would become known to a reasonably careful person after reasonable investigation.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Personal Property Collateral Access Agreement substantially in the form of Exhibit H with such amendments or modifications as may be approved by Collateral Agent.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Requisite Lenders in their sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease or license in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Liquidity” means at any time the aggregate unrestricted Cash and Cash Equivalents of Borrower and the Guarantors at such time which is free of all Liens (except Liens pursuant to the Collateral Documents or Permitted Liens referred to in Section 6.2(c)).

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means (a) a material adverse effect on and/or material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party or (d) a material adverse effect on the ability of any Agent and any Lender or any Secured Party to enforce their rights and remedies under any Credit Document.

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“Material Contract” means any contract or other arrangement to which Borrower or any of its Material Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (i) any fee-owned Real Estate Asset having a fair market value in excess of $250,000 as of the date of the acquisition thereof or (ii) any Real Estate Asset that Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Borrower or any Material Subsidiary thereof.

“Material Subsidiaries” shall mean all Subsidiaries of Borrower except EnerDel Japan, Inc., a Japanese corporation, Ener1 Battery Company, a Florida corporation, Ener1 Europe, S.A.S., a French corporation, Ener1 Russia, a Russian corporation, and Boca Research International, Inc; provided, however, that if any of the foregoing excepted Subsidiaries shall at any time own any assets or conduct any business such Subsidiary shall immediately and automatically be deemed a “Material Subsidiary”.

“Maturity Date” means the earlier of (a) the sixth anniversary of the Closing Date, and (b) the date on which all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a Mortgage substantially in the form and substance reasonably satisfactory to the Agents acting at the direction of Requisite Lenders, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Borrower and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Borrower or any of its Material Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs (not payable to any Affiliate of Borrower) incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale and any taxes that may be withheld as a result of repatriation of such Cash payments to Borrower (including in connection with distributions to any Subsidiary), (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loans) that is secured by a Lien on the stock or assets in question (or, in the case of Asset Sales by Ener1 Korea, to the extent required by the terms of unsecured Indebtedness of Ener1 Korea; provided that the terms requiring such repayment are substantially similar to the terms of existing Indebtedness of Ener1 Korea on the date hereof) and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Borrower or any of its Material Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds; provided, further, that payments received with respect to any Asset Sale consummated by a Material Subsidiary which is a joint venture or strategic alliance shall not constitute Net Asset Sale Proceeds to the extent that the applicable joint venture or strategic alliance agreement restricts the distribution of such proceeds to the parties thereto.

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“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Borrower or any of its Material Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Borrower or any of its material Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs (not payable to any Affiliate of Borrower) incurred by Borrower or any of its material Subsidiaries in connection with the adjustment or settlement of any claims of Borrower or such Material Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Indebtedness of the type described in clause (xi) of the definition thereof. As used in this definition, “unrealized losses” means the fair market value of the cost to such Person of replacing such Indebtedness as of the date of determination (assuming such Indebtedness were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Indebtedness as of the date of determination (assuming such Indebtedness were to be terminated as of that date).

“New Common Stock” has the meaning assigned to that term in the Plan.

“New Preferred Stock” has the meaning assigned to that term in the Plan.

“Non-Consenting Lender” as defined in Section 2.15.

“Non-US Lender” as defined in Section 2.13(c).

“Note” means a promissory note in the form of Exhibit A, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Obligations” means all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents (including former Agents in such capacity), Lenders, or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

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“Organizational Documents” means (i) with respect to any corporation or company, its certificate, memorandum or articles of incorporation, organization or association, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate or declaration of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such Organizational Document shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions related thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant Register” as defined in Section 10.6(g)(i).

“Patent Security Agreement” has the meaning assigned to that term in the Collateral Agreement.

“PATRIOT Act” as defined in Section 3.1(n).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition, directly or indirectly, by Borrower or any of its Subsidiaries at least 90% of the Equity Interest of which is owned directly or indirectly by Borrower, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person (any such transaction, an “Acquisition”); provided,

(i)          immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)         all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)        in the case of the acquisition of Equity Interests, not less than 90% of the Equity Interests (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued, directly or indirectly, by such Person or any newly formed Subsidiary of Borrower in connection with such acquisition shall be owned, directly or indirectly, by Borrower or a Guarantor thereof, such acquired Person shall become a Domestic Subsidiary and Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Domestic Subsidiary of Borrower, each of the actions set forth in Sections 5.9 and/or 5.10, as applicable;

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(iv)        Borrower shall have delivered to Administrative Agent for distribution to each Lender (A) at least 10 Business Days prior to such proposed acquisition (or such shorter period as may be agreed by Administrative Agent), (i) all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.7 and (B) promptly upon request by Administrative Agent or any Lender, (i) a copy of the purchase agreement related to the proposed Acquisition (and any related documents reasonably requested by Administrative Agent or any Lender) and (ii) quarterly and annual financial statements of the Person whose Equity Interests or assets are being acquired for the twelve (12) month period immediately prior to such proposed Permitted Acquisition, including any audited financial statements that are available;

(v)         any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which Borrower and/or its Subsidiaries are engaged as of the Closing Date or similar or related businesses a; and

(vi)        except for Acquisitions the aggregate Acquisition Consideration for which shall not exceed $3,000,000 in any Fiscal Year) either (A) any Person or assets or division as acquired in accordance herewith shall have generated positive cash flow for the four quarter period most recently ended prior to the date of such Acquisition and such Acquisition shall not be financed by the incurrence of or assumption of Indebtedness (including Indebtedness referred to in Section 6.1(j)), or (B) such Acquisition has been approved by the Requisite Lenders.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Transfer” shall have the meaning set forth in the Stockholder’s Agreement.

“Permitted Transferees” shall mean the transferee in the event of a Permitted Transfer.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“PIK Interest” as defined in Section 2.4(a).

“Plan” means the Borrower’s Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated [_________], 2012 and all schedules and exhibits thereto or referenced therein, as it may be amended, modified or supplemented from time to time in accordance with the provisions of the Plan, the Bankruptcy Code and the terms of the Plan Support Agreement.

“Plan Support Agreement” has the meaning assigned to that term in the Plan.

“Platform” as defined in Section 10.1(b).

“Principal Office” means, for Administrative Agent, its “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower and each Lender.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Term Loan of any Lender and any other purposes, the percentage obtained by dividing (a) the Term Loans of that Lender by (b) the aggregate Term Loans of all Lenders.

“Put” shall have the meaning set forth in the Stockholders Agreement.

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“Put Shares” shall have the meaning set forth in the Stockholders Agreement.

“Projections” as defined in Section 4.8.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in the reasonable judgment of Requisite Lenders, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property.

“Register” as defined in Section 2.3(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation FD” means Regulation FD as promulgated by the U.S. Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Agreements” means, collectively, the Equity Commitment Agreement, the Plan, the Plan Support Agreement and the Stockholders Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Party Transaction” means any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) between Borrower or any of its Subsidiaries and any Affiliate of Borrower.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

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“Replacement Lender” as defined in Section 2.15.

“Required Prepayment Date” as defined in Section 2.10(c).

“Requisite Lenders” means one or more Lenders having or holding Term Loans and representing more than 50% of the aggregate Term Loans of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding, except to Borrower or any of its Subsidiaries and except for dividends or distributions payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Borrower or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Borrower or any of its respective Material Subsidiaries now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“S&P” means Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.

“Secured Obligations” means the Obligations, the Holders Plan Payments and the Itochu Plan Payments.

“Secured Parties” means (i) each Agent, (ii) each Lender, (iii) solely with respect to the Holders Plan Payments, each Holder, and (iv) solely with respect to the Itochu Plan Payments, Itochu.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No.5).

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“Sponsor” means Bzinfin S.A.

“Stock” means all issued and outstanding shares of New Common Stock and New Preferred Stock, together with all other shares of capital stock of Borrower of any class or series which may after the Effective Date be issued.

“Subordinated Indebtedness” as defined in Section 6.1(o).

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of the Effective Date, by and among the Borrower and the shareholders of the Company party thereto, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (together with interest, penalties and other additions thereto) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located on all or part of the overall net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Loan” as defined in Section 2.1.

“Terminated Lender” as defined in Section 2.15.

“Title Policy” as defined in Section 3.1(g)(iv).

“Transactions” as defined in Section 3.1(e).

“Trademark Security Agreement” has the meaning assigned to that term in the Collateral Agreement.

“TVG Saehan” means TVG Saehan, a Malaysian company.

“TVG SEI Holdings” means TVG SEI Holdings, a British Virgin Islands company.

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“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.

“U.S. Lender” as defined in Section 2.13(c).

“8.25% Notes” as defined in the recitals hereto.

1.2         Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Sections 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable).

1.3         Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable.

SECTION 2.          TERM LOANS

2.1         Term Loans. Subject to and upon the terms and conditions herein set forth, on the Closing Date each Lender is deemed to have made a term loan (each such loan, including any PIK Interest which may be added thereto in accordance with Section 2.4(a), a “Term Loan” and, collectively, the “Term Loans”) denominated in Dollars to Borrower in the amount set forth opposite such Lender’s name on Appendix A under the caption “Term Loans”. On the Closing Date, the aggregate principal amount of the Term Loans outstanding under this Agreement is $[_______]. Any amount deemed owing under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.8(a) and 2.9, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Maturity Date.

2.2         Use of Proceeds. The Term Loans deemed to be made on the Closing Date, shall be deemed made, together with other consideration received by the Noteholders pursuant to the Plan, in full satisfaction of Borrower’s outstanding indebtedness under the 8.25% Notes as of the Effective Date.

2.3         Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)          Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Term Loans held by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

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(b)          Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to (i) any entry relating to such Lender’s Loans and (ii) the identity of the other Lenders (but not any information with respect to such other Lenders’ Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Term Loan. Borrower hereby designates Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.3, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c)          Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan.

2.4         Interest on Term Loans.

(a)          Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) at the rate that is 7.00% per annum; provided that (i) commencing on the Interest Payment Date (as demonstrated in the Fixed Charge Coverage Ratio Certificate delivered to the Administrative Agent not later than 12:00 p.m. (New York City time) occurring on the last Business Day of the Fiscal Quarter ending March 31, 2013, in the event that, as of any Interest Payment Date, the Fixed Charge Coverage Ratio for the four Fiscal Quarter period most recently ended prior to such Interest Payment Date equals or exceeds 1.75:1, accrued interest on the Term Loans as of such Interest Payment Date shall be paid in cash and (ii) in the event that the requirements of clause (i) above are not satisfied at such Interest Payment Date, and in any event prior to March 31, 2013, the accrued interest on the Term Loans at such Interest Payment Date shall be capitalized with and added to the principal amount of the Term Loans for all purposes of this Agreement (such capitalized interest, “PIK Interest”), it being understood that the amount of PIK Interest as of any date shall include all PIK Interest capitalized prior to or on such date.

(b)          Interest payable or capitalized (as applicable) pursuant to Section 2.4(a) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues. In computing interest on any Term Loan, the Closing Date or the last Interest Payment Date shall be included, and the date of payment of such Term Loan shall be excluded.

(c)          Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable or capitalized (as applicable), in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Term Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of the Term Loans, including final maturity of the Term Loans.

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2.5         Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1, the principal amount of all Loans outstanding shall thereafter bear interest (including post-petition interest in any proceeding under Debtor Relief Laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.5 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.6         Fees. Borrower agrees to pay to Agents pursuant to the Agent Fee Letter fees in the amounts and at the times described in the letter dated as of January 13, 2012 from Wilmington to Weil, Gotshal & Manges, LLP, as counsel for the GS Funds and delivered to Borrower1.

2.7         Scheduled Payments.

(a)          Scheduled Installments. The principal amounts of the Term Loans shall be repaid in consecutive installments and at final maturity (each such payment, an “Installment”) in the aggregate amounts set forth below on each date set forth below (the “Amortization Date”):

Amortization Date	Term Loan Installments
First anniversary of the Closing Date	$5,000,000 to be applied to the principal amount of the Term Loans (excluding PIK Interest) outstanding on the first anniversary of the Closing Date

Second anniversary of the Closing Date	$5,000,000 to be applied to the principal amount of the Term Loans (excluding PIK Interest) outstanding on the second anniversary of the Closing Date

Third anniversary of the Closing Date	25% of the principal amount of the Term Loans (excluding PIK Interest) outstanding on the third anniversary of the Closing Date

Fourth anniversary of the Closing Date	25% of the principal amount of the Term Loans (excluding PIK Interest) outstanding on the third anniversary of the Closing Date plus 1/3 of the PIK Interest on and as of the fourth anniversary of the Closing Date

Fifth anniversary of the Closing Date	25% of the principal amount of the Term Loans (excluding PIK Interest) outstanding on the third anniversary of the Closing Date plus 1/3 of the PIK Interest on and as of the fourth anniversary of the Closing Date

Maturity Date	Remainder

1 Agent Fee Letter shall be executed at closing.

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; provided, however, that so long as any Holders Plan Payment or Itochu Plan Payment remains outstanding, Borrower shall not pay any amounts to Lenders hereunder (although any such amounts owing to Lenders shall remain due), including without limitation any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.8, 2.9 or 2.10 and any amendments, modifications or waivers of this proviso shall be subject to Section 10.5(c).

Subject to the foregoing provisio, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.8, 2.9 and 2.10, as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.

(b)          AHYDO Payment. On the last day of each accrual period (as defined in Section 1272(a)(5) of the Internal Revenue Code) occurring after the fifth anniversary of the Closing Date, Borrower shall in addition pay the minimum amount necessary, if any, to ensure that the Term Loans do not constitute “applicable high yield discount obligations” within the meaning of Section 163(i) of the Internal Revenue Code.

2.8         Voluntary Prepayments.

(a)          Voluntary Prepayments. Any time and from time to time Borrower may prepay any Term Loans on any Business Day in whole or in part without premium or penalty, in an aggregate minimum amount of $1,000,000 and integral multiples of $50,000 in excess of that amount.

(b)          Notice of Prepayment. All such prepayments shall be made upon not less than three Business Day’s prior written or telephonic notice given to Administrative Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed by delivery of written notice thereof to Administrative Agent (and Administrative Agent will promptly transmit such original notice for Term Loans by telefacsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as set forth in Section 2.10.

2.9         Mandatory Prepayments.

(a)          Asset Sales. No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds, Borrower shall prepay the Term Loans as set forth in Section 2.10 in an aggregate amount equal to 50% of such Net Asset Sale Proceeds.

(b)          Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall hold such Net Insurance/Condemnation Proceeds in an escrow account and if such proceeds may be used by Borrower in accordance with clause (ii) below, but are not so used by Borrower in accordance therewith, then such Net Insurance/Condemnation Proceeds shall be used to prepay the Term Loans as set forth in Section 2.10 in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $2,000,000, Borrower shall have the option, directly or through one or more of its Material Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty days of receipt thereof in long term productive assets of the general type used in the business of Borrower and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof.

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(c)          Issuance of Debt. On the date of receipt by Borrower or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Term Loans as set forth in Section 2.10 in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(d)          Change of Control. No later than the third Business Day following the occurrence of the Change of Control, Borrower shall prepay the Term Loans in full together with all other amounts owed hereunder with respect thereto; provided, however, that not less than three Business Days prior to the date (the “Required Prepayment Date”) on which Borrower is required to make such prepayment, Borrower shall notify Administrative Agent thereof, and Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of such prepayment and of such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Borrower and Administrative Agent of its election to do so on or before the Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Borrower and Administrative Agent of its election to exercise such option on or before the Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, Borrower shall pay to Administrative Agent the amount of the prepayment pursuant to this clause (d) equal to that portion of such prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Term Loans of such Lenders.

(e)          Prepayment Certificate. Not less than the third Business Day prior to any prepayment of the Term Loans pursuant to Sections 2.9(a) through 2.9(c), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.10        Application of Prepayments. Any prepayment of any Term Loan pursuant to Section 2.8 and Sections 2.9(a) through 2.9(c) shall be applied to reduce the scheduled remaining Installments of principal of the Term Loans in the inverse order of their maturity.

2.11        General Provisions Regarding Payments.

(a)          All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office of Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

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(b)          All prepayments in respect of the principal amount of any Term Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Term Loan on a date when interest is due and payable with respect to such Term Loan) shall be applied to the payment of interest then due and payable before application to principal.

(c)          Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)          Whenever any payment to be made hereunder with respect to any Term Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

(e)          Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) on the date due to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.5 from the date such amount was due and payable until the date such amount is paid in full.

(f)          If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1 or pursuant to any sale of, any collection from, or other realization upon all or any part of the Collateral, all payments or proceeds received by Agents in respect of any of the Secured Obligations, shall be applied in full or in part by the applicable Agent against the Secured Obligations in the following order of priority:

first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to the applicable Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by the applicable Agent in connection therewith, and all amounts for which the applicable Agent is entitled to indemnification hereunder (in its capacity as an Agent and not as a Lender) and all advances made by the applicable Agent hereunder for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by the applicable Agent in connection with the exercise of any right or remedy under this Agreement or under any Collateral Document, all in accordance with the terms hereof or thereof;

second, to the extent of any excess of such proceeds, to the payment of all Holders Plan Payments and the Itochu Plan Payments for the ratable benefit of each Holder and Itochu;

third, to the extent of any excess of such proceeds, to the payment of all other Secured Obligations for the ratable benefit of the Secured Parties; and

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fourth, to the extent of any excess of such proceeds, to the payment to or upon the order of the Borrower or the applicable Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.12        Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as Cash Collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, consolidation, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.12 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Term Loans or other Obligations owed to it.

2.13        Taxes; Withholding, Etc.

(a)          Payments to Be Free and Clear. All sums payable by or on behalf of any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by any Governmental Authority.

(b)          Withholding of Taxes. If any Credit Party or any other Person (acting as a withholding agent) is (in such withholding agent’s reasonable good faith discretion) required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Borrower shall pay, or cause to be paid, any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) unless otherwise provided on this Section 2.13, the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, with respect to any United States federal withholding tax, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.15) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts.

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(c)          Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall, to the extent such Lender is legally able to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.13(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8EXP, W-8IMY and/or W-9 (or, in each case, any successor form), or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-US Lender under Section 2.13(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by the first sentence of this Section 2.13(c) or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.13(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.13(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.13 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

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(d)          Notwithstanding anything to the contrary, Borrower shall not be required to pay any additional amount pursuant to Section 2.13(b) with respect to any United States federal withholding tax imposed on any “withholdable payments” payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements as set forth in FATCA after December 31, 2012.

(e)          Without limiting the provisions of Section 2.13(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Borrower shall deliver to Administrative Agent for distribution to each affected Lender official receipts or other evidence of such payment reasonably satisfactory to such affected Lender in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.

(f)          Borrower shall indemnify Administrative Agent and any Lender for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.13(b) arising in connection with payments made under this Agreement or any other Credit Document and Other Taxes (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.13) paid by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within thirty (30) days of such Credit Party’s receipt of such certificate.

(g)          If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.13 (including additional amounts pursuant to this Section 2.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.13 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

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2.14        Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 2.13, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) maintain its Term Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.13 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.14 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.14 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.15        Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Tax Lender”) shall give notice to Borrower that such Lender is entitled to receive payments under Section 2.13, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Tax Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased-Tax Lender or a Non-Consenting Lender; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.13; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within three Business Days after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.6 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6. Without limiting the rights and indemnities of Administrative Agent provided elsewhere herein, each Lender further agrees that Administrative Agent shall have no liability for executing any documentation contemplated by the preceding sentence whether or not such Non-Consenting Lender or Terminated Lender, as applicable, instructs it to do otherwise or contests that the circumstances giving rise to such provisions exist.

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SECTION 3.          CONDITIONS PRECEDENT

3.1         Conditions Precedent. This Agreement shall become effective as of the date on which each of the following conditions shall have been satisfied, or waived in accordance with Section 10.5 (the “Closing Date”):

(a)          Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document as Administrative Agent shall request, originally executed and delivered by each applicable Credit Party.

(b)          Organizational Documents; Incumbency. Administrative Agent shall have received, in respect of each Credit Party, (i) sufficient copies of each Organizational Document as Administrative Agent shall request, and, to the extent applicable, certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority; (ii) signature and incumbency certificates of the officers of such Credit Party; (iii) resolutions of the Board of Directors or similar governing body of such Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of such Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated the Closing Date or a recent date prior thereto; and (v) such other documents as Administrative Agent or Requisite Lenders may reasonably request.

(c)          Organizational and Capital Structure. The pro forma organizational structure and capital structure of Borrower and its Subsidiaries, shall be as substantially as described in the Plan and the related disclosure statement.

(d)          Confirmation of the Plan. The Plan shall have been confirmed by the Bankruptcy Court pursuant to a confirmation order (the “Confirmation Order”) in accordance with the Plan Support Agreement. The Confirmation Order shall not be subject to any stay or pending appeal. All conditions precedent to the effectiveness of the Plan (other than the occurrence of the Closing Date hereunder) shall have been satisfied (or waived in accordance with the Plan Support Agreement) pursuant to the Confirmation Order. Except as consented to by Requisite Lenders, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Credit Documents or any rights or remedies related thereto.

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(e)          Consummation of Transactions.

(i)          (1) All conditions to transactions contemplated by the Plan and the Related Agreements to occur on the Effective Date (the “Transactions”) shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Requisite Lenders and (2) the Transactions (including the cash payments of $2,717,708.76 payable on the Effective Date to the Holders pursuant to the Plan) shall be consummated on the Effective Date and substantially simultaneously with the occurrence of the Closing Date.

(ii)         Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith. Each Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and Requisite Lenders and no provision thereof shall have been modified or waived in any respect determined by Requisite Lenders to be material, in each case without the consent of Requisite Lenders, except for the modification or waivers made pursuant to the terms of the Plan Support Agreement or the Plan.

(f)          Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Related Agreements and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Requisite Lenders. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g)          Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent shall have received from Borrower and each applicable Guarantor the following; it being acknowledged by all parties hereto that none of the requirements in this Section 3.1(g) shall be required to be delivered with respect to any Real Estate Asset listed in Schedule 3.1(i):

(i)          fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(i) (each, a “Closing Date Mortgaged Property”);

(ii)         an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent and Requisite Lenders) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent or Requisite Lenders may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent and Requisite Lenders;

(iii)        in the case of each Leasehold Property that is a Closing Date Mortgaged Property, Landlord Collateral Access Agreement;

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(iv)        (a) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent and Requisite Lenders with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Requisite Lenders and (B) evidence satisfactory to Collateral Agent and Requisite Lenders that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(v)         (A) a completed Flood Certificate with respect to each Closing Date Mortgaged Property, which Flood Certificate shall (x) be addressed to the Collateral Agent and (y) otherwise comply with the Flood Program; (B) if the Flood Certificate states that such Closing Date Mortgaged Property is located in a Flood Zone, the Borrower’s written acknowledgment of receipt of written notification from Requisite Lenders (x) as to the existence of such Closing Date Mortgaged Property and (y) as to whether the community in which each Closing Date Mortgaged Property is located is participating in the Flood Program; and (C) if such Closing Date Mortgaged Property is located in a Flood Zone and is located in a community that participates in the Flood Program, evidence that Borrower has obtained a policy of flood insurance that is in compliance with all applicable requirements of the Flood Program;

(vi)        to the extent applicable, ALTA surveys of all Closing Date Mortgaged Properties which are not Leasehold Properties, certified to Collateral Agent and dated not more than thirty days prior to the Closing Date; and

(vii)       reports and other information, in form, scope and substance satisfactory to Requisite Lenders, regarding environmental matters relating to the Closing Date Mortgaged Properties.

(h)          Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, each Credit Party shall have delivered to Collateral Agent:

(i)          evidence satisfactory to Requisite Lenders of the compliance by each Credit Party of their obligations under the Collateral Agreement and the other Collateral Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)         fully executed and notarized Patent Security Agreement and Trademark Security Agreement, each in proper form for filing or recording in all appropriate places in all applicable jurisdictions, memorializing and recording the encumbrance of the Intellectual Property Assets listed in Schedule 1 to Patent Security Agreement and the Trademark Security Agreement, respectively;

(iii)        opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent and Requisite Lenders) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent or Requisite Lenders may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent and Requisite Lenders;

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(iv)        evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including (i) a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Credit Party; provided that such Landlord Personal Property Collateral Access Agreement shall not be required if it cannot be obtained after the applicable Credit Party uses commercially reasonable efforts to obtain it and (ii) intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b), in each case with an endorsement to Collateral Agent) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Requisite Lenders; and

(v)         Malaysian and British Virgin Islands (as applicable) law governed pledge agreements in connection with granting and perfection of First Priority Liens in favor of Collateral Agent, for the benefit of Secured Parties, in (i) 100% of the Equity Interest of TVG Saehan and TVG SEI Holdings, and (ii) all Equity Interests in Ener1 Korea owned by TVG Saehan and TVG SEI Holdings or any other Material Subsidiary;

(i)          Financial Statements; Projections. Administrative Agent shall have received from Borrower for distribution to each Lender (i) pro forma consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the Closing Date, and reflecting the consummation of the Transactions, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Requisite Lenders, and (ii) the Projections.

(j)          Evidence of Insurance. Collateral Agent shall have received a certificate from the applicable Credit Party’s insurance broker or other evidence satisfactory to Requisite Lenders that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(k)          Opinions of Counsel to Credit Parties. Agents and Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of counsel (reasonably acceptable to the Agents and Requisite Lenders) to Borrower and Guarantors, Nicholas Brunero as General Counsel of Borrower and Guarantors, and Roetzel & Andress, LPA, as Florida counsel for Credit Parties, and of counsel reasonably acceptable to the Agents in Malaysia and British Virgin Islands, respectively, in each case, as to such matters as Requisite Lenders may reasonably request, dated as of the Closing Date and in form and substance reasonably satisfactory to Requisite Lenders (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders); provided that if Borrower (after using its reasonable efforts) fails to deliver opinions of counsel in Malaysia and British Virgin Islands prior to or on the Effective Date such opinions shall be delivered within five (5) Business Days after the Effective Date or within such longer period as may be reasonably agreed to by Requisite Lenders.

(l)          Fees and Expenses. Borrower shall have paid to each Agent the fees payable on or before the Closing Date referred to in Section 2.6 and all expenses payable pursuant to Section 10.2 which have accrued to the Closing Date.

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(m)          Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, confirming, among other things that conditions set forth in clauses (c), (d), (e), (f), (n), (p) and (q) of this Section 3.1 have been satisfied, together with all attachments thereto.

(n)          Minimum Liquidity. The Liquidity on the Closing Date after giving effect to the Transactions shall be not less than $2,000,000.

(o)          Know-Your-Customer Information. At least 10 days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) the “PATRIOT Act”).

(p)          Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; provided that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof.

(q)          No Event of Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Transactions that would constitute an Event of Default or a Default.

3.2         Determination under Section 3.1. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless the Administrative Agent shall have received notice in writing from such Lender specifying its objections thereto prior to the date that Borrower, by notice to the Lenders, designates as a proposed Closing Date.

SECTION 4.          REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date, that the following statements are true and correct:

4.1         Organization; Requisite Power and Authority; Qualification. Each of Borrower and its Material Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. Each Credit Party has all requisite power and authority to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby.

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4.2         Equity Interests and Ownership. The Equity Interests of each of Borrower and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Borrower or any of its Subsidiaries is a party requiring, and there is no membership interest or other Equity Interests of Borrower or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Borrower or any of its Subsidiaries of any additional membership interests or other Equity Interests of Borrower or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Equity Interests of Borrower or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Borrower and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Transactions.

4.3         Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4         No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Borrower or any of its Material Subsidiaries, (ii) any of the Organizational Documents of Borrower or any of its Material Subsidiaries, or (iii) any order, judgment or decree of any court or other agency of government binding on Borrower or any of its Material Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Credit Party except to the extent such conflict, breach or default could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Borrower or any Guarantor (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, for the benefit of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Borrower or any of its Material Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.

4.5         Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Plan, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6         Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. Notwithstanding anything herein to the contrary, certain of the remedial provisions hereunder and in the other Loan Documents with respect to the Collateral may be limited or rendered unenforceable by applicable laws, interpretations and requirements under, (x) any federal or state grant, contract or assistance agreement to which Borrower or any of the Guarantors is a party, or by which any of their respective properties or assets is bound, (y) any federal export control laws applicable to Borrower, any of the Guarantors, or any of the Lenders , or (z) the Committee on Foreign Investment in the U.S.

4.7         [Intentionally Omitted].

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4.8         Projections. On and as of the Closing Date, the projections of Borrower and its Material Subsidiaries prepared in connection with the Plan (the “Projections”) are based on good faith estimates and assumptions made by the management of Borrower; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Borrower believed that the Projections were reasonable and attainable.

4.9         Adverse Proceedings, Etc. Except as set forth on Schedule 4.9, there are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.9, neither Borrower nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.10        Payment of Taxes. Except as otherwise permitted under Section 5.3, all Tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental taxes and charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. There is no proposed Tax assessment against Borrower or any of its Subsidiaries which is not being actively contested by Borrower or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made.

4.11        Properties.

(a)          Title. Each of Borrower and its Material Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property) and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the most recent financial statements, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.8. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)          Real Estate. As of the Closing Date, Schedule 4.11 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrower does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

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4.12        Environmental Matters. Neither Borrower nor any of its Material Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Material Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Borrower’s and its Material Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Borrower or any of its Material Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Material Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Borrower or any of its Material Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Borrower’ or any of its Material Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.13        No Defaults. Neither Borrower nor any of its Material Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.14        Material Contracts. Schedule 4.14 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder as of the Closing Date.

4.15        Governmental Regulation. Neither Borrower nor any of its Material Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Borrower nor any of its Material Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.16        Federal Reserve Regulations; Exchange Act. (a) None of Borrower or any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)          No portion of the proceeds of any Term Loan or the 8.25% Notes have been or shall be used in any manner, whether directly or indirectly, that causes or could reasonably be expected to cause, such Term Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

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4.17        Employee Matters. Neither Borrower nor any of its Material Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any of its Material Subsidiaries, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any of its Material Subsidiaries or to the best knowledge of Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or any of its Material Subsidiaries, and (c) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any of its Material Subsidiaries and, to the best knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.18        Employee Benefit Plans. Borrower, each of its Material Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Borrower, any of its Material Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Borrower, any of its Material Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Borrower, its Material Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Borrower, each of its Material Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.19        Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the Transactions, except as payable to Agents.

4.20        Solvency. The Credit Parties are and, upon the incurrence of any Obligation by any Credit Party on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

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4.21        Compliance with Statutes, Etc. Each of Borrower and its Material Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.22        Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to any Agent or Lender by or on behalf of Borrower or any of its Material Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Borrower (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.23        PATRIOT Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5.          AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until payment in full of all Obligations, each Credit Party shall perform, and shall cause each of its Material Subsidiaries to perform, all covenants in this Section 5.

5.1         Financial Statements and Other Reports. Borrower will deliver to Administrative Agent and Lenders:

(a)          Weekly and Monthly Reports. (i) On the last Business Day of each week a report showing the preceding week’s actual Liquidity as compared to the cash flow forecast most recently delivered pursuant to clause (ii) and (ii) as soon as available, and in any event within 30 days after the end of each month ending after the Closing Date, commencing with the month in which the Closing Date occurs, (x) a cash flow forecast covering the next succeeding 13 calendar weeks and (y) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, commencing with the first month for which such corresponding figures are available, and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

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(b)          Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, commencing with the Fiscal Quarter in which the Closing Date occurs, the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)          Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, commencing with the Fiscal Year ended on December 31, 2012, (i) the consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Borrower, and reasonably satisfactory to Requisite Lenders (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);

(d)          Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the first audited consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(c), the subsequent consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Requisite Lenders;

(e)          Notice of Default. Promptly upon (and in any event within five Business Days of) any officer of Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Borrower with respect thereto; (ii) that any Person has given any notice to Borrower or any of its Material Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

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(f)          Notice of Litigation. Promptly upon (and in any event within five Business Days of) any officer of Borrower obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Borrower to enable Lenders and their counsel to evaluate such matters;

(g)          ERISA. (i) Promptly upon (and in any event within five Business Days of) becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Requisite Lenders shall reasonably request;

(h)          Financial Plan. As soon as practicable and in any event no later than thirty days after the beginning of each Fiscal Year, commencing with the Fiscal Year ended December 31, 2013, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Term Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each such Fiscal Year, and an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of Borrower and its Subsidiaries for each month of such Fiscal Year and each Fiscal Quarter of each other Fiscal Year;

(i)          Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a certificate from Borrower’s insurance broker(s) in form and substance satisfactory to Administrative Agent and Requisite Lenders outlining all material insurance coverage maintained as of the date of such certificate by Borrower and its Subsidiaries;

(j)          Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Borrower or any of its Material Subsidiaries is terminated or amended in a manner that is materially adverse to Borrower or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Borrower or its applicable Material Subsidiary with the intent of avoiding compliance with this Section 5.1(j)), and an explanation of any actions being taken with respect thereto;

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(k)          Information Regarding Collateral. (a) Borrower will furnish to Collateral Agent for distribution to each Lender prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated in the Collateral Documents. Borrower also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed; and

(l)          Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Borrower to its security holders acting in such capacity and all  all financial statements, reports, notices and other information delivered pursuant to the Equity Commitment Agreement, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Material Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any other Governmental Authority, (iii) all press releases and other statements made available generally by Borrower or any of its Material Subsidiaries to the public concerning material developments in the business of Borrower or any of its Material Subsidiaries, and (B) such other information and data with respect to Borrower or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.

5.2         Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Material Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party (other than Borrower with respect to existence) or any of its Material Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3         Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Material Subsidiaries to, file all income, franchise and other material tax returns required to be filed by it, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Material Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Material Subsidiaries).

5.4         Maintenance of Properties. Each Credit Party will, and will cause each of its Material Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Borrower and its Material Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

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5.5         Insurance. Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and its Material Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Borrower will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, for the benefit of the Secured Parties, as an additional insured thereunder as its interests may appear, (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent and Requisite Lenders, that names Collateral Agent, for the benefit of the Secured Parties, as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6         Books and Records; Inspections. Each Credit Party will, and will cause each of its Material Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with GAAP shall be made of all dealings and transactions in relation to its business and activities. Each Credit Party will, and will cause each of its Material Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Material Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7         Compliance with Laws. Each Credit Party will comply, and shall cause each of its Material Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.8         Environmental.

(a)          Environmental Disclosure. Borrower will deliver to Administrative Agent and Lenders:

(i)          as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)         promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws, (2) any remedial action taken by Borrower or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

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(iii)        as soon as practicable following the sending or receipt thereof by Borrower or any of its Material Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Borrower or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)        prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Borrower or any of its Material Subsidiaries that could reasonably be expected to (A) expose Borrower or any of its Material Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Borrower or any of its Material Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Borrower or any of its Material Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Material Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)         with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Requisite Lenders in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)          Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Material Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Material Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9         Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Borrower (including any existing Domestic Subsidiary which at any time becomes a Material Subsidiary), Borrower shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Guarantor under the Collateral Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates reasonably requested by Collateral Agent or Requisite Lenders, including those which are similar to those described in Sections 3.1(b), 3.1(g), 3.1(h), 3.1(i) and 3.1(k). In the event that any Person becomes a Foreign Subsidiary of Borrower, and the Equity Interest of such Foreign Subsidiary are owned by Borrower or by any Domestic Subsidiary thereof, Borrower shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Borrower shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(h)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Collateral Agreement in 66% (or to the extent that material adverse tax consequences for Borrower would not result, 100%) of voting Equity Interest and 100% of the non-voting Equity Interest of such Foreign Subsidiary. With respect to each such Subsidiary, Borrower shall promptly send to Administrative Agent for distribution each Lender written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Borrower; and such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

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5.10        Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest in such Material Real Estate Asset has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates, including those which are similar to those described in Section 3.1(g) with respect to each such Material Real Estate Asset that Collateral Agent or Requisite Lenders shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Borrower shall, at the request of Collateral Agent or Requisite Lenders, deliver, from time to time, to Collateral Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.11        Further Assurances. At any time or from time to time upon the request of Administrative Agent or Requisite Lenders, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent (acting at the direction of Requisite Lenders) may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent (acting at the direction of Requisite Lenders) may reasonably request from time to time to ensure that the Secured Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Borrower and assets of its Subsidiaries as set forth in the Collateral Agreement and all of the outstanding Equity Interests of Borrower and its Material Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

SECTION 6.          NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until payment in full of all Obligations such Credit Party shall perform, and shall cause each of its Subsidiary or Material Subsidiaries, as applicable, to perform, all covenants in this Section 6.

6.1         Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)          the Obligations;

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(b)          Indebtedness of any Material Subsidiary to Borrower or to any other Material Subsidiary, or of Borrower to any Material Subsidiary; provided (i) all such Indebtedness shall be evidenced by the Intercompany Note, and, if owed to a Credit Party, shall be subject to a First Priority Lien pursuant to the Collateral Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the Intercompany Note, (iii) any payment by any Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to Borrower or to any of its Material Subsidiaries for whose benefit such payment is made and (iv) such Indebtedness is permitted as an Investment under Section 6.6(d);

(c)          Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(d)          Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(e)          guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Borrower and its Material Subsidiaries;

(f)          guaranties by Borrower of Indebtedness of a Guarantor or guaranties by a Guarantor of Indebtedness of Borrower or another Guarantor with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; provided that if the Indebtedness that is being guarantied is unsecured and/or subordinated to the Obligations, the guaranty shall also be unsecured and/or subordinated to the Obligations;

(g)          Indebtedness existing on the Closing Date described in Schedule 6.12, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not materially less favorable (other than pricing or other economic terms, which shall be consistent with market conditions at such time) to the obligor thereon or to Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind) or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(h)         Indebtedness of Borrower or its Subsidiaries with respect to Capital Leases in an aggregate amount, together with the amount permitted under Section 6.1(i), not to exceed at any time $2,000,000;

(i)          purchase money Indebtedness of Borrower or its Subsidiaries in an aggregate amount not to exceed, together with the amount permitted under Section 6.1(h), at any time $2,000,000; provided, any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 50% of the aggregate consideration paid with respect to such asset;

2 To include existing debt of Ener1 Korea ($30M) and Energy Power ($4M).

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(j)          (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Subsidiary or Indebtedness attaching to assets that are acquired by Borrower or any of its Subsidiaries, in each case after the Closing Date as the result of a Permitted Acquisition, in an aggregate amount not to exceed $20,000,000 at any one time outstanding; provided that the foregoing limitation may be exceeded if the amount of Indebtedness of any acquired Subsidiary does not exceed 40% of the aggregate fair market value (which may be determined by reference to the Acquisition Consideration, as applicable) of such Subsidiary’s assets when so acquired; and provided further that (x) such Indebtedness existed at the time such Person became a Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not recourse to, or otherwise guaranteed in any respect by, Borrower or any Subsidiary (other than by any such Person that so becomes a Subsidiary), and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind), (2) the direct and contingent obligors with respect to such Indebtedness are not changed and (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced;

(k)          secured or unsecured Indebtedness of Borrower and its Material Subsidiaries, including Indebtedness of Foreign Subsidiaries, incurred for working capital purposes of Borrower and its Material Subsidiaries in an aggregate amount not to exceed, together with the aggregate consideration received from the sale of accounts receivable and inventory pursuant to clause (vi) of the definition of “Asset Sale”, at any time $20,000,000;

(l)          Indebtedness incurred in connection with the issuance of the letters of credit (in addition to any letter of credit issued as a part of the Indebtedness permitted under Section 6.1(k)) in the aggregate amount not to exceed $3,000,000 at any time outstanding;

(m)        Indebtedness (i) incurred by Borrower or any of its Material Subsidiaries to fund capital contributions to any Joint Venture, provided that such Indebtedness is not recourse to, or otherwise guaranteed in any respect by, Borrower or any such Material Subsidiary, except to the extent that such Indebtedness is secured by Borrower’s or any such Material Subsidiary’s Equity Interests in such Joint Venture or (ii) incurred under the Loan Commitment dated as of December 30, 2011 among Borrower and Wanxiang International Investment Corporation in connection with the Borrower’s capital contribution into the Joint Venture with Wanxiang EV Co. Ltd. in an aggregate principal amount not to exceed at any time $40,000,000;

(n)          secured or unsecured Indebtedness of Ener1 Korea and its Subsidiaries, incurred on or after January 1, 2014, in the ordinary course of business for working capital purposes (or to preserve working capital), including (but not limited to) letters of credit, in the aggregate outstanding amount not to exceed: (i) during the Fiscal Year ending on December 31, 2014, $5,000,000; provided that the actual annual consolidated net sales revenues for Ener1 Korea and its Subsidiaries for the Fiscal Year ending on December 31, 2013 are not lower by more than 10% of those set forth in the Projections (or disclosed in writing to the Administrative Agent and the Lenders prior to the date hereof) for such Fiscal Year; (ii) during the Fiscal Year ending on December 31, 2015, the amount referred to in clause (i) plus the lower of (x) $5,000,000, and (y) 30% of the increase (if any) in actual annual consolidated net sales revenues for Ener1 Korea and its Subsidiaries in the Fiscal Year ending on December 31, 2014 from those set forth in the Projections (or disclosed in writing to the Administrative Agent and the Lenders prior to the date hereof) for the Fiscal Year ending on December 31, 2013; provided that the actual annual consolidated net sales revenues for Ener1 Korea and its Subsidiaries for the Fiscal Year ending on December 31, 2014 are not lower by more than 10% of those set forth in the Projections (or disclosed in writing to the Administrative Agent and the Lenders prior to the date hereof) for such Fiscal Year; and (iii) during the Fiscal Year ending on December 31, 2016 and thereafter, the amounts referred to in clause (i) and (ii) plus the lesser of (x) $5,000,000, and (y) 30% of the increase (if any) in actual annual consolidated net sales revenues for Ener1 Korea and its Subsidiaries in the Fiscal Year ending on December 31, 2015 from those set forth in the Projections (or disclosed in writing to the Administrative Agent and the Lenders prior to the date hereof) for the Fiscal Year ending on December 31, 2014; provided that the actual annual consolidated net sales revenues for Ener1 Korea and its Subsidiaries for the Fiscal Year ending on December 31, 2015 are not lower by more than 10% of those set forth in the Projections (or disclosed in writing to the Administrative Agent and the Lenders prior to the date hereof) for such Fiscal Year; provided further however that the aggregate amount of Indebtedness permitted under this clause (n) shall be reduced by the amount of aggregate consideration received from the sale of accounts receivable and inventory pursuant to clause (vii) of the definition of “Asset Sale”;

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(o)          unsecured Indebtedness incurred by Borrower that (i) by its terms is subordinate in right of payment and otherwise to the Obligations on the terms reasonably satisfactory to Requisite Lenders, (ii) does not require any scheduled amortization or other scheduled payments of principal or any cash payment of interest prior to the Maturity Date, (iii) does not mature prior to date that is six months after the Maturity Date, (iv) is incurred by Borrower and is not guaranteed by or otherwise of recourse to any of its Subsidiaries and (v) the proceeds therefrom are used to fund, in whole or in part, any Investment permitted under Section 6.6(b), (e), (f), (g), (h) or (i) or any capital requirements of Borrower or any of its Subsidiaries in excess of those funded under the Equity Commitment Agreement (the “Subordinated Indebtedness”); provided that (1) both immediately prior and after giving effect to the incurrence thereof, no Default or Event of Default shall exist or result therefrom and provided further that a certificate of an Authorized Officer delivered to Administrative Agent for distribution to each Lender at least 10 Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the requirements of this clause (o) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless Administrative Agent (acting at the direction of Requisite Lenders) notifies Borrower within 7 days of receipt of such certificate that it disagrees with such determination;

(p)          Indebtedness in respect of the Put;

(q)          Trade accounts payable and accrued obligations (other than for borrowed money), in each case in the ordinary course of business; and

(r)           Indebtedness which extends, refinances, refunds, renews or replaces any of the Indebtedness described in clauses (i), (k), (l), (m), (n) or (o) above; provided that (1) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Indebtedness shall not include any principal constituting interest paid in kind), (2) the direct and contingent obligors with respect to such Indebtedness are not changed, (3) such Indebtedness shall not be secured by any assets other than the assets securing the Indebtedness being renewed, extended or refinanced, (4) the terms and conditions of such Indebtedness are not materially less favorable (other than pricing or other economic terms, which shall be consistent with market conditions at such time) to the obligor thereon or to Lenders than the Indebtedness being refinanced or extended, and (4) no Default or Event of Default has occurred and is continuing at the time of the incurrence of such Indebtedness or would result therefrom.

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6.2         Liens. No Credit Party shall, nor shall it permit any of its Material Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Borrower or any of its Material Subsidiaries, whether now owned or hereafter acquired or licensed, or any income, profits or royalties therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income, profits or royalties under the UCC of any State or under any similar recording or notice statute or under any applicable intellectual property laws, rules or procedures, except:

(a)          Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)          Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and adequate reserves have been made in accordance with GAAP;

(c)          statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)          Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)          easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Borrower or any of its Material Subsidiaries;

(f)          any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)          Liens solely on any cash earnest money deposits made by Borrower or any of its Material Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j)          any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

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(k)          non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Borrower or any of its Material Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of or materially detracting from the value of the business of Borrower or such Subsidiary;

(l)          exclusive licenses for a defined territory (such as the Russian Federation or the People’s Republic of China); provided that unless such licenses constitute Borrower’s or any of its Subsidiaries capital contribution in whole or in part to any Joint Venture, the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.9(a);

(m)        Liens existing on the Closing Date described in Schedule 6.2;

(n)          Liens securing Indebtedness permitted pursuant to Section 6.1(g) or 6.1(r); provided that such Liens only encumber the assets securing the Indebtedness being renewed, extended, refunded, replaced or refinanced;

(o)          Liens securing Indebtedness permitted pursuant to Section 6.1(h) and (i); provided, any such Lien shall only encumber the assets acquired with the proceeds of such Indebtedness;

(p)          Liens securing Indebtedness permitted by Section 6.1(j), provided any such Lien shall encumber only those assets which secured such Indebtedness at the time such assets were acquired by Borrower or its Subsidiaries and such liens were not granted in anticipation thereof;

(q)          Liens securing the working capital Indebtedness permitted pursuant to Section 6.1(k); provided, any such Lien shall encumber only the accounts receivable and inventory (and related property) of Borrower or any of its Material Subsidiaries and to the extent that such assets constitute the Collateral the Collateral Agent shall have junior lien on such asset pursuant to intercreditor arrangements on terms reasonably satisfactory to Requisite Lenders;

(r)          Liens on cash collateral securing Indebtedness permitted pursuant to Section 6.1(l);

(s)          Liens securing Indebtedness permitted by Section 6.1(m); provided, any such Lien shall encumber only the Borrower’s Equity Interests in the Joint Ventures specified in Section 6.1(m); and

(t)          Liens on the assets of Ener1 Korea or its Subsidiaries securing working capital Indebtedness permitted by Section 6.1(n); provided, any such Lien shall only encumber assets to the extent consistent with Ener1 Korea or its Subsidiaries past borrowing practices.

6.3         No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets that are or required to be Collateral pursuant to the Credit Documents, whether now owned or hereafter acquired, to secure the Secured Obligations.

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6.4         Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Material Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that any Subsidiary of Borrower may declare and pay dividends or make other distributions ratably to its equity holders; provided, however, that this Section 6.4 shall not prohibit (a) the cash redemption of the Put Shares pursuant to exercise of the Put or (b) transactions described in clause (yy) of Section 6.11.

6.5         Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Material Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Material Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Material Subsidiary’s Equity Interests owned by Borrower or any other Material Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Material Subsidiary to Borrower or any other Material Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Material Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Material Subsidiary of Borrower other than restrictions (i) in agreements evidencing Indebtedness permitted by Sections 6.1(j) and 6.1(l) that impose restrictions on the property so acquired, (ii) in agreements evidencing Indebtedness permitted by Section 6.1(m) that impose restrictions on the property securing such Indebtedness, (iii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iv) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement or (v) described on Schedule 6.5.

6.6         Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(a)          Investments in Cash and Cash Equivalents;

(b)          equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in Borrower and any wholly-owned Guarantor;

(c)          Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Borrower and its Material Subsidiaries;

(d)          (i) intercompany loans to the extent permitted under Section 6.1(b) and other Investments in Material Subsidiaries which are not Guarantors, provided that such Investments (including through intercompany loans) in Material Subsidiaries other than Guarantors shall not exceed at any time an aggregate amount $1,000,000.

(e)          Permitted Acquisitions permitted pursuant to Section 6.8;

(f)          Investments described in Schedule 6.6; and

(g)          Investments (excluding Acquisitions) by Borrower or any of its Subsidiaries in any of Borrower’s Subsidiaries or in any Joint Venture, provided that (i) any such Investment is funded with proceeds from Borrower’s sales of its Equity Interests other than sales of its Equity Interests under the Equity Commitment Agreement and (ii) such Equity Interests are not Disqualified Equity Interests;

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(h)          Investments (excluded Acquisitions) funded with Indebtedness permitted pursuant to Section 6.1(m) or (o);

(i)          trade credit extended in the ordinary course of business;

(j)          advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors, consultants and employees in the aggregate amount not to exceed $250,000 at any time outstanding;

(k)          hedging transactions entered into the ordinary course of business with an aggregate Net Mark to Market Exposure not to exceed $1,000,000;

(l)          other Investments in an aggregate amount not to exceed $1,500,000 during the term of this Agreement at any time outstanding; and

(m)        Investments for the purchase of the Equity Interests of Ener1 Korea not owned by Borrower or its Material Subsidiary as of the date hereof.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7         Minimum Liquidity. Borrower shall not permit the Liquidity at any time to be less than $2,000,000.

6.8         Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)          any Subsidiary of Borrower may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided, in the case of such a merger, Borrower or such Guarantor, as applicable shall be the continuing or surviving Person;

(b)          sales or other dispositions of assets that do not constitute Asset Sales;

(c)          Asset Sales; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.9(a);

(d)          disposals of obsolete, worn out or surplus property;

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(e)          in order to resolve disputes that occur in the ordinary course of business, the discount or other compromise for up to 20% less than the face value thereof, notes or accounts receivable;

(f)          issuance or sale of Equity Interests of any Subsidiary of Borrower to any Person (i) in the case of the issuance or sale having consideration lower than $10,000,000, at the fair market value as reasonably determined by Borrower’s Board of Directors and (ii) in the case of the issuance or sale having consideration that equals to or exceeds $10,000,000, at the fair market value as determined by an Independent Financial Advisor, provided that (1) Borrower directly or indirectly through one or more of its Subsidiaries shall own not less than 75% of the voting Equity Interests of such Subsidiary after giving effect to any such sale of Equity Interests, (2) to the extent proceeds of such sale or issuance are received by Borrower or its Subsidiary that owns the Equity Interest so issued or sold, such proceeds shall constitute “Net Asset Sale Proceeds” and shall be applied as required by Section 2.9(a) and (3) to the extent the proceeds of such issuance or sale are not invested in Borrower’s or its Material Subsidiaries’ existing or new long term productive assets within six months from the date of such issuance, such proceeds shall be deemed “Net Asset Sale Proceeds” and shall be applied as required by Section 2.9(a);

(g)          Permitted Acquisitions, the Acquisition Consideration for which constitutes less than $30,000,000 in the aggregate from the Closing Date to the date of determination;

(h)          Investments made in accordance with Section 6.6; and

(i)           the liquidation, winding-up or dissolution of EnerFuel, Inc., Boca Research International, Inc., Ener1 Battery Company, EnerDel Japan, Inc., Ener1 Europe, S.A.S., Ener1 Russia or NanoEner, Inc.

6.9         Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Equity Interests of any of its Subsidiaries in compliance with the provisions of Section 6.8, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Equity Interests of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.10        Sales and Lease-Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any of its Material Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any of its Material Subsidiaries) in connection with such lease.

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6.11         Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Material Subsidiaries to, directly or indirectly, enter into or permit to exist any Related Party Transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) except for (i) any Related Party Transaction providing for annual payments or other obligations of less than $2,000,000; provided that at the time of any such payment no Event of Default resulting from the failure by Borrower to comply with the covenant set forth in Section 6.7 has occurred, will be continuing or will result thereform, (ii) any Related Party Transaction pertaining to a supply contract based on arm’s length terms with Borrower or any of its Subsidiaries, provided that (A) such contract shall allow Borrower or any such Subsidiary to earn margins thereunder not less than margins customarily earned under such types of contracts and (B) at least five (5) Business Days before entering into any such contract, Borrower shall provide the Lenders with a copy of such contract or a summary of the terms thereof and a certificate of the Chief Executive Officer, President or Chief Financial Officer of Borrower confirming that such contract satisfies the requirements of this clause (ii); (iii) any Related Party Transaction pertaining to a procurement contract based on arm’s length terms with Borrower or any of its Subsidiaries, provided that (A) the terms of such contract shall not be materially different (to the benefit of the affiliated vendor) from the terms offered by any non-affiliated vendor and (B) at least five (5) Business Days before entering into any such contract, Borrower shall provide the Lenders with a copy of such contract or a summary of the terms thereof and a certificate of the Chief Executive Officer, President or Chief Financial Officer of Borrower confirming that such contract satisfies the requirements of this clause (iii); (iv) any Related Party Transaction pertaining to the purchase or sale of assets (including Equity Interests) at fair market value as determined by an Independent Financial Advisor; (v) any Related Party Transaction pertaining to an equity investment in Borrower or any of its Subsidiaries for cash consideration at fair market value as determined by an Independent Financial Advisor; (vi) any Related Party Transaction under written agreements in effect as of the date hereof, provided that neither Borrower nor any of its Subsidiaries shall be permitted to enter into any material amendments or waivers of such agreements without Requisite Lenders prior written consent, (vii) transactions pursuant to the Credit Documents, and (viii) the Transactions; provided, however, that this provision shall not prohibit (xx) the payment of reasonably and customary compensation and other benefits and indemnification arrangements to directors, officers and employees of Borrower or any of its Subsidiaries, in each case in the ordinary course of business, and approved in good faith by the Board, (yy) any repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Borrower or any of its Subsidiaries held by any present or former employee or director of Borrower or any of its Subsidiaries pursuant to any management equity subscription agreement or stock option agreement or other management or employee benefit plan or similar agreement in the aggregate amount not to exceed $500,000 or (zz) Restricted Junior Payments that are not prohibited under Section 6.4.

6.12         Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Material Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders. Borrower shall not permit any Subsidiary that is not a Material Subsidiary to own any assets or engage in any business.

6.13         Amendments or Waivers of Organizational Documents and Certain Related Agreements. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of (a) any of its Organizational Documents, (b) any Subordinated Indebtedness or any of its material rights under any Related Agreement after the Closing Date which, in the case of this clause (b), is adverse to the interest of the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

  SECTION 7.          GUARANTY

7.1           Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent, for the ratable benefit of the Beneficiaries, the due and punctual payment in full of all Secured Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

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7.2           Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3           Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4           Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

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(a)          this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)          Administrative Agent (acting at the direction of Requisite Lenders) may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)          the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)          payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)          any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

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(f)          this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5           Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of any Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

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7.6           Guarantors’ Rights of Subrogation, Contribution, Etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7           Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8           Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9           Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10         Financial Condition of Borrower. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

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7.11         Bankruptcy, Etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting solely pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)          Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)          In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12         Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

  SECTION 8.          EVENTS OF DEFAULT

8.1           Events of Default. If any one or more of the following conditions or events shall occur:

  (a)          Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Term Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Term Loan or any fee or any other amount due hereunder within three Business Days after the date due; or

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(b)          Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Material Subsidiaries to pay when due any principal of or interest on or any other amount, including any payment in settlement, payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount (or Net Mark-to-Market Exposure) of $1,000,000 or more, in each case beyond the grace period, if any, provided therefore, or failure by Borrower to pay when due all or any portion of any Holders Plan Payment or Itochu Plan Payment in accordance with the Plan; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided however that such occurrence with respect to any Indebtedness of Ener1 Korea shall not constitute an Event of Default until the earlier of (x) ten Business Days following (A) the occurrence of an event with respect to such Indebtedness as described in clause (i) above or (B) the date on which the holder (or holders, including a trustee on behalf of such holder or holders) of such Indebtedness causes (or cause) such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, and (y) the date on which the holder (or holders, including a trustee on behalf of such holder or holders) of such Indebtedness commences (or commence) the exercise of remedies against Ener1 Korea or its assets);

(c)          Breach of Certain Covenants. Failure of (i) any Credit Party to perform or comply with any term or condition contained in Section 2.6, Section 5.1(e), Section 5.2 or Section 6 (other than Section 6.7) or (ii) Borrower to perform or comply with the terms contained in Section 6.7; provided that such default pursuant to Section 6.7 shall not constitute an Event of Default if such default shall have been remedied within five Business Days after the occurrence thereof and provided further that such remedies shall not be exercised more than (x) once during any consecutive 45 day period and (y) four times during any Fiscal Year; or

(d)          Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Material Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e)          Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other paragraph of this Section 8.1, and such default shall not have been remedied or waived within thirty days (or, in the case of a default in the performance of covenants set forth in Sections 5.1(a), 5.1(b) or 5.1(c), five Business Days) after the earlier of (i) an officer of such Credit Party has Knowledge of such default or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or

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(f)          Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Borrower or any of its Material Subsidiaries in an involuntary case under any Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Borrower or any of its Material Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Borrower or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Borrower or any of its Material Subsidiaries (other than the provisional attachment outstanding as of the date hereof against Ener1 Korea’s bank accounts in connection with Kiryung Electronics Co., Ltd. v. Ener1 Korea, Inc. litigation up to an amount equivalent to $200,000), and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g)          Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Borrower or any of its Material Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Borrower or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Borrower or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)          Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving  in the aggregate at any time an amount in excess of $1,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Borrower or any of its Material Subsidiaries or any of their respective assets (other than the provisional attachment outstanding as of the date hereof against Ener1 Korea’s bank accounts in connection with Kiryung Electronics Co., Ltd. v. Ener1 Korea, Inc. litigation up to an amount equivalent to $200,000) and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i)          Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j)          Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower, any of its Material Subsidiaries or any of their respective ERISA Affiliates in excess of $1,000,000 during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest pursuant to Section 430(k) of the Internal Revenue Code or ERISA or a violation of Section 436 of the Internal Revenue Code; or

(k)          Change of Control. A Change of Control shall occur; or

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(l)          Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Secured Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Secured Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or shall contest the validity or perfection of any Lien in any Collateral purported to be covered by the Collateral Documents; or

(m)          Equity Commitment Agreement. (i) Bzinfin (or its Affiliate) shall fail to fund its commitments under the Equity Commitment Agreement in breach of any of its obligations pursuant to the Equity Commitment Agreement or (ii) the Equity Commitment Agreement is terminated, or (iii) the breach by Borrower of its obligations described in Sections 3, 4 and 5 of the Equity Commitment Agreement as in effect as of the date hereof (it being understood and agreed that failure by Borrower to comply with the Consolidated EBITDA Milestones or Working Capital Turnover Ratio Milestones shall not constitute a breach for purposes of this Section 8.1(m)), or the loss by Borrower and its Subsidiaries of any material customer that results in an event of default under Section 7(e) of the Equity Commitment Agreement as in effect as of the date hereof and, in either case pursuant to this clause (iii), Bzinfin (or its Affiliate) elects not to fund its commitments under the Equity Commitment Agreement, for a period of more than 30 days thereafter;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest and premium on the Term Loans, and (II) all other Secured Obligations; (B) Requisite Lenders may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents (including, without limitation, to foreclose on all or any portion of the Collateral, take possession of all cash and collect all accounts receivable, and apply the proceeds thereof to satisfy the Secured Obligations and otherwise exercise remedies against the Collateral permitted by applicable law); provided that the Lenders have provided to Collateral Agent such additional indemnity against expenses and liabilities as Collateral Agent may reasonably request pursuant to Section 9.6.

  SECTION 9.          AGENTS

9.1           Appointment of Agents. Wilmington is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Wilmington to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.

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9.2           Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3           General Immunity.

  (a)          No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Secured Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Administrative Agent shall not be deemed to have Knowledge or notice of the occurrence of any Default or Event of Default unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

  (b)          Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, including for the avoidance of doubt refraining from any action that, in its opinion or the opinion of its counsel, may be in violation of the automatic stay under any Debtor Relief Law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

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  (c)          Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4           Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5           Lenders’ Representations, Warranties and Acknowledgment.

  (a)          Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

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  (b)          Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6           Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been timely reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent for any purpose shall, in the sole reasonable opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7           Successor Administrative Agent and Collateral Agent.

  (a)          Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to Lenders and Borrower and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Borrower and Administrative Agent and signed by Requisite Lenders. Upon any such resignation or removal, all amounts due and payable by Borrower or Lenders, as the case may be, to Administrative Agent hereunder or under any other Credit Document shall be paid in full. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation (regardless of whether a successor has been appointed or not), (ii) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that, until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Administrative Agent in its role as Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly at the reasonable expense of Borrower (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation or removal of Wilmington or its successor as Administrative Agent pursuant to this Section 9.7 shall also constitute the resignation or removal of Wilmington or its successor as Collateral Agent. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section 9.7 shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder.

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(b)          In addition to the foregoing, Collateral Agent may resign at any time by giving prior written notice thereof to Lenders and the Credit Parties, and Collateral Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Credit Parties and Collateral Agent signed by Requisite Lenders. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earliest of (i) 30 days after delivery of the notice of resignation, (ii) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (iii) such other date, if any, agreed to by the Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Until a successor Collateral Agent is so appointed by Requisite Lenders or Administrative Agent, any collateral security held by Collateral Agent on behalf of the Lenders under any of the Credit Documents shall continue to be held by the retiring Collateral Agent as nominee until such time as a successor Collateral Agent is appointed. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the Collateral Documents, and the retiring or removed Collateral Agent under this Agreement shall promptly at the reasonable expense of Borrower (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as the Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was the Collateral Agent hereunder.

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9.8           Collateral Documents and Guaranty.

  (a)          Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

  (b)          Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Credit Documents may be exercised solely by Administrative Agent or Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof and only upon instructions from Requisite Lenders and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent for the benefit of the Secured Parties in accordance with the terms thereof and only upon instructions from Requisite Lenders, and (ii) in the event of a foreclosure or similar enforcement action by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including, without limitation, pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code,) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from Requisite Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.

  (c)          Release of Collateral and Guarantees, Termination of Credit Documents. Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Secured Obligations have been paid in full, upon request of Borrower, Administrative Agent shall (without notice to, or vote or consent of, any Lender) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Secured Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

  (d)          The Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

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  (e)          Neither Plan nor any Credit Document shall create (or be deemed to create) in favor of Itochu or Holders (in their capacity as such) any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Sections 2.7(a), 2.11(f) and 10.5(c)(ii) of this Agreement. By accepting the benefits of the Collateral, Itochu and each Holder shall be deemed to have appointed Collateral Agent as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (e).

9.9           Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

9.10         Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

  (a)          to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

  (b)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its respective agents and counsel and all other amounts due Administrative Agent under Sections 10.2 and 10.3 allowed in such judicial proceeding; and

  (c)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

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and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8, 10.2 and 10.3. To the extent that the payment of any such compensation, expenses, disbursements and advances of Administrative Agent, its agents and counsel, and any other amounts due Administrative Agent under Sections 2.8, 10.2 and 10.3 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a priority Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

  SECTION 10.         MISCELLANEOUS

10.1         Notices.

  (a)          Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by telefacsimile (except for any notices sent to Administrative Agent) or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) as designated by Administrative Agent from time to time.

  (b)          Electronic Communications.

  (i)          Notices and other communications to any Agent or Lenders, hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”)) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Agent or any Lender pursuant to Section 2 if such Person has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent acting at the direction of Requisite Lenders otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

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(ii)         Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of Administrative Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(iii)        The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents or any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)        Each Credit Party, each Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.

(v)         Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

10.2         Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto, including the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel); (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) all the actual costs and reasonable expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable costs and expenses incurred by each Agent in connection with the transactions contemplated by the Credit Documents and any consents, amendments, waivers or other modifications thereto and (g) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale, lease or license of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

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10.3         Indemnity.

  (a)          In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

  (b)          To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

  (c)          Each Credit Party also agrees that no Lender, Agent nor their respective Affiliates, directors, employees, attorneys, agents or sub-agents will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender, Agent or their respective Affiliates, directors, employees, attorneys, agents or sub-agents in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Lender, Agent, or their respective Affiliates, directors, employees, attorneys, agents or sub-agents have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Lender’s, Agent’s or their respective Affiliates’, directors’, employees’, attorneys’, agents’ or sub-agents’ activities related to this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

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10.4         Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured. The rights of each Lender and its Affiliates under this Section 10.4 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.

10.5         Amendments and Waivers.

  (a)          Requisite Lenders’ Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that Administrative Agent may, but shall have no obligation to, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Credit Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by Administrative Agent acting at the direction of Requisite Lenders), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Requisite Lenders stating that the Requisite Lenders object to such amendment.

  (b)          Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

  (i)          extend the scheduled final maturity of any Term Loan or Note;

  (ii)         waive, reduce or postpone any scheduled repayment (but not prepayment);

  (iii)        reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.5) or any fee or any premium payable hereunder;

  (iv)        extend the time for payment of any such interest, fees or premium;

  (v)         reduce the principal amount of any Term Loan;

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  (vi)        amend, modify, terminate or waive any provision of Section 2.12, this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

  (vii)       amend the definition of “Requisite Lenders” or “Pro Rata Share”;

  (viii)      release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release); or

  (ix)         consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

provided that all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (vii), (viii) and (ix).

  (c)          Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall (i) amend, modify, terminate or waive any provision of the Credit Documents as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent, or (ii) to the extent that any Itochu Plan Payment or any Holders Plan Payment, as applicable, remains then outstanding, amend, modify or waive Section 2.7(a), 2.11(f) or the definition of “Beneficiaries”, “Holders Plan Payments”, “Itochu Plan Payments,” “Secured Obligations” or “Secured Parties” in each case in a manner adverse to Itochu or the Holders without the written consent of Itochu and the Holders.

  (d)          Execution of Amendments, Etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6         Successors and Assigns; Participations.

  (a)          Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders and other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)          Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Term Loan shall be effective, in each case, unless and until recorded in the Register following receipt of a fully executed Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register promptly following receipt by Administrative Agent of the fully executed Assignment Agreement and all other necessary documents and approvals, prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the Term Loans.

(c)          Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Term Loans owing to it or other Obligations (provided, however, that pro rata assignments shall not be required and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Term Loan) to any Person meeting the criteria of the definition of the term “Eligible Assignee” upon the giving of notice to Borrower and Administrative Agent; provided that at any time prior to the second anniversary of the Closing Date, neither GS Fund shall sell, assign or transfer more than 50% of its Term Loans in aggregate (as adjusted to reflect any repayments or prepayments thereof) without the Borrower’s prior written consent except for sales, assignments or transfers (i) to an affiliate of such GS Fund or to a Related Fund or (ii) at any time when (x) any Default under Sections 8.1(a), (c)(solely in connection with a breach of the covenant set forth in Section 6.7 which has continued unremedied for a period of ten consecutive Business Days), (f) or (g) has occurred and is continuing, or (y) Bzinfin (or its Affiliate) fails to fund under the Equity Commitment Agreement in breach of its obligations thereunder unless, in the case of this clause (y), Bzinfin (or its Affiliate) has funded not less than 80% of its aggregate original commitments under the Equity Commitment Agreement.

(d)          Mechanics. Assignments and assumptions of Term Loans by Lenders shall be effected by manual execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.13(c). In connection with all assignments there shall be delivered to Administrative Agent a processing fee of $3,500 (treating multiple, simultaneous assignments by two or more Related Funds as a single assignment) (except that no such processing fee shall be payable in the case of an assignee which is already a Lender or is an Affiliate or Related Fund of a Lender) and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under the Assignment Agreement may be required to deliver pursuant to Section 2.13(c).

(e)          Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Term Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in loans such as the applicable Term Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Term Loans for its own account in the ordinary course and without a view to distribution of such Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Term Loans or any interests therein shall at all times remain within its exclusive control); and (iv) it will not provide any information obtained by it in its capacity as a Lender to Sponsor or any Affiliate of Sponsor.

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(f)          Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Term Loans of the assignee and/or the assigning Lender.

(g)          Participations.

(i)          Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower or any of its Subsidiaries) in all or any part of its Term Loans or in any other Obligation. Each Lender that sells a participation pursuant to this Section 10.6(g) shall, acting solely for U.S. federal income tax purposes as an agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts of each participant’s participation interest with respect to the Term Loan (each, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Term Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Term Loan for all purposes under this Agreement, notwithstanding any notice to the contrary.

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(ii)         The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Term Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation), (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (C) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating.

(iii)        Borrower agrees that each participant shall be entitled to the benefits of Sections 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (x) a participant shall not be entitled to receive any greater payment under Section 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed) and (y) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.13 unless Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of Borrower, to comply with Section 2.13 as though it were a Lender; provided further that, except as specifically set forth in clauses (x) and (y) of this sentence, nothing herein shall require any notice to Borrower or any other Person in connection with the sale of any participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.12 as though it were a Lender.

  (h)          Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.6 any Lender may assign, pledge and/or grant a security interest in all or any portion of its Term Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7         Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8         Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Term Loan deemed made hereunder. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.13, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.12, 9.3(b) and 9.6 shall survive the payment of the Term Loans and the termination hereof.

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10.9         No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10         Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lender enforces any security interests or exercises any right of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11         Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12         Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13         Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14         APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

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10.15         CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY A LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TERM LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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10.17         Confidentiality. Each Agent and each Lender shall hold all non-public information regarding Borrower and its Subsidiaries and their businesses identified as such by Borrower and obtained by such Agent or such Lender pursuant to the requirements hereof in accordance with such Agent’s and such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent may disclose such information to the Lenders and each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Term Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to Borrower and its obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to Credit Parties received by it from any Agent or any Lender, (iv) disclosure on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Term Loans, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document and (vi) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents.

10.18         Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Borrower.

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10.19         Effectiveness; Counterparts. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif” shall be effective as delivery of a manually executed counterpart of this Agreement.

10.20         PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

10.21         Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.22         No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ENER1, INC., as Borrower

By:
Name:
Title:

ENERDEL, INC., as Guarantor

By:
Name:
Title:

ENERFUEL, INC., as Guarantor

By:
Name:
Title:

NANOENER, INC., as Guarantor

By:
Name:
Title:

TVG SAEHAN, as Guarantor

By:
Name:
Title:

TVG SEI HOLDINGS, as Guarantor
By:
Name:
Title:

[Signature Page to Loan Agreement]

LIBERTY HARBOR SPECIAL INVESTMENTS, LLC, as Lender

By: GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Name:
Title:

GOLDMAN SACHS PALMETTO STATE CREDIT FUND, L.P., as Lender

By: GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Name:
Title:

[Signature Page to Loan Agreement]

WHITEBOX MULTI STRATEGY PARTNERS, L.P., as Lender

By: WHITEBOX ADVISORS LLC

Name:
Title:

WHITEBOX CONCENTRATED CONVERTIBLE ARBITRAGE PARTNERS, L.P., as Lender

By: WHITEBOX ADVISORS LLC

Name:
Title:

PANDORA SELECT PARTNERS, L.P., as Lender

By: WHITEBOX ADVISORS LLC

Name:
Title:

WHITEBOX CREDIT ARBITRAGE PARTNERS, L.P., as Lender

By: WHITEBOX ADVISORS LLC

Name:
Title:

WHITEBOX SPECIAL OPPORTUNITIES FUND LP, SERIES B, as Lender

By: WHITEBOX ADVISORS LLC

Name:
Title:

[Signature Page to Loan Agreement]

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent

By:
Name:
Title:

[Signature Page to Loan Agreement]

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Term Loans

Lender	Term Loan	Pro Rata Share
Liberty Harbor Special Investments, LLC	$___,___,___.__	__._%
Goldman Sachs Palmetto State Credit Fund, L.P.	$___,___,___.__	__._%
Whitebox Multi Strategy Partners, L.P.,	$___,___,___.__	__._%
Whitebox Concentrated Convertible Arbitrage Partners, L.P.	$___,___,___.__	__._%
Pandora Select Partners, L.P.	$___,___,___.__	__._%
Whitebox Credit Arbitrage Partners, L.P.	$___,___,___.__	__._%
Whitebox Special Opportunities Fund LP, Series B	$___,___,___.__	__._%
Total	$___,___,___.__	100%

APPENDIX A-1

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

ENER1 , INC.

ENERDEL, INC.

ENERFUEL, INC.

NANOENER, INC.

TVG SAEHAN and

TVG SEI HOLDINGS

1540 Broadway

New York, NY 10036

Attention:      Nicholas Brunero

Facsimile:      (212) 920-3510

in each case, with a copy to:

_________________________

_________________________

_________________________

Attention:

Facsimile:

E-mail:

LIBERTY HARBOR SPECIAL INVESTMENTS, LLC and

GOLDMAN SACHS PALMETTO STATE CREDIT FUND, L.P.

1 American Lane
Greenwich, CT 06831
Attention:     Thomas Secor and David X. Yu

Facsimile:     (203) 983-2521; (646) 835-3333

in each case, with a copy to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:   Morgan Bale

Facsimile: (212) 310-8007

APPENDIX B-1

WHITEBOX CREDIT ARBITRAGE PARTNERS, L.P.

PANDORA SELECT PARTNERS, L.P.

WHITEBOX CONCENTRATED CONVERTIBLE ARBITRAGE PARTNERS, L.P.

WHITEBOX MULTI STRATEGY PARTNERS, L.P. and

WHITEBOX SPECIAL OPPORTUNITIES FUND LP, SERIES B

3033 Excelsior Blvd
Minneapolis, MN 55416
Attention:     Dale Willenbring and Dan Philp

Facsimile:     (612) 253-6001

APPENDIX B-2

WILMINGTON TRUST, NATIONAL ASSOCIATION,
Administrative Agent’s Principal Office:

_________________________

_________________________

_________________________

Attention:

Facsimile:

E-mail:

with a copy to:

_________________________

_________________________

_________________________

Attention:

Facsimile:

E-mail:

WILMINGTON TRUST NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent,

Administrative Agent’s Principal Office:

_________________________

_________________________

_________________________

Attention:

E-mail:

in each case, with a copy to:

_________________________

_________________________

_________________________

Attention:

E-mail:

APPENDIX B-3

ANNEX 6

EQUITY COMMITMENT AGREEMENT

This Equity Commitment Agreement (“Agreement”), dated as of [•], 2012, is entered into by and among Bzinfin S.A., a British Virgin Islands company (“Bzinfin”), Ener1, Inc., a Florida  corporation (the “Company”), and as to Sections 9 and 10 of this Agreement only, (a) Liberty Harbor Special Investments, LLC and Goldman Sachs Palmetto State Credit Fund, L.P. (collectively, the “GSAM Investors”) and (b) Whitebox Credit Arbitrage Partners, L.P., Pandora Select Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners, L.P., Whitebox Multi Strategy Partners, L.P. and Whitebox Special Opportunities Fund LP. (collectively, the “Whitebox Investors” and, together with the GSAM Investors, the “GSAM/Whitebox Investors”).

RECITALS

WHEREAS, on [•], 2012, the Company filed a petition in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Section 101-1130 in In re Ener1, Inc., Case No. [______________] (the “Proceeding”);

WHEREAS, pursuant to the Company’s Plan of Reorganization filed in the Proceeding (the “Plan”) and confirmed by the Bankruptcy Court by its order dated [•], 2012, and which has gone effective as of the date hereof (the “Effective Date”), Bzinfin has committed to provide the Company with exit equity financing on the Effective Date and thereafter additional equity financing to fund the Company’s and its Subsidiaries’ capital requirements from and after the Effective Date pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, pursuant to the Plan, Bzinfin and the GSAM/Whitebox Investors have committed to provide the Company with additional financing after the Effective Date as specified herein pursuant to the terms and subject to the conditions of this Agreement; and

WHEREAS, the parties hereto desire to enter into this Agreement as of the Effective Date for the purpose specified in the foregoing recitals.

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and agreements as hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the parties hereto hereby agrees as follows:

Section 1. Definitions. Unless otherwise defined herein, capitalized terms used herein and in the recitals shall have the following meanings:

“ABMI Program” means that certain grant program maintained by the U.S. Department of Energy entitled “Automotive Battery Manufacturing Initiative” under which EnerDel, Inc. has been awarded a grant of up to $118,500,000.

“Affiliate” of a Person shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such other Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 30% or more of the securities having ordinary voting power for the election of directors of such former Person.

“Annual Budget” shall have the meaning set forth in Section 5(h) hereof.

“Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Company adopted under and filed pursuant to the Plan with the Department of State of the State of Florida on the Effective Date, as the same may be amended or restated from time to time.

“Beneficial Ownership” has the meaning set forth in the Stockholders Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in New York, New York.

“Common Stock” shall mean the shares of common stock, $0.01 par value per share, of the Company, as adjusted to reflect any merger, consolidation, recapitalization, reclassification, split-up, stock dividend, rights offering or reverse stock split made, declared or effected with respect to the Common Stock.

“Company Termination Event” shall have the meaning set forth in Section 5(e) hereof.

“Consolidated EBITDA” shall mean, for any Test Period, an amount determined for the Company and its Subsidiaries on a consolidated basis equal to: (i) Consolidated Net Income, plus, to the extent reducing Consolidated Net Income, the sum, without duplication, of amounts for (a) consolidated interest expense, (b) provisions for taxes based on income, (c) total depreciation expense, (d) total amortization expense, and (e) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash charge in any future period or amortization of a prepaid cash charge that was paid in a prior period), in each case as determined on a consolidated basis in accordance with GAAP and (f) operating expenses that qualify for reimbursement under the ABMI Program minus (ii) other non-cash gains increasing Consolidated Net Income for such period (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period, in each case in accordance with GAAP). Notwithstanding the foregoing, for the first Test Period after the Effective Date, any restructuring charges, as determined in accordance with GAAP,  incurred by the Company in the first month of such Test Period shall to the extent any of them reduce Consolidated Net Income be added back to Consolidated Net Income unless and to the extent duplicative with any of the amounts within the purview of clauses (a) through (e) of item (i) above.

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“Consolidated EBITDA Milestones” shall mean the Consolidated EBITDA Milestones for each Test Period1 set forth on Exhibit B attached hereto, with such modifications (if any) agreed to by the Equity Contributor in its reasonable discretion and consented to in advance in writing by the GSAM Investors, from time to time after the Effective Date until the Termination Date.

“Consolidated Net Income” shall mean, for any Test Period, (i) the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person’s assets are acquired by the Company or any of its Subsidiaries, (c) the income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to asset sales or returned surplus assets of any pension plan, (e) the income (or loss) attributable to the early extinguishment of Indebtedness and (f) (to the extent not included in clauses (a) through (e) above) any net extraordinary gains or net extraordinary losses.

“Disqualified Equity Interests” shall mean any equity interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for equity interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for equity interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments or dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other equity interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Termination Date.

“Equity Contributor” shall mean Bzinfin, including any Affiliate thereof, and any one or more successors and assigns as permitted by this Agreement.

“Equity Contributor Termination” shall have the meaning set forth in Section 7 hereof.

“Equity Requisition Certificate” shall mean a certificate satisfying the content requirements set forth in Section 2(c) hereof and substantially in the form of Exhibit A hereto.

“Event of Default” shall have the meaning set forth in Section 7 hereof.

1 Like Consolidated EBITDA, the first month of the first Test Period’s Consolidated EBITDA Milestone shall exclude restructuring charges incurred by the Company.

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“Financial Officer Certification” shall mean, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Company that such financial statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries on a consolidated basis as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“First Term Year” shall mean the first 12-month period after the Effective Date.

“Funding Date”  shall have the meaning set forth in Section 2(b) hereof.

“GAAP” shall mean United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and other quasi-governmental entities established to perform such functions.

“Governmental Requirement” shall mean any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, license or other directive or requirement of any federal, state, county, municipal, parish, provincial or other Governmental Authority or any department, commission, board, court, agency or any other instrumentality of any of them.

“Guarantee” shall mean a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

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“Indebtedness” shall mean, as applied to any Person, without duplication: (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services, including any earn-out obligations (excluding any such obligations incurred under the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) Disqualified Equity Interests; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (x), the primary purpose or intent thereof is as described in clause (ix) above; and (xi) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, in each case, whether entered into for hedging or speculative purposes or otherwise.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture partner, unless such Indebtedness is expressly made non-recourse to such Person.

“Initial Equity Contribution” shall mean the initial capital contribution in the amount of $[•]2 to be made by the Equity Contributor to the Company on the Effective Date in accordance with the Plan, which amount shall be sufficient to fund the Company’s and its Subsidiaries’ capital requirements for (i) the remaining portion, if any, of the month in which the Effective Date occurs and (ii) the first and second months after the Effective Date.

“Initial Preferred Shares” shall mean, with respect to the Initial Equity Contribution, the closest whole number of duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock calculated by dividing the amount of the Initial Equity Contribution by the Preferred Stock Price on the Effective Date.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, transfer or other restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“Maximum Equity Amount” shall mean $[•]3.

“Monthly Compliance Certificate” shall have the meaning set forth in Section 2(c) hereof.

“Monthly Funding Date” shall have the meaning set forth in Section 2(c) hereof.

2 NTD: This amount needs to be agreed upon or its calculation described.

3 NTD: $50 million less the principal amount of the DIP borrowings converted into Preferred Stock at confirmation of the plan.

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“Narrative Report” shall mean, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, quarterly period or Term Year and for the period from the beginning of the then current Term Year to the end of such period to which such financial statements relate.

“New Loan Agreement” shall mean that certain Loan Agreement, dated as of the Effective Date, by and among the Company, the lenders party thereto from time to time and the administrative agent and collateral agent party thereto, including all amendments, restatements, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the New Loan Agreement as the same may be in effect at the time such reference becomes operative.

“Person” shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, other entity or a Governmental Authority.

“Preferred Stock” shall mean shares of Series A Cumulative Convertible Preferred Stock, $0.01 par value per share, of the Company, as adjusted to reflect any merger, consolidation, recapitalization, reclassification, split-up, stock dividend, rights offering or reverse stock split made, declared or effected with respect to the Preferred Stock.

“Preferred Stock Price” shall mean the liquidation preference per share (as the same may be adjusted for stock splits, reclassifications, combinations, subdivisions or other similar events affecting the Preferred Stock) of the Preferred Stock.

“Quarterly Budget” shall have the meaning set forth in Section 5(h) hereof.

“Reduced Amount” shall have the meaning set forth in Section 2(e) hereof.

“Reduced Amount Preferred Shares” shall mean, with respect to the Reduced Amount, the closest whole number of duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock calculated by dividing the portion of the Reduced Amount funded by the Equity Contributor in accordance with Section 2(e) hereof by the Preferred Stock Price on the applicable date of funding.

“Second Equity Contribution” shall mean the second capital contribution in the amount of $[•]4 to be made by the Equity Contributor to the Company on the applicable Funding Date specified in Section 2(b) hereof, which amount shall be sufficient to fund the Company’s and its Subsidiaries’ capital requirements for the third month after the Effective Date.

“Second Preferred Shares” shall mean, with respect to the Second Equity Contribution, the closest whole number of duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock calculated by dividing the amount of the Second Equity Contribution by the Preferred Stock Price on the applicable Funding Date.

4 NTD: See footnote 1.

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“Second Term Year” shall mean the second 12-month period after the Effective Date.

“Subsequent Equity Contribution” shall mean a capital contribution made by the Equity Contributor to the Company after the Effective Date in accordance with Section 2(c) hereof, which amount shall be sufficient to fund the Company’s capital requirements for the month following the month in which the applicable Month Funding Date occurs.

“Subsequent Preferred Shares” shall mean, with respect to any given Subsequent Equity Contribution, the closest whole number of duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock calculated by dividing the amount of such Subsequent Equity Contribution by the Preferred Stock Price on the applicable Monthly Funding Date.

“Subsidiary” shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other Subsidiaries except EnerDel Japan, Inc., a Japanese corporation, Ener1 Battery Company, a Florida corporation, Ener1 Europe, S.A.S., a French corporation, Ener1 Russia, a Russian corporation, and Boca Research International, Inc; provided, however, that if any of the foregoing excepted Subsidiaries shall at any time own any assets or conduct any business such Subsidiary shall immediately and automatically be deemed a “Subsidiary”.

“Stockholders Agreement” shall mean that certain Stockholders Agreement, dated as of the Effective Date, by and among the Company and the stockholders of the Company signatories thereto, including all amendments, restatements, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Stockholders Agreement as the same may be in effect at the time such reference becomes operative.

“Termination Date” shall mean the earliest of (i) the date of expiration of the Second Term Year, (ii) the date of the Equity Contributor Termination or (iii) the date of the Company Termination.

“Term Year” shall mean either the First Term Year or the Second Term Year.

“Test Period” shall mean the 3-month period preceding any Testing Date.

“Testing Date” shall having the meaning set forth in Section 2(c) hereof.

“Third Equity Contribution” shall mean the third capital contribution in the amount of  $[•]5 to be made by the Equity Contributor to the Company on the applicable Funding Date specified in Section 2(b) hereof, which amount shall be sufficient to fund the Company’s and its Subsidiaries’ capital requirements for the fourth month after the Effective Date.

5 NTD: See footnote 1.

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“Third Preferred Shares” shall mean, with respect to the Third Equity Contribution, the closest whole number of duly authorized, validly issued, fully paid and non-assessable shares of Preferred Stock calculated by dividing the amount of the Third Equity Contribution by the Preferred Stock Price on the applicable Funding Date.

“12-Month Rolling Budget” shall have the meaning set forth in Section 5(h) hereof.

“Working Capital Turnover Ratio” shall mean, for any Test Period, the ratio determined by multiplying the number of days in such Test Period by the quotient obtained by dividing (a) the average amount of (i) the sum of account receivables, inventory and prepaid expenses less (ii) the sum of account payables and accrued liabilities, of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP by (b) the net sales of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.  For the avoidance of doubt and ambiguity, the average amount referred to in clause (a) shall be determined by performing the calculation specified in clauses (i) and (ii) thereof on the last day of the month immediately preceding the beginning of the Test Period and then again on the last day of the Test Period and thereupon dividing the amounts derived from such calculations by two (2).

“Working Capital Turnover Ratio Milestones” shall mean the Working Capital Turnover Ratio Milestones for each Test Period set forth on Exhibit B attached hereto, with such modifications (if any) agreed to by the Equity Contributor in its reasonable discretion and consented to in advance in writing by the GSAM Investors, from time to time after the Effective Date until the Termination Date.

Section 2.  Equity Contributions.     (a)     On the Effective Date, the Equity Contributor shall contribute to the Company the Initial Equity Contribution in exchange for which the Company shall issue to the Equity Contributor or its designee (subject to compliance with the Stockholders Agreement) the Initial Preferred Shares at the Preferred Stock Price.

(b)           On the first Business Day of each of the second calendar month and the third calendar month after the Effective Date (each, a “Funding Date”), the Equity Contributor shall contribute, or cause to be contributed, to the Company the Second Equity Contribution and the Third Equity Contribution, provided that the Equity Contributor’s obligation to fund each of the Second Equity Contribution and the Third Equity Contribution shall be subject to the Company’s satisfaction of the conditions set forth in Section 4(a) hereof on each applicable Funding Date.  The Company shall evidence each funded amount of the Second Equity Contribution and the Third Equity Contribution by issuing in the name of the Equity Contributor or its designee (subject to compliance with the Stockholders Agreement) the associated Subsequent Preferred Shares at the Preferred Stock Price.

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(c)           Beginning with the fifth (5th) day (if such day is not a Business Day then the next Business Day) of the fourth calendar month after the Effective Date and continuing with the first fifth (5th) day (if such day is not a Business Day then the next Business Day) of each calendar month thereafter until the Termination Date (each, a “Monthly Funding Date”), the Equity Contributor shall contribute, or cause to be contributed, to the Company Subsequent Equity Contributions, in each instance for an amount based on the applicable 12-Month Rolling Budget and as requested by the Company in an Equity Requisition Certificate duly authorized by the Company’s Board of Directors and delivered to the Equity Contributor on the twenty-fifth (25th) day (if such day is not a Business Day then the next Business Day) of the month immediately preceding the applicable Monthly Funding Date (each, a “Testing Date”).  Each Equity Requisition Certificate shall be dated the Testing Date and specify (i) the applicable Term Year and month, (ii) the amount of the Subsequent Equity Contribution and (iii) the uses of such Subsequent Equity Contribution for the month immediately following the month in which the applicable Monthly Funding Date occurs, and include as an attachment thereto a certification dated the Testing Date from the Company’s chief financial officer (x) reporting and certifying the Company’s Consolidated EBITDA and Working Capital Turnover Ratio for the applicable Test Period and (y) certifying that the Company’s Consolidated EBITDA for such Test Period is not less than the applicable Consolidated EBITDA Milestone for such Test Period and (ii) Consolidated Working Capital Turnover Ratio for the Test Period is not more than the applicable Working Capital Turnover Ratio Milestone for such Test Period (each, a “Monthly Compliance Certificate”). If the Equity Contributor accepts the Monthly Compliance Certificate and otherwise agrees with the Equity Requisition Certificate, the Equity Contributor shall fund such Subsequent Equity Contribution on the applicable Monthly Funding Date, provided that the Equity Contributor’s obligation to fund each such Subsequent Equity Contribution shall also be subject to the Company’s satisfaction of the conditions set forth in Section 4(a) hereof on each applicable Monthly Funding Date.  The Company shall evidence each funded Subsequent Equity Contribution by issuing in the name of the Equity Contributor or its designee (subject to compliance with the Stockholders Agreement) the associated Subsequent Preferred Shares at the Preferred Stock Price.

(d)           In the event the Equity Contributor does not accept the Monthly Compliance Certificate or otherwise agree with the Equity Requisition Certificate, the Equity Contributor and the Company shall act reasonably and in good faith to resolve all differences to the reasonable satisfaction of the Equity Contributor within four (4) Business Days before the applicable Monthly Funding Date, provided, however, if such unresolved differences relate to the Monthly Compliance Certificate and such unresolved differences are not resolved to the reasonable satisfaction of the Equity Contributor within four (4) Business Days before the applicable Monthly Funding Date then the Company’s independent auditors shall determine not later than two (2) Business Days before the applicable Monthly Funding Date whether or not the Company has satisfied both the Consolidated EBITDA Milestone and Working Capital Turnover Ratio Milestone in accordance with paragraph (c) above, which determination shall be binding upon the Company and the Equity Contributor absent willful misconduct or gross negligence by such independent auditors.  If the Company and the Equity Contributor resolve such differences and agree that the Company has not satisfied both such Milestones or the independent auditors determine that the Company has not satisfied both such Milestones then in either instant the Equity Contributor shall be unconditionally and permanently relieved of any obligation to fund the applicable Subsequent Equity Contribution, provided that the Equity Contributor may do so at its sole and absolute discretion.

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(e)           Notwithstanding anything to the contrary set forth in this Agreement, the sum of all  Subsequent Equity Contributions, together with the amount of the Initial Equity Contribution, the Second Equity Contribution and the Third Equity Contribution made by the Equity Contributor pursuant to this Section 2 shall not exceed the Maximum Equity Amount; provided, however, in the event the Company has cash on hand on the last day of the month immediately preceding any Monthly Funding Date which exceeds the amount of cash on hand projected for such month in the 12-Month Rolling Budget for the immediately preceding month then the Equity Contributor may, in its sole and absolute discretion, reduce the amount of the next Subsequent Capital Contribution it is obligated to fund under paragraph (c) above, by virtue of the Company satisfying the conditions to do so specified therein and in Section 4(a) hereof, by an amount equal to such excess amount of cash on hand (each, a “Reduced Amount”), provided that the Equity Contributor may only do so if it has funded the Subsequent Equity Contribution to which the Reduced Amount relates on the applicable Monthly Funding Date.  Notwithstanding anything to the contrary set forth in this Agreement, the Equity Contributor shall make such Reduced Amount available to the Company on the fifth (5th) day (if such day is not a Business Day then the next Business Day) of each of the six (6) consecutive months following the month in which the applicable Monthly Funding Date occurs even if such 6-month period extends beyond expiration of the Second Term Year unless this Agreement is validly terminated before or during such 6-month period by either the Equity Contributor in accordance with Section 7 hereof or the Company in accordance with Section 5(e) hereof, whereupon the Company shall have no claim, right or interest in such Reduced Amount, provided that the Equity Contributor shall not have an obligation to fund all or any portion of such Reduced Amount on the fifth (5th) day (if such day is not a Business Day then the next Business Day) of any such month of the 6-month period unless on the last day of the month preceding any such month of the 6-month period the Company’s cash on hand is less than the amount of cash on hand projected for such month in the 12-Month Rolling Budget (each, a “Cash Shortfall”) and the Company has satisfied the conditions in paragraph (c) above and the additional conditions in Section 4(a) hereof upon which the Equity Contributor’s obligation to make a Subsequent Equity Contribution is conditioned. If the Company satisfies the conditions specified in the proviso of the preceding sentence as to any month of such 6-month period, the Equity Contributor shall only fund to the Company that portion of the Reduced Amount that is commensurate to the Cash Shortfall and the funding thereof shall occur on a Monthly Funding Date (as if it were a Subsequent Equity Contribution). The Company shall evidence each funded portion of the Reduced Amount by issuing in the name of the Equity Contributor or its designee (subject to compliance with the Stockholders Agreement) the associated Reduced Amount Preferred Shares at the Preferred Stock Price.

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(f)           In the event the Company adjusts any of the Consolidated EBITDA Milestones and/or the Working Capital Turnover Ratio Milestones for any Test Period solely as a result of  having to apply in conformity with GAAP accounting principles that are different than the accounting principles it applied to establish such original Consolidated EBITDA Milestones and/or Working Capital Turnover Milestones as set forth on Exhibit B attached hereto then the Company shall notify the Equity Contributor and the GSAM Investors in writing of such adjusted Consolidated EBITDA Milestones and/or Working Capital Turnover Ratio Milestones, as adjusted for such different accounting principles, with particularity specifying the adjusted Milestones, the rationale for applying such different accounting principles and the resulting quantitative variation from the original Milestones at least ten (10) Business Days before the applicable Testing Date for such Test Period.  Unless either the Equity Contributor and/or the GSAM Investors object in writing to such adjusted Consolidated EBITDA Milestones and/or Working Capital Turnover Ratio Milestones within three (3) Business Days of receipt of the Company’s notification, such adjusted Consolidated EBITDA Milestones and/or Working Capital Turnover Ratio Milestones shall be the definitive Consolidated EBITDA Milestones and/or Working Capital Turnover Ratio Milestones for the applicable Test Period.  If either the Equity Contributor or the GSAM Investors object to such adjusted Consolidated EBITDA Milestones and/or Working Capital Turnover Ratio Milestones within the 3-Business Day period specified in the preceding sentence then the Company’s independent auditors shall not later than two (2) Business Days before the applicable Testing Date (i) determine the propriety of the Company’s application of such different accounting principles and the adjusted Consolidated EBITDA Milestones and/or Working Capital Turnover Ratio Milestones, as adjusted for such different accounting principles and (ii) if necessary, recalculate such adjusted Milestones by reason of having to apply in such independent auditors’ professional judgment in conformity with GAAP accounting principles that are different from and/or in addition to those applied by the Company, which determination, including, without limitation, the independent auditors’ recalculation of any such Milestones, shall be binding upon the Company, the Equity Contributor and the GSAM Investors absent willful misconduct or gross negligence by such independent auditors.  Each time the independent auditors perform determinations and calculations in accordance with the immediately preceding sentence they shall certify such determinations and calculations with particularity in writing to the Company, the Equity Contributor and the GSAM Investors not later than two (2) Business Days before the applicable Testing Date.

Section 3. Use of Equity Contributions. The Company shall use the proceeds of the Initial Equity Contribution only for the purposes specified in the Plan and use the proceeds of each Subsequent Equity Contribution only for the purposes specified in the associated Equity Requisition Certificate.

Section 4. Conditions Precedent to Funding Equity Contributions. (a) The obligations of the Equity Contributor to fund each of the Second Equity Contribution, the Third Equity Contribution, any Subsequent Equity Contribution and any Reduced Amount are conditioned upon the fulfillment (or waiver by the Equity Contributor in its sole and absolute discretion) of the following conditions on the applicable Funding Date or applicable Monthly Funding Date, as specified below:

(i)           no Event of Default shall have occurred and be continuing on such Funding Date or Monthly Funding Date, as the case may be;

(ii)          the Company shall have complied with or performed in all material respects all of the covenants, agreements, obligations and conditions set forth in this Agreement that are required to be complied with or performed by the Company on or before such Monthly Funding Date;

(iii)         the Company shall have delivered to the Equity Contributor a certificate from the Company’s Chief Financial Officer, dated such Funding Date or Monthly Funding Date, as applicable, certifying that the matters in foregoing clauses (i) and (ii) have been satisfied (in the case of the Second Equity Contribution and the Third Equity Contribution, such certificate shall only certify as to the matter set forth in foregoing clause (i));

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(iv)         an Equity Contributor Termination has not occurred on or before such Monthly Funding Date;

(v)          the Company shall have issued the Second Preferred Shares, the Third Preferred Shares, the Subsequent Preferred Shares and the Reduced Amount Preferred Shares, as applicable, at the Preferred Stock Price and executed and delivered to the Equity Contributor certificates representing such Preferred Shares free of any and all Liens other than those arising under applicable federal and state securities laws and the Stockholders Agreement; and

(vi)         the Company shall have obtained the approvals and authorizations of, filings and registrations with, and notifications to, and, to the extent required by applicable Governmental Requirements from Governmental Authorities, for consummation of such transaction on such Funding Date or Monthly Funding Date, as the case may be.

(b)          The Company’s obligations to effect the sale of the Second Preferred Shares, the Third Preferred Shares, any Subsequent Preferred Shares and any Reduced Amount Preferred Shares to the Equity Contributor for the Second Equity Contribution, the Third Equity Contribution, any Subsequent Equity Contribution and any Reduced Amount (or portion thereof), as applicable, are conditioned upon the fulfillment (or waiver by the Company in its sole and absolute discretion) of each of the following conditions on the applicable Funding Date or Monthly Funding Date, as applicable:

(i)           the Equity Contributor shall have delivered to the Company the Second Equity Contribution, the Third Equity Contribution, the Subsequent Equity Contribution or the Reduced Amount (or portion thereof), as applicable, by wire transfer of immediately available funds;

(ii)          the Company Termination Event shall not have occurred; and

(iii)         the Equity Contributor shall have obtained the approvals and authorizations of, filings and registrations with, and notifications to, and, to the extent required by applicable Governmental Requirements from Governmental Authorities, for consummation of such transaction on Funding Date or Monthly Funding Date, as the case may be .

Section 5.       Representation and Warranties and Covenants of the Company. The Company hereby represents and warrants to the Equity Contributor and agrees with the Equity Contributor as follows:

(a)          Organization, Good Standing and Qualification.  Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to carry on its business as now conducted.

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(b)          Authorization; Consents.  The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and to issue and sell the Initial Preferred Shares, the Second Preferred Shares, the Third Preferred Shares, Reduced Amount Preferred Shares, the Subsequent Preferred Shares and the shares of Common Stock into which such Initial Preferred Shares, Second Preferred Shares, Third Preferred Shares, Reduced Amount Preferred Shares and Subsequent Preferred Shares are convertible (the “Conversion Shares” and together with the Initial Preferred Shares, the Second Preferred Shares, the Third Preferred Shares, the Reduced Amount Preferred Shares and the Subsequent Preferred Shares, the “Securities”) to the Equity Contributor in accordance with the terms hereof.  All corporate action on the part of the Company by its officers, Board of Directors and shareholders necessary for the authorization, execution and delivery of, and the performance by the Company of its obligations under, this Agreement has been taken, and no further consent or authorization of the Company, the Company’s Board of Directors, shareholders or any other Person is required.

(c)          Enforcement.  This Agreement has been duly executed and delivered by the Company. This Agreement constitutes the valid and legally binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

(d)          Valid Issuance; No Registration.  The Initial Preferred Shares, the Second Preferred Shares, the Third Preferred Shares, the Reduced Amount Preferred Shares and the Subsequent Preferred Shares are duly authorized and, upon issuance and receipt of payment therefor, shall be validly issued, fully-paid and non-assessable, free and clear of any Liens other than those arising under the Stockholders Agreement and applicable federal and state securities laws. The Conversion Shares are duly authorized and, upon conversion of the Initial Preferred Shares, the Second Preferred Shares, the Third Preferred Shares, the Reduced Amount Preferred Shares and the Subsequent Preferred Shares into them, shall be validly issued, fully-paid and non-assessable, free and clear of any Liens other than those arising under the Stockholders Agreement and applicable federal and state securities laws. Assuming the accuracy of the Equity Contributors representations contained herein, the issuance and sale of the Securities under this Agreement will not require registration under the Securities Act of 1933, as amended, and will be effected in compliance with all applicable federal and state securities laws.

(e)          No Alternate Financings.  Until the Termination Date, the Company covenants and agrees that it shall not finance the capital requirements contemplated by Section 2 hereof from any Person other than the Equity Contributor through Subsequent Equity Contributions, unless the Equity Contributor is not required to make any such Subsequent Equity Contribution because the Company shall not have satisfied the conditions set forth in Section 2(c) and Section 4(a) hereof on the applicable Monthly Funding Date.  The Company further covenants and agrees to use its commercially reasonable efforts to satisfy the conditions set forth in Section 2(c) and Section 4(a) hereof for each Subsequent Equity Contribution.  If the Equity Contributor fails to fund any Subsequent Equity Contribution on the applicable Monthly Funding Date due to no fault of the Company then the Company shall be entitled to finance its capital requirements for such Monthly Amount from another Person; provided, however, that the Company shall not be deemed to have waived any claim or remedies against the Equity Contributor relating to its failure to fund such Subsequent Equity Contribution and further provided, however, that  the Company may, upon providing written notice to the Equity Contributor, terminate this Agreement in the event the Equity Contributor fails to fund any two (2) consecutive Subsequent Equity Contributions on the applicable Monthly Funding Dates due to no fault of the Company (the “Company Termination Event”).

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(f)           Reservation of Securities.        The Company covenants and agrees that it shall at all times reserve and keep available out of its authorized and unissued Preferred Stock a sufficient amount of Preferred Stock to issue as Second Preferred Shares, Third Preferred Shares, Reduced Amount Preferred Shares and Subsequent Preferred Shares to the Equity Contributor in accordance with this Agreement.  The Company further covenants and agrees that it shall at all times reserve and keep available out of its authorized and unissued Common Stock, for the purpose of providing for conversion of such Preferred Shares in accordance with their terms, such number of shares of Common Stock as shall, from time to time, be sufficient therefor.

(g)          Historical Financial Information.  The Company covenants and agrees that it shall deliver to the Equity Contributor during each Term Year (i) on the first Business Day of each week commencing after the Effective Date a weekly consolidated cash flow report of the Company and its Subsidiaries for the immediately preceding week and year to date cumulative weekly consolidated cash flow, (ii) as soon as available, and in any event within thirty (30) days after the end of each month ending after the Effective Date, commencing with the month in which the Effective Date occurs, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such month and for the period from the beginning of the then current fiscal year of the Company to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year (if applicable), commencing with the first month for which such corresponding figures are available, and the corresponding figures from the applicable Monthly Budget,  all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto (iii) as soon as available, and in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Company, commencing with the first fiscal quarter in which the Effective Date occurs, the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year of the Company to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year (if applicable), and the corresponding figures from the applicable Quarterly Budget all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto, and (iv) as soon as available, and in any event within 90 days after the end of each fiscal year of the Company, commencing with the fiscal year ended on December 31, 2012, (x) the consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year and the corresponding figures from the Annual Budget for the fiscal year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto and (y) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by the Company, and reasonably satisfactory to the Equity Contributor (which report and/or the accompanying financial statements shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).

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(h)          Budgets.  The Company covenants and agrees that it shall deliver to the Equity Contributor on the Effective Date, in form reasonably satisfactory to the Equity Contributor, (i) a consolidated budget by fiscal quarter for each fiscal year of the Company comprising the Term Years including for each fiscal quarter of each such fiscal year a consolidated balance sheet and consolidated statements of income and cash flows of the Company and its Subsidiaries and an explanation of the assumptions on which such budget is based, which annual budget the Company shall update for the Equity Contributor to its reasonable satisfaction at least fifteen (15) days before the end of each such fiscal year (each such annual budget as updated to the reasonable satisfaction of the Equity Contributor, an “Annual Budget”), (ii) a consolidated budget by fiscal quarter and month for each fiscal year of the Company comprising the Term Years including by fiscal quarter and month of each such fiscal year a consolidated balance sheet and consolidated statements of income and cash flows of the Company and its Subsidiaries and an explanation of the assumptions on which such budget is based, which quarterly budget the Company shall update for the Equity Contributor to its reasonable satisfaction at least fifteen (15) days before the end of each such fiscal quarter (each such quarterly budget as updated to the reasonable satisfaction of the Equity Contributor, a “Quarterly Budget”) and (iii) a consolidated 12-month rolling budget as of the Effective Date for each month including a consolidated statement of cash flows and an explanation of the assumptions on which such budget is based, which budget the Company shall update for the Equity Contributor to its reasonable satisfaction on the first Business Day of each month (each such consolidated 12-month rolling budget as updated to the reasonable satisfaction of the Equity Contributor, a “12-Month Rolling Budget”).  The Company further covenants and agrees that it shall comply at all times in all material respects with each such Annual Budget, Quarterly Budget and 12-Month Rolling Budget.   In addition, the Company will deliver to the Equity Contributor promptly, upon becoming available, copies of all financial statements, reports, notices and other information delivered pursuant to the New Loan Agreement.

Section 6.       Representations and Warranties and Covenants of Equity Contributor. The Equity Contributor hereby represents and warrants to and agrees with the Company as follows:

(a)          Authorization; Enforceability.      The Equity Contributor is duly and validly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, with the requisite corporate power and authority to purchase the Securities and to execute and deliver this Agreement.  This Agreement constitutes the Equity Contributor’s valid and legally binding obligation, enforceable in accordance with its terms, subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

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(b)          Accredited Investor; No Public Sale or Distribution.  The Equity Contributor (i) is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act of 1933, as amended, (ii) was not formed or organized for the specific purpose of making an investment in the Company, and (iii) is acquiring the Securities solely for its own account and not with a present view to the public resale or distribution of all or any part thereof.

(c)          Information.  The Company has provided the Equity Contributor with information regarding the business, operations and financial condition of the Company and the Subsidiaries and has granted to the Equity Contributor the opportunity to ask questions of and receive answers from representatives of the Company, including its officers, directors, employees and agents, concerning the Company in order to enable the Equity Contributor to make an informed decision with respect to its investment in the Securities. The Equity Contributor has such knowledge and experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to its investment in the Securities. The Equity Contributor understands that its investment in the Securities involves a high degree of risk, and represents that it can bear the economic risk of a total loss of its investment in the Securities. The Equity Contributor has sought such accounting, legal, and tax advice that it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

(d)          Limitations on Dispositions. The Equity Contributor acknowledges that the Securities have not been and are not being registered under the Securities Act of 1933, as amended, and may not be transferred or resold without registration under the Securities Act or unless pursuant to an exemption therefrom and are otherwise subject to the terms and conditions of the Stockholders Agreement.

Section 7.       Equity Contributor Termination Event.  The Equity Contributor shall have the right to terminate this Agreement upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):

(a)          (i) Failure of the Company or any of its Subsidiaries to pay when due any principal of or interest on or any amount, including any payment in settlement, payable in respect of one or more items of Indebtedness with an aggregate principal amount (or Net Mark-to-Market Exposure (as such term in defined in the New Loan Agreement as of the date hereof)) of $1,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by the Company or any of its Subsidiaries with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts (or Net Mark-to-Market Exposure) referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided however that such occurrence with respect to any Indebtedness of Ener1 Korea, Inc. shall not constitute an Equity Contributor Termination Event until the earlier of (x) ten Business Days following (A) the occurrence of an event with respect to such Indebtedness as described in clause (i) above or (B) the date on which the holder (or holders, including a trustee on behalf of such holder or holders) of such Indebtedness causes (or cause) such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, and (y) the date on which the holder (or holders, including a trustee on behalf of such holder or holders) of such Indebtedness commences (or commence) the exercise of remedies against Ener1 Korea, Inc. or its assets);

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(b)          Any money judgment, writ or warrant of attachment or similar process involving  in the aggregate at any time an amount in excess of $1,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against the Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder);

(c)  (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of the Company or any of its Subsidiaries in an involuntary case under any Debtor Relief Laws (as such term is defined in the New Loan Agreement as of the date hereof) now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against the Company or any of its Subsidiaries under any Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of the Borrower or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged;

(d)          (i) The Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under any Debtor Relief Laws now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) the Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of the Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in paragraph (c) above; or

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(e)           The loss by the Company or its Subsidiaries, within any one month period, of any customers that (individually or in the aggregate) represent more than 15% of the projected annual sales revenue of the Company and its Subsidiaries in the 12-Month Rolling Budget for the succeeding 12 month period; provided that such loss shall not constitute an Event of Default so long as the annual sales revenue of the Company and its Subsidiaries in the 12-Month Rolling Budget for the succeeding 12 month period (after giving pro forma effect to such loss) is not less than the amount projected for such period consistent with the 5-year financial projections delivered in connection with the Plan.

Upon the occurrence and during the continuance of any Event of Default under any of clauses (a) through (e) of this Section 7, the Equity Contributor may, upon providing written notice to the Company, terminate this Agreement (the “Equity Contributor Termination”).

Section 8.       Senior Secured Working Capital Credit Facility.  The Equity Contributor hereby commits to provide the Company with a senior secured working capital credit facility in an amount of up to $6.9 million for a term of eighteen months beginning in or about [July] 2012, so long as this Agreement has not been validly terminated by the Equity Contributor with respect to the funding of Subsequent Equity Contributions in accordance with Section 7 hereof, the Company’s actual working capital deficit in or about July 2012 is at least $2 million, the Company has used commercially reasonable efforts to obtain a working capital credit facility for a like amount and term from one or more commercial lenders at least sixty (60) days before then to no avail and provided the Equity Contributor with demonstrative evidence of doing so.  Additional indicative terms and conditions for such senior secured working capital facility are summarized in the term sheet attached hereto as Exhibit C.

Section 9.       Mandatory Preferred Stock Purchases.   (a)  Mandatory Preferred Stock Purchases.   (a) The Equity Contributor and the GSAM/Whitebox Investors hereby severally commit to invest their respective pro rata shares as described below of up to $31 million in the Company through the purchase of newly issued shares of Preferred Stock (the “Commitment”) from time to time during 2013 through 2015 (the “Commitment Period”); provided that each GSAM/Whitebox Investor’s Commitment shall remain in effect only if and so long as such GSAM/Whitebox Investors’ Term Loans (as such term is defined in the New Loan Agreement) remain outstanding and such Commitment shall be funded solely as set forth in Section 9(c) hereof; and further provided that the GSAM/Whitebox Investors shall not be obligated to fund its Commitment during the Commitment Period unless and until the Equity Contributor has funded the Maximum Equity Amount under Section 2 hereof.  All Commitments shall automatically terminate before commencement of the Commitment Period if this Agreement has been validly terminated by either the Equity Contributor in accordance with Section 7 hereof or the Company in accordance with Section 5(e) hereof.  During the Commitment Period, the Equity Contributor may unilaterally terminate the Commitment in accordance with Section 7 hereof without any consent or approval from the GSAM/Whitebox Investors.

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(b)          The Company’s exercise of any portion of the Commitment during the Commitment Period shall be subject to the same monthly funding dates, testing periods, testing dates, procedures and conditions that govern the funding of Subsequent Equity Contributions under Section 2(c) hereof.  By way of example and without limitation, the Company shall be required to provide purchase notices equivalent to Equity Requisition Certificates and the Equity Contributor’s and the GSAM/Whitebox Investors’ obligations to purchase shares of Preferred Stock shall be conditioned on the Company satisfying the Consolidated EBITDA and the Working Capital Total Ratio Milestones and all of the conditions in Section 4 hereof.  The Equity Contributor and each GSAM/Whitebox Investor shall be severally (and not jointly) responsible for funding the portion of the Commitment so exercised by the Company on a pro rata basis based on each such party’s aggregate Beneficial Ownership of the outstanding shares of Common Stock of the Company (on an as converted basis of the Preferred Stock into Common Stock), with such calculation disregarding the Beneficial Ownership of outstanding shares of Common Stock of each holder thereof that is not a party hereto.

(c)          The Equity Contributor shall fund its aforesaid percentage of any portion of the Commitment so exercised by the Company in cash and the GSAM/Whitebox Investors shall have the option to fund their aforesaid percentage of any portion of the Commitment so exercised by the Company in either cash or by authorizing the Company in writing to apply all or any portion of their ratable interest in any Installment (as such term is defined in the New Loan Agreement) against payment for the applicable shares of Preferred Stock if the related Amortization Date (as such term is defined in the New Loan Agreement) is substantially contemporaneous to the funding date for such portion of the Commitment so exercised by the Company. If any GSAM/Whitebox Investor cannot apply its ratable interest in any Installment to fund its aforesaid percentage of any portion of the Commitment so exercised by the Company because the Amortization Date for the applicable Installment is not substantially contemporaneous to the funding date for such portion of the Commitment so exercised by the Company then the Equity Contributor shall fund on behalf of such GSAM/Whitebox Investor the GSAM/Whitebox Investor percentage of the portion of the Commitment so exercised by the Company in cash, whereupon such GSAM/Whitebox Investor shall concurrently irrevocably sell to the Equity Contributor a participation in a part of its Term Loans equal to its ratable interest in the Installment with an Amortization Date most proximate to such funding date pursuant to a participation agreement in form and substance reasonably acceptable to the Equity Contributor and the GSAM/Whitebox Investor, in consideration of the Equity Contributor funding such GSAM/Whitebox Investor’s percentage interest in cash.

(d)         The shares of Preferred Stock issuable to the Equity Contributor and the GSAM/Whitebox Investors under this Section 9 shall be determined as to issue price, quantity, conversion price and otherwise and issued in the same manner as Subsequent Preferred Shares are issued for Subsequent Equity Contributions under Section 2(c) hereof.  At each funding date, the Company shall make the representations and warranties contained in Section 5 hereof to the Equity Contributor and the GSAM/Whitebox Investors and the shares of Preferred Stock issuable to the Equity Contributor and the GSAM/Whitebox Investors at such funding date shall be deemed to be covered by such representations and warranties as if they are Subsequent Preferred Shares and the Company shall affirm the completeness and accuracy of such representations and warranties as of such date.

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Section 10.     Miscellaneous.

(a)           Notices.  Any notice, approval, consent, request or other communication hereunder shall be given only by, and shall be deemed to have been received upon, (i) registered or certified mail, return receipt requested, on the date on which received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) business day after deposit with such courier, or (iii) facsimile during regular business hours of the recipient, upon electronic confirmation of receipt, in each case, at the address reflected below or at such other address as such party shall request in a written notice:

(A)	If to the Company:
Ener1, Inc.
1540 Broadway
New York, NY 10036
Attention: [•]
Telephone: [•]
Facsimile: [•]

(B)	If to the Equity Contributor:
Avocat
Budin & Associés
20, Rue Jean Sénebier
CP 166
1211 Genève 12
Attention: Patrick Bittel
Telephone: 022 818 08 08
Facsimile: 022 818 08 15

With a copy to (which copy alone shall not constitute notice):

Greenberg Traurig, P.A.
333 Avenue of the Americas
(333 S.E. 2nd Avenue)
Miami, Florida 33131
Attention: Andrew E. Balog, Esq.
Telephone: (305) 579-0642
Facsimile: (305) 961-5642

(C)	If to the GSAM Investors:

1 American Lane
Greenwich, CT 06831
Attention: Jon Yoder and David X. Yu
Telephone: (203)983-2516; (203) 983-2508
Facsimile: (203) 983-2525; (646) 835-3333

(D)	If to the Whitebox Investors:

3033 Excelsior Blvd
Minneapolis, MN 55416
Attention: Dale Willenbring and Dan Philp
Telephone: 612-253-6068; 612-253-6084
Facsimile: 612-253-6001

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(b)           Complete Agreement; Amendment.  This Agreement (including the Exhibits hereto) constitutes the complete understanding of the parties hereto with respect to its subject matter and supersedes any other agreement or understanding relating thereto.  This Agreement may be amended, restated, modified and/or supplemented from time to time by an instrument in writing signed by the Equity Contributor and the Company without the approval of the GSAM Investors, except that (i) Sections 9 and 10 of this Agreement may not be amended without the prior written approval of the GSAM Investors and (ii) any amendment providing for an increase in, or an acceleration of the timing of, the Commitment shall, in each case, require the prior written approval of the GSAM/Whitebox Investors.

(c)           Waiver.  No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder, and no course of dealing between the parties hereto, shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights and remedies which the parties hereto would otherwise have.

(d)           Assignment; Successors.  The rights and obligations of each party hereto are assignable and delegable, in whole or in part, to its Affiliates and one or more successors and assigns thereof upon prior written notice to the Company; provided, however, so long as the Stockholders Agreement is in effect, any such assignment shall not be effective unless the assignee is eligible to become a party to the Stockholders Agreement and agrees in writing to do so upon acquiring any Subsequent Preferred Shares. Every covenant, term and provision of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Notwithstanding the foregoing or any other provisions herein, no such assignment will relieve the assigning party of its obligations hereunder if any such assignee or successor fails to perform its obligations hereunder.

(e)           Governing Law; Submission to Jurisdiction; Selection of Forum; WAIVER OF TRIAL BY JURY.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or nonperformance of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State, without regard to any conflict of laws principles thereof.  Each party hereto agrees that it shall bring any action or proceeding in respect of any claim based upon, arising out of, or related to this Agreement, any provision hereof or any of the transactions contemplated hereby, in the United States District Court for the Southern District of New York or any New York State court sitting in New York County of New York City (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party.  Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  EACH PARTY HERETO WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, MATTER OR PROCEEDING BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT, ANY PROVISION HEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  Service of process on the parties hereto in any action arising out of or relating to this Agreement shall be effective if delivered to the parties hereto in accordance with Section 10(a) of this Agreement.

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(f)           Further Assurances.  Each party hereto hereby covenants and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

(g)           Severability.  If any provision of this Agreement, as applied to any party or to any circumstance, is held invalid, illegal or unenforceable under applicable law, (a) such provision, as applied to such party or such circumstance, is hereby deemed modified to give effect to the original written intent of the parties to the greatest extent consistent with being valid and enforceable under applicable law, (b) the application of such provision to any other party or to any other circumstance will not be affected or impaired thereby and (c) the validity, legality and enforceability of the remaining provisions of this Agreement will remain in full force and effect.

(h)           Rules of Construction.  (i)   Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply: (a) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-business day, the period in question shall end on the next succeeding business day; (b) any reference in this Agreement to $ shall mean U.S. dollars; (c) all Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein and any capitalized terms used in any Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement; (d) words imparting the singular number only shall include the plural and vice versa; (e) the words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires; (f) the word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (g) the division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement; and (h) all references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement unless otherwise specified.

(ii)           The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

22

(i)           Expenses.         After the Effective Date, each of the parties hereto will bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated thereby.

(j)           Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement; provided that the GSAM/Whitebox Investors (either individually or as a group) shall not have any rights to enforce any obligations of the Equity Contributor or to seek damages against the Equity Contributor with respect thereto. By way of example and without limitation, the Company’s stockholders shall not have any rights as a third party beneficiary or otherwise under or with respect to this Agreement and the transactions contemplated hereby, including, without limitation, any right to enforce any obligations of the Equity Contributor or to seek damages against the Equity Contributor with respect thereto

(k)           Counterparts.  This Agreement may be executed and delivered by facsimile, PDF or other electronic transmission in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document.

[Signature Page Follows]

23

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

ENER1, INC.

By:
Name:
Title:

EQUITY CONTRIBUTOR

BZINFIN S.A.

By:
Name:
Title:

GSAM INVESTORS

As to Sections 9 and 10 of this Agreement Only

LIBERTY HARBOR SPECIAL INVESTMENTS, LLC

By: GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
Name:
Title:

GOLDMAN SACHS PALMETTO STATE CREDIT FUND, L.P.

By: GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
Name:
Title:

[Signature Page to Equity Commitment Agreement]

WHITEBOX INVESTORS

As to Sections 9 and 10 of this Agreement Only

WHITEBOX MULTI STRATEGY PARTNERS, L.P.

By: Whitebox Advisors LLC

Name:
Title:

WHITEBOX CONCENTRATED CONVERTIBLE ARBITRAGE PARTNERS, L.P.

By: Whitebox Advisors LLC

Name:
Title:

PANDORA SELECT PARTNERS, L.P.

By: Whitebox Advisors LLC

Name:
Title:

WHITEBOX CREDIT ARBITRAGE PARTNERS, L.P.

By: Whitebox Advisors LLC

Name:
Title:

[Signature Page to Equity Commitment Agreement]

WHITEBOX SPECIAL OPPORTUNITIES FUND LP, SERIES B

By: Whitebox Advisors LLC

Name:
Title:

[Signature Page to Equity Commitment Agreement]

EXHIBIT A

FORM OF EQUITY REQUISITION CERTIFICATE

[DATE]

Bzinfin S.A.
Avocat
Budin & Associés
20, Rue Jean Sénebier
CP 166
1211 Genève 12
Attention: Patrick Bittel

Ladies and Gentlemen:

This Equity Requisition Certificate is delivered to you pursuant to Section 2(c) of that certain Equity Commitment Agreement, dated as of ________________, 2012 (the "Equity Commitment Agreement"), by and among Bzinfin S.A., Ener1, Inc. and the other parties thereto for the ____ Term Year and _____ month thereof. This request has been authorized by the Company’s Board of Directors. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to them in the Equity Commitment Agreement.

We hereby request that, in exchange for issuance of Subsequent Preferred Shares, you contribute a Subsequent Equity Contribution to the Company in the aggregate amount and for the uses set forth below:

Total Amount of Subsequent Equity Contribution: $_________________

Uses of Subsequent Equity Contribution: _____________________________________________________________________________________________________

The Monthly Compliance Certificate for this Subsequent Equity Contribution is attached hereto for your consideration and approval.

Very truly yours,

Ener1, Inc.

By:

Name:
Title:

EXHIBIT B

CONSOLIDATED EBITDA AND WORKING CAPITAL RATIO
MILESTONES

EXHIBIT C

SUMMARY OF INDICATIVE TERMS AND CONDITIONS
FOR
SENIOR SECURED WORKING CAPITAL CREDIT FACILITY

The following is a summary of additional terms and conditions to those referenced in Section 8 with respect to the establishment of the senior secured credit facility referenced therein and is not intended to set forth all of the provisions that are customary in transactions of the type described herein and that may be required in the loan documents. The definitive rights, duties, obligations and liabilities of the Company and the Lender will be more particularly described in the loan documents. All Section references herein are references to Sections in the Agreement of which this Exhibit is a part. All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

Borrower:	Company and its domestic Subsidiaries

Lender:	Equity Contributor

Facility:	$6.9 million, subject to the borrowing base

Purpose:	Support working capital needs of the Company and its domestic Subsidiaries

Maturity:	18 months from the date of execution of the definitive loan documents, which shall be no sooner than July 2012

Borrowing Base:
[__]% of eligible accounts receivable. United States Federal Government accounts receivable, if any, that are not formally assigned under the Assignment of Claims Act (“ACA”) will be eligible up to an aggregate amount of $[_______] (the “Cap”).  Amounts in excess of the Cap will be required to be formally assigned under the ACA or will be excluded from the borrowing base

Discount:	30%

Rate:	10.0% per annum

Repayment:	Quarterly payments of interest only. Principal as and when accounts receivable are collected

Collateral:	First lien on the Company’s and its domestic Subsidiaries’ accounts receivable (and related property)

29

Borrowing
Conditions:
The draw down of advances shall be subject to the same monthly funding dates, testing periods, testing dates, procedures and conditions that govern the funding of Subsequent Equity Contributions under Section 2(c).  By way of example and without limitation, the Company shall be required to provide draw down requests equivalent to Equity Requisition Certificates and advances shall be conditioned on the Company satisfying the Consolidated EBITDA and the Working Capital Total Ratio Milestones and all of the conditions in Section 4(a)

Covenants:	Covenants customary to a facility of this nature and the covenants set forth in the Agreement

Events of Default:
Failure to pay any principal when due or any interest within three days of the date when due, loss of collateral (including the first lien security interests therein) and otherwise the same as those specified in Section 7 of the Agreement

Reporting:	Same as required by the Agreement

Documents:	Loan and Security Agreement and such other customary loan documents.

30

Last date of the Test Period	3-months EBITDA Milestone, $ ths	3-months Net Working Capital Turnover Milestone, days
31-May-12	(9,303)	232
30-Jun-12	(8,258)	187
31-Jul-12	(8,258)	170
31-Aug-12	(7,529)	153
30-Sep-12	(7,703)	135
31-Oct-12	(3,663)	125
30-Nov-12	(1,506)	115
31-Dec-12	(910)	115
31-Jan-13	(1,696)	124
28-Feb-13	(2,792)	144
31-Mar-13	(3,629)	163
30-Apr-13	(3,737)	160
31-May-13	(3,845)	156
30-Jun-13	(3,952)	152
31-Jul-13	(4,535)	150
31-Aug-13	(5,118)	148
30-Sep-13	(5,701)	146
31-Oct-13	(5,734)	140
30-Nov-13	(5,768)	134
31-Dec-13	(5,801)	129
31-Jan-14	(3,499)	100
28-Feb-14	(1,197)	100
31-Mar-14	1,104	100
30-Apr-14	1,308	100
31-May-14	1,512	100
30-Jun-14	1,716	100
31-Jul-14	1,539	100
31-Aug-14	1,363	100
30-Sep-14	1,186	100
31-Oct-14	1,528	100
30-Nov-14	1,870	100
31-Dec-14	2,212	100
31-Jan-15	2,572	93
28-Feb-15	2,933	93
31-Mar-15	3,293	93
30-Apr-15	3,578	93
31-May-15	3,862	93
30-Jun-15	4,118	93
31-Jul-15	4,044	93

31-Aug-15	3,963	93
30-Sep-15	3,870	93
31-Oct-15	4,045	93
30-Nov-15	4,193	93
31-Dec-15	4,342	93
31-Jan-16	4,627	90
29-Feb-16	4,912	90
31-Mar-16	5,197	90
30-Apr-16	5,299	90
31-May-16	5,402	90
30-Jun-16	5,504	90
31-Jul-16	5,399	90
31-Aug-16	5,293	90
30-Sep-16	5,188	90
31-Oct-16	5,384	90
30-Nov-16	5,580	90
31-Dec-16	5,777	90

32

EXHIBIT C

DISCLOSURE STATEMENT

UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

In re: ENER1, INC., Debtor.	Chapter 11 Case No.: 12-

DISCLOSURE STATEMENT IN CONNECTION WITH THE
PREPETITION SOLICITATION OF VOTES IN RESPECT
OF THE PREPACKAGED PLAN OF REORGANIZATION UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE

No case under Chapter 11 of the Bankruptcy Code has yet been commenced. This Disclosure Statement has not been approved by any U.S. Bankruptcy Court as containing adequate information within the meaning of Section 1125(a) of the Bankruptcy Code.

Reed Smith llp 599 Lexington Avenue 22nd Floor New York, NY 10022 Telephone: (212) 521 5400 Facsimile: (212) 521 5450

Proposed Counsel for the Debtor

THIS DISCLOSURE STATEMENT FOR THE PREPETITION SOLICITATION OF VOTES IN RESPECT OF THE PREPACKAGED PLAN OF REORGANIZATION OF ENER1, INC. UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE, THE ACCOMPANYING BALLOTS, AND RELATED MATERIALS DELIVERED HEREWITH ARE BEING PROVIDED BY THE DEBTOR TO KNOWN HOLDERS OF CLAIMS PURSUANT TO SECTION 1126(b) OF THE BANKRUPTCY CODE IN CONNECTION WITH THE DEBTOR’S SOLICITATION OF VOTES TO ACCEPT THE PLAN.

All Creditors entitled to vote thereon are urged to vote in favor of the Plan, which is annexed to this Disclosure Statement as Exhibit 1.

A summary of the voting instructions is set forth in Article II of this Disclosure Statement.  Additional instructions are contained on the ballots distributed to Creditors entitled to vote on the Plan (the “Ballots”).

To be counted, your Ballot must be duly completed, executed and received by 5:00 p.m., prevailing Eastern standard time, on february 10, 2012 (the “Voting Deadline”), unless extended in writing by the Debtor.

- i -

In the event the Debtor determines to commence the Chapter 11 case, the Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you if it is accepted by the holders of two-thirds in amount and more than one-half in number of Claims in each class of Claims that is entitled to vote that votes on the Plan, or if the Plan otherwise satisfies the requirements of Section 1129 of the Bankruptcy Code.

The Debtor has not at this time taken any action to commence a case under Chapter 11 of the Bankruptcy Code.  If you vote in favor of the Plan, your vote on the Plan can be used by the Debtor in connection with a future bankruptcy filing.

Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof.

THE EFFECTIVENESS OF THE PROPOSED PLAN IS SUBJECT TO MATERIAL CONDITIONS PRECEDENT, SOME OF WHICH MAY NOT BE SATISFIED, OR WAIVED BY THE RELEVANT PARTIES.  SEE ARTICLE X.B.

No person is authorized by the Debtor in connection with the Plan or the solicitation of acceptances of the Plan to give any information or to make any representation

THIS DISCLOSURE STATEMENT AND THE RELATED DOCUMENTS SUBMITTED HEREWITH ARE THE ONLY DOCUMENTS TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN.  THE DEBTOR HAS NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTOR OR THE VALUE OF ITS PROPERTY OTHER THAN THOSE SET FORTH IN THIS DISCLOSURE STATEMENT.  HOLDERS OF CLAIMS SHOULD NOT RELY ON ANY INFORMATION, REPRESENTATIONS OR INDUCEMENTS MADE TO OBTAIN YOUR ACCEPTANCE OF THE PLAN THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN.

THERE HAS BEEN NO INDEPENDENT AUDIT OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT EXCEPT AS MAY BE EXPRESSLY INDICATED HEREIN.  THIS DISCLOSURE STATEMENT WAS COMPILED FROM INFORMATION OBTAINED BY THE DEBTOR FROM NUMEROUS SOURCES AND IS BELIEVED TO BE ACCURATE TO THE BEST OF THE DEBTOR’S KNOWLEDGE, INFORMATION AND BELIEF.  HOLDERS OF CLAIMS MUST RELY ON THEIR OWN EXAMINATION OF THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED.  BEFORE SUBMITTING BALLOTS, HOLDERS OF CLAIMS ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY REVIEW THE PLAN, THIS DISCLOSURE STATEMENT AND THE EXHIBITS TO BOTH DOCUMENTS IN THEIR ENTIRETY.

FOR THE CONVENIENCE OF HOLDERS OF CLAIMS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN BUT DOES NOT CONTAIN ALL OF ITS TERMS AND PROVISIONS.  ALL PARTIES WHO ARE ENTITLED TO VOTE ON THE PLAN ARE STRONGLY ADVISED TO REVIEW THE PLAN IN ITS ENTIRETY BEFORE VOTING ON THE PLAN.  TO THE EXTENT OF ANY INCONSISTENCY BETWEEN THE PLAN OR ANY PLAN DOCUMENT AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN OR THE PLAN DOCUMENT ARE CONTROLLING.

THE DISCUSSION OF THE DEBTOR’S BUSINESS IN THIS DISCLOSURE STATEMENT REFERS TO, AND INCORPORATES, THE OPERATIONS OF THOSE SUBSIDIARIES ON A COLLECTIVE BASIS.

- ii -

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE (IN CONJUNCTION WITH A REVIEW OF THE PLAN) WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.  NOTHING STATED HEREIN SHALL BE DEEMED OR CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTOR OR HOLDERS OF CLAIMS OR EQUITY INTERESTS.  HOLDERS OF CLAIMS AND EQUITY INTERESTS SHOULD NOT CONSTRUE THE CONTENTS OF THIS DISCLOSURE STATEMENT AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE.  THEREFORE, EACH SUCH HOLDER SHOULD CONSULT WITH ITS OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION, THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.  THE STATEMENTS CONTAINED HEREIN ARE MADE AS OF THE DATE HEREOF, UNLESS ANOTHER TIME IS SPECIFIED.  CERTAIN STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY THEIR NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS.  THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL REFLECT ACTUAL OUTCOMES.  THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT BE DEEMED OR CONSTRUED TO CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

- iii -

- iv -

	D.	Federal Government Contracts and Grants		34
		1.	Development Contracts	34
		2.	Electric Drive Vehicle Battery and Component Manufacturing Initiative	35
	E.	State Initiatives		35
	F.	Intense Competition		36
	G.	Think Global and Think Holdings		37
	H.	Restatement of Financial Statements		38
	I.	Shareholder Class Actions		39
	J.	Delisting of Common Stock		40
	K.	Plan Support Agreement and DIP Facility		40

V.	SUMMARY OF THE PLAN			42
	A.	Overview of Chapter 11		42
	B.	Purpose of the Plan		45

VI.	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS			45
	A.	Unclassified Claims		45
	B.	Classified Claims and Interests		45
		1.	General	45
		2.	Classification	46
	C.	Identification of Classes Impaired and Not Impaired by the Plan		46
		1.	Voting Classes: Classes of Claims Entitled to Vote	46
		2.	Unimpaired Classes of Claims and Interests Not Entitled to Vote	47
		3.	Impaired Classes of Claims or Interests Deemed to Reject the Plan and Not Entitled to Vote	47

VII.	TREATMENT OF CLAIMS AND INTERESTS			47
	A.	Unclassified Claims		47
		1.	DIP Claims	47
		2.	Administrative Claims	48
		3.	Statutory Fees	48
		4.	Professional Claims	49
		5.	Priority Tax Claims	49
	B.	Classified Claims		49
		1.	Class 1 (Priority Non-Tax Claims)	49
		2.	Class 2 (Bridge Loan Claims)	50
		3.	Class 3 (Senior Note Claims)	50
		4.	Class 4 (Convertible Note Claims)	51
		5.	Class 5 (Line of Credit Claims)	51
		6.	Class 6 (General Unsecured Claims)	51

- v -

		7.	Class 7 (Interests)	52

VIII.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES			52
	A.	Assumption and Rejection of Contracts and Leases		52
		1.	Amendments to Schedule 2: Rejected Executory Contracts and Unexpired Leases	53
		2.	Cure Payments; Adequate Assurance of Performance	54
		3.	Approval of Rejection; Rejection Damages Claims	55
	B.	Indemnification Agreements		55

IX.	MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN			56
	A.	Exit Funding		56
	B.	Issuance of New Notes		59
	C.	Issuance of New Common Stock and New Preferred Stock		61
	D.	No Fractional Shares		64
	E.	Record Date for Distributions		65
	F.	Continuation of Automatic Stay		65
	G.	Post-confirmation Operations		65
	H.	Effectiveness of Securities, Instruments, Agreements and By-laws of the Reorganized Debtor		66
	I.	Restructuring of the Reorganized Debtor		66
	J.	Corporate Action		66
	K.	Exemption from Securities Laws		67
	L.	Avoidance Actions		67
	M.	Post-Effective Date Reporting		67
	N.	Procedures for Treating Disputed Claims Under the Plan		68
	O.	Objections to Claims		68
	P.	No Distributions Pending Allowance		68
	Q.	Distributions After Allowance		69

X.	CONDITIONS PRECEDENT			69
	A.	Conditions to Confirmation		69
	B.	Conditions to the Effective Date		69
	C.	Waiver of Conditions Precedent		70
	D.	Termination of Plan for Failure to Become Effective		70
	E.	Notice of Effective Date		70

- vi -

XI.	EFFECT OF CONFIRMATION			71
	A.	Entry of Confirmation Order		71
	B.	Binding Effect		71
	C.	Exculpation		71
	D.	Discharge of Debtor		72
	E.	Waiver of Avoidance Actions		72
	F.	Compromise, Global Settlement, Injunction and Related Provisions		73
		1.	Compromise and Settlement	73
		2.	Satisfaction of Claims and Termination of Interests	73
		3.	Releases by the Debtor	74
		4.	Mutual Releases by the Plan Support Parties	75
		5.	Injunctions	76

XII.	RETENTION OF JURISDICTION			77
	A.	Post Effective-Date Jurisdiction		77
	B.	Jurisdiction Prior to the Effective Date		77

XIII.	MISCELLANEOUS PROVISIONS			77
	A.	Modification of the Plan		77
	B.	Release of the Liens of the Bridge Lenders		78
	C.	Filing of Additional Documents		78
	D.	No Admissions		78
	E.	Severability of Plan Provisions		78
	F.	Exemption from Certain Transfer Taxes		79
	G.	Preservation of Rights of Setoffs		79
	H.	Defenses with Respect to Unimpaired Claims		80
	I.	No Injunctive Relief		80
	J.	Governing Law		80
	K.	Computation of Time		80
	L.	Successors and Assigns		80
	M.	Closing of the Chapter 11 Case		81
	N.	Waiver or Estoppel		81
	O.	Section 1125(e) of the Bankruptcy Code		81
	P.	Expedited Tax Determination		81
	Q.	Fees and Expenses of Plan Support Parties		82

- vii -

XIV.	FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST			82
	A.	Feasibility of the Plan		84
	B.	Best Interests Test		87
		1.	Generally	87
		2.	Best Interests of Creditors Test: Liquidation Analysis	89
	C.	Feasibility: Projections		90

XV.	Confirmation Without Acceptance by All Impaired Classes: The ‘Cramdown’ Alternative			93
	A.	Cram Down of Interests Generally		93
	B.	Cram Down of Interests and Valuation		94
	C.	Application of the “Best Interests” Test to the Liquidation Analysis and the Valuations		104

XVI.	IMPORTANT CONSIDERATIONS AND RISK FACTORS			104
	A.	The Debtor Has No Duty To Update		104
	B.	No Representations Outside This Disclosure Statement Are Authorized		105
	C.	Information Presented Based On Debtor’s Books And Records; No Audit Performed		105
	D.	All Information Was Provided By Debtor And Was Relied Upon By Professionals		105
	E.	Projections And Other Forward-Looking Statements Not Assured		105
		1.	Projections	106
	F.	No Legal Or Tax Advice Is Provided By This Disclosure Statement		106
	G.	No Admissions		106
	H.	Risk Factors		107
		1.	Business Factors And Competitive Conditions	107
		2.	Impact of Interest Rates	110
	I.	Bankruptcy Law Risks and Considerations		110
		1.	Confirmation of the Plan is Not Assured	110
		2.	The Plan May Be Confirmed Without the Approval of All Classes Through So-Called “Cramdown”	110
		3.	The Effective Date Might Be Delayed or Never Occur	111
	J.	Tax Considerations		111

XVII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN			111
	A.	Federal Tax Consequences to the Debtor		113
		1.	Cancellation of Indebtedness Income Generally	113

- viii -

		2.	Bankruptcy Exception and the Reduction of Tax Attributes Generally.	114
		3.	Net Operating Losses – Section 382.	116
	B.	Federal Tax Consequences to the Holders in Voting Classes		117
		1.	Exchange of Voting Class Instruments under the Plan	117
		2.	Consequences of Holding New Notes and New Common Stock Received under the Plan.	119
	C.	Information Reporting and Backup Withholding		121

XVIII.	ALTERNATIVES TO THE PLAN			121
	A.	Liquidation Under Chapter 7		121
	B.	Dismissal		122
	C.	Alternative Plan		122

XIX.	DEFINITIONS AND INTERPRETATION			122
	A.	Scope of Definitions		122
	B.	Definitions		122
	C.	Rules of Interpretation		123

XX.	CONCLUSION			125

Schedule 1				i

- ix -

TABLE OF SCHEDULES AND EXHIBITS TO DISCLOSURE STATEMENT

Schedule 1	Glossary of Defined Terms

Exhibit l	The Plan (see Exhibit A to Plan Support Agreement)

Exhibit 2	Plan Support Agreement (see Plan Support Agreement)

Exhibit 3	Reorganized Debtor’s Financial Projections

Exhibit 4	Liquidation Analysis

Exhibit 5	Historical Financials

Exhibit 6	Pro Forma Balance Sheet

I.	INTRODUCTION

Ener1, Inc. (“Ener1” or the “Debtor”)1 is a holding company, which engages in business through the ownership of its direct and indirect operating subsidiaries.  The Debtor has negotiated a restructuring with all of its debt holders and intends to implement it by filing a “prepackaged Chapter 11” case under Title 11, United States Code, 11 U.S.C. §§ 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) and seeking Bankruptcy Court approval of the Debtor’s Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”), annexed to this Disclosure Statement as Exhibit 1.  The Plan is the product of substantial negotiations between the Debtor and its long-term debt holders which resulted in the execution of a Plan Support Agreement among these parties.  A copy of the Plan Support Agreement is annexed to this disclosure statement relating to the Debtor’s Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code (“Disclosure Statement”) as Exhibit 2.

The purpose of the restructuring is to deleverage the Debtor’s balance sheet in light of the substantial loss in value and revenue it recently experienced.  The enterprise value of the Debtor is lower than the Debtor’s liabilities.  The Plan accomplishes the goal of de-leveraging by reducing the amount of the Debtor’s funded debt from approximately $91 million to approximately $45.98 million on the Effective Date of the Plan, with the current debt holders receiving newly issued debt and newly issued common equity of the Reorganized Debtor.  Moreover, one of the Debtor’s existing debt and stockholders, Bzinfin, S.A. (“Bzinfin”) has committed to provide the Debtor with a postpetition financing facility in the aggregate principal amount of up to $20 million, as well as an exit equity commitment,2 and has agreed that the funds it is putting into the Debtor in the form of postpetition financing and exit financing should be payable in preferred stock rather than in cash.  Aside from the restructured long-term debt, the claims of general unsecured creditors are unimpaired and will be paid by the Debtor in full pursuant to the Plan.  The primary debt obligations of the Debtor consist of:

1
Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan or in the Bankruptcy Code.  For ease of reference, a glossary of defined terms is also annexed to this Disclosure Statement as Schedule 1.

2           The aggregate amount of this equity commitment is $81 million less the amount funded under the DIP Loan.

•
Bridge Loan Claims, pursuant to a secured term loan, dated November 16, 2011 from Liberty Harbor Special Investments, LLC, Goldman Sachs Palmetto State Credit Fund, L.P. (“GSAM Investors”) and Bzinfin, each as a lender, and Bzinfin, as agent, in the principal amount of $4.5 million (“Bridge Loan Agreement”) plus accrued and unpaid interest, fees, and costs pursuant to the terms thereof, which credit facility was subsequently increased to a principal amount of $6.5 million on December 30, 2011.

•
Senior Note Claims, which are in connection with the Tranche A 8.25% Senior Notes, due July 1, 2013, in the principal amount of $28,094,214, and (ii) the Tranche B 8.25% Senior Notes, due July 1, 2013, in the principal amount of $29.25 million, which were issued pursuant to the Waiver, Amendment, and Exchange Agreement, dated September 9, 2011, by and among Ener1, Inc., Liberty Harbor Special Investments, LLC, Goldman Sachs Palmetto State Credit Fund, L.P., Whitebox Multi Strategy Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners L.P., Pandora Select Partners, L.P., Whitebox Credit Arbitrage Partners, L.P., and Whitebox Special Opportunities Fund LP, Series B (collectively “Whitebox” and together with GSAM Investors, “GSAM/Whitebox Investors”), as may have been amended or supplemented, in each case, plus all accrued interest thereon and all other obligations due thereunder, for the approximate aggregate outstanding principal balance, plus accrued and unpaid interest, of $62.0 million;

•
Convertible Note Claims, which consists of claims arising in connection with the 6% Senior Convertible Notes, due August 27, 2015, issued by the Debtor pursuant to a Note Purchase Agreement, dated August 27, 2010, in the aggregate outstanding principal balance, plus accrued and unpaid interest, of $10.3 million, and held by ITOCHU Corporation (“ITOCHU”); and

•
Line of Credit Claims, pursuant to a line of credit agreement, dated June 29, 2011, (“LOC Agreement”) as amended, by and between Ener1 and Bzinfin, S.A., which established a line of credit for the Debtor in the aggregate principal amount of $15,000,000 in the current aggregate outstanding principal balance, plus accrued and unpaid interest, of $12.1 million;

The Plan classifies claims against, and interests in, the Debtor as follows:

Class 1:  Priority Non-Tax Claims, if any.

Class 2:  Claims of the Bridge Lenders under the Bridge Loan.

Class 3:  Senior Note Claims.

Class 4: Convertible Note Claims.

Class 5:  Line of Credit Claims.

Class 6:  General Unsecured Claims not otherwise classified.

Class 7:  Interests.3

The table below sets forth a brief summary of the classification and general treatment of Claims and Interests under the Plan.4

Class/ Description	Impairment Treatment	Proposed Treatment	Accept/ Reject	Estimated Total Recovery (%)
Class 1 Priority Non-Tax Claims	Unimpaired	Holders of Allowed Priority Non-Tax Claims shall receive, on the Effective Date or as soon thereafter as is reasonably practicable, either (i) cash equal to the unpaid portion of such Allowed Priority Non-Tax Claim, or (ii) such treatment as to which the Debtor and the holder of such Allowed Priority Non-Tax Claim have agreed upon in writing.	Deemed to Accept. Not entitled to vote.	100%

3           As defined by the Plan, Interests means “equity security”, as defined in section 101(16) of the Bankruptcy Code, and includes all issued shares of common stock and preferred stock of the Debtor as of the Petition Date, all Warrants, options, or other rights, contractual or otherwise, to acquire any such equity interest in the debtor, or the right to purchase, sell, or subscribe to a share, security, or interest specified in subparagraph (A) or (B) of section 101(16) of the Bankruptcy Code, and any subordinated claim which arises pursuant to section 510(b) of the Bankruptcy Code.  Plan §1.48.

4           Article 2 of the Plan provides, in accordance with section 1123(a)(1) of the Bankruptcy Code, that DIP Claims, Administrative Claims, Intercompany Claims, Statutory Fees, Professional Claims, and certain other priority Claims, are not classified and thus are excluded from the Classes of Claims set forth in Article 3 of the Plan.

Class/ Description	Impairment Treatment	Proposed Treatment	Accept/ Reject	Estimated Total Recovery (%)
Class 2 Bridge Loan Claims	Unimpaired
The Bridge Loan Claims shall be repaid in full (including principal, accrued prepetition and postpetition interest through the date of payment, and all other amounts due under the Bridge Loan Documents) by the Debtor as an initial draw under the DIP Facility, subject to approval of the Bankruptcy Court.  If the Bridge Loan Claims are outstanding on the Effective Date, such Claims shall be paid in full (including principal, accrued prepetition and postpetition interest through the date of payment, any adequate protection payments required in connection therewith and all other amounts due under the Bridge Loan Documents) in cash on the Effective Date and upon such payment the Liens granted to the Bridge Lenders pursuant to the Bridge Loan Documents shall terminate and be deemed released.
			Deemed to Accept. Not entitled to vote.	100%

Class/ Description	Impairment Treatment	Proposed Treatment	Accept/ Reject	Estimated Total Recovery (%)
Class 3 Senior Note Claims	Impaired
Each holder of a Senior Note Claim will receive its pro rata allocation of (i) on the Effective Date (a) Cash in the amount of $2,717,708.76 million, (b) New Notes with a principal amount equal to (1) 75% of the principal amount of the Senior Notes (plus accrued interest through the Effective Date) minus (2) $8,153,126.28 million, and (c) a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Senior Note Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount; (ii) on the date that is four months after the Effective Date, Cash in the amount of $2,717,708.76, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate that is 7 percent per annum to be paid in Cash; and (iii) on the date that is eight months after the Effective Date, Cash in the amount of $2,717,708.76, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate that is 7 percent per annum to be paid in Cash.  The four and eight month Cash payments set forth above in clauses (ii) and (iii) shall have the benefit of the collateral and guarantees provided for in the New Notes Loan Agreement and shall be (x) pari passu with the payments with respect to the Convertible Note Claims, and (y) senior in right of payment to the principal and interest payments under the New Notes Loan Agreement, on terms set forth in the New Notes Loan Agreement.
			Voted to Accept.	86.2%

Class/ Description	Impairment Treatment	Proposed Treatment	Accept/ Reject	Estimated Total Recovery (%)
Class 4 Convertible Note Claims	Impaired
Each holder of a Convertible Note Claim will receive its pro rata allocation of (i) on the Effective Date (a) Cash in the amount of $448,957.91 and (b) a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Convertible Note Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount,  (ii) on the date that is four months after the Effective Date, Cash in the amount of $448,957.91, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate that is 7 percent per annum to be paid in Cash, and (iii) on the date that is eight months after the Effective Date, Cash in the amount of $448,957.91, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate that is 7 percent per annum to be paid in Cash.  The four and eight month Cash payments set forth above in clauses (ii) and (iii) shall have the benefit of the collateral and guarantees provided for in the New Notes Loan Agreement and shall be (x) pari passu with the payments with respect to the Senior Note Claims, and (y) senior in right of payment to the principal and interest payments under the New Notes Loan Agreement, on terms set forth in the New Notes Loan Agreement.
			Voted to Accept.	52.1%

Class 5 Line of Credit Claims	Impaired	On the Effective Date, each holder of a Line of Credit Claim will receive its pro rata allocation of a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Line of Credit Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount.	Voted to Accept.	44.9%

Class/ Description	Impairment Treatment	Proposed Treatment	Accept/ Reject	Estimated Total Recovery (%)
Class 6 General Unsecured Claims	Unimpaired
Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment or has been paid prior to the Effective Date, each Allowed General Unsecured Claim in Class 6 (General Unsecured Claims) shall be paid in full in Cash on the Effective Date, or, otherwise rendered Unimpaired.  Without limiting the generality of the foregoing, if a General Unsecured Claim arises (i) based on liabilities incurred in, or to be paid in, the ordinary course of business or (ii) pursuant to an executory contract or unexpired lease that has not been rejected, the holder of such General Unsecured Claim shall be paid in Cash pursuant to the terms and conditions of the particular transaction and/or agreement giving rise to such General Unsecured Claim.
			Deemed to Accept. Not entitled to vote.	100%

Class 7 Interests and Claims under 11 U.S.C. § 510	Impaired	All Interests shall be cancelled and extinguished and the holders of Interests shall not receive or retain any property on account of such Interests.	Deemed to Reject. Not entitled to vote.	0%

As of the Effective Date, the Debtor’s capital structure will consist of:

•	Approximately $39.65 million in New Notes, the terms of which are set forth in the New Notes Loan Agreement, attached to the Plan as Schedule 1, and summarized in this Disclosure Statement at IX.B.

•
New Preferred Stock which will be issued to Bzinfin under the Plan, with a liquidation preference in the amount of the DIP Loan outstanding on such date and any amounts funded under the Exit Funding on such date; provided, however, that Bzinfin shall receive additional shares of New Preferred Stock as it advances funds post-Effective Date under the Equity Commitment Agreement.  The terms of the New Preferred Stock are described in the New Organization Documents, attached to the Plan as Schedule 5 and summarized in this Disclosure Statement at IX.C.

•
New Common Stock which will be issued on the Effective Date to holders of Senior Note Claims, holders of Convertible Note Claims and holders of Line of Credit Claims.  The New Common Stock will be subject to and governed by the New Organization Documents.  Moreover, the rights of the holders of the New Common Stock will be subject to the provisions of the Stockholders Agreement and Registration Rights Agreement, attached as Exhibits 3 and 6, respectively, to the Plan.

If the Plan is not confirmed, the Debtor believes it may be forced to liquidate under Chapter 7 of the Bankruptcy Code.  In such event, the Debtor believes that Creditors would realize a less favorable distribution of value, or, in certain cases, none at all, for their Claims.  See Article XIV.B.2.a, infra, and the values set forth in the Liquidation Analysis attached hereto as Exhibit 4.

None of the Debtor’s subsidiaries are expected to be debtors in the bankruptcy case.  The sole filing entity will be Ener1.  Its subsidiaries will continue to operate their businesses in the ordinary course and it is anticipated that those operations will not be affected by the commencement of a bankruptcy case by Ener1.  Nevertheless, Ener1 believes that its subsidiaries will benefit from the infusion of up to $81 million5 of new capital which will be effected through the consummation of the Plan.

The Debtor is the proponent of the Plan within the meaning of Section 1129 of the Bankruptcy Code.  Chapter 11 of the Bankruptcy Code allows a debtor to sponsor a plan of reorganization that proposes how to treat claims against, and interests in, such debtor.  The confirmation of a plan, which is the vehicle for satisfying the rights of holders of claims against and interests in a debtor, is the overriding purpose of a Chapter 11 case. Upon confirmation of the plan, it becomes binding on the debtor and all of its creditors and stakeholders, and the obligations owed by the debtor to those parties are compromised and exchanged for the obligations specified in the plan.

5 This amount is the aggregate of the DIP Loan and the Exit Funding.

As of the date hereof, the Debtor has not filed a Chapter 11 case.  If a legally sufficient amount and number of impaired Claims vote in favor of the Plan, the Debtor intends to file a Chapter 11 case and seek confirmation of the Plan.

No solicitation materials other than this Disclosure Statement and any schedules and exhibits attached hereto or referenced herein, or otherwise enclosed in the solicitation package with this Disclosure Statement, have been authorized by the Debtor for use in soliciting acceptances of the Plan.

A.	Why You Are Receiving This Document

The Debtor is providing this Disclosure Statement to all Creditors who are being solicited to vote to accept or reject the Plan.  This Disclosure Statement summarizes the Plan’s content and provides information relating to the Plan and the process the Bankruptcy Court will follow in determining whether to confirm the Plan.  This Disclosure Statement also describes the negotiation of the Plan, discusses the events leading to the Debtor’s filing its Chapter 11 Case, and, finally, summarizes and analyzes the Plan.  This Disclosure Statement also describes certain U.S. Federal income tax consequences of the Plan to the Debtor and holders of Claims and Interests, voting procedures and the confirmation process.

The Bankruptcy Code requires that, in connection with soliciting creditors and interest holders, the party proposing a Chapter 11 plan must provide the creditors and interest holders with “adequate information.”  When the solicitation occurs after the commencement of a Chapter 11 case, the proponent is required to prepare and file with the bankruptcy court a document called a “disclosure statement,” which the Bankruptcy Code mandates must contain sufficient information to enable parties who are affected by the plan to vote knowingly for or against the plan, or object to the plan, as the case may be.  Ordinarily, the plan proponent is permitted to disseminate the plan and disclosure statement and solicit creditors and interest holders only after the bankruptcy court finds that the proposed disclosure statement contains such information.

Here, however, because the Debtor’s solicitation is occurring prior to the commencement of a Chapter 11 case, there is no requirement that this Disclosure Statement be reviewed or approved by the bankruptcy court prior to the solicitation.  The Debtor is proposing a “pre-packaged Chapter 11,” which is a form of consensual Chapter 11 that enables a debtor to solicit acceptances and rejections of a plan prior to filing a bankruptcy petition.  In a pre-packaged Chapter 11, prior to filing a Chapter 11 petition, a debtor negotiates with key creditors and/or interest holders to develop a plan.  The debtor then solicits votes on that plan prior to filing a Chapter 11 petition.  If the debtor obtains the required acceptances, it then files its Chapter 11 petition simultaneously with the plan and disclosure statement.  The Debtor reserves the right to file its Chapter 11 Case once all the ballots have been returned.  The Bankruptcy Court thereafter conducts a hearing to review the adequacy of this Disclosure Statement and may then confirm the Plan.  Section 1126(b) of the Bankruptcy Code provides that a Holder of a Claim or Interest that has voted to accept or reject the plan before the commencement of a case will be deemed to have accepted or rejected such plan, as the case may be, if either the pre-petition solicitation was in compliance with applicable nonbankruptcy law governing the adequacy of disclosure in connection with such solicitation or, if there is not any such law, the solicitation occurred after disclosure to such Holders of adequate information, as defined in Section 1125(a) of the Bankruptcy Code.  Here, there is no applicable nonbankruptcy law governing the solicitation of the holders of Claims.  Accordingly, if a Chapter 11 Case is commenced, the Debtor will ask the Bankruptcy Court to make a finding that this Disclosure Statement provided those holders who are being solicited with adequate information, as defined in Section 1125(a) of the Bankruptcy Code.

The terms of the reorganization that are embodied in the Plan, were negotiated over a period of several months and thereafter agreed upon by the Debtor and certain of the Debtor’s Creditors, who are denominated as the Plan Support Parties.  This agreement is reflected in the Plan Support Agreement.  The signatories thereto have agreed to support confirmation of the Plan subject to certain terms and conditions.  The Debtor believes that those terms and conditions will be met and therefore, the parties to the Plan Support Agreement will be required to vote in favor of and/or otherwise support and facilitate confirmation of the Plan.  For this reason, the Debtor expects that the Plan will be accepted by the requisite number and amount of holders of Class 3, Class 4, and Class 5 Claims.

If the requisite number and amount of holders of Class 3, Class 4 and Class 5 Claims vote to accept the Plan, the Debtor will file the Plan as part of a “prepackaged” bankruptcy filing.  Holders of Interests in Class 7 will not receive any distribution nor retain any property under the Plan on account of such Interests and, pursuant to Section 1126(g) of the Bankruptcy Code, are conclusively deemed to reject the Plan.  Accordingly, the Debtor will not solicit acceptances or rejections of the Plan from holders of Interests in Class 7 and will seek to confirm the Plan notwithstanding the deemed rejection of such Class pursuant to Sections 1129(b)(1) and (2)(C) of the Bankruptcy Code.

Subject to certain restrictions and requirements set forth in Section 1127 of the Bankruptcy Code, Bankruptcy Rule 3019 and section 14.1 of the Plan, the Debtor expressly reserves the right to alter, amend, modify, revoke or withdraw the Plan prior to its consummation.

This Disclosure Statement has been compiled by the Debtor to accompany the Plan.  The factual statements, projections, financial information, and other information contained in this Disclosure Statement have been taken from documents prepared by the Debtor.  The information provided in this Disclosure Statement represents the Debtor’s best information regarding facts and financial information and is true to the best of its knowledge.  Nothing contained in this Disclosure Statement shall have any preclusive effect against any party (whether by waiver, admission, estoppel or otherwise) in any cause or proceeding that may currently exist or occur in the future.  This Disclosure Statement shall not be construed as or deemed to constitute an acceptance of fact or an admission by any party with regard to any of the statements made herein.  This Disclosure Statement contains statements which constitute the Debtor’s view of certain facts and events.  All such disclosures should be read as assertions by the Debtor only and not by any other party.

The statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified herein, and neither delivery of this Disclosure Statement nor any exercise of rights granted in connection with the Plan, should be read to imply that there has been no change in the information set forth herein since the date of this Disclosure Statement.

Certain of the information contained in this Disclosure Statement, by its nature, is forward-looking, contains estimates and assumptions which may prove to be inaccurate, and contains projections which may prove to be wrong, or which may be materially different from actual future results.  Each party reviewing this Disclosure Statement should independently verify the information contained herein and in the Plan and Plan documents, as well as the effect of the Plan, and may wish to consult its individual attorney and accountant.  Your rights may be affected, even if you are not a holder of a Claim against the Debtor.

All Creditors should carefully review both this Disclosure Statement and the Plan before voting to accept or reject the Plan.  Indeed, Creditors should not rely solely on the Disclosure Statement but should also read the Plan.  The Plan provisions will govern if there are any inconsistencies between the Plan and the Disclosure Statement.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

B.	Plan Overview

THE FOLLOWING IS A VERY BRIEF SUMMARY OF THE PROVISIONS OF THE PROPOSED PLAN.  ALL PARTIES ARE ENCOURAGED TO READ THE PLAN IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, THEN THE PLAN WILL BE BINDING ON ALL CLAIM HOLDERS AND INTEREST HOLDERS, REGARDLESS OF WHETHER OR HOW SUCH CREDITOR OR INTEREST HOLDER VOTED.

1.	Purpose

The purpose of the Plan is to provide for the reorganization of the Debtor’s business and assets.  The Debtor believes that the restructuring of its debt and capital structure will enable the businesses of its subsidiaries to continue without interruption while enabling the Debtor to provide the working capital these businesses require.  As such, the Debtor believes that the restructuring contemplated by the Plan is in the best interests of all of its Creditors.

If the Plan is not confirmed, the Debtor believes that it will be forced either to develop an alternate plan of reorganization or to liquidate under either Chapter 7 or Chapter 11 of the Bankruptcy Code.  In either event, the Debtor believes that the Debtor’s Creditors would realize a less favorable distribution of value, or, in certain cases, none at all, for their Claims.    Moreover, value is insufficient to provide a recovery to Interest holders.

2.	Summary of Plan Treatment

Subject to the foregoing, Claims against and Interests in the Debtor are classified in the Plan as follows:

Class 1: Priority Non-Tax Claims.   Class 1 shall consist of any Priority Non-Tax Claims.

Class 2:  Bridge Loan Claims.  Class 2 shall consist of all Bridge Loan Claims.

Class 3:  Senior Note Claims.  Class 3 shall consist of all Senior Note Claims.

Class 4:  Convertible Note Claims.  Class 4 shall consist of all Convertible Note Claims.

Class 5:  Line of Credit Claims.  Class 5 shall consist of all Line of Credit Claims.

Class 6:  General Unsecured Claims.  Class 6 shall consist of all General Unsecured Claims.

Class 7:  Interests. Class 7 shall consist of all Interests.

The Plan’s provisions with respect to the treatment of Claims are fully described in section VII of this Disclosure Statement.

The pre-packaged Plan provides for a restructuring of the Debtor’s long-term debt and the infusion of up to $81 million of new capital, with the first $50 million being provided by Bzinfin (the “Bzinfin Contribution”) and the balance of $31 million (the “Contribution Balance”) being provided by Bzinfin and the GSAM/Whitebox Investors.  This new capital will support the restructuring and continued operation of the Debtor’s subsidiaries.  Aside from the restructured long-term debt, the claims of general unsecured creditors are unimpaired and will be paid by the Debtor in full pursuant to the Plan.  All of the Debtor’s common stock will be cancelled and new stock will be issued to, allocated among, the long-term debt holders and the provider of the exit funding.

3.	Executory Contracts and Unexpired Leases

Except as otherwise provided herein, on the Effective Date, the Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated under its own terms prior to the Effective Date, (iii) is the subject of a motion to reject filed by the Debtor on or before the Confirmation Date, or (iv) is identified as being rejected in Schedule 2 to the Plan, as it may be amended or supplemented prior to the Confirmation Hearing.  Nothing in the terms of the Plan constitutes an admission by the Debtor that a contract or lease is an executory contract or unexpired lease or that any Debtor or its successors and assigns has any liability thereunder.

C.	Voting and Confirmation

Each Class of Claims that is entitled to vote shall have accepted the Plan if (i) the holders of at least two-thirds in dollar amount of the Allowed Claims actually voting in each such Class have voted to accept the Plan, and (ii) the holders of more than one-half in number of the Allowed Claims actually voting in each such Class have voted to accept the Plan.

1.	Confirmation Hearing Procedures

Assuming the requisite acceptances are obtained, the Debtor intends to file its Chapter 11 petition and immediately seek confirmation of the Plan at a confirmation hearing which will be scheduled by the Bankruptcy Court.

This Disclosure Statement sets forth the deadlines, procedures and instructions for voting to accept or reject the Plan and the applicable standards that will be utilized for tabulating ballots.  See Article II, infra.

D.	Risk Factors and Disclaimer

Prior to deciding whether and how to vote on the Plan, each holder of a Claim should carefully read this Disclosure Statement, with all attachments and enclosures, in its entirety, and consult with its own advisors, in order to formulate an informed opinion as to the manner in which the Plan affects any Claim(s) they may hold against the Debtor or any other parties and to determine whether to vote to accept the Plan.  Holders of Claims should particularly consider the risk factors described in Article XV below.

Holders of Claims should also read the Plan carefully and in its entirety.  This Disclosure Statement contains a summary of the Plan for convenience, but the terms of the Plan supersede and control the summary.

In formulating the Plan, the Debtor relied on financial data derived from its books and records.  The Debtor represents that everything stated in this Disclosure Statement is true to the best of its knowledge.  The Debtor nonetheless cannot, and does not, confirm the current accuracy of all statements appearing in this Disclosure Statement.

The discussion in this Disclosure Statement regarding the Debtor may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as “may,” “expect,” “believe,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology.  The reader is cautioned that all-forward looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.  Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this Disclosure Statement.  The liquidation analysis, distribution projections, and other information described herein are estimates only, and the timing and amounts of actual distributions to Creditors may be affected by many factors that cannot be predicted.  Therefore, any analyses, estimates or recovery projections may or may not turn out to be accurate.

Nothing contained in this Disclosure Statement is, or shall be deemed to be, an admission or statement against interest by the Debtor for purposes of any pending or future litigation matter or proceeding.

Although the attorneys, advisors and other professionals employed by the Debtor have assisted in preparing this Disclosure Statement based upon factual information and assumptions respecting financial, business and accounting data found in the books and records of the Debtor, they have not independently verified such information and make no representations as to the accuracy thereof.  The attorneys, advisors and other professionals employed by the Debtor shall have no liability for the information in this Disclosure Statement.

The Debtor and its professionals also have made a diligent effort to identify in this Disclosure Statement, and in the Plan, pending litigation claims and projected Causes of Action and objections to Claims.  However, no reliance should be placed on the fact that a particular litigation Claim or projected Cause of Action or objection to a Claim is, or is not, identified in this Disclosure Statement or the Plan.  The Debtor or the Reorganized Debtor, as applicable, may seek to investigate, file and prosecute litigation Claims and projected Causes of Action and objections to Claims, in the manner contemplated by the provisions of the Plan, after the Confirmation Date or Effective Date of the Plan irrespective of whether this Disclosure Statement or the Plan identifies any such Claims, Causes of Action or objections to Claims.  The Debtor is not currently aware of any Claims or Causes of Action that it might have, however, such Claims or Causes of Action may have arisen as a result of facts or events of which the Debtor is not fully aware or may in the future arise in the ordinary course of the Debtor’s business.

While these factors could affect the value of distributions available to holders of Allowed Claims under the Plan, the occurrence or impact of such factors will not affect the validity of the vote of the Impaired Classes entitled to vote to accept or reject the Plan (the “Voting Classes”) or require a re-solicitation of the votes of the holders of Claim in such Voting Classes.

II.	VOTING PROCEDURES AND REQUIREMENTS

A.	Classes Entitled to Vote

The following Classes are the Voting Classes, which are the only Classes entitled to vote to accept or reject the Plan:

Class	Claim	Estimated Amount6
3	(Senior Note Claims)	$62,067,230.33
4	(Convertible Note Claims)	$10,253,333.33
5	(Line of Credit Claims)	$12,081,177.28

If your Claim or Interest is not included in Class 3, 4 or 5, you are not entitled to vote and you will not receive a complete solicitation package (“Solicitation Package”), which is comprised of:  (i) this Disclosure Statement, (ii) all exhibits to the Disclosure Statement including the Plan, and, (iii) the Class-specific Ballot.  If your Claim is in Class 3, 4 or 5, you should receive a complete Solicitation Package, and you should read the documents provided and follow the instructions listed on the Ballot and Ballot Instructions carefully.  Please use only the Ballot that accompanies this Disclosure Statement as each Voting Class has a distinct Ballot.

6
This is the Debtor’s estimate of the aggregate of all Claims that it believes, as of the Petition Date, in each of the identified Voting Classes.  The Debtor intends to Schedule these amounts if they commence the Chapter 11 Case.

B.	Vote Required for Acceptance by a Class

Under the Bankruptcy Code, acceptance of a plan by a Class of Claims is determined by calculating both the number and the dollar amount of Claims voting to accept, based on the actual total allowed Claims voting in such class.  Acceptance by a Class requires an affirmative vote of more than one-half in number and two-thirds in amount of the total allowed Claims voting in such Class.

C.	Classes Not Entitled to Vote

Under the Bankruptcy Code, Creditors are not entitled to vote if their contractual rights are Unimpaired by the Plan or if they will receive no distribution of property under the Plan.  Based on this standard, the following Classes of Claims or Interests will not be entitled to vote on the Plan:

Class	Claim or Interest	Status	Voting Rights
1	(Priority Non-Tax Claims)	Unimpaired	Deemed to accept; not entitled to vote
2	(Bridge Loan Claims)	Unimpaired	Deemed to accept; not entitled to vote
6	(General Unsecured Claims)	Unimpaired	Deemed to accept; not entitled to vote
7	(Interests)	Impaired	Deemed to reject; not entitled to vote

D.	Solicitation Procedures

1.	Solicitation Package

The following materials shall constitute the complete Solicitation Package provided to Creditors entitled to vote on the Plan:

a.	this Disclosure Statement;

b.	all exhibits to the Disclosure Statement, including the Plan; and

c.	the Class-specific Ballot.

2.	Distribution of the Solicitation Package

The solicitation period for eligible Creditors to vote to accept or reject the Plan will commence prior to the Petition Date.  The Debtor intends to distribute the Solicitation Packages in advance of the Voting Deadline, as described below.  See, “Voting Procedures”, infra at II.E.

The Disclosure Statement will be served, together with a form of the applicable Ballots, via first class mail, overnight mail, or hand delivery upon the holders of Claims that comprise each Voting Class as of January 26, 2012, which is the voting record date (the “Voting Record Date”).

E.	Voting Procedures

The Voting Record Date, as defined above, is the date for determining (1) which holders of Claims are entitled to vote to accept or reject the Plan and therefore receive the Solicitation Package and (2) whether Claims have been properly assigned or transferred to an assignee such that the assignee can vote as the holder of a Claim.  The Voting Record Date and all of the Debtor’s solicitation and voting procedures shall apply to all of the Debtor’s Creditors and other parties in interest.

Under the Plan, holders of Claims in the Voting Classes are entitled to vote to accept or reject the Plan.  In order for the holder of a Claim in the Voting Classes to have such holder’s Ballot counted as a vote to accept or reject the Plan, such holder’s Ballot must be properly completed, executed and delivered by either:

(i) electronic mail to mvenditto@reedsmith.com; or

(ii) hand delivery to: 7

Michael J. Venditto, Esq.
Reed Smith, LLP
599 Lexington Avenue
New York, NY 10022

TO BE COUNTED, THE DEBTOR MUST RECEIVE – AS THE CASE MAY BE —THE BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN NO LATER THAN 5:00 P.M., PREVAILING EASTERN TIME, ON FEBRUARY 9, 2012 (THE “VOTING DEADLINE”).  IF A BALLOT IS RECEIVED AFTER THE VOTING DEADLINE, AND IF THE VOTING DEADLINE IS NOT EXTENDED, IT WILL NOT BE COUNTED UNLESS THE DEBTOR DETERMINES OTHERWISE IN ITS REASONABLE DISCRETION AND IN CONSULTATION WITH THE REQUISITE CONSENTING LENDERS.

The Debtor intends to file the Chapter 11 Case on the earlier of: (i) the day after the Voting Deadline, or (ii) the date when all Creditors who are eligible to vote have returned Ballots.

1.	Change of Vote

Whenever a holder of a Claim in a Voting Class casts more than one Ballot voting the same Claim prior to the Voting Deadline, the last Ballot physically received by the Debtor prior to the Voting Deadline shall be deemed to reflect the voter’s intent and thus shall supersede and replace any prior cast Ballot(s), and any prior cast Ballot(s), shall not be counted.

2.	Non-voting or Voting Errors

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only holders of an existing Claim who actually vote will be counted.  The failure of a holder to deliver a duly executed Ballot to the Debtor by the Voting Deadline will be deemed to constitute an abstention by such holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

7
If a Ballot is sent via electronic mail, the Debtor requests that the voter send the signed original via mail or courier to Michael Venditto, Esq., Reed Smith LLP, 599 Lexington Avenue, New York, NY 10022; the failure to return the signed original prior to the Voting Deadline will not affect the validity or timeliness of the Ballot.

ANY EXECUTED BALLOT OR COMBINATION OF BALLOTS REPRESENTING CLAIMS IN THE SAME CLASS HELD BY THE SAME HOLDER THAT DOES NOT IN EACH CASE CONSISTENTLY INDICATE EITHER ACCEPTANCE OR REJECTION OF THE PLAN, OR THAT INDICATES BOTH AN ACCEPTANCE AND REJECTION OF THE PLAN, SHALL NOT BE COUNTED.

3.	Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, receiver, or a person or entity acting in a fiduciary or representative capacity, such person should indicate such capacity when signing, and may be required, upon request, to promptly submit proper evidence satisfactory to the Debtor of authority to so act.  Authorized signatories should submit the separate Ballot of each Claim holder for whom they are voting.

ANY UNSIGNED BALLOT SHALL NOT BE COUNTED.  ALL BALLOTS MUST BE SIGNED BY THE HOLDER OF AN EXISTING CLAIM OR ANY PERSON WHO ON SUCH DATE OF EXECUTION IS AUTHORIZED TO ACT IN A REPRESENTATIVE CAPACITY; HOWEVER, SUCH SIGNATURE NEED NOT BE AN ORIGINAL SIGNATURE, IF THE BALLOT IS SUBMITTED TO THE DEBTOR VIA ELECTRONIC MAIL.

4.	Agreements upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the creditor(s) with respect to such Ballot to accept (i) all of the terms of, and conditions to, this solicitation of votes to accept or reject the Plan and (ii) the terms of the Plan, including the exculpations and releases set forth in sections 11.3 and 12.3 therein.

5.	Further Information, Additional Copies

If you have any questions or require further information about the voting procedures for voting your Claims or about the Solicitation Package you received, or if you wish to obtain an additional copy of the Plan or any exhibits to such documents, please contact the Debtor’s counsel.

IT IS IMPORTANT TO FOLLOW THE SPECIFIC INSTRUCTIONS PROVIDED ON EACH BALLOT, AS APPROPRIATE, WHEN SUBMITTING A VOTE.

III.	CONFIRMATION OF THE PLAN

A.	Confirmation Hearing for the Plan

The Debtor believes that the solicitation of acceptance or rejection of the Plan as contemplated herein will satisfy the requirements of Sections 1125(g) and 1126(b) of the Bankruptcy Code because the solicitation documents contain adequate information and disclosure in accordance with any applicable non-bankruptcy law and Section 1125(a) of the Bankruptcy Code.  In the event the Debtor determines to commence a case under Chapter 11 of the Bankruptcy Code, it intends to seek approval of the Disclosure Statement and the solicitation process at the Confirmation Hearing.

At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the applicable requirements of Section 1129 of the Bankruptcy Code for confirmation are met.  Among such requirements are that, among other things, the Plan: (1) is accepted by the requisite holders of Claims and in each Impaired Class under the Plan; (2) provides that each Creditor in the Impaired Classes will receive as much as it would if the Debtor were instead liquidated pursuant to Chapter 7 of the Bankruptcy Code; and (3) is not likely to be followed by the liquidation, or need for further financial reorganization, of the Debtor.

The “cramdown” provisions of Section 1129(b) of the Bankruptcy Code permit confirmation of a Chapter 11 plan of reorganization in certain circumstances even if the Plan is not accepted by all impaired classes of Claims and Interests.  The Debtor intends to request Confirmation, pursuant to the cramdown provisions of the Bankruptcy Code, notwithstanding the deemed rejection by Class 7 Interests.

If the Debtor commences its Chapter 11 Case and seeks confirmation of the Plan, the Bankruptcy Court will schedule the Confirmation Hearing to consider whether to confirm the Plan and to consider objections to Confirmation, if any.  Notice of the Confirmation Hearing will be sent to all Creditors in the manner required by the Bankruptcy Rules.  The Confirmation Hearing may be continued from time to time, without notice, other than an announcement of a continuance date at such hearing or a continued hearing, or by posting such continuance on the Court’s docket.

B.	Any Objections to Confirmation of the Plan

Any responses or objections to confirmation of the Plan must be in writing and must be filed with the Clerk of the Bankruptcy Court with a copy to the Court’s Chambers, together with a proof of service thereof, and served on counsel for the Debtor and the Office of United States Trustee on or before such deadline as the Bankruptcy Court may fix.  Bankruptcy Rule 3020 governs the form of any such objection.

Parties on whom objections must be served are:

Counsel for the Debtor	Office of The United States Trustee
Reed Smith LLP	33 Whitehall Street, 21st Floor
599 Lexington Avenue	New York, NY 10004
22nd Floor
New York, NY 10022
Attn: Michael J. Venditto
Telephone: (212) 521-5400
Facsimile: (212) 521-5450

Securities and Exchange Commission	Office of the United States Attorney
New York Regional Office	for the Southern District of New York
3 World Financial Center, Suite 400	One St. Andrew’s Plaza
New York, NY 10281-1022	New York, NY 10007
Attn: George S. Canellos, Esq.
(212) 336-1100.

Counsel to Bzinfin, S.A	Counsel to Goldman Sachs Palmetto
Greenberg Traurig, LLP	State Credit Fund, L.P., and Liberty
333 SE 2nd Avenue	Harbor Special Investments, LLC
Suite 4400	Weil, Gotshal & Manges LLP
Miami, FL 33131	767 Fifth Avenue
Attn: Andrew E. Balog	New York, NY 10153
Telephone: (305) 579-0500	Attn: Gary Holtzer
Facsimile: (305) 579-0717	Ronit Berkovich
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Greenberg Traurig, LLP
200 Park Avenue
New York, NY 33131
Attn: John H. Bae
Telephone: (212) 801-9200
Facsimile: (212) 801-6400

Whitebox Advisors,	Itochu Corporation
3033 Excelsior Boulevard	Tokvu Section, 5-1
Minneapolis, MN 55416	Kita-Aoyama 2-Chome, Minato-Ku, Tokyo 107-8077, Japan
Attn: Hiroaki Murase

THE DEBTOR BELIEVES THAT THE PLAN IS IN THE BEST INTERESTS OF ALL OF ITS CREDITORS AS A WHOLE.  THE DEBTOR THEREFORE RECOMMENDS THAT ALL HOLDERS OF CLAIMS ENTITLED TO VOTE SUBMIT BALLOTS TO ACCEPT THE PLAN.

IV.	EVENTS LEADING TO THE PROPOSED PLAN

A.	The Debtor

In the event that a Chapter 11 case is commenced to seek confirmation of the Plan, Ener1 will be the sole debtor in the case.

The discussion of the Debtor’s business in this Disclosure Statement refers to, and incorporates, the operations of those subsidiaries on a collective basis.

The Debtor is a holding company that is incorporated in Florida and headquartered in New York City.  The Debtor was formed in 1985 and was then known as Boca Research Corp. 8  The Debtor pursues multiple alternative energy applications through several foreign and domestic subsidiaries and a joint venture.  If the Plan is confirmed, it is not contemplated that there will be a need for any of these subsidiaries to commence a bankruptcy case.

The stock of Ener1 is publicly held and until October 28, 2011, was traded on NASDAQ.

The primary debt obligations of Ener1 are the following:

(i) Tranche A and Tranche B 8.25% senior unsecured notes due July 1, 2013 in the aggregate outstanding principal balance, plus accrued and unpaid interest, of $62.0 million, plus fees, costs, and all other obligations, pursuant to the terms of such notes.  These are classified as Senior Note Claims under the Plan.

(ii) 6% senior convertible notes due August 26, 2015 held by ITOCHU in the aggregate outstanding principal balance, plus accrued and unpaid interest, of $10.3 million, plus fees and costs, to the extent provided for, pursuant to the terms of such notes.  These are the Convertible Note Claims under the Plan.

(iii) advances under the LOC Agreement, in the aggregate outstanding principal balance, plus accrued and unpaid interest, of $12.1 million, plus fees and costs pursuant to the terms of such line of credit agreement, which debt, pursuant to that certain Subordination Agreement, dated September 12, 2011, is subordinated to the 8.25% senior unsecured notes.  These are the Line of Credit Claims under the Plan.

(iv) $6.5 million, under the Bridge Loan Agreement, plus accrued and unpaid interest, fees, and costs pursuant to the terms thereof.  These are the Bridge Loan Claims under the Plan.

8           The corporate name was changed to Ener1, Inc. in 2002.

B.	Management and Employee Changes

The current officers of the Debtor are as follows: (i) Alex Sorokin, Interim Chief Executive Officer, (ii) Nicholas Brunero, Interim President and General Counsel, and (iii) Dale Parker, Interim Chief Financial Officer.

The current directors of the Debtor are as follows:

Thomas J. Snyder is the President of Ivy Tech Community College of Indiana, the nation’s largest singly-accredited statewide community college system and the largest institution of higher education in Indiana.

Kenneth R. Baker is the former president and chief executive officer Altarum Institute, a nonprofit research institute that conducts research in the areas of national defense, healthcare, homeland security and the environment. Prior to that, he was an executive at General Motors for 30 years, including tenures as vice president of global research and development and program manager of electric vehicles.

Nora Mead Brownell is the co-founder of Espy Energy Solutions, LLC, an energy consulting firm.  Ms Brownell served as Commissioner of the Federal Energy Regulatory Commission from 2001–2006 under the administration of President George W. Bush.  She is also the former President of the National Association of Regulatory Utility Commissioners.

Elliot Fuhr is a senior managing director in the FTI Consulting Corporate Finance/Restructuring practice and is based in New York.

William James is the managing general partner of RockPort Capital Partners.

Greg Kasagawa is the chief operating officer of the aerospace and industrial systems division of ITOCHU.

Stanislav Shekshnia is a professor of entrepreneurial leadership at INSEAD Business School, Fontainebleau, France.

Boris Zingarevicha is a director, and former executive, of Ilim Pulp Enterprises.  He is also an indirect beneficial owner of Bzinfin, and holds dispositive and voting power over the common stock held by Bzinfin, which is the owner of Ener1 Group, Inc. (“Ener1 Group”).  As of December 31, 2001, Bzinfin and Ener1 Group collectively owned approximately 55.8% of the Debtor’s outstanding common stock. Bzinfin directly held approximately 7.9% of the Debtor’s outstanding common stock, while Ener1 Group directly held approximately 47.9% of the Debtor’s outstanding common stock.

C.	The Debtor’s Business

The Debtor is a holding company with subsidiaries in the field of alternative energy and energy storage.  The Debtor’s subsidiaries design, develop, and manufacture high-performance, prismatic, rechargeable lithium-ion batteries and battery pack systems for utility grid, transportation, and industrial applications.  The Debtor does not have any employees.  All services required to manage the Debtor’s assets and businesses are provided by employees of EnerDel.

EnerDel, a wholly-owned subsidiary of Ener1, is a Delaware corporation which operates from three locations in and around Indianapolis, Indiana.  EnerDel is one of the only U.S. manufacturers producing large-scale, lithium-ion, automotive battery systems.

The Debtor also conducts research and development activities on fuel cells and nano coating processes through other subsidiaries.  NanoEner, Inc., located in Fort Lauderdale, Florida, is building prototype equipment that utilizes a proprietary vapor deposition and solidification process for depositing materials onto battery electrodes as part of the battery cell manufacturing process.  The planned products are still under development and require additional, significant testing and research.  EnerFuel, Inc., a Delaware corporation, located in West Palm Beach, Florida, is working on developing a hydrogen fuel cell range extender for PEVs9 and has created a high temperature fuel cell stack which was incorporated into an EV based on the Scion xB platform.  Other planned products are in early stages of development and completion of prototypes will require additional time, effort and funding.

9	“PEV” refers to plug-in hybrid vehicles, which use both an electric motor powered by electricity supplied by externally charged batteries and a gasoline powered internal combustion engine.

The Debtor, through its subsidiaries, TVG Saehan Holdings and TVG SEI Holdings, owns 94% of Ener1 Korea, Inc. (“Ener1 Korea”), a South Korean based manufacturer of flat or prismatic batteries that are used in EnerDel’s battery packs.  Ener1 Korea supplies EnerDel with battery cells, based on EnerDel’s design of lithium-ion batteries.  Ener1 Korea operates a 145,000 square foot lithium-ion battery manufacturing plant and production equipment in South Korea.

In 2005, EnerDel began working on the development of lithium titanate (“LTO”) based chemistry for HEV batteries under a program sponsored by the United States Advanced Battery Consortium LLC (“USABC”), whose members are Chrysler Group LLC, Ford Motor Company and General Motors, with funding provided by the U.S. Department of Energy (“DOE”).  EnerDel is also developing an LTO battery to be used in PEVs, utilizing a different cathode material, under an award from the DOE which is being managed by the USABC.

In early 2007, independent test results confirmed the efficacy of the Debtor’s LTO battery design, due to its high power capability, high C rate,7 and its performance in cold temperatures.  The C rate and cold temperature characteristics are particularly advantageous for HEVs, whereas PEVs and electric vehicles (“EVs”) require higher energy density to provide longer lasting energy.  As a result of these positive test results, in June 2007, EnerDel began to commercialize the designs, and develop and enhance the Indiana production facilities of its EnerDel subsidiary.

7	C rate is a measure of the rate at which a battery is discharged relative to its maximum capacity.

The Debtor places particular importance on its strategic relationships with foreign companies, which enable the Debtor to build upon existing technology and manufacturing platforms.  Relationships in research, development, and manufacturing include ITOCHU, Wanxiang EV Co. Ltd. (“Wanxiang EV”), and JSC Mobile GTES (“MGTES”).

1.	Itochu Corporation

ITOCHU, one of the largest Japanese trading companies, is involved in the import/export and overseas trading of various products, including textile, information and communications technology, machinery, energy, metals, minerals, chemicals, forest products, general merchandise, food, construction, realty, finance, insurance, and logistics services, as well as business investment in Japan and overseas.  ITOCHU is a long-term strategic partner and seed investor in the Debtor. In addition to being the Debtor’s sales and marketing partner in Asia, ITOCHU is also the largest global reseller of manufacturing equipment for lithium-ion battery production, providing EnerDel with access to specialized equipment and material markets.  As of the Petition Date, the Debtor had outstanding unsecured debt obligations consisting of approximately $10.3 million in 6.0% Senior Convertible Notes held by ITOCHU.

2.	Wanxiang EV Co. Ltd.

In January 2011, the Debtor and Wanxiang EV, which operates the EV division of the Chinese automotive manufacturer Wanxiang Group, entered into a Sino-Foreign Joint Venture Contract (the “Joint Venture Agreement”).  Under the Joint Venture Agreement, the parties have formed Zhejiang Wanxiang Ener1 Power Systems Co., Ltd. (the “Wanxiang JV”), a Sino-foreign equity joint venture existing as a limited liability company under the laws of the People’s Republic of China, to design, manufacture, sell, and service lithium-ion battery cells and lithium-ion battery packs, primarily in China, Hong Kong, Taiwan, and Macau.

The Joint Venture Agreement provides that Wanxiang EV will contribute $72 million and own 60% of the equity of the joint venture and the Debtor would contribute $48 million and own 40% of the equity of the joint venture.  The Joint Venture Agreement permits the initial ownership percentages to be changed based on future equity contributions made by the parties or by any new investor in the joint venture.  However, under the Joint Venture Agreement, Wanxiang EV must maintain a minimum 51% equity stake in the joint venture.

The Debtor was unable to make its initial contribution of $24 million when it was required to do so in October, 2011.  Thereafter, the Debtor entered into negotiations with Wanxiang International Investment Corporation (“Wanxiang International”), an affiliate of Wanxiang EV, and Bzinfin regarding financing for the Debtor’s equity contributions under the Joint Venture Agreement.

On December 30, 2011, the Debtor accepted a Loan Commitment from Wanxiang International, an affiliate of Wangxiang EV.  Pursuant to the Loan Commitment, Wanxiang International agreed to provide the Debtor with a $40 million term loan in two installments of $20 million each, with the first loan installment to be paid upon receipt of a floating rate secured note (the “Note” and together with the Loan Commitment, the “Wanxiang International Loan Agreement”), and the second loan installment to be paid on a future date as set by the board of directors of the Wangxiang JV.  Each loan installment will mature on the fourth anniversary of the date on which Wanxiang International advances the proceeds of each such loan installment, and will bear interest at a floating rate determined on the first business day of each month equal to the prime rate plus 5% per annum; provided that the applicable interest rate will not be less than 9%.  The Debtor’s obligations under the Wanxiang International Loan Agreement will be non-recourse as to the principal amount of each loan installment (but not interest and other charges under Wanxiang International Loan Agreement) but are secured by the Debtor’s equity interests in Wangxiang JV.

The Wanxiang International Loan Agreement was conditioned upon the Debtor placing the balance of its initial contribution (i.e., $4 million of the total $24 million contribution) in escrow with counsel for Wanxiang EV, the Chicago law firm of Barack Ferrazzano Kirschbaum & Nagelberg LLP (“Barack Ferrazzano”).  On December 30, 2011, the Debtor paid $4 million to Barack Ferrazzano, which it is currently holding pursuant to an Escrow Agreement, dated December 30, 2011, among the Debtor, Wanxiang International, and Barack Ferrazzano, as escrow agent.  The $4 million payment paid into escrow (the “Escrow Funds”) was funded, in part, with the proceeds of the second amendment to the Bridge Loan Agreement.    Pursuant to the terms of the Escrow Agreement, upon the Effective Date of the Plan, the Escrow Funds will be released to the Joint Venture and Wanxiang will fund the loan commitment.  In the event that the Plan is not confirmed, the Escrow Funds will be released to Wanxiang EV as a termination payment and the Joint Venture Agreement will be terminated.

3.	JSC Mobile GTES

In November 2010, the Debtor signed a $40 million energy storage supply contract with MGTES, a wholly-owned subsidiary of the Russian Federal Grid Company.  Under this contract, the Debtor will provide backup storage systems for sites in St. Petersburg and Sochi, official sites of the XXII Winter Olympic Games in 2014.

As part of the subsequent and larger phase in this alliance, in June 2011, the Debtor and MGTES signed a strategic framework agreement that contemplates the manufacture of lithium-ion based uninterruptible power supply systems as part of a five-year engineering and framework agreement.  The proposed systems, which the companies anticipate will have an initial total capacity of 27.8 megawatts, will provide back-up power for internal substation needs for one hour, including switchgear, lighting, communications, and other needs.

D.	Federal Government Contracts and Grants

The Debtor’s subsidiary, EnerDel, has participated in both development contracts with, and grants from, agencies of the federal government.  Since EnerDel will not be a party to the bankruptcy case to be commenced by the Debtor, it is not anticipated that these government contracts and grant agreements will be directly affected by the proposed reorganization or confirmation of the Plan, although EnerDel is contractually obligated pursuant to certain of these contracts and grant agreements to keep the governmental counterparties informed about the Debtor’s reorganization and progress in connection with any bankruptcy case that may be commenced.

1.	Development Contracts

EnerDel is currently working to complete three Defense Logistics Agency (“DLA”) funded release programs.  DLA is the Department of Defense’s largest logistics combat support agency, providing worldwide logistics support.  The programs include two UAV battery material programs and a Phase II award for further development of an asset tracking battery system.   EnerDel anticipates submitting a final report on each of the programs by the end of January 2012.

In 2009, EnerDel was awarded $1.3 million in funding from the Tank Automotive Research Development Engineering Center for development and delivery of battery systems designed for a research platform version of the High Mobility Multi-Purpose Wheeled Vehicle, the XM-1124.  EnerDel has delivered three of the four requisite hardware deliverables, and expects to deliver the final hardware and the submission of a final report during 2012.

Also in 2009, EnerDel began work on a $6.6 million, three year cooperative development agreement with the DOE and Argonne National Laboratory for a redox shuttle electrolyte additive.  Additional work has been included in this project with a completion date set for the end of the first quarter in 2013.  Redox shuttle electrolyte additives are used to prevent battery overcharging and could simplify cell overcharge protection circuitry.

2.	Electric Drive Vehicle Battery and Component Manufacturing Initiative

On January 29, 2010, the DOE awarded EnerDel a grant of $118.5 million to help finance EnerDel’s United States battery plant capacity expansion under the Electric Drive Vehicle Battery and Component Manufacturing Initiative (the “EV Battery Initiative”).  The EV Battery Initiative provides grants to support the construction of U.S. based battery manufacturing infrastructure for lithium-ion and other advanced batteries to be used in EVs.  The goal of this initiative is to create a domestic battery manufacturing capability to support the implementation of new HEVs and EVs.

Under this grant, the Debtor’s EnerDel subsidiary can be reimbursed for up to one-half of its investment in battery manufacturing infrastructure.  Through September 23, 2011, EnerDel had received aggregate reimbursements from the DOE under these terms of $54,964,322.00, which represents a portion of EnerDel’s investment in manufacturing engineering, building improvements, manufacturing equipment, and application engineering expenditures.

E.	State Initiatives

Indiana state and local government authorities have provided EnerDel with grants and tax offsets which allowed EnerDel to purchase equipment, expand its operations, and create jobs in Indiana.

F.	Intense Competition

A series of events and various market factors led to the intended commencement of the Chapter 11 Case.  The market for advanced rechargeable batteries is at a relatively early stage of development.  Competition in the battery industry has been, and is expected to remain, intense.  This competition ranges from development stage companies to major Fortune 500 domestic and international companies, many of which have significant financial, technical, marketing, sales, manufacturing, distribution, and other resources.  Toyota, the industry leader in the production of HEVs, and other battery manufacturers, such as NEC Corporation, Johnson Controls, A123 Systems, Hitachi, and Compact Power have significant development programs for lithium-ion batteries for automotive manufacturers.  There are also battery developers in China and Korea, such as LG Chem, which generally have a lower cost manufacturing base than other manufacturers due to low labor costs, lower raw materials cost, and increased use of automatic manufacturing processes.

The Debtor’s business plan has been premised upon consumers adopting the use of EVs, which would in turn increase the demand for lithium-ion batteries.  The demand for EVs, however, did not develop as quickly as anticipated, which in turn harmed the Debtor’s business, operating results, financial condition, and prospects.  In addition, the volatility in the debt and equity markets adversely affected the Debtor’s ability to procure future financing, which further harmed the Debtor.

G.	Think Global and Think Holdings

The Debtor’s prospects were further eroded as a result of the insolvency of Think Holdings AS (“Think Holdings”), a Norwegian limited liability company, and the resulting demise of EnerDel operating subsidiary, Think Global, an electric car company located in Oslo, Norway, which manufactured cars under the TH!NK brand.  Think Global stopped producing vehicles in March 2011 and Think Holdings filed for bankruptcy in Norway on June 22, 2011.

Think Global was a major customer of the Debtor’s operating subsidiaries.  In addition to the loss of business, the bankruptcy resulted in the write-off of the Debtor’s investment in Think Holdings.  In 2007, EnerDel began developing a lithium-ion battery pack designed specifically for the “Think City” EV.  Think Global refinanced its operations in August 2009 after reorganizing under Norwegian law.  In September 2009, EnerDel and Think Global amended their 2007 supply agreement which provided EnerDel with, among other rights, an exclusive right to supply battery packs for a certain period of time and a right of first refusal if Think Global sought to purchase batteries from other battery suppliers.  In May 2010, EnerDel commenced commercial production and shipment of lithium-ion battery packs for the Think City EV.  During 2010, EnerDel shipped over 1,000 battery packs to Think Global.

During 2009 and 2010, the Debtor also made investments in Think Holdings, including acquiring shares of Series B Convertible Preferred Stock and extending credit to Think Holdings through a line of credit and short-term working capital loans.

However, in January 2011, after demand for Think EVs did not meet expectations, Think Global directed EnerDel to temporarily stop supplying battery packs.  As of March 31, 2011, the Debtor controlled approximately 48% of the outstanding voting power in Think Holdings.  On May 9, 2011, the Debtor surrendered to Think Holdings, for no consideration, all shares of Think Holdings’ voting equity held by the Debtor, including, without limitation, all shares of Series B Convertible Preferred Stock based on the determination that its investment in Think Holdings was impaired and written down to zero.

H.	Restatement of Financial Statements

On June 22, 2011, the Debtor concluded that a material charge was required under generally accepted accounting principles related to the loans receivable of Think Holdings and accounts receivable of Think Global, which impeded the Debtor’s ability to attract additional financing.  The Debtor concluded a material charge was required based on Think Global’s announcement that, following an extended and ultimately unsuccessful search for long-term financing, it would file bankruptcy proceedings in the Norwegian courts on June 22, 2011.  The Debtor estimated that the amount of the charge was $35.4 million.

On August 9, 2011, the Debtor reported that it needed additional time to assess certain accounting matters related to the material charge as to the loans receivable of Think Holdings and accounts receivable of Think Global, and the impairment charge to write off its investment in Think Holdings, including the timing of the recognition of the material charge and impairment charge.  The Debtor delayed filing its quarterly report for the quarter ended June 30, 2011.

On August 10, 2011, the Debtor determined that its financial statements for the year ended December 31, 2010 and for the quarterly period ended March 31, 2011 should no longer be relied upon and should be restated.  Specifically, the Debtor concluded that it was necessary to amend its Annual Report on Form 10-K for the year ended December 31, 2010 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 in order to restate its financial statements to (a) reflect as of December 31, 2010 the impairments of (i) the Debtor’s investment in Think Holdings (which had previously been recorded in the first quarter of 2011), (ii) the Debtor’s  accounts receivable with Think Global, and (iii) the Debtor’s loans receivable with Think Holdings, including accrued interest, (b) reflect the corrected accounting for revenue recognized in connection with transactions with Think Holdings and Think Global during the year ended December 31, 2010 and the three months ended March 31, 2011, (c) reflect the impact these adjustments have on the fair value of financial instruments, and (d) adjust the elimination of certain intercompany receivables.  The Debtor concluded that these adjustments were the result of one or more material weaknesses in internal controls over financial reporting.

I.	Shareholder Class Actions

The Debtor’s problems were further exacerbated when on August 18, 2011, two putative class action lawsuits were filed against the Debtor and certain of its officers and directors in the United States District Court for the Southern District of New York (Beckman v. Ener1, Inc. et al., No. 11-CV-5794 (S.D.N.Y.); and Neufeld v. Ener1, Inc., et al., No. 11-CV-5795 (S.D.N.Y.)).  On August 26, 2011, a third putative class action lawsuit was filed against the same defendants in the United States District Court for the Southern District of New York (Foster v. Ener1, Inc., et al., No. 11-CV-6040 (S.D.N.Y.)).  Pursuant to section 510(b) of the Bankruptcy Code, the claims asserted in each of these litigations, which seek damages arising from the purchase or sale of securities, are subordinated and treated as common stock  and therefore are not entitled to any recovery.

The complaints in each of these actions seek damages on behalf of persons who purchased Ener1 securities between January 10, 2011 and August 15, 2011.  The complaints assert claims under the Securities Exchange Act of 1934 for alleged material misrepresentations and omissions in the Debtor’s public disclosures during the putative class period, and in particular disclosures relating to the Debtor’s loans to, and receivables with, Think Holdings.  On October 17, 2011, three competing motions for appointment of lead plaintiff were filed.  Each of the proposed lead plaintiff groups has also requested that the three lawsuits be consolidated.

J.	Delisting of Common Stock

On October 19, 2011, the Debtor received a Staff Determination Letter from NASDAQ indicating that the Debtor did not comply with NASDAQ’s filing requirements for continued listing as set forth in Listing Rules 5250(c)(1) (regarding timely filing of periodic financial reports with the Securities and Exchange Commission) because the Debtor had failed to file its quarterly report for the period ended June 30, 2011 on a timely basis, and had failed to submit a plan to NASDAQ to regain compliance.

On October 28, 2011, the trading of the Debtor’s common stock was suspended, and a Form 25-NSE was subsequently filed with the SEC to remove the common stock from listing and registration on NASDAQ.  Effective at the opening of the trading session on December 12, 2011, NASDAQ removed the Debtor’s common stock from listing.

K.	Plan Support Agreement and DIP Facility

During the Fall of 2011, the Debtor experienced a lack of liquidity that left it unable to service its existing debt obligations and properly fund the operations of its subsidiaries.  The capital markets and traditional lending sources were not available due to the absence of current financial statements.  While the Debtor pursued other options, including the possibility of selling assets or attracting capital from strategic investors, the Debtor initiated a restructuring process that focused on reduction of costs, changes in management personnel, the development of a long-range business plan and the engagement of professionals with experience in business reorganizations.

As part of this restructuring process, the Debtor initiated negotiations with the holders of the Senior Notes, Bzinfin, and ITOCHU regarding restructuring its debt obligations and obtaining additional financing.10  After several months of discussions and negotiations, on January 26, 2012, the Plan Support Parties entered into the Plan Support Agreement.  The Plan Support Agreement provides for the consensual financial restructuring of the Debtor on the terms and conditions set forth in the Plan.

10            During the course of these discussions and negotiations, Mike Zoi, the beneficial owner of approximately 9% of the Debtor’s stock, contacted the Debtor.  In a letter dated January 4, 2012, but delivered on January 7, 2012, Mr. Zoi requested that the Debtor’s Board submit a proposal for his acquisition of an interest in Ener1 that would result in his “holding a majority controlling ownership stake for an amount that is fair value to Ener1 and that will provide sufficient financing for Ener1 to avoid being forced to file for Chapter 11 protection.”  The letter did not make any proposal nor offer with respect to any such hypothetical investment.  Upon receipt of the letter, the Debtor prepared a non-disclosure and confidentiality agreement which it e-mailed to Mr. Zoi on January 11, 2012.  Having no response, the Debtor sent the agreement to Mr. Zoi by overnight delivery on January 12, 2012.  On January 16, 2012, counsel for Mr. Zoi telephoned the Debtor to discuss generally the possibly of entering into the proposed agreement in order to facilitate discussions regarding any possible investment by Mr. Zoi.  Following this conversation, the Debtor has not had further communications from Mr. Zoi or his counsel.  On Friday, January 20, 2012, the Debtor wrote to Mr. Zoi’s counsel to inquire whether Mr. Zoi had any interest in entering into the confidentiality agreement and pursuing discussions.  To date, Mr. Zoi has not responded to the Debtor nor otherwise attempted to pursue any transaction.

The Plan Support Agreement also provides that Bzinfin would provide a DIP Facility for general working capital and operational expenses.  The DIP Facility is subject to Bankruptcy Court approval, which the Debtor will seek immediately upon the filing of the Chapter 11 Case.  The proceeds of the loans under the DIP Facility are to be used by the Debtor for the limited purposes of (i) paying all reasonable fees and costs of the DIP Lenders incurred in connection with the DIP Credit Facility, the Case and the enforcement of any rights or remedies under the DIP Loan Documents, as more fully set forth in the DIP Loan Agreement; (ii) repaying the Pre-Petition Obligations; and (iii) for general working capital and operational expenses, in accordance with the thirteen week budget.

V.	SUMMARY OF THE PLAN

A.	Overview of Chapter 11

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code.  Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize or liquidate its business for the benefit of itself, its creditors and interest holders.  Another goal of Chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of a debtor’s assets.

The commencement of a Chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

The consummation of a plan of reorganization is the principal objective of a Chapter 11 case.  A plan of reorganization sets forth the means for satisfying claims against, and interests in, a debtor.  Confirmation of a plan of reorganization by the bankruptcy court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of, or equity holder in, the debtor, whether or not such creditor or equity holder (i) is impaired under the plan, (ii) has voted to accept the plan or (ii) receives or retains any property under the plan.  Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes the obligations specified under the confirmed plan.

A Chapter 11 plan may specify that the legal, contractual and equitable rights of the holders of claims or interests in classes are to remain unaltered by the reorganization effectuated by the plan.  Such classes are referred to as “unimpaired” and, because of such favorable treatment, creditors holding such claims are deemed to accept the plan.  Accordingly, it is not necessary to solicit votes from the holders of claims or equity interests in such classes.  A Chapter 11 plan also may specify that certain classes will not receive any distribution of property or retain any claim against a debtor.  Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan.  Any classes that are receiving a distribution of property under the plan but are not “unimpaired” will be solicited to vote to accept or reject the plan.

Section 1123 of the Bankruptcy Code provides that a plan of reorganization shall classify the claims of a debtor’s creditors and equity interest holders.  In compliance therewith, the Plan divides Claims and Interests into various Classes and sets forth the treatment for each Class.  The Debtor is also required under Section 1122 of the Bankruptcy Code to classify Claims and Interests into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Classes.  The Debtor believes that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code.

The Debtor (and its agents, directors, officers, advisors and attorneys) has, and upon confirmation of the Plan will be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the distributions of the securities under the Plan, and therefore are not, and on account of such distributions will not be, liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

ARTICLES VII, VIII, IX, AND X HEREOF PROVIDE A SUMMARY OF THE STRUCTURE AND MEANS FOR IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN (AS WELL AS THE EXHIBITS TO AND DEFINITIONS IN THE PLAN).

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE THE PROVISIONS CONTAINED IN THE PLAN AND IN THE DOCUMENTS REFERRED TO IN THE PLAN.  THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO IN THE PLAN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS INCORPORATED INTO THE PLAN CONTROL THE ACTUAL TREATMENT OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTOR UNDER THE PLAN AND WILL, UPON THE OCCURRENCE OF THE EFFECTIVE DATE, BE BINDING UPON ALL HOLDERS OF CLAIMS AGAINST, AND EQUITY INTERESTS IN, THE DEBTOR, THE DEBTOR’S ESTATES, ALL PARTIES RECEIVING PROPERTY UNDER THE PLAN, AND OTHER PARTIES IN INTEREST.  IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT, ON THE ONE HAND, AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, ON THE OTHER HAND, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT SHALL CONTROL.

B.	Purpose of the Plan

The Plan provides for an infusion of equity into the Debtor and a reorganization of the Debtor’s debts.  The Debtor believes that the Plan provides the best and most prompt possible recovery to Creditors.

If the Plan is confirmed by the Bankruptcy Court, on the Effective Date or as soon as practicable thereafter, the Debtor will utilize the proceeds to make distributions in respect of certain Classes as provided in the Plan.  The Classes of Claims against, and Interests in, the Debtor created under the Plan, the treatment of those Classes under the Plan, and distributions to be made under the Plan are described below.

VI.	CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

A.	Unclassified Claims

Article 2 of the Plan provides, in accordance with Section 1123(a)(1) of the Bankruptcy Code, that DIP Claims, Administrative Claims, Intercompany Claims, Statutory Fees, Professional Claims, and certain other priority Claims, are not classified and thus are excluded from the Classes of Claims set forth in Article 3 of the Plan.  The treatment of these Claims is described in Article VIII below.

B.	Classified Claims and Interests

1.	General

Pursuant to Section 1122 of the Bankruptcy Code, Article 3 of the Plan designates Classes of Claims and Interests in the Debtor.  A Claim or Interest is placed in a particular Class only to the extent that such Claim or Interest falls within the description of that Class.  A Claim is also placed in a particular Class for purposes of receiving a distribution under the Plan, but only to the extent such Claim is an Allowed Claim or Interest and has not been paid, released, or otherwise settled prior to the Effective Date.  Except as otherwise expressly set forth in the Plan, a Claim which is not an Allowed Claim shall not receive any payments, rights or distributions under the Plan.

2.	Classification

The Plan classified Claims against and Interests in the Debtor as follows:

a.	Class 1: Priority Non-Tax Claims. Class 1 shall consist of all Priority Non-Tax Claims.

b.	Class 2: Bridge Loan Claims. Class 2 shall consist of all Bridge Loan Claims.

c.	Class 3: Senior Note Claims. Class 3 shall consist of all Senior Note Claims.

d.	Class 4: Convertible Note Claims. Class 4 shall consist of all Convertible Note Claims.

e.	Class 5: Line of Credit Claims. Class 5 shall consist of all Line of Credit Claims.

f.	Class 6: General Unsecured Claims. Class 6 shall consist of all General Unsecured Claims.

g.	Class 7: Interests. Class 7 shall consist of all Interests.

C.	Identification of Classes Impaired and Not Impaired by the Plan

1.	Voting Classes: Classes of Claims Entitled to Vote

Article 4 of the Plan identifies the following Classes as Impaired by the Plan and holders of Claims in each of these Classes are entitled to vote to accept or reject the Plan:

Class 3 (Senior Note Claims)

Class 4 (Convertible Note Claims)

Class 5 (Line of Credit Claims)

2.	Unimpaired Classes of Claims and Interests Not Entitled to Vote

Section 4.2 of the Plan identifies the following Classes as not Impaired by the Plan and holders of Claims in this Class are not entitled to vote to accept or reject the Plan:

Class 1 (Priority Non-Tax Claims)

Class 2 (Bridge Loan Claims)

Class 6 (General Unsecured Claims)

Pursuant to Section 1126(f) of the Bankruptcy Code, Classes 1, 2, and 6 are deemed to have accepted the Plan and these Classes will not be solicited.

3.	Impaired Classes of Claims or Interests Deemed to Reject the Plan and Not Entitled to Vote

Section 4.3 of the Plan provides that holders of Interests in Class 7 (Interests) will not receive any distribution nor retain any property under the Plan on account of such Interests and, pursuant to Section 1126(g) of the Bankruptcy Code, are conclusively deemed to reject the Plan.  Accordingly, the Debtor will not solicit acceptance or rejections of the Plan from holders of Interests in Class 7 and will seek to confirm the Plan notwithstanding the deemed rejection of such Class.

VII.	TREATMENT OF CLAIMS AND INTERESTS

Other than as specifically set forth herein, the treatment of and consideration to be received by holders of Claims pursuant to the Plan shall be in full satisfaction, settlement, release and discharge of such holder’s respective Claim.

A.	Unclassified Claims

1.	DIP Claims

           The DIP Facility will terminate and all obligations thereunder will be due and payable in full on the Effective Date.  The principal amount due under the DIP Facility will be fully satisfied with shares of New Preferred Stock having an aggregate liquidation preference equal to the principal amount due under the DIP Facility.  All other obligations under the DIP Facility, including accrued and unpaid interest and default interest, if any, shall be paid either in Cash on the Effective Date or upon such other terms as may be agreed to by the Debtor and the DIP Lenders; provided, however, that the Requisite Consenting Lenders consent to any such other terms.

2.	Administrative Claims

On the Effective Date or as soon thereafter as is practicable, each holder of an Allowed Administrative Claim shall receive on account of such Allowed Administrative Claim and in full satisfaction, settlement and release of and in exchange for such Allowed Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (ii) such other treatment as to which the Debtor and the holder of such Allowed Administrative Claim have agreed upon in writing, provided, however, that Administrative Claims with respect to liabilities incurred by the Debtor in the ordinary course of business during the Chapter 11 Case shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreement or course of dealing relating thereto (or such other treatment as to which the Debtor and the holder of such Allowed Administrative Claim have agreed) and Professional Claims shall be paid in accordance with section 2.4 of the Plan.

3.	Statutory Fees

On or before the Effective Date, all fees due and payable pursuant to 28 U.S.C. § 1930, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid in full, in Cash.

4.	Professional Claims

All Professionals seeking compensation for services rendered or reimbursement of expenses in connection with a Professional Claim, other than professionals retained in the ordinary course of business, shall (i) file, on or before the date that is ninety (90) days after the Effective Date, their respective applications for final allowances of compensation for services rendered and reimbursement of expenses incurred and (ii) receive payment in full, in Cash, of any unpaid portion as soon as practicable after Bankruptcy Court approval thereof.  Professionals retained by the Debtor in the ordinary course of business that are not required to submit applications for reimbursement shall be paid in accordance with section 2.1 hereof.

5.	Priority Tax Claims

Except to the extent that a holder of an Allowed Priority Tax Claim against the Debtor agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall, in full satisfaction, release, and discharge of such Allowed Priority Tax Claim:  (i) to the extent such Claim is due and owing on the Effective Date, be paid in full, in Cash, on the Effective Date; (ii) to the extent such Claim is not due and owing on the Effective Date, be paid in full, in Cash, in accordance with the terms of any agreement between the Debtor and such holder, or as may be due and owing under applicable non-bankruptcy law, or in the ordinary course of business; or (iii) be treated on such other terms and conditions as are acceptable to the Debtor and the holder of such Claim.

B.	Classified Claims

The following Classes of Claims and Interests shall be treated as follows, in full settlement, discharge, release and satisfaction of their Claims against, or Interests in, the Debtor:

1.	Class 1 (Priority Non-Tax Claims).

With respect to each Allowed Priority Non-Tax Claim, on the Effective Date or as soon thereafter as is reasonably practicable, the holder of an Allowed Priority Non-Tax Claim shall receive, (i) Cash equal to the unpaid portion of such Allowed Priority Non-Tax Claim, or (ii) such other treatment as to which the Debtor and the holder of such Allowed Priority Non-Tax Claim have agreed upon in writing.

2.	Class 2 (Bridge Loan Claims)

The Bridge Loan Claims shall be repaid in full (including principal, accrued prepetition and postpetition interest through the date of payment, and all other amounts due under the Bridge Loan Documents) by the Debtor as an initial draw under the DIP Facility, subject to approval of the Bankruptcy Court.  If the Bridge Loan Claims are outstanding on the Effective Date, such Claims shall be paid in full (including principal, accrued prepetition and postpetition interest through the date of payment, any adequate protection payments required in connection therewith and all other amounts due under the Bridge Loan Documents) in cash on the Effective Date and upon such payment the Liens granted to the Bridge Lenders pursuant to the Bridge Loan Documents shall terminate and be deemed released.

3.	Class 3 (Senior Note Claims)

Each holder of a Senior Note Claim will receive its pro rata allocation of:

(i)
On the Effective Date, (a) Cash in the amount of $2,717,708.76, (b) New Notes with a principal amount equal to (1) 75% of the principal amount of the Senior Notes (plus accrued interest through the Effective Date) minus (2) $8,153,126.28, and (c) a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Senior Note Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount;

(ii)
On the date that is four months after the Effective Date, Cash in the amount of $2,717,708.76, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash; and

(iii)
On the date that is eight months after the Effective Date, Cash in the amount of $2,717,708.76, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash.

4.	Class 4 (Convertible Note Claims)

Each holder of a Convertible Note Claim will receive its pro rata allocation of:

(i)
On the Effective Date (a) Cash in the amount of $448,957.91 and (b) a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Convertible Note Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount;

(ii)
On the date that is four months after the Effective Date, Cash in the amount of $448,957.91, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash; and

(iii)
On the date that is eight months after the Effective Date, Cash in the amount of $448,957.91, together with interest thereon accruing from the Effective Date through the date of payment at the interest rate of 7 percent per annum to be paid in Cash.

5.	Class 5 (Line of Credit Claims)

On the Effective Date, each holder of a Line of Credit Claim will receive its pro rata allocation of a number of shares of New Common Stock equal to 10,000,000 multiplied by the quotient of the Line of Credit Claims New Common Stock Amount divided by the Total New Common Stock Calculation Amount.

6.	Class 6 (General Unsecured Claims)

Except to the extent that a holder of an Allowed General Unsecured Claim agrees to a less favorable treatment or has been paid prior to the Effective Date, each Allowed General Unsecured Claim in Class 6 (General Unsecured Claims) shall be paid in full in Cash on the Effective Date, or, otherwise rendered Unimpaired.  Without limiting the generality of the foregoing, if a General Unsecured Claim arises (i) based on liabilities incurred in, or to be paid in, the ordinary course of business or (ii) pursuant to an executory contract or unexpired lease that has not been rejected, the holder of such General Unsecured Claim shall be paid in Cash pursuant to the terms and conditions of the particular transaction and/or agreement giving rise to such General Unsecured Claim.  Notwithstanding the provisions of section 5.6 of the Plan, the Debtor reserves the right to dispute in the Bankruptcy Court, or any other court with jurisdiction, the validity of any General Unsecured Claim at any time prior to the date fixed pursuant to section 8.2 of the Plan.  On the Effective Date, any guarantees of the Debtor and Intercompany Claims will be reinstated in accordance with their terms and shall not be discharged, satisfied nor released.  After the Effective Date, Intercompany Claims shall be treated in the ordinary course of business or eliminated in the ordinary course of business.

7.	Class 7 (Interests)

All Interests shall be cancelled and extinguished on the Effective Date and the holders of Interests shall not receive or retain any property on account of such Interests.

VIII.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Contracts and Leases

Except as otherwise provided for in the Plan, as of the Effective Date, the Debtor shall be deemed to have assumed each executory contract and unexpired lease to which it is a party, unless such contract or lease (i) was previously assumed or rejected by the Debtor, (ii) previously expired or terminated under its own terms prior to the Effective Date, (iii) is the subject of a motion to reject filed by the Debtor on or before the Confirmation Date or (iv) is identified as being rejected in Schedule 2 to the Plan, as it may be amended or supplemented prior to the Confirmation Hearing.

Unless otherwise specified, each executory contract and unexpired lease to be rejected shall include any and all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedule 2 to the Plan.  Nothing in the terms of the Plan shall constitute an admission by any Debtor that a contract or lease is an executory contract or unexpired lease or that any Debtor or its successors and assigns has any liability thereunder.    The Confirmation Order shall constitute an order of the Bankruptcy Court pursuant to Section 365 of the Bankruptcy Code approving all such assumptions and rejections described in Article 6 of the Plan as of the Effective Date.

1.	Amendments to Schedule 2: Rejected Executory Contracts and Unexpired Leases

Except as provided in section of the Plan, the Debtor reserves the right, with the consent of the Requisite Consenting Lenders, to amend Schedule 2 to the Plan not later than fourteen (14) days prior to the Confirmation Hearing either to:  (i) delete any executory contract or lease listed therein and provide for its assumption; or (ii) add any executory contract or lease to Schedule 2 to the Plan, thus providing for its rejection.  The Debtor shall provide notice of any such amendment of such Schedule 2 to the Plan to (i) the parties to the executory contract or lease affected thereby and (ii) the Requisite Consenting Lenders not later than fourteen (14) days prior to the Confirmation Hearing.

2.	Cure Payments; Adequate Assurance of Performance

Any monetary defaults under each executory contract and unexpired lease to be assumed under the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, in either of the following ways: (i) by payment of the default amount in Cash, in full on the Effective Date; or (ii) by payment of the default amount on such other terms as may be agreed to by the Debtor and the non-Debtor parties to such executory contract or unexpired lease.  In the event of a dispute regarding (i) the amount or timing of any cure payments, (ii) the ability of the Debtor to provide adequate assurance of future performance under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption of the contract or lease to be assumed, an objection must be Filed and served within the same deadline and in the same manner established for the Filing and service of objections to Confirmation of the Plan and the Debtor or the Reorganized Debtor shall pay all required amounts promptly following the later of the entry of a Final Order resolving the dispute or the Effective Date; provided, however, notwithstanding any other provision of the Plan, (i) with the written agreement of the counterparty to an executory contract or unexpired lease or (ii) upon written notice to the counterparty, in each case with the consent of the Requisite Consenting Lenders, the Debtor or the Reorganized Debtor may add any executory contract or lease to the list of rejected contracts if the Debtor determines, in its sole discretion, that it is not in its best interests to assume the executory contract or unexpired lease considering the cure amount or any other terms of assumption as determined by the Bankruptcy Court in a Final Order.  Failure to timely assert an objection to (i) the amount or timing of any cure payments, (ii) the ability of the Debtor to provide adequate assurance of future performance under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption of the contract or lease to be assumed shall constitute consent to the proposed assumption and cure on the terms and conditions provided herein, including an acknowledgement that the proposed assumption provides adequate assurance of future performance and that any amounts identified for “cure” is the amount necessary to cover any and all outstanding defaults under the executory contract or unexpired lease to be assumed, as well as an acknowledgement and agreement that no other defaults exist under such contract or lease.  Notwithstanding any other provision of the Plan, (i) with the written agreement of the counterparty to an executory contract or unexpired lease or (ii) upon written notice to the counterparty, in each case with the consent of the Requisite Consenting Lenders, the Debtor or the Reorganized Debtor may remove any executory contract or lease to the list of rejected contracts and provide for its assumption if the Debtor determines, in its sole discretion, that it is not in its best interests to reject the executory contract or unexpired lease considering the potential rejection damages Claim or any other terms of rejection as determined by the Bankruptcy Court in a Final Order.

3.	Approval of Rejection; Rejection Damages Claims

Any Rejection Damage Claim must be filed by the applicable Rejection Damage Claim Bar Date.  Any timely filed Rejection Damage Claim, will be a General Unsecured Claim to the extent it is Allowed.  Any Rejection Damage Claim that is not Filed prior to the Rejection Damage Claim Bar Date shall be forever barred from assertion against the Reorganized Debtor, the Debtor, its Estate, or its property or the Holder of such Rejection Damage Claim shall be conclusively deemed to (i) have waived such Rejection Damage Claim and (ii) release the Debtor with respect thereto.  The Rejection Damage Claim Bar Date will be on the thirtieth (30th) day following the later of (i) the Effective Date or (ii) the date on which the Debtor serves a written notice of entry of an order granting a motion to reject that has been entered by the Bankruptcy Court prior to the Confirmation Date in accordance with section 6.1 of the Plan.

B.	Indemnification Agreements

Notwithstanding any other provisions of the Plan with regard to executory contracts, from and after the Effective Date, the obligations of the Debtor or Reorganized Debtor to indemnify any Person who is serving or has served as one of its directors, officers or employees as of the Petition Date by reason of such Person’s prior or future service in such a capacity or as a director, officer or employee of any Non-Debtor Affiliates, to the extent provided in the applicable articles or certificates of incorporation, by-laws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or Non-Debtor Affiliates, will be deemed and treated as of the Effective Date, as executory contracts that are assumed by the Debtor or Reorganized Debtor pursuant to the Plan and Section 365 of the Bankruptcy Code.  Accordingly, the obligations of the Debtor to defend, indemnify, reimburse, or limit the liability relating to any claims or obligations against its present and former directors, officers or employees who served as directors, officers and employees, respectively, on or after the Petition Date, pursuant to the Debtor’s articles of incorporation or bylaws, applicable state law, or any combination of the foregoing, shall survive confirmation of the Plan, remain unaffected thereby, and not be discharged, irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Petition Date.

IX.	MEANS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN

A.	Exit Funding

The Plan provides for the infusion of up to $81 million of new capital to support the Debtor’s business.  This financing will be made available initially in the form of the DIP Facility to be provided shortly after the filing of the Bankruptcy Case.  The balance of the capital will be in the form of equity to be provided on and after confirmation pursuant to the terms of the Equity Commitment Agreement, substantially in the form annexed as Schedule 4 of the Plan.  The aggregate funding to be provided under the Equity Commitment Agreement will equal up to $81 million minus the outstanding principal balance under the DIP Loan Facility on the Effective Date.  Funding under the Equity Commitment Agreement will be provided periodically, with the Bzinfin Contribution being provided over the 24 months following the Effective Date and the Contribution Balance being provided through 2015.  As explained below, the commitment to provide this funding is from Bzinfin and (a) Liberty Harbor Special Investments, LLC and Goldman Sachs Palmetto State Credit Fund, L.P. (collectively, the “GSAM Investors”) and (b) Whitebox Credit Arbitrage Partners, L.P., Pandora Select Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners, L.P., Whitebox Multi Strategy Partners, L.P. and Whitebox Special Opportunities Fund, LP, Series B (the “Whitebox Investors”) (collectively with GSAM the “GSAM/Whitebox Investors”), each of whom is a Plan Support Party.

Bzinfin will also provide the Debtor with a senior secured working capital credit facility in an amount of up to $6.9 million for a term of eighteen months beginning in or about July 2012.

On the Effective Date, Bzinfin will contribute to the Debtor the Initial Equity  Contribution (as defined in the Equity Commitment Agreement as the initial capital contribution in an amount sufficient to fund the Debtor’s capital requirements for (i) the remaining portion, if any, of the month in which the Effective Date occurs and (ii) the first and second months after the Effective Date.) in exchange for which the Debtor will issue to Bzinfin or its designee (subject to compliance with the Stockholders Agreement) shares of Preferred Stock.  Thereafter, on the first Business Day of each of the second calendar month, the third calendar month and the fourth calendar month after the Effective Date (each, a “Funding Date”), Bzinfin will make additional contributions, the amounts of which the Debtor has determined to be sufficient to fund the Debtor’s capital requirements for the following calendar month, provided, however, that obligation to fund each contribution is subject to the Debtor’s satisfaction of the conditions set forth in section 4(a) of the Equity Commitment Agreement on each applicable Funding Date.  The Debtor shall issue additional Preferred Shares in consideration of each such contribution.

Beginning with the fifth (5th) day (if such day is not a Business Day then the next Business Day) of the fourth calendar month after the Effective Date and continuing with the first fifth (5th) day (if such day is not a Business Day then the next Business Day) of each calendar month thereafter until the Termination Date (each, a “Monthly Funding Date”), Bzinfin will contribute further amounts based on the applicable 12-Month Rolling Budget and as requested by the Debtor in an Equity Requisition Certificate duly authorized by the Company’s Board of Directors and delivered to the Equity Contributor on the twenty-fifth (25th) day (if such day is not a Business Day then the next Business Day) of the month immediately preceding the applicable Monthly Funding Date (each, a “Testing Date”). Each Equity Requisition Certificate shall be dated the Testing Date and specify, inter alia,  the amount of funding requested and the uses of such funds for the immediately following month.  In addition, the Equity Requisition Certificate must include as an attachment a certification from the Debtor’s chief financial officer (x) reporting and certifying the Company’s Consolidated EBITDA and Working Capital Turnover Ratio (as defined in the Equity Commitment Agreement) for the applicable Test Period and (y) certifying that (i) Consolidated EBITDA for such Test Period is not less than the lesser of (a) eighty percent (80%) of the applicable Consolidated EBITDA Milestone for such Test Period or (b) the applicable Consolidated EBITDA Milestone for such Test Period minus $1,000,000 and (ii) Consolidated Working Capital Turnover Ratio for the Test Period is not more than one hundred twenty percent (120%) of the applicable Working Capital Turnover Ratio Milestone for such Test Period (all as defined in the Equity Commitment Agreement).  Upon acceptance of the monthly request and the Equity Requisition Certificate, Bzinfin will fund the amount requested provided that the conditions set forth in section 4(a) of the Equity Commitment Agreement have been met.  The Debtor will issue additional preferred stock upon receipt of each such funding.

In addition to the foregoing funding, section 9 of the Equity Commitment Agreement commits Bzinfin and the GSAM/Whitebox Investors severally to invest their respective pro rata shares (as described therein) of up to $31 million through the purchase of Preferred Stock from time to time during 2013 through 2015 (the “Additional Commitment Period”).  The commitment of the GSAM/Whitebox Investors will remain in effect only if and so long as such GSAM/Whitebox Investors’ Term Loans (as defined below) remain outstanding and such Commitment shall be funded solely as set forth in section 9(c) of the Equity Commitment Agreement, pursuant to which such amounts shall be funded (a) by Bzinfin, in cash and (b) by the GSAM/Whitebox Investors, at their election, either in cash or by authorizing the Debtor to apply amortization payments due to them under the Term Loans (as defined below) against the applicable amount required to be funded by the Holders.  In addition, GSAM/Whitebox Investors shall not be obligated to fund during the Commitment Period unless and until Bzinfin has funded its Maximum Equity Amount under section 2.  Funding during the Commitment Period will be subject to the same monthly funding dates, testing periods, testing dates, procedures and conditions that govern the funding by Bzinfin under section 2(c) of the Equity Commitment Agreement.

The Debtor believes that the amounts committed under the Equity Commitment Agreement will be sufficient to provide the liquidity required under its business plan for the period through 2015.

B.	Issuance of New Notes

On the Effective Date, the Senior Notes will be canceled and the holders of the Senior Note Claims will receive New Notes which will be issued by the Reorganized Debtor pursuant to the New Notes Loan Agreement.  Plan § 7.2.  Under the New Notes Loan Agreement, which will be entered on the Effective Date by the Reorganized Debtor, Wilmington Trust, National Association, as administrative agent and collateral agent (“Agent”) and each holder of a Senior Note Claim (each defined therein as a “Lender”) each such Lender will be deemed to have made a term loan to the Reorganized Debtor in the amount set forth on Appendix A to the New Notes Loan Agreement (each a “Term Loan”).  The Debtor has agreed to secure all of its obligations under the New Notes Loan Agreement by granting the Agent, liens on substantially all of the Reorganized Debtor’s assets for the benefit of the Lenders.  Certain of the Debtor’s subsidiaries will guarantee the Reorganized Debtor’s obligations under the New Notes Loan Agreement and will grant the Agent liens on certain of the guarantor’s assets.

If requested by a Lender two days prior to the Effective Date, the Reorganized Debtor will deliver a promissory note to evidence such Lender’s Term Loan.

Each Term Loan will bear interest at 7% per annum on the unpaid principal amount from the Effective Date through repayment; provided that prior to March 31, 2013 the accrued interest shall be capitalized with and added to the principal amount of the Term Loan and thereafter it shall either continue to be capitalized or, to the extent the Reorganized Debtor meets certain ratio set forth in the New Notes Loan Agreement, the accrued interest will have to be paid in cash.  Upon the occurrence and during the continuance of an event of default (as defined in the New Notes Loan Agreement), interest will be payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable.

The principal amounts of each Term Loan will be repaid in consecutive installments and at a final maturity in the aggregate amounts set forth in the New Notes Loan Agreement.  Subject to certain exceptions, all amounts owed with respect to the Term Loans shall be paid in full no later than the earlier of (a) the sixth anniversary of the Effective Date and (b) the date on which all Term Loans shall become due and payable in full under the New Notes Loan Agreement, whether by acceleration or otherwise.  The Reorganized Debtor may prepay any Term Loan in an aggregate amount of $1 million and integral multiples of $50,000 in excess of that amount.  The Reorganized Debtor must prepay the Term Loans, subject to the terms and conditions in the New Notes Loan Agreement, upon the receipt by the Reorganized Debtor or its subsidiaries of any net proceeds from the sale of assets, net proceeds from a casualty insurance policy, or cash proceeds from the incurrence of any indebtedness, or the occurrence of a change in control, as is more completely specified in the New Notes Loan Agreement.  The New Notes Loan Agreement also contains additional terms, conditions and covenants, including a liquidity covenant, some of which are typical Of this type of secured notes and others of which have been specifically negotiated between the company and the holders of the Senior Note Claims.

C.	Issuance of New Common Stock and New Preferred Stock

On the Effective Date, all authorized or issued Interests in the Debtor will be canceled and extinguished, and the holders of the Interest will not retain any rights thereunder,  Plan §7.3.

Also on the Effective Date, the Reorganized Debtor will issue the New Common Stock and the New Preferred Stock.  The Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) will provide that after the Effective Date, the Debtor will have the authority to issue (i) shares of common stock, par value $0.01 per share (“Common Stock”), and (ii) shares of preferred stock, par value $0.01 per share (“Preferred Stock”) with the conversion rights and liquidation preferences set forth in the Articles of Incorporation.  Each holder of Common Stock will have one vote in respect of each share of common stock.

Upon the issuance of the New Common Stock and the New Preferred Stock, each holder of a Claim who accepts delivery of such shares of New Common Stock or New Preferred Stock (each, a “Stockholder”) will be deemed to have consented and agreed to the terms of, and will thereby be deemed to have become a party to, the Stockholders Agreement and the Registration Rights Agreement regardless of whether such party actually executes the Stockholders Agreement or the Registration Rights Agreement.  Plan §7.3.

Pursuant to the Stockholders Agreement, ITOCHU shall have the right to appoint one member of the Board of Directors (the “Board”) of the Reorganized Debtor, so long as ITOCHU beneficially owns at least two-thirds of the shares of New Common Stock issued to ITOCHU on the Effective Date.  The GSAM Investors shall not have the right to appoint any members of the Board, but shall have the right to designate an individual to attend all meetings of the Board in a non-voting observer capacity.

The Stockholders Agreement will provide that no Stockholder may transfer any stock beneficially owned by such Stockholder except in compliance with the provisions of the Stockholders Agreement.

In addition, so long as the GSAM Investors beneficially own, in the aggregate, at least two-thirds of the shares of the New Common Stock issued on the Effective Date (including any Drag Along Shares and Call Shares sold by them) and Bzinfin, either (i) solely in its capacity as a holder of shares of New Preferred Stock, has the right to appoint a majority of the Board or (ii) beneficially owns, in the aggregate, at least 35% of the shares of New Preferred Stock beneficially owned by Bzinfin on the Effective Date, the Reorganized Debtor may not, among other things, without prior consent of the GSAM Investors: enter into Related Party Transactions (as defined therein), except as provided for section 11.01 of the Stockholders Agreemen; alter or change the rights, preferences or privileges of the shares of the New Preferred Stock, including by amendment to the Articles of Incorporation, or by merger, consolidation or otherwise; increase or decrease the number of authorized shares of New Common Stock or New Preferred Stock; create (by reclassification or otherwise) any new class or series of stock; amend the Articles of Incorporation; or redeem or repurchase or take any action that results in the redemption or repurchase of, any shares of New Common Stock (except for repurchases of  Put Shares pursuant to Article VIII of the Stockholders Agreement) or any series of shares of preferred stock of the Reorganized Company, except for the New Preferred Stock at a price not to exceed its liquidation value.

The Articles of Incorporation provide that preferred stock may be designated and issued from time to time in one or more series.  The Articles of Incorporation grant the Board of Directors of the Reorganized Debtor authority to designate and issue the preferred stock in one or more series by resolution or resolutions providing for the designation and issuance of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, including, dividend rights, conversion rights, redemption privileges and liquidation preferences.  The resolutions may provide that such series of preferred stock will be superior or rank equally or be junior to the preferred stock of any other series.  No vote of the holders of preferred stock or common stock will be required for the designation and issuance of any shares of any series of preferred stock authorized by and complying with the conditions of the Articles of Incorporation.

Under the Articles of Incorporation, 80,000 shares of the authorized and unissued Preferred Stock will be designated “Series A Cumulative Convertible Preferred Stock” (the “New Preferred Stock”).  Subject to certain exceptions, the New Preferred Stock shall vote together with the New Common Stock and not as a separate class, at any annual or special meeting of shareholders of the Debtor, and may act by written consent in the same manner as the New Common Stock, in either case upon the following basis:  each holder of New Preferred Stock shall be entitled to such number of votes as shall be equal to the whole number of shares of New Common Stock into which such holder’s aggregate number of shares of New Preferred Stock are convertible at the close of business on the record date fixed for such meeting or the effective date of such written consent.

The New Preferred Stock will be issued pursuant to the Plan to (i) the DIP Lender, and (ii) the Exit Funder.  The Total New Preferred Stock Amount (as defined in Plan § 1.85) to be issued is not known at this time and will depend on the aggregate liquidation value of the New Preferred Stock to be issued on the Effective Date in an amount equal to the sum of the principal amount outstanding under the DIP Facility on the Effective Date and the amount of the Exit Funding provided as of the Effective Date.

As long as more than 50% of the shares of New Preferred Stock issued on the first date of issuance of New Preferred Stock are outstanding, holders of New Preferred Stock, voting separately as one class, will be entitled to elect a majority of the Reorganized Debtor’s Board of Directors.  At any meeting (or in a written consent in lieu thereof) held for the purpose of electing directors, the presence in person or by proxy (or the written consent) of the holders of at least a majority in interest of the then outstanding shares of New Preferred Stock will constitute a quorum of the New Preferred Stock for the election of directors to be elected solely by the holders.  A vacancy in any directorship elected by the holders shall be filled by vote or written consent of only the holders of at least a majority interest of the then outstanding shares of New Preferred Stock, consenting or voting, as the case may be, separately as one class.

D.	No Fractional Shares

No fractional shares of New Common Stock or New Preferred Stock shall be distributed pursuant to the Plan.  When any distribution on account of an Allowed Claim pursuant to the Plan would otherwise result in the issuance of a number of shares of New Common Stock or New Preferred Stock that is not a whole number, the actual distribution of shares of New Common Stock and New Preferred Stock shall be rounded as follows: (i) fractions of ½ or greater shall be rounded to the next higher whole number and (ii) fractions of less than ½ shall be rounded to the next lower whole number.  The total number of shares of New Common Stock and New Preferred Stock to be distributed pursuant to the Plan shall be adjusted as necessary to account for the rounding provided in section 7.4 of the Plan.

E.	Record Date for Distributions

Other than with respect to any publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims shall be the Effective Date.

F.	Continuation of Automatic Stay

In furtherance of the implementation of the Plan, except as otherwise provided therein, all injunctions or stays provided for in the Chapter 11 Case pursuant to sections 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect and apply to all holders of Claims against, or Interests in, the Debtor and the Estate until the Effective Date; provided, however, that nothing in the Plan shall be deemed to extend the scope of any such injunction or stay beyond the provisions of Section 362 of the Bankruptcy Code.

G.	Post-confirmation Operations

Following Confirmation and prior to the occurrence of the Effective Date, the then-current officers and directors of the Debtor shall continue in their respective capacities and shall execute such documents and take such other action as is necessary to effectuate the transactions provided for in the Plan.  On and after the Effective Date, all directors shall be deemed to have resigned and the New Directors shall serve as the directors of the Reorganized Debtor in accordance with the organizational documents of the Reorganized Debtor.  On and after the Effective Date, the management, control and operation of the Reorganized Debtor shall become the responsibility of the New Board of Directors.  The New Directors shall continue to serve as the New Board of Directors in accordance with the terms of the New Organization Documents.

H.	Effectiveness of Securities, Instruments, Agreements and By-laws of the Reorganized Debtor

The New Organizational Documents for the Reorganized Debtor are included in Schedule 5 to the Plan.  On the Effective Date, all agreements entered into or documents issued pursuant to the Plan, including, the New Notes, the New Common Stock, the New Preferred Stock and/or any agreement entered into or instrument or document issued in connection with any of the foregoing, as applicable, shall become effective and binding upon the parties thereto in accordance with their respective terms and conditions and shall be deemed to become effective simultaneously.  From and after the Effective Date, the Reorganized Debtor, as restructured under the Plan, shall (i) continue in possession, custody and control of all the Debtor’s assets, books, records, rights and privileges, and (ii) be solely responsible for the management of its affairs and the operation of its business, subject only to the jurisdiction of the Bankruptcy Court to enforce the provisions of the Plan.

I.	Restructuring of the Reorganized Debtor

On or after the Effective Date, the Reorganized Debtor may merge, consolidate or reorganize and/or combine with any Non-Debtor Affiliates in such manner as the Reorganized Debtor may deem prudent with a view toward minimizing the cost of conducting their respective businesses to the extent permitted under the Reorganized Debtor’s governance documents and debt agreements.

J.	Corporate Action

On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of the Debtor or the Reorganized Debtor or their successors in interest under the Plan, including, the authorization to issue or cause to be issued the New Common Stock and the New Preferred Stock and documents relating thereto, the New Notes and documents relating thereto, the adoption of the New Organization Documents and the election of the New Directors pursuant to the Plan, shall be deemed to have occurred and shall be in full force and effect from and after the Effective Date without any requirement of further action by the stockholders or directors of the Debtor or the Reorganized Debtor.  On the Effective Date, the Reorganized Debtor shall file its amended articles of incorporation with the secretary of state of the State of Florida, in accordance with the applicable corporation law of such state.

K.	Exemption from Securities Laws

The issuance of the New Common Stock, the New Preferred Stock, and the New Notes, and any other securities pursuant to the Plan and any subsequent sales, resales, or transfers, or other distributions of any such securities shall be exempt from any federal or state securities laws registration requirements to the fullest extent permitted by Section 1145 of the Bankruptcy Code, or (in the case of the New Notes and New Preferred Stock issued under the Equity Commitment Agreement) Section 4(2) of the Securities of 1933.

L.	Avoidance Actions

Except to the extent released pursuant to Article 12 of the Plan or as otherwise provided therein, effective on and after the Effective Date, all Avoidance Actions and Causes of Action shall be preserved for the benefit of the Reorganized Debtor.

M.	Post-Effective Date Reporting

As promptly as practicable after the Effective Date, the Reorganized Debtor shall File with the Bankruptcy Court and serve on the United States Trustee the closing report required by the Bankruptcy Rules.

N.	Procedures for Treating Disputed Claims Under the Plan

Holders of Claims need not file proofs of claim with the Bankruptcy Court.  In the event that a Holder of a Claim elects to file a proof of claim with the Bankruptcy Court, it will be deemed to have consented to the exclusive jurisdiction of the Bankruptcy Court for all purposes with respect to the determination, liquidation, allowance or disallowance of such Claim.

If the Debtor disputes any Claim as to which no proof of claim has been filed, such dispute shall be determined, resolved, or adjudicated, as the case may be, in a manner as if the Chapter 11 Case had not been commenced and shall survive the Effective Date as if the Chapter 11 Case had not been commenced, provided, however, that the Reorganized Debtor may elect, at its sole option, to object under Section 502 of the Bankruptcy Code to any claim or any proof of claim filed by or on behalf of a holder of a Claim.

O.	Objections to Claims

Except insofar as a Claim is Allowed under the Plan, the Debtor, the Reorganized Debtor, and any other party in interest shall be entitled to object to Claims.  Any objections to Claims shall be served and filed (i) on or before the ninetieth (90th) day following the later of (a) the Effective Date and (b) the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (ii) such later date as ordered by the Bankruptcy Court.

P.	No Distributions Pending Allowance

If an objection to a Claim is filed as set forth in section 8.2 of the Plan, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

Q.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the holder of such Claim shall receive the distribution (if any) to which such holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim unless required under applicable bankruptcy law.

X.	CONDITIONS PRECEDENT

A.	Conditions to Confirmation

The following is a condition to entry of the Confirmation Order: the Confirmation Order shall be in form and substance reasonably satisfactory to the Debtor and the Requisite Consenting Lenders.

B.	Conditions to the Effective Date

The Plan shall not become effective and the Effective Date shall not occur unless and until:

1.           The Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably satisfactory to the Debtor and the Requisite Consenting Lenders;

2.           All documents, instruments and agreements provided for under the Plan or necessary to implement the Plan shall be in form and substance reasonably satisfactory to the Debtor and the Requisite Consenting Lenders and have been executed and delivered by the parties thereto, unless such execution or delivery has been waived by the parties benefited thereby;

3.           The payments required pursuant sections 2.3 and 2.4 of the Plan have been paid in full or have been reserved;

4.           The Exit Financing shall be made available to the Reorganized Debtor pursuant to the terms of the Equity Commitment Agreement; and

5.           The Confirmation Order shall be in full force and effect and no stay thereof shall be in effect.

C.	Waiver of Conditions Precedent

Each of the conditions precedent in sections 10.1 and 10.2 of the Plan may be waived, in whole or in part, by the Debtor with the consent of the Requisite Consenting Lenders, without notice or order of the Bankruptcy Court.

D.	Termination of Plan for Failure to Become Effective

If the Effective Date shall not have occurred on or prior to the date that is sixty (60) days after the Confirmation Date, then the Plan shall terminate and be of no further force or effect unless the provisions of section 10.4 of the Plan are waived in writing by the Debtor and the Requisite Consenting Lenders; provided, however, that section 10.4 of the Plan shall not modify or supersede the terms of the DIP Facility or any Event of Default thereunder.

E.	Notice of Effective Date

On the Effective Date, or as soon thereafter as is reasonably practicable, the Debtor shall file with the Bankruptcy Court “Notice of Effective Date” in a form reasonably acceptable to the Debtor in its sole discretion, which notice shall constitute appropriate and adequate notice that the Plan has become effective.  A courtesy copy of the Notice of Effective Date may, but is not required to, be sent by first class mail, postage prepaid (or at the Company’s option, by courier or facsimile) to those Persons who have filed with the Bankruptcy Court requests for notices pursuant to Bankruptcy Rule 2002.

XI.	EFFECT OF CONFIRMATION

A.	Entry of Confirmation Order

Entry of a Confirmation Order shall mean that any modifications or amendments to the Plan since the solicitation thereof are approved pursuant to Section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

B.	Binding Effect

Except as otherwise provided in Section 1141(d) of the Bankruptcy Code, and subject to the occurrence of the Effective Date, on and after the Confirmation Date, the provisions of the Plan shall bind any holder of a Claim against or Interest in the Debtor and its successors and assigns, whether or not the Claim or Interest of such holder is Impaired under the Plan and whether or not such holder has accepted the Plan.

C.	Exculpation

Except as otherwise specifically provided in the Plan, none of the Exculpated Parties shall have or incur, and are hereby released from, any obligation, Cause of Action or liability to one another or to any Creditor, holder of an Interest or any other party in interest, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the negotiation or execution of the Plan Support Agreement, the negotiation and pursuit of confirmation of the Plan, the consummation of the Plan or any contract, instrument, release or other agreement or document created in connection with the Plan, or the administration of the Estate or the property to be distributed under the Plan, except for their gross negligence or willful misconduct as determined by a Final Order of a court of competent jurisdiction, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities (if any) under the Plan.

D.	Discharge of Debtor

Except to the extent otherwise provided in the Plan, the treatment of all Claims against or Interests in the Debtor under the Plan shall be in exchange for and in complete satisfaction, discharge and release of, all Claims against and Interests in the Debtor of any nature whatsoever, known or unknown, including any interest accrued or expenses incurred thereon from and after the Petition Date, or against its Estate or properties or interests in property.  Except as otherwise provided in the Plan, upon the Effective Date, all Claims against and Interests in the Debtor shall be satisfied, discharged and released in full.  Except as otherwise provided in the Plan, all entities shall be precluded from asserting against the Debtor, the Reorganized Debtor, or their respective properties or interests in property, any other Claims or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

E.	Waiver of Avoidance Actions

Notwithstanding any other provision of the Plan, effective as of the Effective Date, the Debtor shall be deemed to have waived the right to prosecute, and to have settled and released for fair value, any avoidance or recovery actions under Sections 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code or other applicable law that belong to the Debtor as against the Plan Support Parties.

F.	Compromise, Global Settlement, Injunction and Related Provisions

1.	Compromise and Settlement

Notwithstanding anything to the contrary contained in the Plan or the Confirmation Order, the allowance, classification and treatment of all Allowed Claims, and their respective distributions and treatments hereunder, takes into account and conforms to the relative priority and rights of the Claims and the Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, Section 510 of the Bankruptcy Code, or otherwise to the extent such subordination is enforceable under applicable law.  As of the Effective Date, any and all such rights described in the preceding sentence are settled, compromised, discharged and released pursuant hereto.  The Confirmation Order will constitute the Bankruptcy Court’s finding and determination that the settlements reflected in the Plan are (i) in the best interests of the Debtor, its Estate and all holders of Claims, (ii) fair, equitable and reasonable, (iii) made in good faith, and (iv) approved by the Bankruptcy Court pursuant Bankruptcy Rule 9019.   The Confirmation Order shall approve the releases by all Entities of all such contractual, legal and equitable subordination rights or Causes of Action that are satisfied, compromised and settled pursuant hereto.  In accordance with the provisions of the Plan, and pursuant to Bankruptcy Rule 9019, without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date the Reorganized Debtor may, in its sole and absolute discretion and with the consent of the Requisite Consenting Lenders, compromise and settle Claims against the Debtor.

2.	Satisfaction of Claims and Termination of Interests

           Pursuant to Section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatments that are provided in the Plan are in complete discharge, settlement, satisfaction and release, effective as of the Effective Date, of Claims (excluding Intercompany Claims), Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtor or any of its assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

3.	Releases by the Debtor

Pursuant to Section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, the Plan Support Parties and their respective Affiliates, members, officers, directors, shareholders, employees, representatives, advisors, attorneys, financial advisors, investment bankers and agents are each deemed released and discharged by the Debtor, the Reorganized Debtor and the Estate from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims asserted or that could possibly have been asserted on behalf of the Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtor or the Reorganized Debtor would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtor or its Non-Debtor Affiliates, the Chapter 11 Case, the purchase, sale, or rescission of the purchase or sale of any security, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Plan Support Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Case, the negotiation, formulation, or preparation of the Plan and related Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date of the Plan.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the provisions of this provision of the Plan and further, shall constitute the Bankruptcy Court’s finding that the provisions hereof are:  (i) in exchange for the good and valuable consideration provided by the Plan Support Parties; (ii) a good faith settlement and compromise of the Claims released; (iii) in the best interests of the Debtor and all holders of Claims and Interests; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtor, the Reorganized Debtor or their successors asserting any claim or Claim or Cause of Action against any of the Plan Support Parties.  Notwithstanding anything to the contrary in the foregoing, the release set forth above does not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan.

4.	Mutual Releases by the Plan Support Parties

Each Plan Support Party, on behalf of itself and its officers, directors, employees, representatives, advisors, attorneys, financial advisors, investment bankers, and agents, releases and discharges as of the Effective Date, each other Plan Support Party and their respective officers, directors, employees, representatives, advisors, attorneys, financial advisors, investment bankers, agents and affiliates, from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, whether for tort, fraud, contract, violations of federal or state securities laws, or otherwise, including any derivative Claims asserted or that could possibly have been asserted on behalf of the releasing party against the released party, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the releasing party would have been legally entitled to assert in its own right or on behalf of another Person, based on or relating to, or in any manner arising from, in whole or in part, the Debtor or its direct or indirect subsidiaries, the Chapter 11 Case, the business or contractual arrangements between the Debtor and any other Plan Support Party, the negotiation, formulation, or preparation of the Plan Support Agreement, the Plan and the Disclosure Statement, or related agreements, instruments, or other documents, and based upon or relating to, in each case, an act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that the release described in section 12.4 of the Plan shall not apply to the Plan or any related documents or the ability of any party to enforce any rights under the Plan or any related documents.

5.	Injunctions

Except as otherwise specifically provided in the Plan or the Confirmation Order, all Entities who have held, hold or may hold Claims, rights, Causes of Action, liabilities or any Interests based upon any act or omission, transaction or other activity of any kind or nature related to the Debtor that occurred prior to the Effective Date, other than as expressly provided in the Plan or the Confirmation Order, regardless of the filing, lack of filing, allowance or disallowance of such a Claim or Interest and regardless of whether such Entity has voted to accept the Plan and any successors, assigns or representatives of such Entities shall be precluded and permanently enjoined on and after the Effective Date from (i) the commencement or continuation in any manner of any claim, action or other proceeding of any kind with respect to any Claim, Interest or any other right or claim against the Debtor, which they possessed or may possess prior to the Effective Date, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order with respect to any Claim, Interest or any other right or claim against the Debtor, which such Entities possessed or may possess prior to the Effective Date, (iii) the creation, perfection or enforcement of any encumbrance of any kind with respect to any Claim, Interest or any other right or claim against the Debtor,  or any of its assets, which they possessed or may posses, (iv) the assertion of any Claim that is released under the Plan, and (v) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Reorganized Debtor, or against the property or interests in property of the Reorganized Debtor with respect to any Claim.

XII.	RETENTION OF JURISDICTION

A.	Post Effective-Date Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain jurisdiction over the Chapter 11 Case to the fullest extent legally permissible, including jurisdiction to take the actions specified in Article 13 of the Plan.

B.	Jurisdiction Prior to the Effective Date

Prior to the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to each of the foregoing items and all other matters over which it may exercise jurisdiction pursuant to 28 U.S.C. § 1334.

XIII.	MISCELLANEOUS PROVISIONS

A.	Modification of the Plan

Subject to the restrictions on Plan modifications set forth in Section 1127 of the Bankruptcy Code and subject to the consent of the Requisite Consenting Lenders, the Debtor reserves the right to alter, amend, abandon, revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization.  If the Debtor withdraws the Plan, or if Confirmation or consummation does not occur, then: (i) the Plan shall be null and void in all respects; (ii) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or unexpired leases effected under the Plan and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (iii) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims or Interests; (b) prejudice in any manner the rights of the Debtor or any other Entity; or (c) constitute an admission.

B.	Release of the Liens of the Bridge Lenders

Upon satisfaction of the Bridge Lien Claims pursuant to section 5.2 of the Plan, the Debtor or the Reorganized Debtor, as applicable, may take such action and file such documents, including UCC termination statements, as may be necessary or appropriate to evidence the termination of the Liens granted to the Bridge Lenders pursuant to the Bridge Loan Documents.

C.	Filing of Additional Documents

The Debtor or the Reorganized Debtor, as applicable, with the reasonable consent of the Requisite Consenting Lenders, may file agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

D.	No Admissions

If Confirmation or the Effective Date does not occur, nothing contained in the Plan or this Disclosure Statement shall be deemed as an admission by the Debtor with respect to any matter set forth in the Plan or Disclosure Statement including, liability on any Claim or the propriety of any Claims classification

E.	Severability of Plan Provisions

If prior to Confirmation any term or provision of the Plan that does not govern the treatment of Claims or Interests is held by the Bankruptcy Court to be invalid, void or unenforceable, at the request of the Debtor and subject to the consent of the Requisite Consenting Lenders, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, Impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

F.	Exemption from Certain Transfer Taxes

Pursuant to Section 1146(a) of the Bankruptcy Code, (i) the issuance, transfer, or exchange of notes or equity securities, (ii) the creation of any mortgage, deed of trust, lien, pledge, or other security interest, (iii) the making or assignment of or surrender of any lease or sublease, or (iv) the making of or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, and any merger agreements, agreements of restructuring, disposition, liquidation or dissolution, any deeds, bills of sale, transfers of tangible property, or assignments executed in connection with any disposition of assets contemplated by the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales, use or other similar tax or similar lien recording fees.

G.	Preservation of Rights of Setoffs

The Debtor, may, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtor may have against the holder of such Claims; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any such claim that the Debtor may have against such holder; provided, however, that the Debtor shall not set off any obligations or claims arising under the DIP Facility.

H.	Defenses with Respect to Unimpaired Claims

Except as otherwise provided in the Plan, nothing shall affect the rights and legal and equitable defenses of the Debtor with respect to any Unimpaired Claim, including all rights in respect of legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

I.	No Injunctive Relief

Except as otherwise provided in the Plan or Confirmation Order, no Claim or Interest shall under any circumstances be entitled to specific performance or other injunctive, equitable, or other prospective relief.

J.	Governing Law

Unless a rule of law or procedure is supplied by the Bankruptcy Code or the Bankruptcy Rules or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan except as otherwise set forth in those agreements, in which case the governing law as set forth in such agreement shall control.

K.	Computation of Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Rule 9006(a) of the Federal Rules of Bankruptcy Procedure shall apply.

L.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

M.	Closing of the Chapter 11 Case

The Reorganized Debtor may seek the entry of a Final Decree at any time after the Plan has been substantially consummated provided that all required fees due under 28 U.S.C. § 1930 have been paid.

N.	Waiver or Estoppel

Each holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtor or any other Entity, if such agreement was not disclosed in the Plan, this Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

O.	Section 1125(e) of the Bankruptcy Code

As of the Confirmation Date, the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.  The Debtor, the Plan Support Parties, and their respective successors, predecessors, control persons, members, affiliates, agents, directors, officers, employees, financial advisors, accountants, attorneys, and other professionals have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of the securities under the Plan.  Accordingly, such entities and individuals shall not be liable at any time for the violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of the securities under the Plan.

P.	Expedited Tax Determination

The Reorganized Debtor may request an expedited determination of taxes under 505(b) of the Bankruptcy Code for all returns filed for, or on behalf of, the Debtor for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

Q.	Fees and Expenses of Plan Support Parties

On the Effective Date, the Debtor shall pay all fees and expenses of the Plan Support Parties in accordance with the terms of the Plan Support Agreement.

XIV.	FEASIBILITY OF THE PLAN AND THE BEST INTERESTS TEST

At the Confirmation Hearing, the Bankruptcy Court will determine whether the requirements of Section 1129 of the Bankruptcy Court have been satisfied.  If so, the Bankruptcy Court will enter the Confirmation Order.  The Debtor believes that the Plan satisfies or will satisfy the applicable requirements, as follows:

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtor, as Plan proponent, will have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•
Any payment made or promised under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the case, has been disclosed to the Bankruptcy Court, and any such payment made before the confirmation of the Plan is reasonable, or if such payment is to be fixed after the confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

•
With respect to each Class of Impaired Claims or Interests, either each holder of a Claim or Interest of such Class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor were liquidated on such date under Chapter 7 of the Bankruptcy Code.

•
Each Class of Claims that is entitled to vote on the Plan will either have accepted the Plan or will not be impaired under the Plan, or the Plan may be confirmed without the approval of each voting Class pursuant to Section 1129(b) of the Bankruptcy Code.

•
Except to the extent that the holder of a particular Claim will agree to a different treatment of such Claim, the Plan provides that Allowed Administrative, Allowed Priority Tax Claims and Allowed Other Priority Non-Tax Claims will be paid in full on the Effective Date, or as soon thereafter as practicable.

•	At least one Class of Impaired Claims or Interests will have accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim of such Class.

•
Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor or any successor to the Debtor under the Plan, unless such liquidation or reorganization is proposed in the Plan.

•	All fees of the type described in 28 U.S.C. § 1930, including the fees of the United States Trustee, will be paid as of the Effective Date.

The Debtor believes that (i) the Plan satisfies or will satisfy all of the statutory requirements of Chapter 11 of the Bankruptcy Code, (ii) it has complied, or will have complied, with all of the requirements of Chapter 11 and (iii) the Plan has been proposed in good faith.

As a result, the Debtor believes that the Plan does not unfairly discriminate against the holders of any Claims.

A.	Feasibility of the Plan

To confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor.  This requirement is imposed by Section 1129(a)(11) of the Bankruptcy Code and is referred to as the “feasibility” requirement.  The Debtor believes that it will be able to timely perform all obligations described in the Plan and, therefore, that the Plan is feasible.  On the Effective Date, the Exit Funders shall commit to provide financing in the amount of up to $81 million less the outstanding balance under the DIP Facility, to be funded in accordance with the terms of the Equity Commitment Agreement, pursuant to which the Reorganized Debtor will issue to the Exit Funders shares of the New Preferred Stock.

To demonstrate the feasibility of the Plan, the Debtor has prepared and relied upon the financial projections, which are annexed to this Disclosure Statement as Exhibit 3 (the “Projections”), the Liquidation Analysis, which is annexed hereto as Exhibit 4 (the “Liquidation Analysis”), the historical financials as of September 30, 2012  (the “Historical Financials”) annexed hereto as Exhibit 5, and the pro forma balance sheet at exit (the “Balance Sheet”) annexed hereto as Exhibit 6.  EXHIBITS 3, 4, 5 and 6 AND THE NOTES THERETO ARE AN INTEGRAL PART OF THIS DISCLOSURE STATEMENT AND SHOULD BE READ IN CONJUNCTION WITH THIS DISCLOSURE STATEMENT AND THE PLAN.

           The projections indicate that the Reorganized Debtor should have sufficient cash flow to pay and service its debt obligations and to fund its operations.  Accordingly, the Debtor believes that the Plan satisfies the feasibility requirement of Section 1129(a)(11) of the Bankruptcy Code.  As noted in the projections, however, the Debtor cautions that no representations can be made as to the accuracy of the projections or as to the Reorganized Debtor’s ability to achieve the protected results.  Many of the assumptions upon which the projections are based are subject to uncertainties outside the control of the Debtor.  Some assumptions inevitably will not materialize, and events and circumstances occurring after the date on which the projections were prepared may be different from those assumed or may be unanticipated, and may adversely affect the Debtor’s financial results.  As disclosed in the projections, these estimates have not been audited and may not comply with the requirements of GAAP.  The Debtor’s management believes these estimates are reasonable and are the best estimate of the future operations of the Reorganized Debtor.  However, the actual results can be expected to vary from the projected results and the variations may be material and adverse.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS, THE PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, OR THE RULES AND REGULATIONS OF THE SEC REGARDING PROJECTIONS.  FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY ANY INDEPENDENT ACCOUNTANTS.  ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE DEBTOR.  CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTOR, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  This Disclosure Statement and the financial projections contained herein and in the Projections include “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  All statements other than statements of historical fact included in this Disclosure Statement are forward-looking statements, including, without limitation, financial projections, the statements, and the underlying assumptions, regarding the timing of, completion of and scope of the current restructuring, the Plan, debt and equity market conditions, the cyclicality of the Debtor’s industry, current and future industry conditions, the potential effects of such matters on the Debtor’s business strategy, results of operations or financial position, the adequacy of the Debtor’s liquidity and the market sensitivity of the Debtor’s financial instruments.  The forward-looking statements are based upon current information and expectations.  Estimates, forecasts and other statements contained in or implied by the forward-looking statements speak only as of the date on which they are made, are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to evaluate and predict. Although the Debtor believes that the expectations reflected in the forward-looking statements are reasonable, parties are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.  Certain important factors that could cause actual results to differ materially from the Debtor’s expectation or what is expressed, implied or forecasted by or in the forward-looking statements include developments in the Chapter 11 Case, adverse developments in the timing or results of the Debtor’s business plan (including the time line to emerge from Chapter 11), the timing and extent of changes in economic conditions, industry capacity and operating rates, the supply-demand balance for the Debtor’s services, competitive products and pricing pressures, federal and state regulatory developments, the Debtor’s financial leverage, motions filed or actions taken in connection with the bankruptcy proceedings, the availability of skilled personnel, the Debtor’s ability to attract or retain high quality employee and operating hazards attendant to the industry.  Additional factors that could cause actual results to differ materially from the Projections or what is expressed, implied or forecasted by or the forward-looking statements are stated herein in cautionary statements made in conjunction with the forward-looking statements or are included elsewhere in this Disclosure Statement.

B.	Best Interests Test

1.	Generally

The Bankruptcy Code requires the bankruptcy court to determine that a plan is in the “best interests” of all holders of claims and interests that are impaired by the plan and that have not accepted the plan.  The “best interests” test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court find that each holder of a claim or interest in an impaired class either (i) has accepted the plan or (ii) will receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

Since the Plan has been unanimously accepted by each Creditor holding a Claim in an Impaired Class, the Plan meets the “best interests” test with respect to Classes 3, 4 and 5.

Holders of Interests in Class 7 have not accepted the Plan.  However, the Plan can be confirmed, notwithstanding the deemed rejection by Class 7 if the Court determines that the Holders of Interests will receive, or retain, under a plan property of a value, as of the effective date of the Plan, that is not less than the amount that such Holder would recover if the Debtor were liquidated under Chapter 7.  Here, the sole Impaired Class that has not voted to accept the Plan is Class 7.  Under the Plan, the Holders of Interests in Class 7 will not receive or retain any property.  If the Court determines that the Holders of Interests in Class 7 would not receive or retain any property if the Debtor were to be liquidated in a Chapter 7 proceeding, then the test would be satisfied with respect to Class 7.

To calculate the probable distribution to members of each impaired class of interests if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its Chapter 11 case were converted to a Chapter 7 case under the Bankruptcy Code.  This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtor’s assets by a Chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 case.  A liquidation under Chapter 7 does not affect the priority of several holders of claims to be paid first.  Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtor in its bankruptcy case (such as compensation of attorneys, financial advisors, and restructuring consultants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the debtor during the pendency of the bankruptcy case.  The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business.  Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity interests.  The liquidation also would prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured claims.

Once the court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation.  If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor’s plan, then such plan is not in the “best interests” of creditors and equity security holders.

2.	Best Interests of Creditors Test: Liquidation Analysis

For purposes of the best interests test and in order to determine the liquidation value available to Creditors, the Debtor has prepared the Liquidation Analysis annexed to this Disclosure Statement as Exhibit 4.

The information in the Liquidation Analysis that is annexed as Exhibit 4 has been calculated by the Debtor and also assumes that the liquidation will occur in Chapter 7 beginning on or about January 27, 2012.  The Liquidation Analysis sets forth the estimated balance and low/high recovery amounts for each of the Debtor, EnerDel, EnerFuel, Ener1 Korea, and Emerging Power.  Based upon this analysis, the Debtor believes that the Court will determine that the Holders of Interests in Class 7 would not receive any distribution in a liquidation under Chapter 7.  Further, upon such a determination, the Court would conclude that the Plan satisfied the best interest test with respect to Class 7.

C.	Feasibility: Projections

As a condition to confirmation of a plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor.  This standard is referred to as “feasibility.”  In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, management for the Debtor has analyzed the ability of the Debtor to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their businesses.

The Projections should be read in conjunction with the assumptions, qualifications and footnotes to tables containing the Projections (which include projected statements of operations, projected balance sheets, and projected statements of cash flows) set forth in Exhibit 3 to this Disclosure Statement, and the historical consolidated financial information (the “Historical Financials”) set forth in Exhibit 6 to this Disclosure Statement.

The Projections assume that the Plan will be confirmed and consummated as of March 31, 2012 with Allowed Claims and Allowed Interests treated as described in the Plan.  Except as otherwise provided in the Plan, expenses incurred as a result of the Chapter 11 Case are assumed to be paid on the day on the Effective Date.

It is important to note that the Projections and estimates of equity values for the Reorganized Debtor after the Effective Date may differ from actual performance and are highly dependent on significant assumptions concerning the future operations of the Reorganized Debtor. These assumptions include, among other things, growth of business, the automotive volumes, labor and other operating costs, regulatory environment, inflation, and the level of investment required for capital expenditures and working capital.  Please refer to Article I.D. of this Disclosure Statement for a discussion of many of the factors that could have a material effect on the information provided in this section.

The estimates of equity value for the Reorganized Debtor are not intended to reflect the equity values that may be attainable in public or private markets. They also are not intended to be appraisals or reflect the value that may be realized if assets are sold.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARDS COMPLYING WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. THE DEBTOR’S INDEPENDENT ACCOUNTANT HAS NOT REVIEWED THE ACCOMPANYING PROJECTIONS TO DETERMINE THE REASONABLENESS THEREOF AND, ACCORDINGLY, HAS NOT EXPRESSED AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

THE DEBTOR DOES NOT, AS A MATTER OF COURSE, PUBLISH PROJECTIONS OF ITS ANTICIPATED FINANCIAL POSITION, RESULTS OF OPERATIONS OR CASH FLOWS. ACCORDINGLY, THE DEBTOR DOES NOT INTEND TO, AND DISCLAIMS ANY OBLIGATION TO, (I) FURNISH UPDATED PROJECTIONS TO HOLDERS OF CLAIMS OR INTERESTS PRIOR TO THE EFFECTIVE DATE OR TO HOLDERS OF THE NEW EQUITY INTERESTS OR ANY OTHER PARTY AFTER THE EFFECTIVE DATE, (II) INCLUDE SUCH UPDATED INFORMATION IN ANY DOCUMENTS THAT MAY BE REQUIRED TO BE FILED WITH THE SEC, OR (III) OTHERWISE MAKE SUCH UPDATED INFORMATION PUBLICLY AVAILABLE.

THE PROJECTIONS PROVIDED IN CONNECTION WITH THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED EXCLUSIVELY BY THE DEBTOR’S MANAGEMENT. THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, AFTER CONSULTATION WITH THE DEBTORS’ FINANCIAL ADVISORS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE DEBTOR’S CONTROL. THE DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE AS TO THE MATERIAL ACCURACY OF THESE FINANCIAL PROJECTIONS OR TO THE DEBTOR’S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE. FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED AND, THUS, THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. FINALLY, THE PROJECTIONS INCLUDE ASSUMPTIONS AS TO THE ENTERPRISE VALUE OF THE DEBTOR, THE FAIR VALUE OF ITS ASSETS, AND ITS ACTUAL LIABILITIES AS OF THE EFFECTIVE DATE.

XV.	CONFIRMATION WITHOUT ACCEPTANCE BY ALL IMPAIRED CLASSES: THE ‘CRAMDOWN’ ALTERNATIVE

The votes of Holders of Interests in Classes 7 are not being solicited because such Holders are not entitled to receive or retain under the Plan any interest in property on account of their Claims and Equity Interests.  Such Classes therefore are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code.  Accordingly, the Debtor will seek confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code with respect to Class 7.

A.	Cram Down of Interests Generally

The Bankruptcy Court may confirm a plan at the request of a debtor notwithstanding the plan’s rejection (or deemed rejection) by an impaired class as long as the plan “does not discriminate unfairly” and is “fair and equitable” as to any impaired class that has not accepted the plan.

A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receives or retains on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all.

Notwithstanding the deemed rejection of the Plan by Class 7, the Debtor believes that Interests in Classes 7 are being treated fairly and equitably under the Bankruptcy Code.  The Debtors therefore believe the Plan may be confirmed despite the deemed or actual rejection by these Classes.

In addition, although Class 7 will not receive or retain any property, this proposed treatment is fair and equitable as to those Interests because it equal to the value of such interest.  To establish that the Interests have no value, the Debtor will rely upon the Valuation that was performed by Houlihan Lokey.

B.	Cram Down of Interests and Valuation

In conjunction with formulating the Plan, the Debtor determined that it would be necessary to estimate the post-confirmation going concern enterprise value for the Reorganized Debtor.  The Debtor requested that Houlihan Lokey advise it with respect to the reorganization value of the Reorganized Debtor on a going concern basis.

This valuation is premised on approximately $88 million11 of new capital being contributed beginning in 2012 through the projection period.  Solely for purposes of the Plan, the estimated range of reorganization value of the Reorganized Debtor was assumed to be $73.9 million to $102.8 million (with a midpoint value of $88.4 million) as of March 31, 2012, which assumes the new capital contributions were made in accordance with the terms under the Equity Commitment Agreement.

Houlihan Lokey’s estimate of a range of enterprise values does not constitute an opinion as to fairness from a financial point of view of the consideration to be received under the Plan or of the terms and provisions of the Plan.

THE ESTIMATED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF MARCH 31, 2012, REFLECTS WORK PERFORMED BY HOULIHAN LOKEY ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESSES AND ASSETS OF THE COMPANY AVAILABLE TO HOULIHAN LOKEY AS OF JANUARY 13, 2012. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT HOULIHAN LOKEY’S CONCLUSIONS, HOULIHAN LOKEY DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM ITS ESTIMATE.

11 This capital will be provided pursuant to the Equity Commitment Agreement, which provides for the capital purchases of up to $81 million. In addition, Bzinfin commits to make available a working capital line of credit for an additional $6.9 million.  Equity Commitment Agreement § 8.

As set forth in the valuation prepared by Houlihan Lokey, the enterprise value of the Debtor is between $73.9 million and $102.8 million less assumed total net debt of $61.2 million (which includes the debt of the Debtor’s subsidiaries).    Houlihan Lokey has estimated the range of total equity value for the Reorganized Company, after Confirmation, between approximately $12.7 million and $41.6 million, with a midpoint total equity value of $27.2 million.  This equity value will be comprised of the New Preferred Stock and the New Common Stock of the Reorganized Debtor.

The foregoing estimate of the reorganization value of the Reorganized Debtor is based on a number of assumptions, including a successful implementation of the Debtor’s business plan, the achievement of the forecasts reflected in the Projections (including contracts on hand to date and management’s assessment of the likelihood of the continuation of such contracts and the successful renewal or securing of new contracts), access to the funding made available under the terms of the Equity Commitment Agreement, the continuing leadership of the existing management team, market conditions as of January 13, 2012 continuing through the assumed Effective Date of March 31, 2012, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

With respect to the Projections, Houlihan Lokey assumed that such Projected Financial Information has been reasonably prepared in good faith and on a basis reflecting the best currently available estimates and judgments of the Debtor as to the future operating and financial performance of the Reorganized Debtor and its debt at exit.  Houlihan Lokey’s estimate of a range of reorganization values assumes that the Debtor’s Projections will be achieved by the Reorganized Debtor in all material respects, including revenue growth and improvements in operating margins, earnings and cash flow. Certain of the results forecasted by the management of the Debtor are significantly better than the recent historical results of operations of the Debtor.  As a result, to the extent that the estimate of enterprise values is dependent upon the Reorganized Debtor performing at the levels set forth in the Projections, such analysis must be considered speculative.  If the business performs at levels below those set forth in the Projected Financial Information, such performance may have a material impact on the Projections and on the estimated range of values derived therefrom.

IN ESTIMATING THE RANGE OF THE REORGANIZATION VALUE AND EQUITY VALUE OF THE REORGANIZED DEBTOR, HOULIHAN LOKEY:

•	REVIEWED CERTAIN HISTORICAL FINANCIAL INFORMATION OF ENER1 FOR RECENT YEARS AND INTERIM PERIODS;

•
REVIEWED CERTAIN INTERNAL FINANCIAL AND OPERATING DATA OF THE DEBTOR, INCLUDING THE PROJECTIONS, WHICH WERE PREPARED AND PROVIDED TO HOULIHAN LOKEY BY THE DEBTOR’S MANAGEMENT AND WHICH RELATE TO THE DEBTOR’S BUSINESSES AND ITS PROSPECTS;

•	MET WITH CERTAIN MEMBERS OF SENIOR MANAGEMENT OF THE DEBTOR TO DISCUSS THE DEBTOR’S OPERATIONS AND FUTURE PROSPECTS;

•	REVIEWED PUBLICLY AVAILABLE FINANCIAL DATA AND CONSIDERED THE MARKET VALUE OF PUBLIC COMPANIES THAT HOULIHAN LOKEY DEEMED GENERALLY COMPARABLE TO THE OPERATING BUSINESSES OF THE DEBTOR;

•	CONSIDERED RELEVANT PRECEDENT TRANSACTIONS IN THE MISCELLANEOUS ELECTRICAL MACHINERY INDUSTRY;

•	CONSIDERED CERTAIN ECONOMIC AND INDUSTRY INFORMATION RELEVANT TO THE OPERATING BUSINESSES; AND

•	CONDUCTED SUCH OTHER STUDIES, ANALYSIS, INQUIRIES, AND INVESTIGATIONS AS IT DEEMED APPROPRIATE.

ALTHOUGH HOULIHAN LOKEY CONDUCTED A REVIEW AND ANALYSIS OF THE DEBTOR’S BUSINESSES, OPERATING ASSETS AND LIABILITIES AND REORGANIZED THE DEBTOR’S BUSINESS PLAN, IT ASSUMED AND RELIED ON THE ACCURACY AND COMPLETENESS OF ALL FINANCIAL AND OTHER INFORMATION FURNISHED TO IT BY THE DEBTOR, AS WELL AS PUBLICLY AVAILABLE INFORMATION.  IN ADDITION, HOULIHAN LOKEY DID NOT INDEPENDENTLY VERIFY MANAGEMENT’S PROJECTIONS IN CONNECTION WITH SUCH ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTOR WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.

ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE.

IN THE CASE OF THE REORGANIZED DEBTOR, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY HOULIHAN LOKEY REPRESENT THE HYPOTHETICAL REORGANIZATION VALUE OF THE REORGANIZED DEBTOR. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER. SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION ENTERPRISE VALUE OF THE REORGANIZED DEBTOR THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS.  AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF THE REORGANIZED DEBTOR SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN. SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES AND ACTUAL OUTCOMES AND RESULTS MAY DIFFER MATERIALLY FROM THOSE SET FORTH HEREIN. IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

i.	Valuation Methodology

Houlihan Lokey performed a variety of analyses and considered a variety of factors in preparing the valuation of the Reorganized Debtor.  Several generally accepted valuation techniques for estimating the Reorganized Debtor’s enterprise value were used.  Houlihan Lokey conducted a consolidated valuation of the Debtor and relied primarily on three methodologies: comparable public company analysis, discounted cash flow analysis, and precedent transactions analysis.  Houlihan Lokey’s valuation must be considered as a whole, and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to the Reorganized Debtor’s enterprise value.

In preparing its valuation estimate, Houlihan Lokey performed a variety of analyses and considered a variety of factors, some of which are described herein. The following summary does not purport to be a complete description of the analyses and factors undertaken to support Houlihan Lokey’s conclusions. The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, as well as the application of those analyses and factors under the particular circumstances. As a result, the process involved in preparing a valuation is not readily summarized.

ii.	Comparable Public Company Analysis.

A comparable public company analysis estimates value based on a comparison of the target company’s financial statistics with the financial statistics of public companies that are similar to the target company. It establishes a benchmark for asset valuation by deriving the value of “comparable” assets, standardized using a common variable such as revenues, earnings, and cash flows. The analysis includes a detailed multi-year financial comparison of each company’s income statement, balance sheet, and cash flow statement.  In addition, each company’s performance, profitability, margins, leverage and business trends are also examined.  Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company. Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, supply base, location of markets, growth prospects, market presence, size, and scale of operations.  The selection of truly comparable companies is often difficult and subject to interpretation. However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.

In performing the Comparable Public Company Analysis, the following publicly traded companies in the automotive industry were deemed generally comparable to the Debtor in some or all of the factors described above and were selected:  A123 Systems, Inc., Altair Nantoechnologies, Inc., China BAK Battery, Inc., EnerSys, Highpower International, Inc., Exide Technologies, Ultralife Corp., and Valence Technology Inc.

Houlihan Lokey excluded several companies that were deemed not comparable because of size and status of comparable companies, among other things. Houlihan Lokey analyzed the current and historical trading value for the comparable companies as a multiple of the last twelve months ending September 30, 2011, and projected fiscal year 2011 and projected fiscal year 2012 earnings. The derived multiples were applied to the Company’s earnings to determine the range of Enterprise Value.

(a)           Discounted Cash Flow Approach. The discounted cash flow (“DCF”) valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a “forward looking” approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to consolidated Ener1.  The expected future cash flows have two components: the present value of the projected unlevered after-tax free cash flows for a determined period and the present value of the terminal value of cash flows. The terminal value was derived by using the Gordon Growth Rate which incorporates assumptions regarding the Debtor’s estimated growth rate for periods beyond the end of the Debtor’s projection period to determine a suitable value of the firm at the Debtor’s terminal date. Houlihan Lokey’s discounted cash flow valuation is based on the business plan Projections of the Debtor’s operating results. Houlihan Lokey discounted the projected cash flows and terminal value using the Debtor’s estimated weighted average cost of capital.

This approach relies on the company’s ability to project future cash flows with some degree of accuracy.  Because the Debtor’s Projections reflect significant assumptions made by the Debtor’s management concerning anticipated results, the assumptions and judgments used in the Projections may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized. Houlihan Lokey cannot and does not make any representations or warranties as to the accuracy or completeness of the Debtor’s Projections.

(b)           Precedent Transactions Analysis. Precedent transactions analysis estimates value by examining publicly announced merger and acquisition transactions.  An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry acquisition multiples for companies in similar lines of businesses to the Debtor. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Debtor.

Unlike the comparable public company analysis, the valuation in this methodology includes a “control” premium, representing the purchase of a majority or controlling position in a company’s assets.  Thus, this methodology generally produces higher valuations than the comparable public company analysis.  Other aspects of value that manifest itself in a precedent transaction analysis include the following:

•
Circumstances surrounding a sale transaction may introduce “diffusive quantitative results” into the analysis (e.g., an additional premium may be extracted from a buyer in the case of a competitive bidding contest).

•	The market environment is not identical for transactions occurring at different periods of time.

•
Circumstances pertaining to the financial position of a company may have an impact on the resulting purchase price (e.g., a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage).

As with the comparable company analysis, because no acquisition used in any analysis is identical to a target transaction, valuation conclusions cannot be based solely on quantitative results.  The reasons for and circumstances surrounding each acquisition transaction are specific to such transaction, and there are inherent differences between the businesses, operations and prospects of each.  Therefore, qualitative judgments must be made concerning the differences between the characteristics of these transactions and other factors and issues that could affect the price an acquirer is willing to pay in an acquisition.  The number of completed transactions for which public data is available also limits this analysis.

THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DETERMINED BY HOULIHAN LOKEY REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS.  THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF THE REORGANIZED DEBTOR ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. ANY SUCH VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED DEBTOR ASSOCIATED WITH HOULIHAN LOKEY’S VALUATION ANALYSIS.

The foregoing conclusions are premised upon the assumptions set forth in Exhibit 3 and Exhibit 4, which the Debtor believes are reasonable.

C.	Application of the “Best Interests” Test to the Liquidation Analysis and the Valuations

Notwithstanding the difficulty in quantifying recoveries with precision, the Debtor believes that the financial disclosures and projections contained herein imply a recovery as least as great as holders of Claims and Interests would receive in a Chapter 7 liquidation.  Accordingly, the Debtor believes that the “best interests” test of Section 1129 of the Bankruptcy Code is satisfied.

XVI.	IMPORTANT CONSIDERATIONS AND RISK FACTORS

A.	The Debtor Has No Duty To Update

The statements contained in this Disclosure Statement are made by the Debtor as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date.  The Debtor has no duty to update this Disclosure Statement unless otherwise ordered to do so by the Court.

B.	No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Debtor, the Chapter 11 Case or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement.  Any representations or inducements made to secure your acceptance, or rejection, of the Plan that are other than as contained in, or included with, this Disclosure Statement should not be relied upon by you in arriving at your decision.  You should promptly report unauthorized representations or inducements to Debtor’s counsel.

C.	Information Presented Based On Debtor’s Books And Records; No Audit Performed

While the Debtor has endeavored to present information fairly in this Disclosure Statement, because of Debtor’s financial difficulties, as well as the complexity of Debtor’s financial matters, the Debtor’s books and records upon which this Disclosure Statement is based might be incomplete or inaccurate.  The financial information contained herein, unless otherwise expressly indicated, is unaudited.

D.	All Information Was Provided By Debtor And Was Relied Upon By Professionals

All counsel and other professionals for the Debtor have relied upon information provided by the Debtor in connection with preparation of this Disclosure Statement.  Although counsel for the Debtor has performed certain limited due diligence in connection with the preparation of this Disclosure Statement, counsel has not verified independently the information contained herein and no Creditors or Interest holders should rely upon any statements or representations of counsel or other professionals engaged by the Debtor in connection with this case.

E.	Projections And Other Forward-Looking Statements Not Assured

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions which might ultimately prove to be incorrect, and contains projections which may be materially different from actual future experiences.  There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various classes that might be allowed.

1.	Projections

While the Debtor believes that its projections are reasonable, there can be no assurance that they will be realized, resulting in recoveries that could be significantly less than projected.

F.	No Legal Or Tax Advice Is Provided By This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business or tax advice.  Each holder of a Claim or Interest should consult his, her or its own legal counsel and accountant as to legal, tax and other matters concerning his, her, or its Claim or Interest.

This Disclosure Statement is not legal advice to you.  This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

G.	No Admissions

If Confirmation or the Effective Date does not occur, nothing contained in the Plan or the related Disclosure Statement shall be deemed as an admission by the Debtor with respect to any matter set forth herein or therein including, liability on any Claim or the propriety of any Claims classification.

H.	Risk Factors

1.	Business Factors And Competitive Conditions

In its financial projections, the Debtor has assumed that the general economic and market conditions of the United States and other foreign economies will improve over the next several years.  An improvement of economic and market conditions is subject to many factors outside the Debtor’s control, including interest rates, inflation, unemployment rates, consumer spending, war, terrorism and other such factors.  Any one of these or other economic factors could have a significant impact on the operating performance of the Reorganized Debtor.  There is no guarantee that economic or market conditions will improve in the near term.

The Debtor believes that it will succeed in implementing and executing its restructuring for the benefit of all constituencies.  However, there are risks that the goals of the Debtor’s going-forward business plan and operational restructuring strategy will not be achieved.  In such event, the Debtor may be forced to sell all or parts of its business, develop and implement further restructuring plans not contemplated herein or become subject to further insolvency proceedings.

In addition to uncertain economic and business conditions, the Reorganized Debtor will likely face competitive pressures and other third party actions and changes in market conditions.  The Reorganized Debtor’s anticipated performance will be impacted by these and other unpredictable activities.

Other factors that holders of Claims should consider are potential regulatory and legal developments that may impact the Reorganized Debtor’s businesses.  Although these and other such factors are beyond the Debtor’s control and cannot be determined in advance, they could have a significant impact on the Reorganized Debtor’s operating performance.

The Debtor’s operations are dependent on the availability and cost of working capital financing and trade terms provided by vendors and may be adversely affected by any shortage or increased cost of such financing and trade vendor support.  In particular, the Debtor depends on a limited number of customers for a significant portion of its revenue.  The loss of its most significant or several of its smaller customers would materially adversely affect the Reorganized Debtor’s business and results of operation, and the Reorganized Debtor may not be able to obtain contractual commitments for minimum volume orders with respect to the sale of its products.

The Debtor’s post-petition operations will be financed largely from the Exit Funding that will be available under the Equity Commitment Agreement.  The Debtor believes that substantially all of its need for funds necessary to consummate the Plan and for post-Effective Date working capital financing will be met by this Exit Funding.  However, if the Reorganized Debtor requires working capital and trade financing greater than that provided by the Exit Funding, it may be required either to (i) obtain other sources of financing or (ii) curtail operations.

No assurance can be given, however, that any additional financing will be available, if at all, on terms that are favorable or acceptable to the Reorganized Debtor.  The ability to obtain additional financing will be subject to a number of factors, including the development of the market for HEVs and EVs, commercial acceptance of the Reorganized Debtor’s products, its operating performance, the terms of the Reorganized Debtor’s existing indebtedness and the credit and capital markets.  The terms of any additional indebtedness may include restrictive financial and operating covenants that would limit the Reorganized Debtor’s ability to compete and expand or limit the Reorganized Debtor’s flexibility in paying its indebtedness.

Both the credit and capital markets have experienced extreme volatility in recent periods. Credit markets have remained generally illiquid despite injections of capital by the United States and foreign governments.  Banks and other lenders, such as true equipment leasing companies, have significantly increased credit requirements and reduced financing available to borrowers. In the capital markets, institutional investors have experienced large losses resulting in reductions of and restrictions on funds available for investment. As a result, the market for offerings of the Reorganized Debtor’s debt and equity securities may be limited.

Furthermore, the Reorganized Debtor’s ability to obtain financing from government grants is subject to the availability of funds under the applicable government programs as well as the approval of our applications to participate in such programs.  No assurance can be given that the Reorganized Debtor’s efforts to obtain such funds from these government sources will be successful.  If adequate short-term working capital and permanent financing is not obtained, whether through credit or capital markets or through government programs, the Reorganized Debtor would have to curtail its development and production activities and adopt an alternative operating model to continue as a going concern.  The Reorganized Debtor’s failure to obtain any required future financing would materially and adversely affect our business, our financial condition and its prospects.

The Debtor believes that it is important to its forward business plan that its performance meets projected results in order to ensure continued support from vendors and others.  There are risks to the Reorganized Debtor in the event such support erodes after emergence from Chapter 11 that could be alleviated by remaining in Chapter 11.  Chapter 11 affords a debtor the opportunity to close facilities and liquidate assets relatively expeditiously, tools that will not be available to the Reorganized Debtor upon emergence.  However, the Debtor believes that the benefits of emergence from Chapter 11 at this time outweigh the potential costs of remaining in Chapter 11, and that emergence at this time is in the long-term operational best interests of the Debtor and its Creditors.

2.	Impact of Interest Rates

Changes in interest rates and foreign exchange rates may affect the fair market value of the Debtor’s assets.

I.	Bankruptcy Law Risks and Considerations

1.	Confirmation of the Plan is Not Assured

Although the Debtor believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion.  There can also be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate resolicitation of votes.

2.	The Plan May Be Confirmed Without the Approval of All Classes Through So-Called “Cramdown”

If one or more Impaired Classes of Claims or Interests does not accept the Plan, the Bankruptcy Court may nonetheless confirm the Plan if all other conditions for confirmation have been met and at least one impaired Class of Claims has accepted the Plan (without including the vote of any insider in that Class) and, as to each Impaired Class that has not accepted the Plan, the Bankruptcy Court determines that the Plan does not discriminate unfairly and is fair and equitable.

Holders of Interests in Class 7 will not receive any distribution nor retain any property under the Plan on account of such Interests and, pursuant to section 1126(g) of the Bankruptcy Code, Class 7 is conclusively deemed to reject the Plan.  Accordingly, the Debtor will not solicit acceptance or rejections of the Plan from holders of Interests in Class 7 and will seek to confirm the Plan notwithstanding the deemed rejection of Class 7 pursuant to the provisions of Section 1129(b)(1) and (2)(C) of the Bankruptcy Code.  The Debtor therefore believes the Plan may be confirmed despite its deemed rejection by Class 7.

3.	The Effective Date Might Be Delayed or Never Occur

There can be no assurance as to the timing of the Effective Date or that it will occur.  If the conditions precedent to the Effective Date set forth in the Plan have not occurred or been waived, the Confirmation Order shall be vacated in accordance with the Plan and such Confirmation Order.  In that event, no distributions would be made, and the holders of Claims and Interests would be restored to their previous position as of the moment before confirmation, and the Debtor’s obligations for Claims and Interests would remain unchanged.

J.	Tax Considerations

There are significant tax consequences to the Debtor and holders of Claims and Interests.  These are discussed below in the section entitled “Certain U.S. Federal Income Tax Consequences of the Plan.”  You should consult your own tax advisor about your particular circumstances.

XVII.	CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

The following discussion is directed to the holders in Voting Classes and is a summary of certain U.S. federal income tax consequences of the Plan which is for general information purposes only and does not purport to be a complete analysis or listing of all potential tax consequences.  Moreover, such summary should not be relied upon for purposes of determining the specific tax consequences of the Plan   with respect to a particular holder in a Voting Class.  This summary assumes that the various indebtedness and other arrangements to which a Debtor is a party will be respected for U.S. federal income tax purposes in accordance with their form.

The following summary is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), Treasury Regulations promulgated thereunder (“Regulations”), judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service (the “IRS”), as in effect on the date hereof.  Legislative, judicial or administrative changes or interpretations enacted or promulgated hereafter could alter or modify the analysis and conclusions set forth below.  Any such changes or interpretations may be retroactive and could affect significantly the federal income tax consequences discussed below.

No ruling has been requested or obtained from the IRS with respect to any tax aspects of the Plan and no opinion of counsel has been sought or obtained with respect thereto.  No representations or assurances are being made to the holders in Voting Classes with respect to the U.S. federal income tax consequences described herein.  This summary does not address foreign, state or local tax law, or any estate or gift tax consequences of the Plan. Additionally, this summary does not purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, financial institutions thrifts, small business investment companies, regulated investment companies, tax exempt organizations, certain expatriates, pass-through entities or investors in pass-through entities).

THE TAX CONSEQUENCES TO HOLDERS IN VOTING CLASSES MAY VARY BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER. MOREOVER, THE TAX CONSEQUENCES OF CERTAIN ASPECTS OF THE PLAN ARE UNCERTAIN DUE TO THE LACK OF APPLICABLE LEGAL PRECEDENT AND THE POSSIBILITY OF CHANGES IN THE APPLICABLE TAX LAW. THERE CAN BE NO ASSURANCE THAT THE IRS WILL NOT CHALLENGE ANY OF THE TAX CONSEQUENCES DESCRIBED HEREIN, OR THAT SUCH A CHALLENGE, IF ASSERTED, WOULD NOT BE SUSTAINED. ACCORDINGLY, EACH HOLDER IN A VOTING CLASS IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE, FEDERAL, STATE, LOCAL AND, TO THE EXTENT APPLICABLE, FOREIGN TAX CONSEQUENCES OF THE PLAN.

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (1) ANY DISCUSSION OF THE U.S. FEDERAL INCOME TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY PERSON FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES THAT MAY BE IMPOSED ON SUCH PERSON; (2) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES IN THIS DISCLOSURE STATEMENT IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THE DISCLOSURE STATEMENT; AND (3) TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	Federal Tax Consequences to the Debtor

1.	Cancellation of Indebtedness Income Generally

           Pursuant to the Tax Code and subject to certain exceptions, a taxpayer generally must recognize income from the cancellation of indebtedness (“COD Income”) to the extent that such taxpayer’s indebtedness is discharged for an amount less than the indebtedness’ adjusted issue price determined in the manner described below.  Generally, the amount of COD Income, subject to certain statutory and judicial exceptions, is the excess of (i) the adjusted issue price of the discharged indebtedness less (ii) the sum of the fair market value (determined at the date of the exchange) of the consideration, if any, given in exchange for such discharged indebtedness including cash and property and the issue price of any new indebtedness.  The adjusted issue price of the discharged indebtedness would generally be the amount paid for such indebtedness upon original issuance, subject to any appropriate adjustments under the Tax Code.  If a new debt instrument is issued to the creditor, then the issue price of such debt instrument is determined under either Section 1273 or Section 1274 of the Tax Code.  Generally, these provisions treat the fair market value of a publicly-traded debt instrument on its issue date as its issue price and the stated principal amount of any other debt instrument as its issue price if its terms provide for adequate stated interest.  An instrument will be treated as publicly traded if it is traded on an established market at any time during the 30 day period ending after the issue date.  A non publicly-traded debt instrument has adequate stated interest if the interest exceeds the applicable federal rate under the Tax Code.

2.	Bankruptcy Exception and the Reduction of Tax Attributes Generally.

Section 108(a)(l)(A) of the Tax Code provides an exception to the recognition of COD Income, however, where a taxpayer discharging indebtedness is under the jurisdiction of a court in a case under title 11 of the Bankruptcy Code and where the discharge is granted, or is effected pursuant to a plan approved, by a U.S. Bankruptcy Court (the “Bankruptcy Exception”).  Under the Bankruptcy Exception, instead of recognizing COD Income, the taxpayer is required, pursuant to Section 108(b) of the Tax Code, to reduce certain of that taxpayer’s tax attributes to the extent thereof by the amount of COD Income.  The attributes of the taxpayer are generally reduced in the following order: net operating losses (“NOLs”), general business and minimum tax credit carryforwards, capital loss carryforwards, the basis of the taxpayer's assets  (including stock in subsidiaries), and finally, foreign tax credit tax carryforwards (collectively, “Tax Attributes”).  In addition, to the extent that the basis of the taxpayer in the stock of a subsidiary member of an affiliated group filing a consolidated U.S. federal income tax return has been reduced under the Tax Attribute reduction rules, complex “push down” rules under the applicable Regulations would require the subsidiary member to reduce its own Tax Attributes.  If the amount of the COD Income is sufficiently large, it can eliminate these favorable Tax Attributes.  To the extent the amount of COD Income exceeds the amount of Tax Attributes available to be reduced, such excess is excluded from income.  Pursuant to Section 108(b)(4)(A) of the Tax Code, the reduction of Tax Attributes does not occur until the end of the taxable year after such Tax Attributes have been applied to determine the tax in the year of discharge or, in the case of asset basis reduction, the first day of the taxable year following the taxable year in which the COD Income is realized.

As a result of the Bankruptcy Exception, it is expected that any COD Income realized by the Debtor will not be recognized.  Under the attribute reduction rules described above, it is anticipated that the COD Income will result in a substantial reduction of the Debtor’s NOLs.   It is not anticipated that any Tax Attribute of the Debtor other than NOLs would be reduced under the Plan because the Debtor’s own substantial NOLs  will greatly exceed the amount of expected COD Income.

Section 108(e)(2) of the Tax Code provides a further exception to the recognition of COD Income upon the discharge of debt, providing that a taxpayer will not recognize COD Income to the extent that the taxpayer’s satisfaction of the debt would have given rise to a deduction for United States federal income tax purposes.  Unlike Section 108(b) of the Tax Code, Section 108(e)(2) does not require a reduction in the taxpayer’s Tax Attributes as a result of the non-recognition of COD Income.  Thus, the effect of Section 108(e)(2) of the Tax Code, where applicable, is to allow a taxpayer to discharge indebtedness without recognizing income and without reducing its Tax Attributes.

3.	Net Operating Losses – Section 382.

As a result of the issuance of the New Common Stock and New Preferred Stock pursuant to the Plan, it is anticipated that the Debtor will experience an “ownership change” (within the meaning of Section 382 of the Tax Code) (the “Ownership Change”) on the Effective Date.  Under Section 382 of the Tax Code, the Debtor’s ability to use any pre-Effective Date NOLs or certain other tax attributes to offset its income in any post-Effective Date taxable year (and in the portion of the taxable year of the ownership change following the Effective Date) to which such a carryforward is made generally (subject to various exceptions and adjustments, some of which are described below) will be subject to an annual limitation.  Subject to the discussion below, the annual limitation under Section 382 of the Tax Code is generally equal to the product of (i) the “long-term tax exempt rate” (for example, 3.55% for ownership changes occurring during the month of December 2011) and (ii) the fair market value of the stock of the corporation immediately before the ownership change occurs (but note the potentially larger base amount described below).  The annual limitation under Section 382 of the Tax Code would be increased to the extent of the recognition of “net unrealized built-in gains,” if any, during the five year period beginning on the change date.  Section 382 of the Tax Code may also limit the Debtor’s ability to use “net unrealized built-in losses,” if any, to offset future taxable income.  Moreover, the Debtor’s loss carryforwards will be subject to further limitations if the Debtor experiences additional future ownership changes.

An exception to the foregoing annual limitation rules generally applies where qualified (so-called “old and cold”) creditors and existing shareholders of a debtor receive, in respect of their claims or equity interests, at least 50% of the vote and value of the stock of the reorganized debtor (or a controlling corporation if also in bankruptcy) pursuant to certain confirmed bankruptcy reorganizations.  The Debtor does not anticipate that it would qualify for this exception.  However, because the Debtor is in a bankruptcy proceeding and will not meet the old and cold creditors exception, it is likely that the Debtor will be able to utilize a higher base for the above-described annual limitation that would include in the value of the corporation’s stock the amount of any increase resulting from the surrender or cancellation of creditors’ claims in the bankruptcy proceeding.

B.	Federal Tax Consequences to the Holders in Voting Classes

1.	Exchange of Voting Class Instruments under the Plan

Generally, and subject to the recapitalization discussion below, a holder in a Voting Class should in most, but not all, circumstances recognize gain or loss equal to the difference between the “amount realized” by such holder in exchange for its Voting Class instrument and such holder’s adjusted tax basis in the Voting Class instrument.  The “amount realized” is equal to the sum of the cash, the issue price of any New Notes and the fair market value of any other consideration received in respect of a holder’s Voting Class instrument (other than amounts attributable to accrued and unpaid interest, if any, which will be includible in income to the extent not previously included).  The tax basis of a holder in a Voting Class will generally be equal to the holder’s cost therefor, subject to applicable adjustments in the event that the Voting Class instrument has accrued Original Issue Discount (“OID”), market discount or bond premium.  Pursuant to the Plan, the Debtor intends to allocate all amounts distributed to the Voting Classes first to principal and then, to the extent the consideration exceeds the principal amount of the Voting Class instruments, to accrued but unpaid interest for U.S. federal income tax purposes.  It is unclear whether such allocation will be respected for tax purposes, and, accordingly, distributions may be treated as allocated first to accrued but unpaid interest with respect to the Voting Class instruments.

In the event that any of the Voting Class instruments is determined to be a “security” for U.S. federal income tax purposes, the exchange of such a Voting Class instrument for New Notes or New Common Stock could be treated as a “recapitalization” to such holder, in which case such holder would not recognize gain or loss with respect to its ~~.~~receipt of securities in the Company in the recapitalization. To the extent that a holder in a Voting Class receives cash, gain would be recognized to the extent of the lesser of the cash received or the holder’s realized gain with respect to the Voting Class instrument.  Although the term “security” isn't defined in the Tax Code, a debt instrument due more than ten years from the date of issuance is generally considered to be a security. However, the law is unclear in this area. Depending on the facts, an instrument with an original term of as little as five years (or even less) may also qualify as a security.

To the extent applicable, the character of any recognized gain or loss (e.g., ordinary income, or short-term or long-term capital gain or loss) will depend upon the status of the holder, the nature of the Voting Class instrument in the holder’s hands, the purpose and circumstances of its acquisition, the holder’s holding period of the Voting Class instrument, and the extent to which the holder previously claimed a deduction for the worthlessness of all or a portion of the Voting Class instrument.  Generally, if the Voting Class is a capital asset in the holder’s hands, any gain or loss realized will generally be characterized as capital gain or loss, and will constitute long-term capital gain or loss if the holder has held such Voting Class instrument for more than one year.  It should be noted that with respect to any Voting Class instrument which is a “contingent payment debt instrument” as defined under the OID rules, gain or loss from the disposition of that Voting Class instrument may be ordinary instead of capital.

2.	Consequences of Holding New Notes and New Common Stock Received under the Plan.

           The following is a discussion of certain U.S. federal income tax consequences that may be relevant with respect to the ownership and disposition of New Common Stock and/or New Notes. This discussion addresses only the U.S. federal income tax considerations of holders that will receive New Common Stock and/or New Notes under the Plan and that will hold such New Common Stock and/or New Notes as capital assets.

a.	New Common Stock

           The gross amount of any distribution by the Debtor of cash or other property with respect to New Common Stock, other than certain distributions, if any, of New Common Stock distributed pro rata to all shareholders, will be includible in income by a shareholder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of the Debtor, as determined under U.S. federal income tax principles. Individual holders may be taxed on such distributions made in taxable years beginning before January 1, 2013 at the lower rates applicable to long term capital gains.   A U.S. corporation that holds New Common Stock may be eligible for the dividend received deduction with respect to dividends received from the Debtor.  To the extent, if any, that the amount of any distribution by the Debtor exceeds its current and accumulated earnings and profits as determined under U.S. federal income tax principles, such distribution will be treated first as a tax-free return of the holder’s adjusted tax basis in the New Common Stock and thereafter as gain.

           A holder of New Common Stock generally will recognize gain or loss on its sale or exchange of New Common Stock equal to the difference between the amount realized on such sale or exchange and the holder’s adjusted tax basis in the relevant shares of New Common Stock. In the case of a noncorporate holder, such gain currently is subject to tax at a maximum rate of 15% if the holder’s holding period for the New Common Stock is more than one year at the time of disposition.  However, under Section 108(e)(7) of the Tax Code, gain on stock which is received in satisfaction of a corporation’s indebtedness may be subject to ordinary income recapture to the extent that the holder had previously claimed an ordinary bad debt deduction or an ordinary loss on the exchange of the indebtedness for stock. The deductibility of capital losses is subject to limitations.

b.	New Notes

           Stated interest paid on a New Note will be includible in a holder’s gross income as ordinary interest income in accordance with the holder’s usual method of tax accounting to the extent such stated interest is “qualified stated interest.”  Stated interest is “qualified stated interest” if it is payable in cash or property (other than debt instruments of the issuer) at least annually. The Notes (or a portion thereof) may be considered to be issued with OID depending on the issue price of such Notes. A debt instrument generally has OID if its “stated redemption price at maturity” exceeds its issue price by more than a de minimis amount. A debt instrument’s stated redemption price at maturity includes all principal and interest payable over the term of the Notes, other than qualified stated interest. See above for a discussion regarding the determination of issue price.

           Upon the sale, exchange or retirement of a Note, a holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement, other than accrued but unpaid interest which will be taxable as such, and such holder’s adjusted tax basis in the relevant Note. Such gain or loss generally will be capital gain or loss. In the case of a noncorporate holder, such gain currently is subject to tax at a maximum rate of 15% if the holder’s holding period for the Note is more than one year at the time of disposition.

C.	Information Reporting and Backup Withholding

Certain distributions and exchanges made with respect to Voting Classes pursuant to the Plan may be subject to information reporting by the Debtor to the IRS.  Moreover, such reportable distributions and exchanges may be subject to backup withholding (currently at a rate of 28%) under certain circumstances.  Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS (generally, a U.S. federal income tax return).

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY.  ALL HOLDERS IN VOTING CLASSES ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND, TO THE EXTENT APPLICABLE, FOREIGN TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

XVIII.	ALTERNATIVES TO THE PLAN

The Debtor believes that if the Plan is not confirmed, or is not confirmable, the alternatives to the Plan include:  (i) the commencement of, or conversion to, a Chapter 7 case and accompanying liquidation of the Debtor’s assets on a “forced sale” basis; (ii) dismissal of the case(s); or (iii) an alternative plan of reorganization.

A.	Liquidation Under Chapter 7

If no plan can be confirmed, the Chapter 11 Case may be converted to Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed to liquidate the assets of the Debtor for distribution to Creditors in accordance with the priorities established by the Bankruptcy Code.  For the reasons previously discussed above, the Debtor believes that confirmation of the Plan will provide holders of Interests in Class 7  under the Plan with a recovery that is not less than the recovery that the Holders of such Interests would receive in a liquidation under Chapter 7 of the Bankruptcy Code.

B.	Dismissal

Dismissal of the Chapter 11 Case would leave the secured creditors in a position to exercise their legal rights under their existing security interests, including foreclosure of such liens.  The Debtor believes that in a dismissal scenario the unsecured creditors would not receive any distribution.

C.	Alternative Plan

The Debtor believes that any alternative plan would not result in as favorable treatment of Claims as proposed under the Plan.  If the Plan is not accepted by the requisite amount of the Debtor’s Creditors and confirmed according to the terms and expedited timelines set forth therein, there is no assurance that the Debtor would be able to obtain an alternate source of financing.

XIX.	DEFINITIONS AND INTERPRETATION

A.           Scope of Definitions.  Any term used in the Plan or the Disclosure Statement that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.  Whenever the context requires defined terms shall include the plural as well as the singular and pronouns stated in the masculine, feminine or neutral gender shall include the masculine, feminine and neutral.

B.            Definitions.  In addition to such other terms as are defined in other sections of this Disclosure Statement or the Plan, the terms set forth in Schedule 1 (which appear in the Plan as in Article 1) have the meanings ascribed there.

C.	Rules of Interpretation

1.           In the event of an inconsistency, the provisions of the Plan shall control over the contents of this Disclosure Statement.  The provisions of the Confirmation Order shall control over the contents of the Plan.

2.           For the purposes of the Plan: any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; provided, however, that any change to such form, terms or conditions that is material to a party to such document shall not be modified without such party’s written consent unless such document expressly provides otherwise;

(a)           any reference in the Plan to an existing document, exhibit or schedule Filed or to be Filed means such document, exhibit or schedule, as it may have been or may be amended, modified or supplemented as of the Effective Date unless otherwise specified, all references in the Plan to “sections,” “Articles,” “Exhibits” and “Schedules” are references to sections, Articles, Exhibits and Schedules of or to the Plan, as the same they be amended, waived, supplemented or modified from time to time;

(b)           any reference to an entity as a holder of a Claim or Interest includes that entity’s successors and assigns;

(c)           unless otherwise specified, all references in the Plan to “sections,” “Articles,” “Exhibits” and “Schedules” are references to sections, articles, exhibits and schedules of , or to, the Plan;

(d)           the words “herein,” “hereof,” “hereto,” “hereunder” and others of similar import refer to the Plan in its entirety rather than to only a particular portion of the Plan;

(e)           captions and headings to articles and sections are inserted for convenience of reference only and are not intended to be part or to affect interpretations of the Plan;

(f)           all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time and as applicable to the Debtor, the Reorganized Debtor, or the Chapter 11 Case unless otherwise stated;

(g)           the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, except to the extent inconsistent with the provisions of this Article of the Plan; and

(h)           the word “including” means “including without limitation.”

3.           Whenever a distribution of property is required to be made on a particular date, the distribution shall be made on such date or as soon as reasonably practicable thereafter.

4.           All schedules and exhibits to the Plan are incorporated into the Plan and shall be deemed to be included in the Plan, regardless of when they are Filed.

5.           Subject to the provisions of any contract, certificate, bylaws, instrument, release or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules.

6.           The Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtor, the Plan Support Parties, and the DIP Lender.  Each of the foregoing was represented by counsel who either (i) participated in the formulation and documentation of or (ii) was afforded the opportunity to review and provide comments on, the Plan, this Disclosure Statement, and the documents ancillary thereto.

XX.	CONCLUSION

The Debtor believes that the Plan maximizes recoveries to all Creditors and, thus, is in their best interests.  The Plan as structured, among other things, allows Creditors to participate in distributions in excess of those that would be available if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code and minimizes delays in recoveries to all Creditors.

THE DEBTOR THEREFORE URGES CREDITORS TO ACCEPT THE PLAN AND TO EVIDENCE SUCH ACCEPTANCE BY RETURNING THEIR PROPERLY COMPLETED BALLOT(S) SO THAT THEY WILL BE ACTUALLY RECEIVED, AS INSTRUCTED ABOVE PRIOR TO THE VOTING DEADLINE.

Dated:    January 26, 2012

Ener1, Inc.

SCHEDULE 1

GLOSSARY OF DEFINED TERMS USED IN THIS DISCLOSURE STATEMENT IN CONNECTION WITH THE PREPACKAGED PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

All capitalized terms not defined in the Introduction or elsewhere in the text of this Disclosure Statement have the meanings ascribed to them in Article 1 of the Plan, a copy of which is annexed to the Disclosure Statement as Exhibit 1.  For ease of reference, a summary of the most commonly utilized defined terms appears below, and is deemed incorporated into this Disclosure Statement.  In the event that definitions in this Disclosure Statement are inconsistent with definitions in the Plan, the definitions in the Plan shall govern.

As used in this Disclosure Statement, all capitalized terms not otherwise defined shall have the meanings ascribed to herein and any term used that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules, respectively.  Whenever the context requires, capitalized terms shall include the plural as well as the singular number, the masculine gender shall include the feminine and the feminine gender shall include the masculine.

Administrative Claim:  A Claim for any cost or expense of administration (including Professional Claims) of the Chapter 11 Case asserted or arising under sections 503, 507(a)(2) or 507(b) of the Bankruptcy Code, including any (i) actual and necessary cost or expense of preserving the Debtor’s Estate or operating the business of the Debtor arising on or after the Petition Date, (ii) payment to be made under the Plan to cure a default on an executory contract or unexpired lease that is assumed pursuant to section 365 of the Bankruptcy Code, (iii) obligations validly incurred or assumed by the Debtor in the ordinary course of business arising on or after the Petition Date, (iv) compensation or reimbursement of expenses of Professionals arising on or after the Petition Date, to the extent allowed by the Bankruptcy Court under section 330(a) or section 331 of the Bankruptcy Code, (v) fees or charges of the Debtor’s Estate under section 1930 of title 28 of the United States Code, and (vi) costs and expenses incurred by the DIP Lender in accordance with the provisions of the DIP Facility.

Affiliate:  Has the meaning ascribed thereto in section 101(2) of the Bankruptcy Code.

Allowed [ ] Claim:  An Allowed Claim in the particular category or Class identified.

Allowed Claim: Claim against the Debtor or any portion thereof (i) arising on or before the Effective Date as to which a proof of claim has been filed and (a) no objection to allowance has been interposed within the time period set forth in section 8.3 of the Plan or (b) an objection has been adjudicated by a Final Order to the extent such objection is determined in favor of the relevant holder, (ii) any Claim as to which the liability of the Debtor and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, (iii) any Claim that is expressly allowed by a provision of the Plan, or (iv) any Claim that has been scheduled by the Debtor in the Schedules filed with the Bankruptcy Court pursuant to Rule 1007(b) of the Federal Rules of Bankruptcy Procedure.

Avoidance Action:  Any actual or potential Claims to avoid a transfer of an interest in property or an obligation incurred by the Debtor pursuant to any applicable section of the Bankruptcy Code, including, all claims under Chapter 5 of the Bankruptcy Code.

Bankruptcy Code:  Title 11 of the United States Code, as in effect on the Petition Date and as thereafter amended, as applicable in the Chapter 11 Case.

Bankruptcy Court:  The United States Bankruptcy Court for the Southern District of New York acting in, and exercising its jurisdiction over, the voluntary Chapter 11 Case of the Debtor.

- ii -

Bankruptcy Rules:  The Federal Rules of Bankruptcy Procedure and the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the

Southern District of New York, as in effect on the Petition Date and as thereafter amended, as applicable from time to time in the Chapter 11 Case.

Bridge Loan Agreement:  The Loan Agreement dated November 16, 2011, by and among the Debtor, Bzinfin S.A., Goldman Sachs Palmetto State Credit Fund, L.P., and Liberty Harbor Special Investments, LLC, as may be amended or supplemented from time to time.

Bridge Loan Claims:  Claims arising under the Bridge Loan Documents, including all reasonable costs and expenses incurred by the Bridge Loan Lenders and all reasonable expenses of the Bridge Loan Lenders in connection with the restructuring of the Debtor, the Chapter 11 Case, and the negotiation, administration, monitoring, and enforcement of the Bridge Loan Documents and/or any related agreements, documents or instruments.

Bridge Loan Documents:  Shall have the meaning ascribed to the term “Loan Documents” in the Bridge Loan Agreement.

Bridge Loan Lenders:  The lenders under the Bridge Loan Documents.

Business Day:  Any day other than a Saturday, Sunday, a “legal holiday”, as such term is defined in Rule 9006(a) of the Federal Rules of Bankruptcy Procedure, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

Cash:  Legal tender accepted in the United States of America for the payment of public and private debts, denominated in United States dollars.

- iii -

Cause of Action:  Any: (i) Claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses and offsets; (ii) all rights of setoff, counterclaim or recoupment and Claims on contracts or for breaches of duties imposed by law; (iii) rights to object to Claims or Interests; (iv) Avoidance Actions; and (v) Claims and defenses such as fraud, mistake, duress and usury and any other defenses available to the Debtor under section 558 of the Bankruptcy Code or otherwise of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date including through the Effective Date, in contract, sounding in tort, at law, in equity, or pursuant to any other theory of law.

Chapter 11 Case:  The Chapter 11 case of the Debtor to be commenced in the Bankruptcy Court.

Claim:  A claim as defined in section 101(5) of the Bankruptcy Code.

Class:  A group of Claims or Interests as classified in a particular class under the Plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

Confirmation:  Entry of the Confirmation Order by the Bankruptcy Court.

Confirmation Date:  The date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

Confirmation Hearing:  The hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1128 of the Bankruptcy Code, including any adjournments or continuances thereof.

Confirmation Order:  The order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

- iv -

Convertible Note Claims:  Claims arising under the Convertible Notes.

Convertible Note Claims New Common Stock Amount:  $8,906,459.61.

Convertible Notes:  The 6% Senior Convertible Notes, due August 27, 2015, issued by the Debtor pursuant to the Note Purchase Agreement, dated August 27, 2010, in the aggregate principal amount of $10,000,000, plus accrued and unpaid interest, fees and costs.

Creditor:  Any Entity holding a Claim against the Debtor.

Debtor:  Shall have the meaning ascribed in the Introduction to the Plan.

DIP Agreement:  The Debtor in Possession Loan Agreement by and among the Debtor, as debtor and debtor-in-possession, and Bzinfin, as lender and as agent for the lenders, to be entered into on or shortly after the commencement of the Chapter 11 Case, pursuant to which the DIP Lenders will make post-petition loans and advances to the Debtor consisting of a debtor-in-possession credit facility in an aggregate principal amount not to exceed $20,000,000, as may be amended or supplemented from time to time.

DIP Facility:  The facility provided to the Debtor by the DIP Lenders, as evidenced by the DIP Agreement.

DIP Facility Orders:  Any interim order and Final Order of the Bankruptcy Court authorizing the Debtor to enter into the DIP Facility.

DIP Lenders:  Bzinfin and any other person that may become a lender under the DIP Agreement pursuant to section 13.2(a) thereof, in their respective capacities as lenders under the DIP Facility.

Disclosure Statement:  The written disclosure statement dated January 26, 2012 relating to the Plan, including all schedules and exhibits attached thereto, as it may be amended, modified or supplemented from time to time.

- v -

Disputed Claim:  Any Claim, to the extent neither Allowed nor disallowed under the Plan or a Final Order, or for which a proof of claim has been timely Filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtor or any party in interest has interposed a timely objection in accordance with section 8.2 of the Plan, which objection has not been withdrawn or determined by a Final Order.

Effective Date:  A date selected by the Debtor with the consent of the Requisite Consenting Lenders that is not more than five (5) Business Days following the first date on which all conditions to the Effective Date set forth in section 10.2 of the Plan have been satisfied or, if waivable, waived.

Entity:  An entity as defined in section 101(15) of the Bankruptcy Code.

Estate:  The estate of the Debtor created pursuant to section 541 of the Bankruptcy Code by the commencement of the Chapter 11 Case.

Exculpated Parties:  Each of the Debtor, the DIP Lenders, the Exit Funders, all creditors who executed the Plan Support Agreement, and any of such parties’ respective members, officers, directors, affiliates, employees, representatives, advisors, attorneys, financial advisors, investment bankers or agents.

Exit Funding:  The commitment of the Exit Funders to provide financing in an amount of up to $81 million less the principal amount outstanding under the DIP Facility as of the Effective Date on the terms set forth in the Equity Commitment Agreement, substantially in the form annexed as Schedule 4 to the Plan, to be entered into as of the Effective Date.

Exit Funders:  Each of Bzinfin S.A (or its Affiliate), Goldman Sachs Palmetto State Credit Fund, L.P., Liberty Harbor Special Investments, LLC, Whitebox Multi Strategy Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners L.P., Pandora Select Partners, L.P., Whitebox Credit Arbitrage Partners, L.P., and Whitebox Special Opportunities Fund LP, Series B, in each case, in its capacity as a provider of a portion of the Exit Funding, in accordance with the terms of the Equity Commitment Agreement.

- vi -

File or Filed:  To file, or to have been filed, with the Clerk of the Bankruptcy Court in the Chapter 11 Case.

Final Decree:  A Final Order of the Bankruptcy Court entered pursuant to section 350(a) of the Bankruptcy Code closing the Chapter 11 Case.

Final Distribution:  The final payment made to any holders of Claims in Class 6 (General Unsecured Claims).

Final Distribution Date:  The date upon which the Final Distribution is made.

Final Order:  An order or judgment of the Bankruptcy Court or other court of competent jurisdiction, as entered on its docket, that has not been reversed, stayed, vacated, modified or amended, and as to which (i) the time to appeal, petition for certiorari or move for a stay, reargument, rehearing or a new trial has expired and no appeal, petition for certiorari or motion for stay, reargument, rehearing or a new trial, respectively, shall then be pending, or (ii) any appeal, any petition for certiorari or any motion for stay, reargument, rehearing or a new trial that has been timely filed has been resolved by the highest court (or any other tribunal having appellate jurisdiction over the order or judgment) to which the order or judgment was appealed or from which certiorari or stay, reargument, rehearing or a new trial was sought, and the time to take any further appeal, petition for certiorari or move for stay, reargument, rehearing or a new trial shall have expired without such actions having been taken, provided, however, that no order or judgment shall fail to be a “Final Order” solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 has been or may be filed with respect to such order or judgment.

- vii -

General Unsecured Claims:  All Claims against the Debtor other than DIP Claims, Administrative Claims, Priority Tax Claims, Priority Non-Tax Claims, Bridge Loan Claims, Senior Note Claims, Convertible Note Claims, and Line of Credit Claims.

Governmental Unit:  Shall have the meaning ascribed to such term in section 101(27) of the Bankruptcy Code.

Impaired:  When used with reference to a Claim, an Interest or a Class of Claims or Interests, “Impaired” shall have the meaning ascribed to it in section 1124 of the Bankruptcy Code.

Intercompany Claim:  Any Claim held by the Debtor against a Non-Debtor Affiliate or by a Non-Debtor Affiliate against the Debtor.

Interest:  When used in the context of holding an equity interest (and not used to denote (i) the compensation paid for the use of money for a specified time and usually denoted as a percentage rate of interest on a principal sum of money or (ii) a security interest in property), the term “Interest” means “equity security”, as defined in section 101(16) of the Bankruptcy Code, and includes all issued shares of common stock and preferred stock of the Debtor as of the Petition Date, all Warrants, options, or other rights, contractual or otherwise, to acquire any such equity interest in the debtor, or the right to purchase, sell, or subscribe to a share, security, or interest specified in subparagraph (A) or (B) of section 101(16) of the Bankruptcy Code, and any subordinated claim which arises pursuant to section 510(b) of the Bankruptcy Code.

Lien:  Shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

- viii -

Line of Credit Agreement:  The Line of Credit Agreement dated June 29, 2011, as amended, by and between the Debtor and Bzinfin S.A., that established a line of credit for the Debtor in the aggregate principal amount of $15,000,000, as may be amended or supplemented from time to time, provided, however, that pursuant to the terms of the Subordination Agreement the indebtedness under the Line of Credit Agreement is subordinated to the indebtedness under the Senior Notes Agreement.

Line of Credit Claims:  The Claims arising under the Line of Credit Agreement.

Line of Credit Claims New Common Stock Amount:  $12,081,177.28.

New Board of Directors:  The board of directors of the Reorganized Debtor on and after the Effective Date.

New Common Stock:  The common stock, par value $0.01 per share, to be issued by the Reorganized Debtor on the Effective Date to the holders of Claims in Classes 3, 4, and 5 pursuant to sections 5.3, 5.4, and 5.5 of the Plan and reserved for issuance upon the conversion of New Preferred Stock into New Common Stock.

New Directors:  The persons identified in the Plan Supplement who will serve as directors of the Reorganized Debtor on and after the Effective Date.

New Notes:  The notes to be issued to the holders of Claims in Class 3, pursuant to the New Notes Loan Agreement and section 5.3 of the Plan.

New Notes Loan Agreement:  The Loan Agreement, substantially in the form annexed as Schedule 1 to the Plan, to be entered into on the Effective Date by and among the Debtor, and as lenders, Goldman Sachs Palmetto State Credit Fund, L.P.; Liberty Harbor Special Investments, LLC; Whitebox Multi Strategy Partners, L.P.; Whitebox Concentrated Convertible Arbitrage Partners L.P.; Pandora Select Partners, L.P.; Whitebox Credit Arbitrage Partners, L.P.; and Whitebox Special Opportunities Fund LP, Series B, as may be amended or supplemented from time to time.

- ix -

New Organization Documents:  The Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Reorganized Debtor, substantially in the form annexed as Schedule 5.

New Preferred Stock:  The Series A Cumulative Convertible Preferred Stock to be issued by the Reorganized Debtor on the Effective Date.

Non-Debtor Affiliates:  All Entities that are, directly or indirectly, owned or controlled by the Debtor.

Person:  A “person” as defined in section 101(41) of the Bankruptcy Code.

Petition Date:  The date on which the Debtor’s voluntary petition commencing the Chapter 11 Case is filed with the Bankruptcy Court.

Plan:  This Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code, and all schedules annexed hereto or referenced herein, as it may be amended, modified or supplemented from time to time in accordance with the provisions of the Plan, the Bankruptcy Code or the Bankruptcy Rules.

Plan Supplement:  The compilation of documents, forms of documents, schedules, or exhibits to the Plan to be Filed by the Debtors no later than five (5) Business Days prior to the Confirmation Hearing or such later date as may be approved by the Bankruptcy Court on notice to parties in interest.  With the prior consent of the Requisite Consenting Lenders, the Debtors shall have the right to amend the documents contained in the Plan Supplement, through and including the Effective Date.

- x -

Plan Support Agreement:  The Plan Support Agreement entered into as of January 26, 2012, by and among the Debtor and the Plan Support Parties, attached to the Disclosure Statement, as amended or supplemented from time to time.

Plan Support Parties:  Collectively, Bzinfin S.A.; ITOCHU Corporation; Liberty Harbor Special Investments, LLC; Goldman Sachs Palmetto State Credit Fund, L.P.; Whitebox Multi Strategy Partners, L.P.; Whitebox Concentrated Convertible Arbitrage Partners L.P.; Pandora Select Partners, L.P.; Whitebox Credit Arbitrage Partners, L.P.; and Whitebox Special Opportunities Fund LP, Series B.

Priority Non-Tax Claim:  Any Claim of any Creditor entitled to priority in payment as specified in section 507(a)(4), (5), (6) or (7) of the Bankruptcy Code.

Priority Tax Claim:  Any Claim of a Government Unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Professional:  A Person (i) employed in the Chapter 11 Case pursuant to a Final Order in accordance with sections 327, 328 or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330, 331 and 363 of the Bankruptcy Code or (ii) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

Professional Claim:  A Claim of a Professional (i) for compensation or reimbursement of actual and necessary costs and expenses relating to services incurred after the Petition Date and prior to and including the Effective Date or (ii) for compensation and reimbursement that has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

- xi -

Registration Rights Agreement:  The Registration Rights Agreement, substantially in the form annexed as Schedule 6 to the Plan, to be entered into by the Reorganized Debtor and the holders of the New Common Stock and the New Preferred Stock as of the Effective Date.

Rejection Damage Claim:  Any Claim arising from the rejection, whether under section 365 of the Bankruptcy Code or under the Plan, of an executory contract or unexpired lease of the Debtor that has not been assumed.

Rejection Damage Claim Bar Date:  The thirtieth (30th) day following the later of (i) the Effective Date or (ii) the date on which the Debtor serves a written notice of entry of an order granting a motion to reject that has been entered by the Bankruptcy Court prior to the Confirmation Date in accordance with section 6.1 of the Plan.

Reorganized Debtor:  The Debtor, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

Requisite Consenting Lenders:  The “Requisite Consenting Lenders” as such term is defined in the Plan Support Agreement.

Senior Notes:  Consists of (i) the Tranche A 8.25% Senior Notes, due July 1, 2013, in the principal amount of $28,094,214, and (ii) the Tranche B 8.25% Senior Notes, due July 1, 2013, in the principal amount of $29,250,000, which were issued pursuant to the Senior Notes Agreement, in each case plus all accrued interest thereon and all other obligations due under the Senior Notes Agreement.

Senior Notes Agreement:  The Waiver, Amendment, and Exchange Agreement, dated September 9, 2011, by and among the Debtor, Liberty Harbor Special Investments, LLC, Goldman Sachs Palmetto State Credit Fund, L.P., Whitebox Multi Strategy Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners L.P., Pandora Select Partners, L.P., Whitebox Credit Arbitrage Partners, L.P., and Whitebox Special Opportunities Fund LP, Series B, as may be amended or supplemented from time to time.

- xii -

Senior Note Claims:  Claims arising under the Senior Notes Agreement.

Senior Note Claims New Common Stock Amount:  $15,516,807.58.

Stockholders Agreement:  The Stockholders Agreement, substantially in the form annexed as Schedule 3 to the Plan, to be entered into by the Reorganized Debtor and the holders of the New Common Stock and the New Preferred Stock as of the Effective Date.

Subordination Agreement:  The Letter Agreement, dated September 12, 2011, by and between the Debtor and Bzinfin S.A., providing, among other things, that the indebtedness under the Line of Credit Agreement is subordinated to the indebtedness under the Senior Notes Agreement, as may be amended or supplemented from time to time.

Taxes:  All income, gaming, franchise, excise, sales, use, employment, withholding, property, payroll or other taxes, assessments, or governmental charges, together with any interest, penalties, additions to tax, fines, and similar amounts relating thereto, imposed or collected by any federal, state, local or foreign Governmental Unit on or from the Debtor.

Total New Common Stock Calculation Amount:  The Total New Common Stock Calculation Amount is equal to the sum of the Convertible Note Claims New Common Stock Amount, the Line of Credit Claims New Common Stock Amount, the Senior Note Claims New Common Stock Amount, and the Total New Preferred Stock Amount.

Total New Preferred Stock Amount:  The Total New Preferred Stock Amount is the aggregate liquidation value of the New Preferred Stock to be issued on the Effective Date in an amount equal to the sum of the principal amount outstanding under the DIP Facility on the Effective Date and the amount of the Exit Funding provided as of the Effective Date.

- xiii -

Unimpaired:  Any Claim or Class of Creditors that is not Impaired.

United States Trustee:  The United States Trustee appointed under section 581(a)(3) of title 28 of the United States Code to serve in the Southern District of New York.

Voting Classes:  The Impaired Classes entitled to vote to accept or reject the Plan.

Warrants:  All warrants, issued at any time by the Debtor, to acquire any stock of the Debtor including, but not limited to, (i) warrants to purchase up to 2,882,775 shares of the Debtor’s common stock issued pursuant to the September 2, 2010, Securities Purchase Agreement, (ii) warrants to purchase up to 1,019,353 shares of the Debtor’s common stock issued pursuant to the December 31, 2010, Securities Purchase Agreement, and (iii) warrants to purchase up to 1,400,000 shares of the Debtor’s common stock issued pursuant to the Senior Notes Agreement.

- xiv -

DRAFT Privileged and C

Financial Summary - Ener1, Inc.		2012					2013					2014				
		31-Mar-12	30-Jun-12	30-Sep-12	31-Dec-12	Total	31-Mar-13	30-Jun-13	30-Sep-13	31-Dec-13	Total	31-Mar-14	30-Jun-14	30-Sep-14	31-Dec-14	Total
								2012					2013			
Cash Flow Statement ('000s) - Ener1, Inc.																
Cash provided by (used in):																
Operating activities																
Net Income (Loss)		(20,846)	(10,215)	(6,764)	(3,097)	(40,923)	(5,689)	(5,994)	(8,026)	(42,779)	(62,487)	(1,579)	(1,069)	(1,582)	(692)	(4,921)
Interest payment adjustment	non-cash	-	997	-	763	1,760	725	681	640	658	2,705	670	641	598	615	2,524
Grant	non-cash	-	-	-	-	-	-	-	-	(35,789)	(35,789)	-	-	-	-	-
Sale of PPE	non-cash	-	-	-	-	-	-	-	-	70,309	70,309	-	-	-	-	-
Grant proceeds recognized	non-cash	(675)	(675)	(675)	(675)	(2,701)	(675)	(675)	(675)	–	(2,026)	–	–	–	–	-
Depreciation ENERDEL	non-cash	869	869	869	869	3,477	924	924	924	583	3,356	609	609	609	609	2,435
Depreciation E1K	non-cash	1,181	1,161	1,122	1,128	4,592	1,092	1,098	1,415	1,098	4,703	871	887	895	904	3,558
(Inc.) Dec. in AR		6,849	(3,040)	2,004	(5,215)	598	778	(12)	4,415	(75)	5,106	(9,218)	(63)	(100)	92	(9,290)
(Inc) Dec in Prepaid Exp.		442	(93)	(541)	(194)	(385)	655	54	(48)	(110)	551	748	46	35	(110)	720
(Inc) Dec in Inventory		3,952	3,481	1,138	(3,851)	4,720	3,538	80	275	(81)	3,811	(10,389)	202	151	220	(9,816)
(Inc) Dec in Restricted cash		2,654	(14)	-	-	2,641	1,125	-	-	-	1,125	307	-	-	-	307
Inc (Dec) in AP & Accrued		(1,116)	3,088	(458)	595	2,110	(126)	426	195	(275)	219	5,301	76	255	(876)	4,755
Inc (Dec) in Deferred Credit - DOE ABMI						-					-					-
Inc (Dec) in Deferred Revenue						-					-					-
Net Cash from Operating		(6,890)	(4,439)	(3,306)	(9,678)	(24,112)	2,346	(3,417)	(886)	(6,461)	(8,416)	(12,680)	1,329	861	762	(9,728)
Investing activities																
Capital Expenditures ENERDEL		(750)	(750)	(750)	(750)	(3,000)	(825)	(825)	(825)	(825)	(3,300)	(383)	(383)	(383)	(383)	(1,533)
Capital Expenditures E1K		(343)	(251)	(281)	(100)	(976)	(46)	(46)	(46)	(46)	(183)	(46)	(46)	(46)	(46)	(183)
Investments in Subs		(24,000)	-	-	-	(24,000)	-	-	-	-	-	(24,000)	-	-	-	(24,000)
Other Items		42	38	28	28	137	28	28	29	23	109	15	15	12	11	53
Dividends		-	-	-	-	-	-	-	-	-	-	900	900	900	900	3,600
Net Cash from Investing		(25,051)	(964)	(1,003)	(822)	(27,839)	(843)	(842)	(842)	(848)	(3,376)	(23,516)	485	463	462	(22,084)
Financing activities																
Inc (Dec) in Capital Lease		-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Equity		60,505	2,420	4,462	10,540	77,927	5,725	4,825	1,910	8,943	21,402	14,959	976	993	1,011	17,940
New Equity (third party)	31,000	-	-	-		-				8,000	8,000	14,000	-	-	-	14,000
Z1 Group equity	50,000	24,000	2,000	4,000	10,000	40,000	5,000	4,000	1,000		10,000					-
Accrued dividends		–	(420)	(462)	(540)	(1,423)	(725)	(825)	(910)	(943)	(3,402)	(959)	(976)	(993)	(1,011)	(3,940)
Long Term Debt Financing		(23,426)	873	60	399	(22,093)	(6,644)	320	457	662	(5,205)	23,345	22	417	552	24,336
Interest payment adjustment		-	(997)	-	(763)	(1,760)	(725)	(681)	(640)	(658)	(2,705)	(670)	(641)	(598)	(615)	(2,524)
Net Cash from Financing		37,079	1,876	4,060	9,637	52,652	(2,370)	3,639	817	8,004	10,090	36,676	(619)	(181)	(63)	35,813
Net Increase (Decrease) in Cash		5,338	(3,527)	(248)	(863)	700	(866)	(621)	(910)	695	(1,701)	481	1,195	1,163	1,182	4,021
Beginning Cash Balance		4,013	9,351	5,824	5,576	4,013	4,713	3,847	3,226	2,316	4,713	3,012	3,493	4,688	5,851	3,012
Ending Cash Balance		9,351	5,824	5,576	4,713	4,713	3,847	3,226	2,316	3,012	3,012	3,493	4,688	5,851	7,033	7,033

1/25/2012-2:08 PM

DRAFT Privileged and Confidential

Financial Summary - Enert, Inc.	2015					2016				
	31-Mar-15	30-Jun-15	30-Sep-15	31-Dec-15	Total	31-Mar-16	30-Jun-16	30-Sep-16	31-Dec-16	Total
		2014					2015			2016
Cash Flow Statement ('000s) - Enert, Inc.										
Cash provided by (used in):										
Operating activities										
Net Income (Loss)	879	1,243	1,067	1,504	4,692	2,852	2,986	2,386	3,370	11,595
Interest payment adjustment	626	586	516	531	2,259	540	(0)	-	-	540
Grant	-	-	-	-	-	-	-	-	-	-
Sale of PPE	-	-	-	-	-	-	-	-	-	-
Grant proceeds recognized	-	-	-	-	-	-	-	-	-	-
Depreciation ENERDEL	646	646	646	646	2,583	691	691	691	691	2,764
Depreciation E1K	448	872	872	872	3,063	636	848	848	848	3,182
(Inc.) Dec. in AR	(5,163)	(23)	338	(518)	(5,367)	(3,736)	44	670	(29)	(3,050)
(Inc) Dec in Prepaid Exp.	10	46	35	(109)	(17)	15	41	36	(110)	(19)
(Inc) Dec in Inventory	(10,339)	269	(116)	181	(10,005)	(5,360)	228	592	72	(4,468)
(Inc) Dec in Restricted cash	-	-	-	-	-	-	-	-	-	-
Inc (Dec) in AP & Accrued	3,346	391	(405)	220	3,552	2,241	342	(745)	(78)	1,759
Inc (Dec) in Deferred Credit - DOE ABN					-					-
Inc (Dec) in Deferred Revenue					-					-
Net Cash from Operating	(9,548)	4,030	2,952	3,328	761	(2,120)	5,180	4,479	4,784	12,303
Investing activities										
Capital Expenditures ENERDEL	(555)	(555)	(555)	(555)	(2,219)	(678)	(678)	(678)	(678)	(2,713)
Capital Expenditures E1K	(46)	(46)	(46)	(46)	(183)	(46)	(46)	(46)	(46)	(183)
Investments in Subs	-	-	-	-	-	-	-	-	-	-
Other items	14	-	-	-	14	-	-	-	-	-
Dividends	900	900	900	900	3,600	900	900	900	900	3,600
Net Cash from Investing	313	300	300	300	1,212	176	176	176	176	703
Financing activities										
Inc (Dec) in Capital Lease	-	-	-	-	-	-	-	-	-	-
Equity	10,028	1,046	1,065	1,083	13,223	1,102	1,122	1,141	1,161	4,526
New Equity (third party)	9,000	-	-	-	9,000	-	-	-	-	-
Z1 Group equity					-					-
Accrued dividends	(1,028)	(1,046)	(1,065)	(1,083)	(4,223)	(1,102)	(1,122)	(1,141)	(1,161)	(4,526)
Long Term Debt Financing	(493)	219	66	347	139	(7,492)	(224)	(1,290)	(222)	(9,228)
Interest payment adjustment	(626)	(586)	(516)	(531)	(2,259)	(540)	0	-	-	(540)
Net Cash from Financing	7,881	(367)	(451)	(184)	6,879	(8,033)	(224)	(1,290)	(222)	(9,768)
Net Increase (Decrease) in Cash	(1,354)	3,962	2,801	3,442	8,852	(9,977)	5,132	3,365	4,719	3,239
Beginning Cash Balance	7,033	5,679	9,641	12,442	7,033	15,884	5,907	11,039	14,404	15,884
Ending Cash Balance	5,679	9,641	12,442	15,884	15,884	5,907	11,039	14,404	19,123	19,123

1/25/2017 PM

DRAFT Privileged an

ENER1 INC
QUARTERLY BALANCE SHEET
$ '000

	Q1 2012	Q2 2012	Q3 2012	Q4 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013
	-	-	-	-	-	-	-	0
ASSETS								
Current assets								
Cash and cash equivalents	9,351	5,824	5,576	4,713	3,847	3,226	2,316	3,012
Restricted cash	4,013	4,027	4,027	4,027	2,902	2,902	2,902	2,902
Accounts receivable, net of allowance	11,811	14,851	12,847	18,062	17,284	17,296	12,881	12,936
FSK I Projected CF	5,505	5,505	4,000	4,000	4,000	4,000	-	-
FSK II Projected CF	-							
Grant proceeds receivable	-	-	-	-	-	-	-	-
Inventories, net of provision for obsolescence	24,241	20,759	19,622	23,473	19,935	19,855	19,581	19,662
Prepaid expenses and other current assets	1,765	1,857	2,398	2,592	1,937	1,882	1,931	2,040
Total current assets	51,181	47,319	44,469	52,867	45,906	45,162	39,611	40,572
Deferred financing costs, net of amortization	-	-	-	-	-	-	-	-
Property and equipment, net of accumulated depreciation	121,971	120,942	119,982	118,835	117,690	116,538	115,070	43,950
Intangible assets, net of accumulated amortization	9,885	9,885	9,885	9,885	9,885	9,885	9,885	9,885
Investment in unconsolidated entity	24,000	24,000	24,000	24,000	24,000	24,000	24,000	24,000
Goodwill	-	-	-	-	-	-	-	-
Other	2,419	2,381	2,353	2,324	2,296	2,268	2,239	2,216
Total assets	**209,455**	**204,526**	**200,689**	**207,911**	**199,777**	**197,853**	**190,805**	**120,623**
LIABILITIES AND STOCKHOLDERS' EQUITY								
Current liabilities								
Accounts payable and accrued expenses	5,935	9,023	8,565	9,160	9,034	9,460	9,655	9,380
Deferred grant proceeds, current portion	-	-	-	-	-	-	-	-
Deferred revenue	-	-	-	-	-	-	-	-
Income taxes payable	113	113	113	113	113	113	113	113
Current portion of capital leases and other debt obligations	-	-	-	-	-	-	-	-
Total current liabilities	6,048	9,136	8,678	9,273	9,147	9,373	9,768	9,493
Deferred grant proceeds, less current portion	39,841	39,165	38,490	37,815	37,140	36,464	35,789	-
Derivative and financial instruments	-	-	-	-	-	-	-	-
Long-term debt	88,356	89,230	89,250	89,689	83,045	83,365	83,822	84,484
Other long-term liabilities	2,077	2,077	2,077	2,077	2,077	2,077	2,077	2,077
Deferred income tax liabilities	-	-	-	-	-	-	-	-
Total liabilities	**136,322**	**139,608**	**138,535**	**138,854**	**131,409**	**131,479**	**131,456**	**96,054**
Stockholders' equity								
Common stock	1,969	1,969	1,969	1,969	1,969	1,969	1,969	1,969
Paid in capital	709,425	711,845	716,307	726,847	732,572	737,397	739,307	748,250
Common stock	685,425	685,425	685,425	685,425	685,425	685,425	685,425	693,425
Preferred stock	24,000	26,420	30,882	41,423	47,148	51,973	53,882	54,825
Accumulated other comprehensive income	5,345	5,345	5,345	5,345	5,345	5,345	5,345	5,345
Accumulated deficit	(645,105)	(655,635)	(662,735)	(666,370)	(672,688)	(679,438)	(688,288)	(731,982)
Total Ener1, Inc. stockholders' equity	71,634	63,523	60,886	67,791	67,198	65,273	58,333	23,582
Noncontrolling interests	1,500	1,395	1,268	1,266	1,170	1,101	1,016	988
Total stockholders' equity	73,134	64,918	62,154	69,057	68,368	66,374	59,349	24,570
Total liabilities and stockholders' equity	**209,455**	**204,526**	**200,689**	**207,911**	**199,777**	**197,853**	**190,805**	**120,623**

1/2" 2:09 PM

DRAFT Privileged and Confidential

ENERI INC
QUARTERLY BALANCE SHEET
$ '000

	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016	Q3 2016	Q4 2016
	0	-	-	0	0	0	-	0	0	0	0	0
ASSETS												
Current assets												
Cash and cash equivalents	3,493	4,688	5,851	7,033	5,679	9,641	12,442	15,884	5,907	11,039	14,404	19,123
Restricted cash	2,595	2,595	2,595	2,595	2,595	2,595	2,595	2,595	2,595	2,595	2,595	2,595
Accounts receivable, net of allowance	22,175	22,238	22,338	22,346	27,409	27,432	27,095	27,613	31,349	31,305	30,634	30,663
FSK I Projected CF	-	-	-	-	-	-	-	-	-	-	-	-
FSK II Projected CF												
Grant proceeds receivable	-	-	-	-	-	-	-	-	-	-	-	-
Inventories, net of provision for obsolescence	30,051	29,849	29,698	29,478	39,817	39,548	39,664	39,483	44,844	44,616	44,024	43,951
Prepaid expenses and other current assets	1,292	1,246	1,211	1,320	1,310	1,264	1,229	1,338	1,323	1,282	1,247	1,356
Total current assets	59,605	60,616	61,093	62,672	76,811	80,481	83,025	86,913	86,018	90,837	92,904	97,689
Deferred financing costs, net of amortization	-	-	-	-	-	-	-	-	-	-	-	-
Property and equipment, net of accumulated depreciation	42,899	41,833	40,758	39,674	39,181	38,264	37,347	36,429	35,826	35,011	34,196	33,380
Intangible assets, net of accumulated amortization	9,885	9,885	9,885	9,885	9,885	9,885	9,885	9,885	9,885	9,885	9,885	9,885
Investment in unconsolidated entity	47,100	46,200	45,300	44,400	43,500	42,600	41,700	40,800	39,900	39,000	38,100	37,200
Goodwill	-	-	-	-	-	-	-	-	-	-	-	-
Other	2,201	2,187	2,174	2,163	2,149	2,149	2,149	2,149	2,149	2,149	2,149	2,149
Total assets	**161,691**	**160,720**	**159,810**	**158,794**	**171,525**	**173,378**	**174,105**	**176,177**	**173,778**	**176,882**	**177,234**	**180,303**
LIABILITIES AND STOCKHOLDERS' EQUITY												
Current liabilities												
Accounts payable and accrued expenses	14,681	14,756	15,011	14,135	17,481	17,872	17,467	17,687	19,928	20,269	19,525	19,446
Deferred grant proceeds, current portion	-	-	-	-	-	-	-	-	-	-	-	-
Deferred revenue	-	-	-	-	-	-	-	-	-	-	-	-
Income taxes payable	113	113	113	113	113	113	113	113	113	113	113	113
Current portion of capital leases and other debt obligations	-	-	-	-	-	-	-	-	-	-	-	-
Total current liabilities	14,794	14,869	15,124	14,248	17,594	17,985	17,580	17,800	20,041	20,382	19,638	19,559
Deferred grant proceeds, less current portion	-	-	-	-	-	-	-	-	-	-	-	-
Derivative and financial instruments	-	-	-	-	-	-	-	-	-	-	-	-
Long-term debt	107,829	107,851	108,268	108,820	108,327	108,546	108,612	108,959	101,467	101,243	99,953	99,731
Other long-term liabilities	2,077	2,077	2,077	2,077	2,077	2,077	2,077	2,077	2,077	2,077	2,077	2,077
Deferred income tax liabilities	-	-	-	-	-	-	-	-	-	-	-	-
Total liabilities	**124,700**	**124,798**	**125,469**	**125,145**	**127,998**	**128,608**	**128,268**	**128,836**	**123,584**	**123,702**	**121,667**	**121,368**
Stockholders' equity												
Common stock	1,969	1,969	1,969	1,969	1,969	1,969	1,969	1,969	1,969	1,969	1,969	1,969
Paid in capital	763,209	764,186	765,179	766,190	776,218	777,264	778,329	779,412	780,515	781,636	782,777	783,939
Common stock	707,425	707,425	707,425	707,425	716,425	716,425	716,425	716,425	716,425	716,425	716,425	716,425
Preferred stock	55,785	56,761	57,754	58,765	59,793	60,840	61,904	62,988	64,090	65,212	66,353	67,514
Accumulated other comprehensive income	5,345	5,345	5,345	5,345	5,345	5,345	5,345	5,345	5,345	5,345	5,345	5,345
Accumulated deficit	(734,503)	(736,561)	(739,118)	(740,857)	(741,023)	(740,865)	(740,885)	(740,514)	(738,793)	(736,964)	(735,731)	(733,572)
Total Eneri, Inc. stockholders' equity	36,021	34,938	33,375	32,647	42,509	43,713	44,758	46,212	49,035	51,987	54,361	57,681
Noncontrolling interests	970	984	966	1,002	1,019	1,057	1,080	1,129	1,158	1,193	1,206	1,255
Total stockholders' equity	36,991	35,922	34,341	33,649	43,527	44,770	45,837	47,341	50,194	53,180	55,566	58,936
Total liabilities and stockholders' equity	**161,691**	**160,720**	**159,810**	**158,794**	**171,525**	**173,378**	**174,105**	**176,177**	**173,778**	**176,882**	**177,234**	**180,303**

1/25/2012

DRAFT Privileged

Financial Summary - Ener1, Inc.	2013				2013	2014				2014
	31-Mar-13	30-Jun-13	30-Sep-13	31-Dec-13	Total	31-Mar-14	30-Jun-14	30-Sep-14	31-Dec-14	Total
Income Statement (USD in '000s)										
Revenue										
EnerDel	10,734	8,803	7,941	7,941	34,417	28,161	28,161	28,161	28,161	112,644
Ener1 Korea	14,425	14,858	18,319	17,878	65,480	18,822	19,278	19,837	21,217	78,743
Intercompany sales elimination	3,360	3,360	3,833	4,807	16,320	8,410	8,410	5,952	8,410	36,183
Total Revenue	21,799	21,261	20,226	21,212	84,348	40,373	41,027	41,839	42,969	166,253
Cost of Goods Sold										
EnerDel (incl. Dep.)	8,513	8,485	8,430	8,430	33,858	22,255	22,255	22,255	22,255	89,018
Ener1 Korea (incl. Dep.)	13,452	13,722	15,133	15,886	58,193	16,205	18,548	17,276	18,008	68,634
Intercompany costs elimination	3,360	3,360	3,833	4,807	15,360	8,410	8,410	5,952	8,410	36,182
Total Cost of Goods Sold	18,876	18,318	19,930	19,709	76,736	33,050	32,396	33,579	31,853	121,670
Gross Profit										
EnerDel	2,220	1,317	(489)	(489)	2,558	5,906	5,906	5,906	5,906	23,624
Gross Margin	21%	13%	-6%	-6%	7%	21%	21%	21%	21%	21%
Ener1 Korea	973	1,216	1,086	1,893	5,268	2,417	2,730	3,351	3,208	10,706
Gross Margin	7%	8%	7%	11%	8%	13%	14%	12%	15%	14%
Gross Profit	3,193	2,533	597	1,504	7,827	8,323	8,637	8,260	9,116	34,333
Operating Expenses										
SG&A										
EnerDel	2,334	2,231	2,231	2,231	9,025	2,265	2,265	2,265	2,263	9,060
Ener1Korea	2,080	1,840	1,871	1,819	7,723	2,178	1,813	2,049	1,888	8,039
Total SG&A	4,334	4,071	4,292	4,051	16,847	4,443	4,178	4,314	4,153	17,099
R&D and Product Engineering										
EnerDel	3,052	3,006	3,054	3,034	12,186	3,225	3,207	3,231	3,231	12,894
Ener1Korea	29	29	29	29	116	31	31	31	31	124
Total R&D and Product Engineering	3,081	3,044	3,083	3,063	12,270	3,256	3,238	3,262	3,262	13,018
Restructuring Costs	433	373	373	35,363	36,672	-	-	-	-	-
Grant proceeds recognized	675	675	675	-	2,026	-	-	-	-	-
Total Operating Expenses	7,763	6,812	6,942	42,809	63,464	7,699	7,417	7,576	7,417	30,108
EBIT	(3,870)	(4,299)	(6,345)	(41,002)	(54,637)	624	1,220	682	1,699	4,228
EBITDA	(1,864)	(2,277)	(4,096)	(39,321)	(47,576)	2,104	2,716	2,186	3,212	10,219
EBITDAR	(1,521)	(1,904)	(3,652)	(3,828)	(11,504)	2,104	2,716	2,186	3,212	10,219
EnerDel	(1,464)	(2,350)	(4,135)	(5,171)	(13,138)	1,025	1,042	1,018	1,019	4,106
Ener1 Korea	(57)	446	501	1,243	2,133	1,079	1,673	1,167	2,193	6,113
Other (Income) / Expense										
Interest Expense										
E1K interest	324	317	312	319	1,271	324	317	312	319	1,271
GS loan facility	728	681	640	656	2,705	679	641	588	615	2,524
WX1 loan facility	450	450	450	450	1,800	450	450	450	450	1,800
WX2 loan facility	-	-	-	-	-	450	450	450	450	1,800
WC line	397	371	363	308	$289	$126	$102	$108	$185	$480
Total Other	1,506	1,319	1,465	1,485	6,048	2,033	2,050	1,368	2,020	8,667
Earnings before Taxes Consolidated	(5,969)	(5,618)	(7,830)	(42,487)	(61,702)	(1,396)	(839)	(1,316)	(336)	(3,882)
Earnings before Taxes E1U	(4,094)	(4,850)	(6,605)	(42,313)	(57,861)	(1,293)	(1,299)	(1,276)	(1,293)	(5,145)
Earnings before Taxes E1K	(1,472)	(968)	(1,225)	(174)	(3,841)	(118)	470	(43)	970	1,284
Income Taxes E1U	-	-	-	-	-	-	-	-	-	-
Income Taxes E1K	$123	$175	$195	$202	$786	$183	$239	$266	$372	$1,060
Corporate Income taxes	123	175	195	293	786	183	239	266	372	1,060
Net Income	(5,680)	(5,864)	(8,026)	(42,779)	(62,487)	(1,579)	(1,069)	(1,583)	(687)	(4,891)

Financial Summary - Ener1, Inc.	2015				2015	2016				2016
	31-Mar-15	30-Jun-15	30-Sep-15	31-Dec-15	Total	31-Mar-16	30-Jun-16	30-Sep-16	31-Dec-16	Total
Income Statement (USD in '000s)										
Revenue										
EnerDel	43,430	43,430	43,430	43,430	173,880	52,860	52,860	52,860	52,860	211,438
Ener1 Korea	20,718	20,870	21,314	22,066	84,888	21,858	21,441	21,842	22,604	87,745
Intercompany sales elimination	6,743	6,743	6,743	6,743	26,971	6,526	6,526	6,526	6,526	26,111
Total Revenue	57,206	57,547	57,891	58,763	231,796	68,220	67,863	68,304	68,944	273,183
Cost of Goods Sold										
EnerDel (incl. Dep.)	35,451	35,451	35,451	35,451	141,805	43,082	43,082	43,082	43,082	172,328
Ener1 Korea (incl. Dep.)	17,588	17,686	18,187	18,564	71,937	18,354	18,074	18,722	18,927	74,077
Intercompany costs elimination	6,743	6,743	6,743	6,743	26,971	6,526	6,526	6,526	6,526	26,111
Total Cost of Goods Sold	46,297	46,405	46,895	47,272	186,876	54,909	54,909	55,277	55,481	220,294
Gross Profit										
EnerDel	7,969	7,969	7,969	7,969	31,876	9,808	9,808	9,808	9,808	39,231
Gross Margin	18%	18%	18%	18%	18%	19%	19%	19%	19%	18%
Ener1 Korea	3,130	3,272	3,127	3,522	13,051	3,505	3,367	3,120	3,677	13,668
Gross Margin	15%	16%	15%	16%	15%	16%	16%	14%	16%	16%
Gross Profit	11,099	11,244	11,095	11,491	44,926	13,312	13,175	12,927	13,485	52,890
Operating Expenses										
SG&A										
EnerDel	2,300	2,300	2,300	2,300	9,200	2,336	2,336	2,336	2,336	9,344
Ener1Korea	2,253	1,982	2,130	1,958	8,315	2,366	2,106	2,259	2,580	8,841
Total SG&A	4,553	4,282	4,430	4,258	17,513	4,712	4,441	4,596	4,916	18,185
R&D and Product Engineering										
EnerDel	3,310	3,281	3,286	3,296	13,173	3,367	3,348	3,342	3,342	13,399
Ener1Korea	37	37	37	37	148	45	45	44	45	179
Total R&D and Product Engineering	3,347	3,318	3,323	3,333	13,321	3,412	3,393	3,386	3,387	13,578
Restructuring Costs	-	-	-	-	-	-	-	-	-	-
Grant proceeds recognized	-	-	-	-	-	-	-	-	-	-
Total Operating Expenses	7,900	7,611	7,743	7,601	30,836	8,144	7,834	7,982	7,803	31,763
EBIT	3,199	3,630	3,353	3,810	14,091	5,168	5,341	4,945	5,681	21,138
EBITDA	4,283	5,147	4,870	5,429	19,738	6,485	6,660	6,485	7,221	27,052
EBITDAR	4,283	5,147	4,870	5,429	19,738	6,485	6,680	6,485	7,221	27,003
EnerDel	3,026	3,023	3,029	3,029	12,066	4,798	4,815	4,820	4,820	19,261
Ener1 Korea	1,268	2,124	1,841	2,399	7,652	1,700	2,065	1,665	2,401	7,831
Other (Income) / Expense										
Interest Expense										
E1K interest	325	318	313	320	1,277	325	318	313	320	1,277
GS loan facility	628	588	516	521	2,259	540	456	725	385	2,116
WX1 loan facility	450	450	450	450	1,800	450	450	450	450	1,800
WX2 loan facility	450	450	450	450	1,800	450	450	450	450	1,800
WC line	$236	$265	$279	$274	$1,014	$302	$329	$334	$318	$1,273
Total Other	2,068	2,089	2,008	2,025	8,210	2,067	2,030	2,262	1,604	8,266
Earnings before Taxes Consolidated	1,113	1,641	1,344	1,885	5,982	3,101	3,306	2,683	3,781	12,871
Earnings before Taxes E1U	597	607	686	678	2,568	2,363	2,407	2,180	2,549	9,499
Earnings before Taxes E1K	515	934	657	1,207	3,312	738	899	503	1,232	3,372
Income Taxes E1U	-	-	-	-	-	-	-	-	-	-
Income Taxes E1K	$233	$296	$276	$361	$1,169	$248	$320	$297	$411	$1,276
Corporate Income taxes	233	296	276	361	1,169	248	320	287	411	1,276
Net Income	879	1,243	1,067	1,504	4,692	2,852	2,986	2,386	3,370	11,595

1/ 1:2:09 PM

DRAFT Privileged and Confidential

Financial Summary – Ener1, Inc.	Q1	Q2	Q3	Q4	2012 Total
Income Statement (USD in '000s)					
Revenue					
EnerDel	3,340	7,238	10,717	10,448	28,703
Ener1 Korea	8,158	12,222	13,166	16,847	51,402
Intercompany sales elimination	-	1,851	1,601	3,302	7,005
Total Revenue	12,338	17,818	22,831	21,912	84,166
Cost of Goods Sold					
EnerDel (incl. Dep.)	6,238	8,618	10,828	10,814	28,884
Ener1 Korea (incl. Dep.)	8,646	11,667	12,808	14,818	48,883
Intercompany costs elimination	-	1,851	1,601	3,302	7,005
Total Cost of Goods Sold	14,884	18,421	21,848	26,142	81,403
Gross Profit					
EnerDel	(1,880)	(1,378)	(218)	3,434	(31)
Gross Margin	-48%	-19%	-2%	19%	0%
Ener1 Korea	(488)	465	366	2,237	2,718
Gross Margin	-6%	4%	2%	14%	4%
Gross Profit	(2,344)	(913)	88	5,771	2,688
Operating Expenses					
SG&A					
EnerDel	3,261	3,196	3,191	3,190	8,832
Ener1 Korea	1,838	1,764	1,858	1,797	7,234
Total SG&A	4,178	3,960	4,848	3,960	16,108
R&D and Product Engineering					
EnerDel	3,380	3,439	1,833	3,118	10,985
Ener1 Korea	36	26	26	96	182
Total R&D and Product Engineering	3,418	3,466	1,864	3,144	11,869
Restructuring Costs	10,436	1,860	442	853	13,294
Grant proceeds recognized	476	476	476	476	2,701
Total Operating Expense	17,360	7,333	6,842	7,960	37,818
EBIT	(18,894)	(8,237)	(6,784)	(1,330)	(34,108)
EBITDA	(17,844)	(8,206)	(3,784)	744	(37,861)
EBITDAR	(7,311)	(4,703)	(3,161)	1,318	(13,707)
EnerDel					
Ener1 Korea					
Other (Income) / Expense					
Interest Expense					
E1K interest	333	323	311	318	1,276
GS loan facility	-	997	-	763	1,763
WX1 loan facility	450	450	450	450	1,800
WX2 loan facility	-	-	-	-	-
WC line	-	-	37	82	113
Total Other	773	1,771	798	1,618	4,949
Earnings before Taxes Consolidated	(29 633)	(10 067)	(8 542)	(2 848)	(49 965)
Earnings before Taxes E1U	(17,869)	(8,449)	(4,853)	(1,868)	(34,208)
Earnings before Taxes E1K	(2,780)	(1,336)	(1,881)	306	(5,863)
Income Taxes E1U	-	-	-	-	-
Income Taxes E1K	177	398	221	344	854
Corporate Income taxes	177	398	221	348	854
Net Income	(29,848)	(10,218)	(8,784)	(3,097)	(46,823)

1/25/2012

ENER1, INC.
Liquidation Analysis

NOTES TO LIQUIDATION ANALYSIS

Organization and Ownership

Ener1, Inc. (the "Debtor" or "Ener1") is the parent entity for all non-debtor affiliates. The debtor's primary assets are the direct and indirect ownership interests in its subsidiaries and affiliates. The Debtor also is party to a contract for the delivery and installation of grid energy storage units to a foreign customer; the Debtor is dependent on one of its wholly-owned subsidiaries, EnerDel Inc. ("EnerDel"), to fulfill this contract. The collection of receivables under this contract is subject to the successful completion of the contract, which could not be accomplished in the event of liquidation and which would likely result in a substantial claim for damages in the event of non-performance.

Estimated Balances as of February 1, 2012

The estimated balances used in this Liquidation Analysis are the unaudited estimated balances as of a date of February 1, 2012.

Cash and Restricted Cash

It is expected that Ener1's estimated cash and restricted cash of $3.4 million at February 1, 2012 will be fully collectable and can be used to fund the liquidation. Restricted cash of $4.9 million at EnerDel is related to an Indiana State Energy Program (SEP) Grant, which is not available to the Debtor. Restricted cash of $2.9 million at Ener1 Korea is primarily comprised of mandatory balances held by secured lenders of Ener1 Korea and is unlikely to be available to the Debtr in a liquidation.

Accounts Receivable

Accounts Receivable for all the businesses result primarily from the delivery of specialized products under longer term supply contracts and would be subject to offsetting warranty and contract claims. Ener1 and EnerDel receivables are also, to a large extent, due from foreign customers and would be further subject to collection difficulties due to cross jurisdictional issues.

Intercompany Accounts Receivable

Intercompany Accounts are primarily the result of (i) funding provided to subsidiaries by Ener1, and (ii) purchases made by EnerDel and Emerging Power of lithium-ion cells from Ener1 Korea; the receivables of Ener1 Korea are subject to the claims and liens of its lenders.

Prepaid Expenses

Prepaid Expenses include expenses related to the establishment of the Chinese joint venture with Wanxiang EV and raw material for EnerFuel. These expenses have negligible value and would not provide meaningful recoveries in the event of liquidation.

Inventory

Inventories are comprised of raw materials, work-in-progress, and finished goods. Items in raw materials include anode and cathode powder and pre-cursor materials for electrodes, cells, modules, and packs. Work-in-Progress includes partially assembled cells, modules, and packs. Finished goods are completed packs and cells ready for sale. Items such as battery cells and plastics are unique and would have limited value either to general users in the open market or to existing customers in an unfinished state.

Property, Plant & Equipment (PP&E)

Property, Plant & Equipment includes cell and pack manufacturing machinery and equipment such as mixing equipment for cathodes and anodes, coating equipment for cathodes and anodes, slitting and pressing equipment for cathodes and anodes, as well as equipment related to other stages of cell assembly including electrode cutting and cleaning, vacuum drying, stacking and welding, aging, pre-charging, de-gassing, and final formation. Much of this equipment is part of a customized design used by the company that would have limited utility to other battery manufacturers.

Ener1 Korea owns land, buildings, machinery, and equipments. All of the Ener1 Korea tangible assets are subject to secured claims held by Korea Exchange Bank, Woori Bank, and Shinhan Bank.

As part of the American Recovery and Reinvestment Act, EnerDel was awarded a commitment for $118.5 million from the United States Department of Energy (DOE) as part of the Advanced Battery

Manufacturing Initiative ("DOE Grant"), which includes federal funding for competitively awarded cost-shared agreements for manufacturers of advanced batteries and related drive components. Of that $118.5 million, EnerDel has received $57.2 million which was used to fund the purchase and installation of cell manufacturing equipment and related costs. The cell manufacturing operations funded by the DOE Grant are currently still in the process of validation and would require additional funding and more than a year to become operationally complete. The facilities where these cell manufacturing assets are located are leased. Proceeds were used for building cell manufacturing operations in the United States that are not validated or operational. The recovery of proceeds from assets financed with the DOE Grant would be subject to the full claim of the DOE for reimbursement of $57.2 million out of the proceeds of any sale or dispostion of the equipment. For that reason, it is estimated that the liquidation value of these assets is less than the amount of the Grant.

Other tangible assets owned by companies in the group are comprised of leasehold improvements, furniture, computer equipment, computer software, telephones, tooling, and vehicles. We estimate the recovery value of these assets would be less than book value because of their age, used condition, and unique customization for the companies.

Intangibles

Intangibles include intellectual property, including patents and trademarks. Intangibles also include proprietary technology and know-how related to battery packs, cells, and battery management systems (BMS). Intangibles also includes established relationships with leading OEMs in the medical, military, and commercial electronics industries, as well as foreign governments that are expected to result in future sales of additional products, licenses, support, and services. While the company believes that the company's patents and related know-how has considerable value to the ongoing business, these assets would have limited value to industry competitors that manufacture products using their own proprietary technology and know-how. The value of the company's intangible assets was estimated based on the value of the company as a going concern less the book value of the tangible assets.

Other

Other includes equipment deposits, DOE Grant Receivables (see Property, Plant & Equipment), DOE Loan Receivables, Other Receivables, and Deposits. The value of the assets in liquidation would be unrecoverable.

Secured Claims

Secured Claims for EnerDel includes a $6.5 million bridge loan from Goldman Sachs Asset Management, L.P. and Bzinfin S.A. Secured Claims for Ener1 Korea includes working capital lines from Korea Exchange Bank, Woori Bank, and Shinhan Bank.

Administrative and Priority Claims

The cost of liquidation has been conservatively estimated at $1-2 million. This cost would increase considerably in the event that additional disputes arose that needed to be litigated. The costs of liquidation relating to Ener1 Korea are assumed to be net of proceeds from asset sales and collections which are substantially secured by lender claims.

Accounts Payable and Accrued Liabilities

Accounts Payable and Accrued Liabilities for Ener1 Korea and Emerging Power include payables to suppliers, vendors relating to customer contracts, and other administrative items, such as security, legal, etc. Accounts Payable and Accrued Liabilities for EnerDel include $2.0 million of claims for breaking real estate and other leases. Accrued Liabilities for EnerDel are negligible. Accounts Payable and Accrued Liabilities for Ener1, Inc. and EnerFuel include payables for research, development, and commercialization projects.

Unsecured Debt

Estimated unsecured Debt includes senior unsecured notes, convertible notes held by ITOCHU, and the unpaid balance of a line of credit provided by Bzinfin. In addition, we estimate additional legal fees that the unsecured lenders have incurred to date.

Intercompany Claims

Intercompany Claims for EnerDel include $297.9 million of claims due to Ener1, Inc. and $4.6 million of claims due to Ener1 Korea. Intercompany Claims for Emerging Power include $6.2 million of claims due to Ener1 Korea.

Ener1 and Subsidiaries Liquidation Analysis
Draft - Subject to Change
Privileged and Confidential
USD in 000's
1/26/2012

	Ener1			Enerdel			Enerfuel			Ener1 Korea			Emerging Power		
	Est. Bal.	Recovery		Est. Bal.	Recovery		Est. Bal.	Recovery		Est. Bal.	Recovery		Est. Bal.	Recovery	
	2/1/2012	Low	High	2/1/2012	Low	High	2/1/2012	Low	High	2/1/2012	Low	High	2/1/2012	Low	High
Cash and Restricted Cash [3]	$3,360	$3,360	$3,360	$5,820	$907	$907	$173	$173	$173	$3,817	$3,817	$3,817	$880	$880	$880
Recovery Percentage		100%	100%		16%	16%		100%	100%		100%	100%		100%	100%
Accounts Receivable	12,050	-	-	1,354	-	677	166	42	83	1,236	742	989	5,594	3,356	4,475
Recovery Percentage		0%	0%		0%	50%		25%	50%		60%	80%		60%	80%
Intercompany Accounts Receivable	357,883	11,106	17,789							10,795	2,875	4,312			
Recovery Percentage		3%	5%								25%	40%			
Prepaid Expenses	5,458	-	-	700	-	-	140	-	-	25	6	12	250	63	125
Recovery Percentage		0%	0%		0%	0%		0%	0%		25%	50%		25%	50%
Inventory	-	-	-	12,770	1,331	2,441	-	-	-	9,739	1,066	1,702	4,878	1,419	1,903
Recovery Percentage					10%	19%					11%	17%		29%	39%
PP&E	107	-	-	99,079	18,376	27,564	77	8	16	25,260	9,000	13,000	-	-	-
Equipment Financed by DOE				57,165	11,433	17,149									
Non-DOE-Financed PP&E				41,914	6,943	10,415									
Recovery Percentage					17%	25%									
Intangibles	-	-	-	2,811	2,108	3,514	-	-	-	68	100	200	-	-	-
Recovery Percentage					75%	125%					0%	0%			
Other [4]	2,500	15	1,211	63,391	323	645	13	4	9	44	26	35	-	-	-
Recovery Percentage		1%	48%		1%	1%		33%	66%		60%	80%			
Total Proceeds	$381,358	$14,481	$22,359	$128,760	$11,811	$18,599	$570	$227	$280	$50,984	$17,432	$24,068	$11,602	$5,717	$7,383
Secured Claims	7,000	7,000	7,000	-	-	-	-	-	-	20,519	17,432	20,519	3,000	3,000	3,000
Recovery Percentage		100%	100%								85%	100%		100%	100%
Administrative and Priority Claims	-	2,000	1,000	-	-	-	-	-	-	-	-	-	-	-	-
Cash Available for Unsecured Claims		$5,481	$14,359		$11,811	$18,599		$227	$280		-	$3,549		$2,717	$4,383
Accounts Payable and Accured Liabilities	625	40	106	9,000	335	537	166	1	2	4,920	-	2,369	530	213	344
Unsecured Debt	84,000	5,440	14,253	-	-	-	-	-	-	2,452	-	1,180	-	-	-
Intercompany Claims	-	-	-	302,547	11,276	18,061	27,340	225	279	-	-	-	6,225	2,504	4,039
Total Unsecured Claims	$84,625	$5,481	$14,359	$311,547	$11,811	$18,599	$27,506	$227	$280	$7,372	-	$3,549	$6,755	$2,717	$4,383
Surplus/Deficiency		($70,145)	($62,266)		($299,936)	($292,949)		($27,279)	($27,226)		($10,060)	($3,823)		($4,038)	($2,372)
Recovery % Unsecured Claims		6.5%	17.0%		3.7%	6.0%		0.8%	1.0%		0.0%	48.1%		40.2%	64.9%

Notes and Key Assumptions

1. The liquidation is assumed to occur in Chapter 7 beginning February 1, 2012.
2. Subsidiaries with deminimus asset value and negligible impact on recoveries to Ener1 creditors are not presented. These subsidiaries include NanoEner, Ener1 Europe and Ener1 Japan.
3. Enerdel restricted cash totals $4.9mm, including cash received in advance of expenditures under the Indiana SEP grant.
4. Other for Ener1 includes recovery on convertible note from Ener1 Korea.
5. Liquidation values and estimated claims are based on management's analysis.
6. The liquidation proceeds available to EnerDel creditors from assets purchased with DOE grant are net of the amount subject to the DOE claim.

ENER1 INC AND SUBS
CONSOLIDATED BALANCE SHEETS

		Septmber 30, 2011
ASSETS		
Current assets		
Cash and cash equivalents	$	10,142
Restricted cash		9,458
Accounts receivable, net of allowance of $14,441 and $444		9,553
Grant proceeds receivable		340
Inventories, net of provision for obsolescence of $1,080 and $932		28,193
Prepaid expenses and other current assets		31,851
Total current assets		89,537
Deferred financing costs, net of amortization of $1,057 and $3,212		3,000
Property and equipment, net of accumulated depreciation of $21,232 and $15,589		124,134
Intangible assets, net of accumulated amortization of $5,801 and $4,868		9,885
Other		1,464
Total assets	$	228,020
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities		
Accounts payable and accrued expenses	$	24,071
Deferred grant proceeds, current portion		922
Deferred revenue		22,117
Income taxes payable		113
Current portion of capital leases and other debt obligations		43,584
Total current liabilities		90,807
Deferred grant proceeds, less current portion		39,594
Derivative and financial instruments		4,364
Long-term debt		42,581
Other long-term liabilities		2,077
Deferred income tax liabilities		169
Total liabilities		179,592
Commitments and contingencies		
Stockholders' equity		
Common stock, $0.01 par value, 300,000,000 shares authorized, 175,395,069 and 163,769,700 issued and outstanding		1,971
Paid in capital		648,918
Accumulated other comprehensive income		5,345
Accumulated deficit		(609,483)
Total Ener1, Inc. stockholders' equity		46,751
Noncontrolling interests		1,677
Total stockholders' equity		48,428
Total liabilities and stockholders' equity	$	228,020

ENER1 INC
BALANCE SHEET
$ '000

	Balance Sheet @ 2/29/2012
ASSETS	
Current assets	
Cash and cash equivalents	8,819
Restricted cash	4,013
Accounts receivable, net of allowance	15,671
Inventories, net of provision for obsolescence	24,770
Prepaid expenses and other current assets	2,050
Total current assets	60,827
Deferred financing costs, net of amortization	
Property and equipment, net of accumulated depreciation	67,729
Intangible assets, net of accumulated amortization	9,885
Investment in unconsolidated entity	24,000
Other	2,405
Total assets	**164,846**
LIABILITIES AND STOCKHOLDERS' EQUITY	0
Current liabilities	
Accounts payable and accrued expenses	5,289
Income taxes payable	113
Total current liabilities	5,402
Deferred grant proceeds, less current portion	40,066
Long-term debt	88,202
Other long-term liabilities	2,077
Total liabilities	**135,746**
Stockholders' equity	
Common stock	1,969
Paid in capital	654,961
Common stock	630,881
Preferred stock	24,080
Accumulated other comprehensive income	5,345
Accumulated deficit	(634,734)
Total Ener1, Inc. stockholders' equity	27,541
Noncontrolling interests	1,558
Total stockholders' equity	29,100
Total liabilities and stockholders' equity	**164,846**

EXHIBIT D

JOINDER

This Joinder to the Restructuring, Lockup and Plan Support Agreement, dated as of January 25, 2012, by and among Ener1, Inc., and the Consenting Lenders signatory thereto (the “Agreement”), is executed and delivered by  (the “Joining Party”) as of                        , 2012.  Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.           Agreement to be Bound.  The Joining Party hereby agrees to be bound by all of the terms of the Agreement, attached to this Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time).  The Joining Party shall hereafter be deemed to be a “Consenting Lender” and a “Party” for all purposes under the Agreement with respect to the Debt (and the related Claims) set forth below its name on the signature page hereto.

2.           Representations and Warranties.  With respect to the Debt or Claims and/or any other pre-petition and/or post-petition claims against the Debtor set forth below its name on the signature page hereof, the Joining Party hereby makes the representations and warranties of the Consenting Lenders set forth in the Agreement to each other Party to the Agreement.

3.           Notices.  For purposes of notices and other communications to be delivered to the Joining Party the addresses and facsimile numbers are set forth below.

4.           Governing Law.  This Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Exhibit D

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[JOINING PARTY]

By:
Name:
Title:

Principal Amount of Debt Held

Notice Address:

With a Copy to:

Acknowledged

Signature Page to Joinder

EXHIBIT E

FORM OF BALLOT

Class 3 Ballot

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

NO CHAPTER 11 CASE HAS BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS BALLOT.

UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

In re: ENER1, INC.,1 Debtor.	Chapter 11 Case No.: 12-

BALLOT FOR ACCEPTING OR REJECTING THE DEBTOR’S
PREPACKAGED PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE2
(Class 3:  SENIOR NOTE CLAIMS)

This ballot (the “Ballot”) is being sent to you by Ener1, Inc. (the “Debtor”) because its records indicate that as of January 24, 2012 (the “Voting Record Date”), you are a holder of a Claim in Class 3 or an authorized signatory for a holder of a Claim in Class 3, which consists of Claims arising in connection with: (i) the Tranche A 8.25% Senior Notes, due July 1, 2013, in the principal amount of $28,094,214, and (ii) the Tranche B 8.25% Senior Notes, due July 1, 2013, in the principal amount of $29,250,000, which were issued pursuant to the Waiver, Amendment, and Exchange Agreement, dated September 9, 2011, by and among the Debtor, Liberty Harbor Special Investments, LLC, Goldman Sachs Palmetto State Credit Fund, L.P., Whitebox Multi Strategy Partners, L.P., Whitebox Concentrated Convertible Arbitrage Partners L.P., Pandora Select Partners, L.P., Whitebox Credit Arbitrage Partners, L.P., and Whitebox Special Opportunities Fund LP, Series B, as may have been amended or supplemented, plus all accrued interest thereon and all other obligations due thereunder.

The Debtor has proposed the Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”).  Pursuant to the Plan, holders of Senior Note Claims have the right to vote to accept or reject the Plan.  The rights of holders of Senior Note Claims are described in the Disclosure Statement in Connection with the Prepetition Solicitation of Votes in Respect of the Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”).  The Plan and Disclosure Statement are included in the packet you are receiving with this Ballot (the “Solicitation Package”).

If the Debtor files the Chapter 11 Case, the Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in each class that is entitled to vote on the Plan and if it otherwise satisfies the requirements of section 1129 of the Bankruptcy Code.

You should review the Solicitation Package in its entirety before completing this Ballot.  You may wish to seek advice concerning the Plan and the classification and treatment of Senior Note Claims in Class 3 under the Plan.  This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.

1           The last four digits of the Debtor’s federal tax identification number are 9377.
2           Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

IMPORTANT

THIS BALLOT MUST BE ACTUALLY RECEIVED BY THE DEBTOR BEFORE 5:00 P.M. (EASTERN STANDARD TIME) ON FEBRUARY 9, 2012 (THE “VOTING DEADLINE”).  IF THE DEBTOR DOES NOT RECEIVE YOUR BALLOT BY THE VOTING DEADLINE, AND IF THE VOTING DEADLINE IS NOT EXTENDED, YOUR VOTE WILL NOT COUNT AS EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, THE PLAN WILL BIND YOU REGARDLESS OF WHETHER YOU VOTE TO ACCEPT OR REJECT THE PLAN.

THE DEBTOR INTENDS TO FILE THE CHAPTER 11 CASE ON THE EARLIER OF (I) THE DAY AFTER THE VOTING DEADLINE, OR (II) THE DATE WHEN ALL CREDITORS WHO ARE ELIGIBLE TO VOTE HAVE RETURNED BALLOTS.

HOW TO VOTE

1.	COMPLETE ITEM 1 AND ITEM 2.

2.	REVIEW THE CERTIFICATIONS CONTAINED IN ITEM 3.

3.	SIGN THE BALLOT.

4.	RETURN THE BALLOT BY EITHER (i) ELECTRONIC MAIL, OR (ii) HAND DELIVERY TO THE FOLLOWING ADDRESS:

Michael J. Venditto, Esq.
Reed Smith, LLP
599 Lexington Avenue
New York, NY 10022
Email: mvenditto@reedsmith.com

5.	YOU MUST VOTE ALL YOUR SENIOR NOTES EITHER TO ACCEPT OR TO REJECT THE PLAN AND MAY NOT SPLIT YOUR VOTE.

Item 1.   Principal Amount of Senior Notes Voted.  The undersigned certifies that as of the Voting Record Date, the undersigned was the beneficial owner of Senior Notes in the following aggregate unpaid principal amount (insert amount in the box below):

$

Item 2.  Vote.  The beneficial owner of the Senior Notes identified in Item 1 votes as follows (check one box only--if you do not check a box your vote will not be counted):

□ to Accept the Plan.                                           □ to Reject the Plan.

Item 3.   Authorization.  By returning this Ballot, the beneficial owner of the Senior Notes identified in Item 1 certifies that it (a) has full power and authority to vote to accept or reject the Plan with respect to the Senior Notes listed in Item 1, (b) was the beneficial owner of the Senior Notes described in Item 1 on the Voting Record Date, and (c) has received a copy of the Disclosure Statement (including the exhibits thereto) and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

Name:
(Print or Type)
Social Security or Federal Tax I.D. No.:
(Optional)
Signature:
By:
(If Appropriate)
Title:

(If Appropriate)
Street Address:
City, State, Zip Code:
Telephone Number:	( )
Date Completed:

No fees, commissions, or other remuneration will be payable to any broker, dealer, or other person for soliciting votes on the Plan.  This Ballot shall not constitute or be deemed a proof of claim or equity interest or an assertion of a claim or equity interest.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR REQUIRE A REPLACEMENT BALLOT, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT, PLEASE CALL THE DEBTOR’S COUNSEL AT 212-205-6081.

Class 4 Ballot

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

NO CHAPTER 11 CASE HAS BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS BALLOT.

UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

In re: ENER1, INC.,3 Debtor.	Chapter 11 Case No.: 12-

BALLOT FOR ACCEPTING OR REJECTING THE DEBTOR’S
PREPACKAGED PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE4
(Class 4:  CONVERTIBLE NOTE CLAIMS)

This ballot (the “Ballot”) is being sent to you by Ener1, Inc. (the “Debtor”) because its records indicate that as of January 24, 2012 (the “Voting Record Date”), you are the holder of a Claim in Class 4 or an authorized signatory for a holder of a Claim in Class 4, which consists of claims arising in connection with the 6% Senior Convertible Notes, due August 27, 2015, issued by the Debtor pursuant to a Note Purchase Agreement, dated August 27, 2010, in the aggregate principal amount of $10,000,000, plus accrued and unpaid interest, fees and costs (“Convertible Note Claims”).

The Debtor has proposed a Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”).  Pursuant to the Plan, holders of Convertible Note Claims have the right to vote to accept or reject the Plan.  The rights of holders of Convertible Note Claims are described in the Disclosure Statement in Connection with the Prepetition Solicitation of Votes in Respect of the Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”).  The Plan and Disclosure Statement are included in the packet you are receiving with this Ballot (the “Solicitation Package”).

If the Debtor files a Chapter 11 case, the Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in each class that is entitled to vote on the Plan and if it otherwise satisfies the requirements of section 1129 of the Bankruptcy Code.

You should review the Solicitation Package in its entirety before completing this Ballot.  You may wish to seek advice concerning the Plan and the classification and treatment of Convertible Note Claims in Class 4 under the Plan.  This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.

1           The last four digits of the Debtor’s federal tax identification number are 9377.
2           Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

IMPORTANT

THIS BALLOT MUST BE ACTUALLY RECEIVED BY THE DEBTOR BEFORE 5:00 P.M. (EASTERN STANDARD TIME) ON FEBRUARY 9, 2012 (THE “VOTING DEADLINE”).  IF THE DEBTOR DOES NOT RECEIVE YOUR BALLOT BY THE VOTING DEADLINE, AND IF THE VOTING DEADLINE IS NOT EXTENDED, YOUR VOTE WILL NOT COUNT AS EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, THE PLAN WILL BIND YOU REGARDLESS OF WHETHER YOU VOTE TO ACCEPT OR REJECT THE PLAN.

THE DEBTOR INTENDS TO FILE THE CHAPTER 11 CASE ON THE EARLIER OF (I) THE DAY AFTER THE VOTING DEADLINE, OR (II) THE DATE WHEN ALL CREDITORS WHO ARE ELIGIBLE TO VOTE HAVE RETURNED BALLOTS.

HOW TO VOTE

1.	COMPLETE ITEM 1 AND ITEM 2.

2.	REVIEW THE CERTIFICATIONS CONTAINED IN ITEM 3.

3.	SIGN THE BALLOT.

4.	RETURN THE BALLOT BY EITHER (i) ELECTRONIC MAIL, OR (ii) HAND DELIVERY TO THE FOLLOWING ADDRESS:

Michael J. Venditto, Esq.
Reed Smith, LLP
599 Lexington Avenue
New York, NY 10022
Email: mvenditto@reedsmith.com

5.	YOU MUST VOTE ALL YOUR CONVERTIBLE NOTES EITHER TO ACCEPT OR TO REJECT THE PLAN AND MAY NOT SPLIT YOUR VOTE.

Item 1.   Principal Amount of Convertible Notes Voted.  The undersigned certifies that as of the Voting Record Date, the undersigned was the beneficial owner of Convertible Notes in the following aggregate unpaid principal amount (insert amount in the box below):

$

Item 2.   Vote.  The beneficial owner of the Convertible Notes identified in Item 1 votes as follows (check one box only--if you do not check a box your vote will not be counted):

□ to Accept the Plan.                                           □ to Reject the Plan.

Item 3.   Authorization.  By returning this Ballot, the beneficial owner of the Convertible Notes identified in Item 1 certifies that it (a) has full power and authority to vote to accept or reject the Plan with respect to the Convertible Notes listed in Item 1, (b) was the beneficial owner of the Convertible Notes described in Item 1 on the Voting Record Date, and (c) has received a copy of the Disclosure Statement (including the exhibits thereto) and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

Name:
(Print or Type)
Social Security or Federal Tax I.D. No.:
(Optional)
Signature:
By:
(If Appropriate)
Title:

(If Appropriate)
Street Address:
City, State, Zip Code:
Telephone Number:	( )
Date Completed:

No fees, commissions, or other remuneration will be payable to any broker, dealer, or other person for soliciting votes on the Plan.  This Ballot shall not constitute or be deemed a proof of claim or equity interest or an assertion of a claim or equity interest.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR REQUIRE A REPLACEMENT BALLOT, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT, PLEASE CALL THE DEBTOR’S COUNSEL AT 212-205-6081.

Class 5 Ballot

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR ADVICE, OR TO MAKE ANY REPRESENTATION, OTHER THAN WHAT IS INCLUDED IN THE MATERIALS MAILED WITH THIS BALLOT.

NO CHAPTER 11 CASE HAS BEEN COMMENCED AS OF THE DATE OF THE DISTRIBUTION OF THIS BALLOT.

UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

In re: ENER1, INC.,5 Debtor.	Chapter 11 Case No.: 12-

BALLOT FOR ACCEPTING OR REJECTING THE DEBTOR’S
PREPACKAGED PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE6
 (Class 5:  LINE OF CREDIT CLAIMS)

This ballot (the “Ballot”) is being sent to you by Ener1, Inc. (the “Debtor”) because its records indicate that as of January 24, 2012 (the “Voting Record Date”), you are a holder of claims arising under the Line of Credit Agreement, dated June 29, 2011, as amended, by and between the Debtor and Bzinfin S.A., which established a line of credit for the Debtor in the aggregate principal amount of $15,000,000, as may have been amended or supplemented from time to time (the “Line of Credit Claims”).

The Debtor has proposed a Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”).  Pursuant to the Plan, holders of the Line of Credit Claims have the right to vote to accept or reject the Plan.  The rights of holders of the Line of Credit Claims are described in the Disclosure Statement in Connection with the Prepetition Solicitation of Votes in Respect of the Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Disclosure Statement”).  The Plan and Disclosure Statement are included in the packet you are receiving with this Ballot (the “Solicitation Package”).

If the Debtor files a Chapter 11 case, the Plan can be confirmed by the Bankruptcy Court and thereby made binding upon you if it is accepted by the holders of two-thirds in amount and more than one-half in number of claims in each class that is entitled to vote on the Plan and if it otherwise satisfies the requirements of section 1129 of the Bankruptcy Code.

You should review the Solicitation Package in its entirety before completing this Ballot.  You may wish to seek advice concerning the Plan and the classification and treatment of Line of Credit Claims in Class 5 under the Plan.  This Ballot is not a letter of transmittal and may not be used for any purpose other than to cast votes to accept or reject the Plan.

1           The last four digits of the Debtor’s federal tax identification number are 9377.
2           Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

IMPORTANT

THIS BALLOT MUST BE ACTUALLY RECEIVED BY THE DEBTOR BEFORE 5:00 P.M. (EASTERN STANDARD TIME) ON FEBRUARY 9, 2012 (THE “VOTING DEADLINE”).  IF THE DEBTOR DOES NOT RECEIVE YOUR BALLOT BY THE VOTING DEADLINE, AND IF THE VOTING DEADLINE IS NOT EXTENDED, YOUR VOTE WILL NOT COUNT AS EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN.

IF THE BANKRUPTCY COURT CONFIRMS THE PLAN, THE PLAN WILL BIND YOU REGARDLESS OF WHETHER YOU VOTE TO ACCEPT OR REJECT THE PLAN.

THE DEBTOR INTENDS TO FILE THE CHAPTER 11 CASE ON THE EARLIER OF (I) THE DAY AFTER THE VOTING DEADLINE, OR (II) THE DATE WHEN ALL CREDITORS WHO ARE ELIGIBLE TO VOTE HAVE RETURNED BALLOTS.

HOW TO VOTE

1.	COMPLETE ITEM 1 AND ITEM 2.

2.	REVIEW THE CERTIFICATIONS CONTAINED IN ITEM 3.

3.	SIGN THE BALLOT.

4.	RETURN THE BALLOT BY EITHER (i) ELECTRONIC MAIL, OR (ii) HAND DELIVERY TO THE FOLLOWING ADDRESS:

Michael J. Venditto, Esq.
Reed Smith, LLP
599 Lexington Avenue
New York, NY 10022
Email: mvenditto@reedsmith.com

5.	YOU MUST VOTE ALL YOUR LINE OF CREDIT CLAIMS EITHER TO ACCEPT OR TO REJECT THE PLAN AND MAY NOT SPLIT YOUR VOTE.

Item 1.   Principal Amount of Line of Credit Claims Voted.  The undersigned certifies that as of the Voting Record Date, the undersigned was the beneficial owner of the Line of Credit Claim in the following aggregate unpaid principal amount (insert amount in the box below).

$

Item 2.   Vote.  The beneficial owner of the Line of Credit Claims identified in Item 1 votes as follows (check one box only--if you do not check a box your vote will not be counted):
□ to Accept the Plan.                                           □ to Reject the Plan.

Item 3.   Authorization.  By returning this Ballot, the beneficial owner of the Line of Credit Claims identified in Item 1 certifies that it (a) has full power and authority to vote to accept or reject the Plan with respect to the Line of Credit Claims listed in Item 1, (b) was the beneficial owner of the Line of Credit Claims described in Item 1 on the Voting Record Date, and (c) has received a copy of the Disclosure Statement (including the exhibits thereto) and understands that the solicitation of votes for the Plan is subject to all the terms and conditions set forth in the Disclosure Statement.

Bzinffin, S.A.

Signature:
By:
(Type of Print Name)

Title:

Street Address:
City, State, Zip Code:
Telephone Number:	( )

Date Completed:

No fees, commissions, or other remuneration will be payable to any broker, dealer, or other person for soliciting votes on the Plan.  This Ballot shall not constitute or be deemed a proof of claim or equity interest or an assertion of a claim or equity interest.

IF YOU HAVE ANY QUESTIONS REGARDING THIS BALLOT OR REQUIRE A REPLACEMENT BALLOT, OR IF YOU NEED A BALLOT OR ADDITIONAL COPIES OF THE DISCLOSURE STATEMENT, PLEASE CALL THE DEBTOR’S COUNSEL AT 212-205-6081.

EXHIBIT F

DIP LOAN AGREEMENTS

DEBTOR IN POSSESSION LOAN AGREEMENT

by and among

ENER1, INC.
as Borrower

and

BZINFIN S.A.,
as Lender

and

BZINFIN S.A.,
as Agent

Dated as of January __, 2012

I.	DEFINITIONS		2
	1.1	General Terms	2
II.	LOAN, INTEREST AND PAYMENTS		2
	2.1	The Loan; the Notes	2
	2.2	Procedures for Requesting Revolving Advances.	2
	2.3	Interest	3
	2.4	Promise to Pay; Payments	3
	2.5	Taxes and Other Charges	4
	2.6	Use of Proceeds	4
	2.7	Voluntary Prepayment; Reduction of the Maximum Amount; Termination of the Commitments by the Borrower.	4
	2.8	Revolving Advances to Pay Obligations.	5
	2.9	Grants, Rights and Remedies.	5
	2.10	Perfection.	5
	2.11	[Intentionally Omitted]	5
	2.12	Waiver of Claims to Surcharge	5
III.	OTHER CHARGES AND FEES		6
	3.1	Computation of Fees; Lawful Limits	6
IV.	CONDITIONS PRECEDENT		6
	4.1	Conditions Precedent the Initial Revolving Advance	6
	4.2	Conditions Precedent All Revolving Advances.	8
V.	REPRESENTATIONS AND WARRANTIES		9
	5.1	Organization and Authority	9
	5.2	Loan Documents	9
	5.3	Subsidiaries, Capitalization and Ownership Interests	10
	5.4	Properties	10
	5.5	Other Agreements	10
	5.6	Litigation	10
	5.7	Hazardous Materials	11
	5.8	Tax Returns; Governmental Reports	11
	5.9	Financial Statements and Reports	11
	5.10	Compliance with Law; Business	11

i

	5.11	Licenses and Permits; Labor	12
	5.12	No Default	12
	5.13	Disclosure	12
	5.14	Existing Indebtedness; Investments, Guarantees and Certain Contracts	12
	5.15	Insurance	12
	5.16	Budget	12
	5.17	Financing Statements	13
	5.18	Administrative Priority; Lien Priority	13
	5.19	Appointment of Trustee or Examiner; Liquidation	13
	5.20	The Chapter 11 Case	13
VI.	AFFIRMATIVE COVENANTS		14
	6.1	Compliance with Budget	14
	6.2	Reports and Other Information	14
	6.3	Conduct of Business and Maintenance of Existence and Assets	15
	6.4	Compliance with Legal and Other Obligations	15
	6.5	Insurance	16
	6.6	Books and Records	16
	6.7	Inspection; Periodic Audits	16
	6.8	Environmental Covenants	17
	6.9	Further Assurances	17
VII.	NEGATIVE COVENANTS		17
	7.1	Indebtedness	17
	7.2	Liens	18
	7.3	Investments and Investment Property; Subsidiaries	18
	7.4	Dividends; Redemptions; Equity	19
	7.5	Transactions with Affiliates	19
	7.6	Charter Documents; Fiscal Year; Dissolution	19
	7.7	Transfer of Assets	19
	7.8	Payment on Indebtedness and Other Obligations.	19
	7.9	Financing Orders; Administrative Priority; Lien Priority; Payment of Claims	20

VIII.	EVENTS OF DEFAULT		20
IX.	RIGHTS AND REMEDIES AFTER DEFAULT		24
	9.1	Rights and Remedies	24
	9.2	Application of Proceeds	25
	9.3	Lender as a Party-in-Interest	25
	9.4	Standstill and Funding Upon an Event of Default.	25
	9.5	Credit Bids.	26
	9.6	Application of Payments to Obligations; Application of Proceeds of Collateral.	26
	9.7	Rights and Remedies not Exclusive	26
X.	AGENT PROVISIONS		26
	10.1	Appointment of Agent.	26
	10.2	Nature of Duties of Agent.	27
	10.3	Lack of Reliance on Agent.	27
	10.4	Certain Rights of Agent.	28
	10.5	Reliance by Agent.	28
	10.6	Indemnification of Agent.	28
	10.7	Agent in its Individual Capacity.	29
	10.8	Holders of Notes.	29
	10.9	Successor Agent.	29
	10.10	Collateral Matters.	29
	10.11	Actions with Respect to Defaults.	31
	10.12	Demand.	31
XI.	WAIVERS AND JUDICIAL PROCEEDINGS		31
	11.1	Waivers	31
	11.2	Delay; No Waiver of Defaults	31
	11.3	Jury Waiver	31
	11.4	Amendment and Waivers	32
	11.5	Waivers of Claims; Consequential and Punitive Damages	32
	11.6	Third Party Beneficiaries	32
XII.	EFFECTIVE DATE AND TERMINATION		33
	12.1	Effectiveness and Termination	33
	12.2	Survival	33

XIII.	MISCELLANEOUS		33
	13.1	Governing Law; Jurisdiction; Service of Process; Venue	33
	13.2	Successors and Assigns; Assignments	33
	13.3	Application of Payments	34
	13.4	Indemnity	34
	13.5	Notice	35
	13.6	Severability; Captions; Counterparts; Facsimile Signatures	35
	13.7	Expenses	35
	13.8	Entire Agreement	36
	13.9	Set Off	36

DEBTOR IN POSSESSION LOAN AGREEMENT

THIS DEBTOR IN POSSESSION LOAN AGREEMENT (this “Agreement”) dated as of January __, 2012, is entered into by and among ENER1, INC., a Florida corporation, a debtor and debtor-in-possession pursuant to Chapter 11 of Title 11 of the United States Code (“Borrower”), Bzinfin S.A. (“Bzinfin”) and together with any other Person that may become a lender hereunder after the date hereof pursuant to Section 13.2(a) hereof, each a “Lender” and collectively, the “Lenders”), and Bzinfin, as agent (“Agent”) for the Lenders.

WHEREAS, on November 16, 2011 the Borrower, Bzinfin, Liberty Harbor Special Investments, LLC (“LHSI”) and Goldman Sachs Palmetto State Credit Fund, L.P. (“GSPSCF”, together with LHSA, the “GS Funds” and, collectively with Bzinfin, the “Pre-Petition Lenders”)) , and the Agent entered into a certain Loan Agreement pursuant to which the Pre-Petition Lenders made available to Borrower a loan in an aggregate principal amount of $4,500,000 (as amended from time to time prior to the date hereof, the “Pre-Petition Credit Agreement”) and the Borrower is indebted to the Pre-Petition Lenders for, certain prepetition loans, advances and other amounts thereunder (including, without limitation, accrued but unpaid interest (including default interest), fees and expenses, collectively, the “Pre-Petition Obligations”);

WHEREAS, on January __, 2012 (the “Petition Date”), the Borrower commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Case”), and the Borrower has retained possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its business as a debtor-in-possession;

WHEREAS, the Borrower is unable to obtain funds or credit on more favorable terms than the terms provided hereunder;

WHEREAS, the Borrower has asked the Lenders to make post-petition loans and advances to the Borrower consisting of a debtor-in-possession credit facility in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

WHEREAS, the Lenders are willing to provide such financing, subject to the terms and conditions set forth herein, including that all of the Obligations hereunder and under the other Loan Documents constitute allowed superpriority administrative expense claims pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code in the Chapter 11 Case and are secured by a priming first priority lien on substantially all of Borrower’s assets and property, in each case as set forth herein and in the Financing Orders.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, Borrower, Lenders and Agent hereby agree as follows:

1

I.	DEFINITIONS

1.1	General Terms

For purposes of the Loan Documents, in addition to the definitions above and elsewhere in this Agreement or the other Loan Documents, the terms listed in Exhibit A hereto shall have the meanings given such terms in Exhibit A, which is incorporated herein and made a part hereof.  Unless otherwise specified herein or in Exhibit A, this Agreement and any agreement or contract referred to herein or in Exhibit A shall mean such agreement as modified, amended or supplemented from time to time.

II.	LOAN, INTEREST AND PAYMENTS

2.1	The Loan; the Notes

The Lenders agree, subject to the terms and conditions of this Agreement and the Financing Orders, to make advances (“Revolving Advances”) to the Borrower from time to time from the Closing Date to and until (but not including) the Termination Date in an amount not in excess of the Maximum Amount (the “Loan”). The Lenders shall have no obligation to make a Revolving Advance to the extent that the amount of the requested Revolving Advance plus the aggregate amount of the outstanding Revolving Advances exceed the Maximum Amount. The Borrower’s obligation to pay the Revolving Advances may be evidenced by the Notes and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.7, and reborrow.

Each Lender’s obligation to fund each Revolving Advance shall be limited to such Lender’s Commitment Percentage, and no Lender shall have any obligation to fund any portion of any Revolving Advance required to be funded by any other Lender, but not so funded.  If requested by a Lender, its portion of the Loan shall be evidenced by a promissory note substantially in the form of Exhibit B hereto (each, a “Note” and collectively, the “Notes”), issued by the Borrower to the order of such Lender in the amount of such Lender’s Commitment.

2.2	Procedures for Requesting Revolving Advances.

The Borrower shall comply with the following procedures in requesting Revolving Advances:

(a)           The Borrower shall request each Revolving Advance so that it is received by the Agent not later than 1:00 PM (NY Time) at least three (3) Business Days in advance of the Business Day on which the Revolving Advance is to be made. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Agent, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Borrower if so requested by the Agent, by (i) an officer of the Borrower; or (ii) a Person designated as the Borrower’s agent by an officer of the Borrower in a writing delivered to the Agent; or (iii) a Person whom the Agent reasonably believes to be an officer of the Borrower or such a designated agent.

2

(b)           Alex Sorokin or another officer reasonably acceptable to the Agent shall confirm in writing, substantially in the form of Exhibit F hereto, that each request for a Revolving Advance is accurate, necessary and correct in conformance with the Budget. The Borrower shall repay all Revolving Advances even if the Lender does not receive such confirmation and even if the Person requesting a Revolving Advance was not in fact authorized to do so.

(c)           Any request for a Revolving Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(d)           Upon fulfillment of the applicable conditions set forth in Article IV, the Lenders shall promptly disburse the proceeds of the requested Revolving Advance in accordance with the Borrower’s instructions.

2.3	Interest

The unpaid principal balance of the Loan shall bear interest at a rate equal to LIBOR plus the Applicable Margin.  Interest shall be payable in arrears, in cash, on the each Interest Payment Date.  Interest shall be calculated on the basis of a 360-day year.  Upon the occurrence and continuance of an Event of Default, any amounts outstanding on account of the Loan shall bear interest at the rate equal to the rate otherwise applicable thereto plus an additional two percent (2.0%) per annum (the “Default Rate”), and such interest shall be payable on demand.

2.4	Promise to Pay; Payments

Borrower, absolutely and unconditionally promises to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable hereunder or under any other Loan Document, without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, or any other event.  Any payments made by Borrower shall be made only by wire transfer, without offset, deduction or counterclaim of any kind, in Dollars, in immediately available funds to such account as may be indicated in writing by Agent or each Lender to Borrower from time to time.  Any such payment received after 2:00 p.m. New York City time on any date shall be deemed received on the following Business Day.  Whenever any payment hereunder shall be stated to be due or shall become due and payable on a day other than a Business Day, the due date thereof shall be extended to, and such payment shall be made on, the next succeeding Business Day, and such extension of time in such case shall be included in the computation of payment of any interest (at the interest rate then in effect during such extension) and/or fees, as the case may be.  The unpaid principal amount of the Loan and all other Obligations (including, without limitation, all accrued and unpaid interest) shall be due and payable in full, and the Notes shall mature, on the Repayment Date, provided, however, upon the Effective Date of the Plan (i) Borrower shall have the right to repay the principal amount of the Obligations by issuing and distributing to the Lenders preferred shares of the reorganized Borrower and (ii) immediately prior thereto, to the extent that the GS Funds hold any Loans the principal amount of such Loans and any accrued and unpaid interest thereon shall be assigned to, and purchased in cash at par by, Bzinfin pursuant to an Assignment and Assumption Agreement (and Bzinfin and each applicable GS Funds agrees to execute and deliver to Agent such Assignment and Assumption Agreement).  Such preferred shares shall have such dividend, voting, redemption and conversion rights, liquidation preferences and other special rights pursuant to the terms and conditions set forth in Exhibit G to the Plan Support Agreement.

3

2.5	Taxes and Other Charges

All payments by Borrower relative to the Loan and under this Agreement and the other Loan Documents shall be made free and clear of any restrictions or conditions, without set off or counterclaim, and free and clear of, and without any deduction or withholding whether for or on account of tax or otherwise (excluding liens, garnishments, or like against any Lender).  If any such deduction or withholding is required by law to be made by Borrower or any other Person (whether or not a party to, or on behalf of a party to this Agreement) from any sum paid or payable by, or received or receivable from, Borrower shall pay in the same manner and at the same time such additional amounts as will result in each Lender’s receiving and retaining (free from any liability other than tax on its overall net income) such net amount as would have been received by it had no such deduction or withholding been required to be made.

2.6	Use of Proceeds

Borrower shall use the proceeds of the Loan hereunder as follows: (i) to pay costs, expenses, and all other payment amounts incurred in connection with the Loan and the negotiation and execution of the Loan Documents; (ii) to repay in full all amounts outstanding under the Pre-Petition Obligations between the Debtor and Pre-Petition Lenders (including any adequate protection payments required in connection therewith), (iii) for general working capital and operational expenses (including, without limitation, a carve-out for Bankruptcy Court approved professional fees and other administrative fees arising in the Case, post-petition inventory purchases and post-petition lease payments) in accordance with the Budget subject to the Permitted Variance, and (iv) to fund loans to EnerDel, Inc., who in consideration of such loans shall guaranty the Obligations. For the avoidance of doubt, except as may be set forth in any Financing Order, none of the Revolving Advances, in whole or in part, shall be used (i) to attack the validity, priority or enforceability of any of the claims of the Agent and the Lenders, (ii) to research, review, analyze or investigate with respect to or in connection with any litigation, claim, objection or cause of action of any kind or nature whatsoever against the Agent and the Lenders (whether or not arising from or related to pre-petition or post-petition acts, omissions or other conduct), or (iii) to file, prosecute or otherwise pursue any litigation, claim, objection or cause of action of any kind or nature whatsoever against the Agent or the Lenders (whether or not arising from or related to pre-petition or post-petition liens,  acts, omissions or other conduct).

2.7	Voluntary Prepayment; Reduction of the Maximum Amount; Termination of the Commitments by the Borrower.

The Borrower may prepay the Revolving Advances in whole at any time or from time to time in part. The Borrower may terminate the Commitments or reduce the Maximum Amount at any time if it gives the Agent at least 10 days advance written notice prior to the proposed termination date.

4

2.8	Revolving Advances to Pay Obligations.

Notwithstanding the terms of Section 2.1, any Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Obligations from time to time due and payable.

2.9	Grants, Rights and Remedies.

The Liens, security interests and the administrative priority granted pursuant to Article III may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into. This Agreement, the Interim Financing Order, the Final Financing Order and such other Loan Documents supplement each other, and the grants, priorities, rights and remedies of the Lenders hereunder and thereunder are cumulative.

2.10	Perfection.

The Liens and security interests securing the Obligations, as granted in Article III, shall be deemed valid and perfected by entry of the Interim Financing Order and entry of the Interim Financing Order shall have occurred on or before the date of any Revolving Advance hereunder. The Agent and the Lenders shall not be required to file any financing statements, mortgages, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim Financing Order or Final Financing Order or any other Loan Document, which Lien and security interest shall be deemed perfected without Agent or Lenders taking any action whatsoever. Notwithstanding the foregoing, the Borrower agrees, promptly upon request by the Agent or the Required Lenders to take all actions reasonably requested by the Agent or the Required Lenders to perfect a first priority Lien in all or any portion of the Collateral.

2.11	[Intentionally Omitted]

2.12	Waiver of Claims to Surcharge

In accordance with the Final Financing Order, the Borrower and the Borrower’s bankruptcy estates hereby waive any claims to surcharge the Collateral under section 506(c) of the Bankruptcy Code, excluding, however, any such claims for matters provided for in the Budget and incurred prior to the occurrence of an Event of Default and termination of this Agreement but not paid by the Borrower (subject to Lenders’ rights to object to any such claims).

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III.	OTHER CHARGES AND FEES

3.1	Computation of Fees; Lawful Limits

In no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the interest and other charges paid or agreed to be paid to any Lender for the use, forbearance or detention of money hereunder exceed the maximum rate permissible under applicable law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  If, due to any circumstance whatsoever, fulfillment of any provision hereof, at the time performance of such provision shall be due, shall exceed any such limit, then, the obligation to be so fulfilled shall be reduced to such lawful limit, and, if any Lender shall have received interest or any other charges of any kind which might be deemed to be interest under applicable law in excess of the maximum lawful rate, then such excess shall be applied first to any unpaid fees and charges hereunder, then to unpaid principal balance owed by Borrower hereunder, and if the then remaining excess interest is greater than the previously unpaid principal balance, such Lender shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.  The terms and provisions of this Section 3.1 shall control to the extent any other provision of any Loan Document is inconsistent herewith.

IV.	CONDITIONS PRECEDENT

4.1	Conditions Precedent the Initial Revolving Advance

The obligations of Lenders to consummate the transactions contemplated herein and to make the initial Revolving Advance is subject to the satisfaction of Agent and Lenders, of the following conditions:

(a) Agent shall have received the following, each duly executed by an authorized officer of Borrower and all other parties thereto other than Agent and Lenders, and each in form and substance satisfactory to Lenders:

(i) This Agreement;

(ii) The Notes, if any;

(iii) The Guarantee and Collateral Agreement;

(iv) The Patent Security Agreement;

(v) The Trademark Security Agreement;

(vi) The Plan Support Agreements;

(b) The Interim Financing Order shall have been entered by the Bankruptcy Court not later than seven days following the Petition Date, and the Lenders shall have received a certified copy of such order, and such order shall be in full force and effect and shall not have been reversed, modified, amended, subject to a pending appeal, stayed or vacated absent the prior written consent of the Lenders and the Borrower;

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(c) Payment of all fees due under the terms of this Agreement through the date of the initial Revolving Advance hereunder, and payment of all expenses incurred by the Lenders through such date and that are required to be paid by the Borrower under this Agreement, including all legal fees incurred by Agent and the Lenders through the date of this Agreement;

(d) The Budget, in form and substance reasonably satisfactory to the Required Lenders and the GS Funds. The Budget shall be in the form of the 13-week Budget dated January [__], 2012, and annexed hereto as Exhibit D, with such modifications (if any) as are reasonably agreed to by the Borrower, the Required Lenders and the GS Funds; and

(e) [Intentionally Omitted].

(f) Agent shall have received Control Agreements with respect to each deposit account of Borrower and Del, executed by Borrower or Del, as applicable each applicable depository bank, and each in form and substance reasonably satisfactory to Agent; provided that to the extent any Control Agreement is not delivered prior to or on the Closing Date, Borrower shall deliver such Control Agreement within 10 Business Days after the Closing Date or such longer period as reasonably agreed to by Agent.

(g) Agent shall have received a certificate of an authorized officer of Guarantors, dated the Closing Date, certifying that:  (i) each of the representations and warranties made by Guarantors in or pursuant to the Loan Documents shall be accurate in all material respects before and after giving effect to making the Loan, and (ii) no Default or Event of Default shall have occurred or be continuing or would exist after giving effect to the requested Loan on such date;

(h) Agent shall have received a certificate of the corporate secretary of each Guarantor, dated the Closing Date, as to the incumbency and signature of the Persons executing the Loan Documents on behalf of each Guarantor, and attaching certified copies (or copies otherwise authenticated to Agent’s satisfaction) of (i) the charter or limited liability company certificate of such Guarantor, (ii) the by-laws or operating agreement of such Guarantor; (iii) resolutions of the Board of Directors or managers of such Guarantor, and (iv) evidence of good standing in its jurisdiction of incorporation of such Guarantor;

(i) Agent shall have received UCC searches with respect to each Guarantor, the results of which shall be satisfactory to Agent;

(j) Agent shall have received evidence of the perfection of Agent’s Liens in all collateral intended to secure the Obligations (including, without limitation, stock certificates and stock powers for such certificates, a promissory note evidencing the Intercompany Loan with an endorsement to Agent and the financing statements under UCC (it being understood that such financing statements are nor required to be filed prior to the date of this Agreement)), and such Liens shall constitute valid and perfected first priority Liens on all such assets, subject only to Permitted Liens;

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(k) Agent shall have received, and be satisfied with, evidence of Borrower’s insurance coverage satisfying the requirements of Section 6.5 hereof, together with such endorsements as are required by the Loan Documents;

(l) all corporate and other proceedings, documents, instruments and other legal matters in connection with the transactions contemplated by the Loan Documents (including, but not limited to, those relating to corporate and capital structures of Borrower and Guarantors) shall be satisfactory to Agent;

(m) a favorable opinion of Reed Smith LLP, as counsel to the Guarantors Nicholas Brunero as General Counsel of Borrower and Guarantors, and Roetzel & Andress, LPA, as Florida counsel to the Guarantors with respect to the valid existence of Guarantors, due authorization, execution, delivery and enforceability of the Loan Documents, no conflicts with Guarantors’ statutory documents, state and federal law and any scheduled material contracts and the creation and perfection of the security interest in favor of Agent; and

(n) such other documents or agreements as reasonably requested by Agent or any Lender.

4.2	Conditions Precedent All Revolving Advances.

The Lender’s obligation to make each Revolving Advance shall be  subject to the further conditions precedent that:

(a) the representations and warranties contained in Article V are correct in all material respects on and as of the date of such Revolving Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date;

(b) no event has occurred and is continuing, or would result from such Revolving Advance which constitutes a Default or an Event of Default;

(c) the making of such Revolving Advance shall not contravene any law, rule or regulation applicable to the Lender;

(d) the Agent shall have received such other agreements, instruments, approvals, and other documents, each in form and substance reasonably satisfactory to the Agent, as the Agent may reasonably request;

(e) with respect to Revolving Advances to be made subsequent to fifty (50) days after the entry of the Interim Financing Order, the Final Financing Order shall have been entered by the Bankruptcy Court and the Agent shall have received a certified copy of the Final Financing Order and the Final Financing Order shall be in full force and effect and shall not have been reversed, stayed, modified or amended absent prior written consent of the Agent; and

(f) on the date of any such Revolving Advance, the Interim Financing Order, Final Financing Order, as the case may be, shall have been signed by the Bankruptcy Court, and the Agent shall have received a certified copy of the same and such order shall be in full force and effect and shall not have been reversed, stayed, modified or amended absent the consent of the Agent and the Lenders; and

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(g) if the Plan Support Agreement has been terminated each subsequent Revolving Advance shall be made only with the prior written consent of the GS Funds.

V.	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the date hereof as follows:

5.1	Organization and Authority

Borrower and each Material Subsidiary (a) is an entity duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, (b) has all requisite organizational power and authority to own its properties and assets and to carry on its business as now being conducted, and (c) is duly qualified to do business in each jurisdiction in which failure to so qualify could reasonably be expected to have or result in a Material Adverse Effect.  Borrower and each Guarantor has all requisite organizational power and authority (i) to execute, deliver and perform the Loan Documents to which it is a party, (ii) to borrow hereunder and grant the Liens created or contemplated by the Loan Documents to which it is a party, and (iii) to consummate the transactions contemplated under the Loan Documents to which it is a party.

5.2	Loan Documents

(a)  The execution, delivery and performance by Borrower and each Guarantor of the Loan Documents to which they are each a party, and the consummation of the transactions contemplated hereby and thereby, (i) have been duly authorized by all requisite organizational action of Borrower and such Guarantor; (ii) do not violate any provisions of (A) any applicable law, statute, rule, regulation, ordinance or tariff, (B) any order of any Governmental Authority binding on Borrower, any Guarantor, or any of their respective properties, or (C) the certificate of incorporation (or any other equivalent governing agreement or document); (iii) are not in conflict with, and do not result in a breach or default under, any indenture, agreement or other instrument to which Borrower or any Guarantor is a party, or by which the properties or assets of Borrower or any Guarantor is bound, except for any such conflict or default which singly or in the aggregate could not reasonably be expected to have a Material Adverse Effect; (iv) other than pursuant to the Loan Documents and the Financing Orders, will not result in the creation or imposition of any Lien of any nature upon any of the properties or assets of Borrower or any Guarantor; and (v) other than the entry of the Financing Orders, do not require the consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person, except such as have been obtained prior to the Closing Date.  When executed and delivered, each of the Loan Documents will constitute the legal, valid and binding obligation of Borrower and each Guarantor, enforceable against Borrower and such Guarantor in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity).  Notwithstanding anything herein to the contrary, certain of the remedial provisions hereunder and in the other Loan Documents with respect to the Collateral may be limited or rendered unenforceable by applicable laws, interpretations and requirements under, (x) any federal or state grant, contract or assistance agreement to which the Borrower or any of the Guarantors is a party, or by which any of their respective properties or assets is bound, (y) any federal export control laws applicable to the Borrower, any of the Guarantors, or any of the Lenders , or (z) the Committee on Foreign Investment in the U.S.

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5.3	Subsidiaries, Capitalization and Ownership Interests

As of the Closing Date, Borrower has no Subsidiaries other than those Persons listed as Subsidiaries on Schedule 5.3 attached hereto.

5.4	Properties

Schedule 5.4 attached hereto sets forth all of the real properties owned or leased by Borrower and its Material Subsidiaries.  Borrower and each Material Subsidiary, (a) is the sole owner and has good and valid title to, or a valid leasehold interest in, license of, or right to use, all of its properties and assets necessary to conduct its business, whether personal or real, subject to no transfer or other restrictions or Liens of any kind except for Permitted Liens, and (b) is in compliance in all material respects with each lease or license to which it is a party or otherwise bound, except where such failure could not be reasonably be expected to result in a Material Adverse Effect.

5.5	Other Agreements

Neither Borrower nor any Guarantor is a party to any judgment, order or decree or any agreement, document or instrument, or subject to any restriction, which could reasonably be expected to materially adversely affect its ability to execute and deliver, or perform under, any Loan Document to which it is a party or to pay the Obligations.  Neither Borrower nor any Material Subsidiary is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any agreement, document or instrument to which it is a party or to which any of its properties or assets are subject, which default, if not remedied within any applicable grace or cure period, could reasonably be expected to be, have or result in a Material Adverse Effect.

5.6	Litigation

Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to the knowledge of Borrower, threatened in writing against Borrower or any Guarantor that questions or could reasonably be expected to prevent the validity of any of the Loan Documents or the right of Borrower or such Guarantor to enter into any Loan Document to which it is a party or to consummate the transactions contemplated thereby.  Except as set forth on Schedule 5.6, there is no action, suit, proceeding or investigation pending or, to the knowledge of Borrower, threatened in writing against Borrower or any Material Subsidiary that if adversely determined could reasonably be expected to be, have or result in any Material Adverse Change or Material Adverse Effect.

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5.7	Hazardous Materials

Borrower and each Material Subsidiary is in compliance in all material respects with all applicable Environmental Laws.  None of Borrower or any Material Subsidiary has been notified of any action, suit, proceeding or investigation (a) relating in any way to compliance by or liability of Borrower or any Material Subsidiary under any Environmental Laws, (b) which otherwise deals with any Hazardous Substance or any Environmental Law, or (c) which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Substance except such, if any, as could not reasonably be expected to result in a Material Adverse Effect.

5.8	Tax Returns; Governmental Reports

Each Borrower and Material Subsidiary (a) has filed all federal, state, foreign (if applicable) and local tax returns and other material reports which are required by law to be filed by Borrower or such Guarantor, and (b) has paid all taxes, assessments, fees and other governmental charges, including, without limitation, payroll and other employment related taxes, in each case that are due and payable, except only for items that Borrower or any Material Subsidiary is currently contesting in good faith by proper proceedings and for which a reserve has been taken in accordance with GAAP, and that are described on Schedule 5.8 attached hereto or that could not reasonably be expected to have a Material Adverse Effect.

5.9	Financial Statements and Reports

Except as disclosed in Borrower’s November 10, 2011 Form 12b-25 with respect to any of Borrower’s financial statements delivered or made publicly available prior to the date hereof, all historic financial statements relating to Borrower and its Subsidiaries that have been delivered to Lenders prior to the date hereof are (a) consistent with the books of account and records of Borrower and its Subsidiaries, (b) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods (except that the unaudited financial statements contain no footnote or other presentation items and are subject to year-end adjustments), and (c) present fairly in all material respects the consolidated financial condition, assets and liabilities and results of operations of Borrower and its Subsidiaries at the dates and for the relevant periods indicated in accordance with GAAP on a basis consistently applied.  Subject to the exception set forth in the preceding sentence, Borrower and its Subsidiaries have no material obligations or liabilities of any kind that are not disclosed in such financial statements.

5.10	Compliance with Law; Business

Except as disclosed on Schedule 5.10 attached hereto, Borrower and each Material Subsidiary (a) is in compliance with all laws, statutes, rules, regulations, ordinances and tariffs of any Governmental Authority applicable to them, their respective businesses and/or assets or operations, and (b) are not in violation of any order of any Governmental Authority or other board or tribunal, except, in the case of both (a) and (b), where noncompliance or violation could not reasonably be expected to have a Material Adverse Effect.  Borrower and each Material Subsidiary have maintained in all material respects all records required to be maintained by any applicable Governmental Authority.

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5.11	Licenses and Permits; Labor

Borrower and each Material Subsidiary is in compliance with and has all Permits necessary or required by applicable law or Governmental Authority for the operation of its business and ownership of its properties and assets as presently conducted and owned, except where noncompliance, violation or lack thereof could not reasonably be expected to have a Material Adverse Effect.

5.12	No Default

There does not exist any Default or Event of Default.

5.13	Disclosure

No Loan Document nor any other agreement, document, certificate, or written statement furnished to Agent or Lenders by or on behalf of Borrower in connection with the transactions contemplated by the Loan Documents, nor any representation or warranty made by Borrower or any Guarantor in the Loan Documents contains any untrue statement of any material fact known to the Borrower or omits to state any material known to the Borrower fact necessary to make the factual statements therein taken as a whole not materially misleading in light of the circumstances under which it was made.

5.14	Existing Indebtedness; Investments, Guarantees and Certain Contracts

Except as contemplated or permitted by the Loan Documents or as otherwise set forth on Schedule 5.14 or Schedule 5.3 attached hereto, neither Borrower nor any Material Subsidiary (a) has any outstanding Indebtedness, (b) is subject or party to any mortgage, note, indenture, indemnity or guarantee of, with respect to or evidencing any Indebtedness of any other Person, and/or (c) owns or holds any equity or long-term debt investments in, nor has any outstanding advances to or any outstanding guarantees for, the obligations of, or any outstanding borrowings from, any other Person.

5.15	Insurance

Borrower and each Material Subsidiary has in full force and effect such insurance policies as are customary in its industry for entities of similar size engaged in similar lines of business.

5.16	Budget

On or before the Closing Date, the Borrower has furnished to the Agent the Budget. The Budget when delivered shall be believed by the Borrower at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Borrower, and shall have been based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and the Borrower shall not be aware of any facts or information that would lead it to believe that such Budget is incorrect or misleading in any material respect. The Budget may be modified or supplemented from time to time by additional budgets (covering any time period covered by a prior budget or covering additional time periods) reasonably acceptable to the Required Lenders and the GS Funds.

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5.17	Financing Statements

The Borrower hereby authorizes the Agent to file financing statements, which when filed will be sufficient to perfect the Security Interest and the other security interests created by the Security Documents. When the Interim Order is entered, the Agent will have a valid and perfected security interest in all Collateral which is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

5.18	Administrative Priority; Lien Priority

(a) The Obligations of the Borrower will, at all times after the Closing Date, constitute allowed administrative expenses in the Chapter 11 Case, pursuant to Section 364(c)(1) of the Bankruptcy Code having super-priority administrative expense claim and payment over all other administrative costs, expenses and unsecured claims against the Borrower now existing or hereafter arising, of any kind or nature whatsoever, including without limitation all administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 327, 328, 330, 503(b), 506(c), 507(a), 507(b), 546(c), 726 and 1114, or any other provision of the Bankruptcy Code;

(b) Pursuant to Section 364(d)(1) of the Bankruptcy Code, the Interim Financing Order and Final Financing Order, all Obligations will be secured by a perfected priming first priority Lien on the Collateral except that such Liens shall be junior and subordinate to the Liens securing the Pre-Petition Obligations and any adequate protection Liens with respect thereto granted pursuant to the Interim Financing Order; and

(c) On the Effective Date, the Interim Financing Order is, and upon entry of the Final Financing Order the Final Financing Order shall be, in full force and effect and have not been reversed, vacated, modified, amended or stayed, except for modifications and amendments that are reasonably acceptable to the Lender and are not subject to a pending appeal or stayed in any respect.

5.19	Appointment of Trustee or Examiner; Liquidation

No order has been entered or is pending in the Chapter 11 Case (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Sections 1104(d) and 1106(b) of the Bankruptcy Code or (iii) to convert the Chapter 11 Case to a Chapter 7 case or to dismiss the Chapter 11 Case.

5.20	The Chapter 11 Case

The Chapter 11 Case was commenced on the Petition Date in accordance with applicable law and proper notice thereof was given and has not been dismissed as of the date of each Revolving Advance. The motion for approval of this Agreement was proper and sufficient pursuant to the Bankruptcy Code, the Bankruptcy Rules and the rules and procedures of the Bankruptcy Court.

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VI.	AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and irrevocable payment in full in cash, of all of the Obligations and termination of this Agreement:

6.1	Compliance with Budget

Borrower shall (a) at all times comply with the Budget on a line-item by line-item basis; provided, however, that the Borrower’s actual results shall be permitted to deviate from the Budget without prior approval of the Required Lenders for (a) any variance that is less than the line item and Total Disbursements line item and (b) any variance that is greater than the line item and Total Disbursements line item in (i) any individual disbursement line item that does not exceed twenty percent (20%) of the applicable line item on the Budget, and (ii) the Total Disbursements line item that does not exceed ten percent (10%) of the applicable line item on the Budget, in each case measured on a weekly accrual basis (the “Permitted Variance”) and (b) furnish to each Lender and to the GS Funds not later than Tuesday of each week an analysis of any variance from the Budget for the preceding week and an updated weekly cash flow forecast.  For the avoidance of doubt, compliance with the Budget (i) will be tested based on the amount of each line item and Total Disbursements line item and not based upon the timing of when each line item is actually paid, and (ii) will not be tested with respect to any cash receipts.

6.2	Reports and Other Information

(a) Reports.  Borrower shall, and shall cause each Material Subsidiary to, furnish to each Lender as soon as available, and in any event within two (2) Business Days after the preparation or issuance thereof or such other time as set forth below, as applicable: (i) any financial statements, balance sheets or other financial statements which it prepares in final form (including any form delivered to Borrower’s Board of Directors) for delivery under this Agreement, (ii) any reports, returns, information, notices and other materials that Borrower shall send to its stockholders, members, partners, and/or other equity owners generally at any time, together with any and all supporting documentation related thereto, (iii) all operating reports provided to the Office of the United States Trustee for the Southern District of New York, (iv) promptly after filing thereof, copies of all pleadings, motions, applications, financial information and other papers and documents filed by the Borrower in the Chapter 11 Case, which papers and documents shall also be given or served on the Agent, the Lenders, and the Agent’s counsel, (v) promptly after sending thereof, copies of all written reports given by the Borrower to any official or unofficial creditors’ committee in the Chapter 11 Case, other than any such reports subject to privilege; provided that the Borrower may redact any confidential information contained in any such report if it provides to the Lenders a summary of the nature of the information so redacted, (vi) written notice prior to any portion of the retainer paid to the Borrower’s professionals being applied to accrued and unpaid fees of the Borrower’s professionals and at the Agent’s request, written confirmation of the balance of the retainer then held by the Borrower’s professionals, and (vii) promptly, and in any event within five (5) Business Days after request, such additional information, documents, statements, reports and other materials (including without limitation, financial statements) as Agent or any Lender may reasonably request from time to time.

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(b) Notices.  Borrower shall, and shall cause each Material Subsidiary to, promptly, and in any event within five (5) Business Days after Borrower or any authorized officer of Borrower or any Material Subsidiary obtains knowledge thereof, notify Lenders in writing of (i) any pending or threatened litigation, suit, investigation, arbitration, dispute resolution proceeding or administrative or regulatory proceeding brought or initiated by or against Borrower or any Material Subsidiary or otherwise affecting or involving or relating to Borrower, any Material Subsidiary, or any of Borrower’s or any Material Subsidiary’s property or assets to the extent (A) the amount in controversy exceeds $200,000 individually or in the aggregate for all such events, or (B) to the extent any of the foregoing seeks injunctive relief, (ii) any Default or Event of Default, which notice shall specify the nature and status thereof, the period of existence thereof and what action is proposed to be taken with respect thereto, (iii) any other development, event, fact, circumstance or condition that could reasonably be expected to result in a Material Adverse Effect, in each case describing the nature and status thereof and the action proposed to be taken with respect thereto, and (iv) receipt of any notice or request from any Governmental Authority regarding any liability or claim of liability in the amount equal to or exceeding $200,000 individually or in the aggregate.

6.3	Conduct of Business and Maintenance of Existence and Assets

Borrower shall, and shall cause each Material Subsidiary to, (a) conduct its business in accordance with good business practices customary to its industry, (b) engage principally in the same or similar lines of business substantially as heretofore conducted, (c) maintain all of its material properties, assets and equipment necessary for the operation of its business in good repair, working order and condition (normal wear and tear excepted), (d) from time to time to make all necessary repairs, renewals and replacements thereof, (e) maintain, comply with and keep in full force and effect its existence and all Intellectual Property, Permits and qualifications to do business and good standing in its jurisdiction of formation and each other jurisdiction in which the ownership or lease of property or the nature of its business makes such Permits or qualification necessary and in which failure to maintain such Intellectual Property, Permits or qualification could reasonably be expected to be, have or result in a Material Adverse Effect, and (f) remain in good standing and maintain operations in all jurisdictions in which currently located, except where the failure to remain in good standing or maintain operations would not reasonably be expected to be, have or result in a Material Adverse Effect.

6.4	Compliance with Legal and Other Obligations

Except as disclosed on Schedule 5.10 attached hereto, Borrower shall, and shall cause each Material Subsidiary to, (a) comply in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, (b) subject to Bankruptcy Code limitations, pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith by proper proceedings and against which adequate reserves have been established, (c) subject to Bankruptcy Code limitations, perform in all material respects in accordance with its terms each material contract, agreement or other arrangement to which it is a party or by which it is bound, and (d) properly file all material reports required to be filed with any Governmental Authority, except in the case of clause (a), (c) and (d) where such failure could reasonably be expected to result in a Material Adverse Effect.

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6.5	Insurance

Borrower shall, and shall cause each Material Subsidiary to, (a) keep all of its insurable properties and assets adequately insured against losses, damages and hazards as are customarily insured against by businesses engaging in similar activities or lines of business or owning similar assets or properties, including, without limitation, liability, errors and omissions, property and business interruption insurance, as applicable, and (b) maintain general liability insurance at all times against liability on account of damage to persons and property having such limits, deductibles, exclusions and co-insurance and other provisions as are customary for a business engaged in activities similar to those of Borrower or each Material Subsidiary.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide no less than thirty (30) days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  Borrower shall deliver to Agent within 15 Business Days after the Closing Date or such longer period of time as may be reasonably agreed by Agent and in form and substance reasonably satisfactory to Agent, endorsements to (i) all casualty insurance naming Agent as loss payee, and (ii) all general liability and other liability policies naming Agent as additional insured.  If Borrower at any time shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable.  Agent shall have no obligation to obtain insurance for Borrower or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Event of Default arising from Borrower’s failure to maintain such insurance or pay any premiums therefor and shall have no liability to Borrower for failing to do so.  All sums so disbursed by Agent, including premiums, reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent in accordance with Section 9.1 hereof.

6.6	Books and Records

Borrower shall, and shall cause each Material Subsidiary to, (a) keep complete and accurate (in accordance with GAAP) books of record and account in accordance with commercially reasonable business practices and consistent with past practice in which true and correct entries are made of all of its dealings and transactions in all material respects, and (b) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.

6.7	Inspection; Periodic Audits

Borrower shall permit the representatives of Lenders, at the expense of Borrower, during normal business hours upon reasonable notice, to (a) visit and inspect any of Borrower’s and/or any Material Subsidiary’s offices or properties to inspect and/or to examine and/or audit all of Borrower’s and/or any Material Subsidiary’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss Borrower’s and/or any Material Subsidiary’s business, operations, prospects, properties, assets, liabilities and/or condition with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing); provided, however, that no such notice shall be required to do any of the foregoing if an Event of Default has occurred and is continuing.

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6.8	Environmental Covenants

Borrower shall, and shall cause Material Subsidiary to, keep or cause all of its owned, leased or occupied real properties to be kept free from Hazardous Substances (except those substances used by Borrower or such Material Subsidiary in the ordinary course of its business and in compliance with all Environmental Laws).

6.9	Further Assurances

At Borrower’s cost and expense, Borrower shall (a) take such further action and use its commercially reasonable efforts to obtain and deliver to Agent and Lenders from time to time all consents, approvals and agreements from such third parties as Agent or the Required Lenders shall reasonably determine are necessary and that are satisfactory to Agent and the Lenders with respect to (i) the Loan Documents and the transactions contemplated thereby, and (ii) claims against Borrower, and (b) upon the exercise by Agent or any Lender of any power, right, privilege or remedy pursuant to any Loan Document or under applicable law or at equity which requires any consent, approval, registration, qualification or authorization of any Person (including, without limitation, any Governmental Authority), execute and deliver, or cause the execution and delivery of, all applications, certificates, instruments and other documents that may be so required for such consent, approval, registration, qualification or authorization or that Agent or any Lender may be required to obtain for itself or on its behalf for such consent, approval, registration, qualification or authorization.

VII.	NEGATIVE COVENANTS

Borrower covenants and agrees that, until full performance and satisfaction, and irrevocable payment in full in cash, of all of the Obligations and termination of this Agreement:

7.1	Indebtedness

Borrower shall not, and shall not permit any Material Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness”):  (a) Indebtedness under the Loan Documents; (b) any Indebtedness existing as of the Closing Date and described on Schedule 5.14 attached hereto, and replacements and refinancings thereof (which are not materially adverse to the Lenders) that do not increase the principal amount, or the interest rate or fees thereon, or extend the Liens securing such Indebtedness (if any) to any other assets of the Borrower or applicable Material Subsidiary, as the case may be; (c) the Intercompany Loan; (d) loans from the Borrower or a Guarantor to a Subsidiary of Borrower that is Material Subsidiary for items permitted to be paid in the Budget; and (e) trade accounts payable and accrued obligations (other than for borrowed money), in each case incurred in the ordinary course of business.

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7.2	Liens

Borrower shall not, and shall not permit any Material Subsidiary to, create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of its properties or assets or any of its shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”):  (a) Liens arising in favor of Agent, for the benefit of the Lenders; (b) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Required Lenders; (c) statutory Liens of landlords, carriers, warehousemen, mechanics and/or materialmen, and other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Required Lenders; (d) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations which are not delinquent for more than ninety (90) days or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Required Lenders in their reasonable discretion; (e) Liens securing the purchase or lease of equipment provided that such Liens are granted only on such equipment so purchased or leased and secure an amount of Indebtedness not to exceed the purchase price thereof; (f) Liens securing the Pre-Petition Obligations and any adequate protection Liens granted pursuant to the Interim Financing Order, and (g) Liens set forth on Schedule 7.2 attached hereto securing Indebtedness set forth on Schedule 5.14 attached hereto.

7.3	Investments and Investment Property; Subsidiaries

Borrower shall not, and shall not permit any Material Subsidiary to, directly or indirectly, (a) merge with, purchase, own, hold, invest in or otherwise acquire any obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, or (b) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of any Person other than (i) those created by the Loan Documents, (ii) those set forth on Schedules 5.3 and 5.14 attached hereto, (iii) trade credit extended in the ordinary course of business, (iv) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors, consultants and employees, (v) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (vi) the Intercompany Loan, and (vii) as set forth in the Budget (including in the form of loans from the Borrower or a Guarantor to a Subsidiary of Borrower that is Material Subsidiary for items permitted to be paid in the Budget).

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7.4	Dividends; Redemptions; Equity

Borrower shall not, and shall not permit any Material Subsidiary to, (a) declare, pay or make any dividend or distribution on any shares of securities or ownership interests, except to Borrower or any of its wholly owned Subsidiaries, (b) acquire, redeem or otherwise retire any equity securities or interests or any options to purchase or acquire any of the foregoing, or (c) make any payment of any management, service or related or similar fee outside of the ordinary course of business to any Person.

7.5	Transactions with Affiliates

Except as otherwise expressly permitted by this Agreement, Borrower shall not, and shall not permit any Material Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise enter into or consummate any transaction of any kind with any of its Affiliates other than: (a) salary, bonus, or the grant or issuance of other compensation and employment arrangements with directors or employees in the ordinary course of business and on customary market terms, (b) other transactions and payments entered into by and between Borrower or a Material Subsidiary and one or more of its Affiliates that reflect and constitute transactions and payments in the ordinary course of business for each party and are on overall terms at least as favorable to Borrower or the relevant Material Subsidiary as would be the case in an arm’s length transaction between unrelated parties of equal bargaining power, and (c) the Intercompany Loan.

7.6	Charter Documents; Fiscal Year; Dissolution

Borrower shall not, and shall not permit any Material Subsidiary to, (a) amend, modify, restate or change its articles of formation or operating agreement or similar charter documents in a manner that would be adverse to any Lender, (b) change its state of organization or change its organizational name, (c) change its fiscal year, or (d) wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking or that would result in any of the foregoing.  Borrower shall not permit any Subsidiary that is not a Material Subsidiary to own any assets or engage in any business.

7.7	Transfer of Assets

Borrower shall not, and shall not permit any Material Subsidiary to, sell, lease, transfer, assign or otherwise dispose of (or agree to sell, lease, transfer, pledge, assign or otherwise dispose of), by merger or otherwise, any asset or any interest therein (including any equity interests of a Subsidiary), other than in the ordinary course of business and sales approved by the Bankruptcy Court and the Required Lenders.

7.8	Payment on Indebtedness and Other Obligations.

Borrower shall not, and shall not permit any Material Subsidiary to make any voluntary prepayment, purchase or redemption of any part or all of any Indebtedness for borrowed money other than the payment of the Pre-Petition Obligations from the proceeds of the initial or any other Revolving Advance.

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7.9	Financing Orders; Administrative Priority; Lien Priority; Payment of Claims

The Borrower will not (a) at any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Financing Orders, except for modifications and amendments reasonably agreed to by the Lenders; (b) at any time, suffer to exist a priority for any administrative expense or unsecured claim against the Borrower (now existing or hereafter arising of any kind or nature whatsoever, including without limitation any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 327, 328, 330, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code) equal or superior to the priority of the Agent and the Lenders in respect of the Obligations; (c) at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Liens in favor of the Agent or the Lenders in respect of the Collateral, except for Permitted Liens; and (d) prior to the date on which all Obligations have been fully paid and satisfied, the Borrower shall not pay any administrative expense claims except (i) Obligations due and payable hereunder, (ii) administrative expenses incurred in the ordinary course of the Borrower’s business as contemplated by this Agreement and the Budget annexed hereto as Exhibit D, and (iii) any administrative expenses subject to the Carveout.

VIII.	EVENTS OF DEFAULT

The occurrence and continuance of any one or more of the following shall constitute an “Event of Default”:

(a) Borrower shall fail to pay when due any principal, interest, fee or other amount under this Agreement or any other Loan Document;

(b) Any representation, statement or warranty made or deemed made by a Borrower or any Guarantor in any Loan Document or in any other certificate, document, report or opinion delivered in conjunction with any Loan Document to which it is a party, shall not be true and correct in all material respects on the date when made or deemed to have been made (except to the extent already qualified by materiality, in which case it shall be true and correct in all respects and shall not be false or misleading in any respect) except those made as of a specific date shall be true and correct in all material respects as of such date;

(c) Borrower shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Articles IV and VI hereof (other than Sections 4.1(b), 4.1(i), 6.1, 6.2(b)(ii), 6.3, and 6.5, hereof for which there shall be no cure period), there shall be a twenty (20) calendar day cure period commencing from the earlier of (i) receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should reasonably have known or been aware, of such failure, violation, breach or default;

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(d) Borrower or Del shall be enjoined from conducting its business or operations;

(e) Any material damage to or loss, theft or destruction of the Collateral, in an amount in excess of (i) $200,000, if not insured or (ii) $1,000,000, if insured;

(f) Any of the Loan Documents ceases to be in full force and effect;

(g) One or more judgments or decrees is rendered against Borrower or any Material Subsidiary in an amount in excess of $200,000 in the aggregate (excluding judgments to the extent covered by insurance of such Person), which is/are not satisfied, stayed, fully bonded, vacated or discharged of record within thirty (30) calendar days of being rendered;

(h) Except with respect to existing events of default set forth on Schedule VIII(h) attached hereto and any default resulting from the commencement of the Bankruptcy Case, (i) any default or breach occurs, which is not cured within any applicable grace or cure period or waived, (x) in the payment of any amount with respect to any Indebtedness (other than the Obligations) of Borrower or any Material Subsidiary in excess of $200,000 in the aggregate, (y) in the performance, observance or fulfillment of any provision contained in any agreement, contract, document or instrument to which Borrower is a party or to which any of their properties or assets are subject or bound under or pursuant to which any Indebtedness in excess of $200,000 in the aggregate was issued, created, assumed, guaranteed or secured and such default or breach continues for more than any applicable grace period or permits the holder of any such Indebtedness to accelerate the maturity thereof, or (ii) any Indebtedness of Borrower or any Material Subsidiary in excess of $200,000 in the aggregate is declared to be due and payable or is required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof, or any obligation of such Person for the payment of Indebtedness in excess of $200,000 in the aggregate (other than the Obligations) is not paid when due or within any applicable grace period, or any such obligation becomes or is declared to be due and payable before the expressed maturity thereof;

(i) Any Material Subsidiary shall (i) file a petition under any insolvency statute, (ii) make a general assignment for the benefit of its creditors, (iii) commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property or (iv) file a petition seeking reorganization or liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute;

(j) (i) A court of competent jurisdiction shall (A) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of Borrower or any Material Subsidiary or the whole or any substantial part of any such Person’s properties, which shall continue unstayed and in effect for a period of thirty (30) calendar days, (B) shall approve a petition filed against any Material Subsidiary seeking reorganization, liquidation or similar relief under the any Debtor Relief Law or any other applicable law or statute, which is not dismissed within thirty (30) calendar days or, (C) under the provisions of any Debtor Relief Law or other applicable law or statute, assume custody or control of Borrower or any Material Subsidiary or of the whole or any substantial part of any such Person’s properties, which is not irrevocably relinquished within thirty (30) calendar days, or (ii) there is commenced against any Material Subsidiary or any proceeding or petition seeking reorganization, liquidation or similar relief under any Debtor Relief Law or any other applicable law or statute, which (A) is not unconditionally dismissed within thirty (30) calendar days after the date of commencement, or (B) is with respect to which any Material Subsidiary takes any action to indicate its approval of or consent;

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(k) the issuance of any process for levy, attachment or garnishment or execution upon or prior to any judgment against Borrower any Material Subsidiary or any of their property or assets (other than the outstanding provisional attachment effected by the Kiryung Electronics Co., Ltd. against Ener1 Korea’s bank accounts) that exceeds $200,000 individually or in the aggregate, in each case which is/are not satisfied, stayed, vacated, dismissed or discharged within thirty (30) calendar days of being issued or executed;

(l) A Change of Control has occurred;

(m) Any Lien or security interest in favor of Agent created under any of the Loan Documents or the Financing Orders ceases to be valid or enforceable for any reason;

(n) [Intentionally Omitted];

(o) The Borrower (except following the Required Lender’s prior written request or with the Required Lender’s express prior written consent) shall file a motion with the Bankruptcy Court or any other court with jurisdiction in the matter seeking an order, or an order is otherwise entered, modifying, reversing, revoking, staying, rescinding, vacating, or amending the Financing Orders or any of the Loan Documents, without the Required Lender’s express prior written consent (and no such consent shall be implied from any other action, inaction, or acquiescence of the Required Lenders);

(p) The Borrower shall file, or any other person shall obtain Bankruptcy Court approval of a disclosure statement for a plan of reorganization which does not provide for the full, final, and irrevocable repayment of all of the Obligations of the Borrower to the Lenders in cash or preferred stock, issued upon terms and conditions set forth in Exhibit G to the Plan Support Agreement, upon the effectiveness of such plan, unless the Lenders have joined in or consented to such plan in writing;

(q) The Borrower shall file any motion or application, or the Bankruptcy Court grants the motion or application of any other Person, which seeks approval for or allowance of any claim, lien, security interest ranking equal or senior in priority to the claims, liens and security interests granted to the Agent and the Lenders under the Financing Orders or the Loan Documents or any such equal or prior claim, lien, or security interest shall be established in any manner, except, in any case, as expressly permitted under the Financing Orders;

(r) The entry of an order by the Bankruptcy Court authorizing Borrower to obtain financing pursuant to Section 364 of the Bankruptcy Code from any person other than the Lenders which is secured by Liens of equal or greater priority than the Liens securing the Obligations;

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(s) The entry of an order by the Bankruptcy Court converting the Chapter 11 Case to a Chapter 7 case under the Bankruptcy Code, or dismissing the Chapter 11 Case or any subsequent Chapter 7 case either voluntarily or involuntarily;

(t) The entry of an order which provides relief from the automatic stay otherwise imposed pursuant to Section 362 of the Bankruptcy Code without the Required Lenders’ prior written consent (not to be unreasonably withheld), which order permits any creditor, other than the Agent and the Lenders, to realize upon, or to exercise any right or remedy with respect to, any material asset of the Borrower or to terminate any license, franchise, or similar agreement, where such termination could have a Material Adverse Effect;

(u) If any creditor of the Borrower receives any adequate protection payment which is not specifically set forth in the Budget, or in the Financing Orders with respect to the Pre-Petition Obligations, or any Lien is granted as adequate protection other than as set forth in the Financing Orders;

(v) The Borrower is enjoined by any court or governmental agency from continuing to conduct all or any material part of its business, or if a trustee, receiver or custodian is appointed for the Borrower or any of its properties;

(w) The Interim or Final Financing Order shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of the Agent (and no such consent shall be implied from any other authorization or acquiescence by the Agent) (which consent shall not be unreasonably withheld);

(x) A trustee is appointed pursuant to Sections 1104(a)(1) or 1104(a)(2) of the Bankruptcy Code;

(y) An examiner with powers beyond those set forth in Sections 1106(a)(3) and 1106(a)(4) is appointed pursuant to Section 1104(a) of the Bankruptcy Code;

(z) Termination by the Borrower of the Plan Support Agreement in accordance with its terms (other than as a result of a breach of the terms thereof by the Lenders or its Affiliates) without confirmation of the Chapter 11 plan of reorganization;

(aa) [Intentionally Omitted]; or

(bb) A “Termination Event” shall occur under the Financing Orders;

then, and in any such event, notwithstanding any other provision of any Loan Document, the Agent shall solely at the request of or with the consent of the Required Lenders may, by notice to Borrower, subject to the Standstill Period, if any, (i) terminate Lenders’ obligations hereunder, including, without limitation, the Lenders’ obligation to make any future Revolving Advances, whereupon the same shall immediately terminate, and (ii) declare the Loan and/or Notes, all accrued and unpaid interest thereon and all other Obligations to be due and payable immediately (except in the case of an Event of Default under Section 8(i) or Section 8(j) hereof, in which event all of the foregoing shall automatically and without further act by the Required Lenders be due and payable and Lenders’ obligations hereunder shall terminate); in each case without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower.

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IX.	RIGHTS AND REMEDIES AFTER DEFAULT

9.1	Rights and Remedies

In addition to the acceleration provisions set forth in Article VIII hereof, upon the occurrence and continuation of an Event of Default and upon five (5) Business Days notice to Borrower, Agent, on behalf of the Lenders, solely at the request of the Required Lenders in compliance with Section 10.11 and to any statutory committee shall, subject to the Standstill Period, if any, have the right to exercise any and all rights, options and remedies provided for in any Loan Document, under the UCC or at law or in equity and the automatic stay provided under Section 362 of the Bankruptcy Code shall be deemed lifted or modified to the extent necessary to allow the Agent and the Required Lenders to take the following actions without further notice or a hearing, which rights are hereby waived: (a) foreclose on its Collateral; (b) enforce all of its guaranty rights; (c) charge the default rate of interest on the Revolving Advances; and (d) declare the principal of and accrued interest, fees and expenses constituting the Obligations to be due and payable.  Upon and after the occurrence and during the continuance of an Event of Default, except as provided in the preceding sentence, the Lenders shall be required to file a motion seeking relief from the automatic stay to enforce any of its other rights or remedies.  Notwithstanding any provision of any Loan Document, Agent, on behalf of the Lenders, shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, but solely at the request of the Required Lenders, to pay for the performance of any of the Obligations unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items.  Such expenses and advances shall be added to the Obligations until reimbursed to Lenders, and such payments by Agent shall not be construed as a waiver by Lenders of any Event of Default or any other rights or remedies of Lenders.  The Lenders shall be entitled to seek the appointment of a Chapter 11 trustee and have an expedited hearing with respect to such request, on not more than five (5) Business Days notice, subject to the Bankruptcy Court’s calendar. The Lenders may exercise and enforce their rights and remedies under the Financing Orders (subject to any applicable notice or grace periods set forth therein). If the Lenders sell any of the Collateral on credit, the Obligations will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lenders may resell the Collateral and shall apply any proceeds actually received to the Obligations.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, so long as the Standstill Period is in effect, the Lenders and the Agent shall not exercise their rights and remedies set forth or referred to in this Agreement or any other Loan Document, including this Section 9.1 (except for their rights to charge the default rate of interest on the Revolving Advances).

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9.2	Application of Proceeds

In addition to any other rights, options and remedies Agent has under the Loan Documents, the UCC, at law or in equity, all dividends, interest, rents, issues, profits, fees, revenues, income and other proceeds collected or received from collecting, holding, managing, renting or selling upon exercise of its remedies hereunder upon the occurrence and continuation of an Event of Default shall be applied in the following order of priority:  (i) first, to the payment of all costs and expenses of such collection, and all other payments that Agent (in such capacity) may be required or authorized to make under any provision of this Agreement (including, without limitation, in each such case, documentation and diligence fees and legal expenses, search, audit, recording, professional and filing fees and expenses and reasonable attorneys’ fees and all expenses, liabilities and advances made or incurred in connection therewith); (ii) second, to the payment of all other Obligations pro rata among Lenders until all such Obligations are paid in full, and (iii) third, to the payment of any surplus then remaining to Borrower, unless otherwise provided by law or directed by a court of competent jurisdiction, provided that Borrower shall be liable for any deficiency if such proceeds are insufficient to satisfy the Obligations or any, of the other items referred to in this Section 9.2.

9.3	Lender as a Party-in-Interest

The Borrower hereby stipulates and agrees that the Agent and the Lenders are and shall remain parties in interest in the Chapter 11 Case and shall have the right to participate, object and be heard in any motion or proceeding in connection therewith. Nothing in this Agreement or any other Loan Document shall be deemed to be a waiver of any of the Agent’s or Lenders’ rights or remedies under applicable law or documentation. Without limitation of the foregoing, the Agent and the Lenders shall have the right to make any motion or raise any objection it deems to be  in their interests (specifically including but not limited to objections to use of proceeds of the Revolving Advances, to payment of professional fees and expenses or the amount thereof, to sales or other transactions outside the ordinary course of business or to assumption or rejection of any executory contract or lease), provided that the Agent and the Lenders will not exercise such right if the action or inaction by the Borrower which is the subject of such motion or objection is expressly permitted by any covenant or provision of this Agreement.

9.4	Standstill and Funding Upon an Event of Default.

Notwithstanding anything in this Agreement or any other Loan Document to the contrary, upon the occurrence of an Event of Default, Bzinfin shall make an offer to the GS Funds to become a party to this Agreement as a Lender and within 5 Business Days of Bzinfin’s offer the GS Funds shall execute and deliver to Agent a Joinder Agreement.  Effective as of the date of the execution and delivery to Agent of a Joinder Agreement each GS Fund shall become a “Lender” hereunder and shall be entitled to the full benefit of, and be required to fulfill the obligations (other than Commitments) of a Lender under, this Agreement and the other Loan Documents to the extent Lenders have benefits and obligations hereunder and under the other Loan Documents, all commencing as of date of such Joinder Agreement; provided that the GS Funds shall have zero Dollars ($0.00) Commitments to make any Revolving Advances. Funding by each GS Fund of its portion of any Revolving Advance shall be in the sole discretion of such GS Fund.  If a Revolving Advance is requested by Borrower and Bzinfin elects to fund such Revolving Advance, the GS Funds shall have the right to fund 50% (but not less than 50%) of the amount of such Revolving Advance.  Bzinfin shall promptly notify the GS Funds in writing of its willingness to fund the requested Revolving Advance and the GS Funds shall promptly confirm in writing whether they elect to fund their portion of such Revolving Advance. If the GS Funds so elect, the GS Funds will fund 50% (but not less than 50%) of such Revolving Advance and Bzinfin will fund the remaining 50% of such Revolving Advance; provided that any such Revolving Advance shall be used solely in accordance with the Budget or as agreed by Agent, the Lenders and Borrower. From and after each funding of the GS Funds’ portion of any Revolving Advance, Bzinfin’s remaining Commitment shall be reduced on a dollar for dollar basis by the amount of the Revolving Advance funded by the GS Funds.

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9.5	Credit Bids.

The Lenders shall maintain their right to credit bid the Lenders’ claims under this Agreement or the Final Financing Order pursuant to Section 363(k) of the Bankruptcy Code.

9.6	Application of Payments to Obligations; Application of Proceeds of Collateral.

(a) All proceeds from the sale of Collateral shall be immediately paid in cash by Borrower to the Lenders, and shall applied by Lenders (i) first in satisfaction of outstanding Pre-Petition Obligations, and (ii) second in satisfaction of outstanding Obligations under this Agreement.

(b) Following and Event of Default, all payments of Obligations by the Borrower to the Lenders shall be made as and when due hereunder, and shall applied by the Lenders (i) first in satisfaction of outstanding Pre-Petition Obligations, and (ii) second in satisfaction of outstanding Obligations under this Agreement.

9.7	Rights and Remedies not Exclusive

The Required Lenders shall have the right in their sole discretion to determine which rights, Liens and/or remedies Agent may at any time pursue, relinquish, subordinate or modify, and such determination will not in any way modify or affect any of Lenders’ rights, Liens or remedies under any Loan Document, applicable law or equity.  The enumeration of any rights and remedies in any Loan Document is not intended to be exhaustive, and all rights and remedies of Agent, for the benefit of the Lenders, described in any Loan Document are cumulative and are not alternative to or exclusive of any other rights or remedies which Agent or Lenders otherwise may have.  The partial or complete exercise of any right or remedy shall not preclude any other further exercise of such or any other right or remedy.

X.	AGENT PROVISIONS

10.1	Appointment of Agent.

Each Lender hereby designates Bzinfin S.A. as Agent to act as herein specified.  Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  Except as otherwise provided herein, Agent shall hold all Collateral and all fees, charges and expenses received pursuant to this Agreement or any of the other Loan Documents for the benefit of the Lenders.  Agent may perform any of its duties hereunder by or through agents or third parties and Borrower agrees to pay the reasonable fees, costs and expenses of such agents or third parties in connection with the performance of Agent’s duties hereunder.  The provisions of this Section 10 are solely for the benefit of Agent and Lenders, and neither Borrower nor any Guarantor shall have any rights as third party beneficiaries of any of the provisions of this Section 10.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower.

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10.2	Nature of Duties of Agent.

Agent shall have no duties, obligations or responsibilities except those expressly set forth in this Agreement and the other Loan Documents.  Neither Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct.  The duties of Agent shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement or the other Loan Documents a fiduciary relationship in respect of any Lender; and nothing in this Agreement or the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the other Loan Documents except as expressly set forth herein.

10.3	Lack of Reliance on Agent.

(a) Independently and without reliance upon Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrower, Guarantor and any other Lender in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrower, Guarantor and any other Lender, and, except as expressly provided in this Agreement, Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loan or at any time or times thereafter.

(b) Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement, any of the other Loan Documents or any notes or the financial or other condition of Borrower or any Guarantor.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the other Loan Documents, or the financial condition of Borrower or any Guarantor, or the existence or possible existence of any Event of Default.

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10.4	Certain Rights of Agent.

Agent shall have the right to request instructions from the Required Lenders by notice to each such Lender.  If Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Agreement, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders, and Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.  Any action taken by Agent or Required Lenders hereunder, or the failure of Agent or Required Lenders to take any action hereunder, shall be binding on each of Lenders.

10.5	Reliance by Agent.

Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any of the other Loan Documents or any instrument, document or communication furnished pursuant hereto or thereto or in connection herewith or therewith.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telecopier message, electronic mail or other documentary or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person.  Agent may consult with legal counsel (including counsel for Borrower with respect to matters concerning Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

10.6	Indemnification of Agent.

To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent, in proportion to its Commitment Percentage, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any other Loan Document; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnities and cease to do, or not commence, the acts to be indemnified against, even if so directed by Required Lenders until such additional indemnification is provided.  The obligations of Lenders under this Section 10.6 shall survive the payment in full of the Obligations and the termination of this Agreement.

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10.7	Agent in its Individual Capacity.

With respect to the Loan made by it pursuant hereto, Bzinfin or any subsequent Agent shall have the same rights and powers hereunder as any other Lender or holder of a note or participation interest and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders,” “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Bzinfin or any subsequent Agent in its individual capacity.  Agent may lend money to, acquire equity interests in, and generally engage in any business with Borrower, any Subsidiary or any Affiliate of any of the foregoing as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower and Guarantor for services in connection with this Agreement and otherwise without having to account for the same to Lenders, to the extent such activities are not in contravention of the terms of this Agreement.

10.8	Holders of Notes.

Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any promissory note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such promissory note or of any promissory note or notes issued in exchange therefore.

10.9	Successor Agent.

(a) Agent may, upon ten (10) Business Days’ notice to Lenders and Borrower, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 10.9) by giving written notice thereof to Lenders and Borrower.  Upon any such resignation, the Required Lenders shall have the right, upon five (5) days’ notice, to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Required Lenders and accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Agent may, on behalf of Lenders appoint a successor Agent.

(b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

10.10	Collateral Matters.

(a) Each Lender authorizes and directs Agent to enter into the other Loan Documents for the benefit of the Lenders.  Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders (or Agent at the direction of the Required Lenders) in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all Lenders.  Agent is hereby authorized on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender to take any action with respect to any Collateral or other Loan Documents which may be necessary to perfect and maintain as perfected and first priority (subject only to Permitted Liens) the Security Interest and Lien upon the Collateral granted pursuant to this Agreement and the other Loan Documents.

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(b) Agent will not, without the consent of the Required Lenders, execute any release of Agent’s security interest in substantially all of the Collateral except for releases relating to dispositions of Collateral (x) permitted by this Agreement and (y) in connection with the repayment in full of all of the Obligations by Borrower and the termination of all obligations of Agent and the Lenders under this Agreement and the other Loan Documents.  Agent shall not be required to execute any such release on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty.  In the event of any sale, transfer or foreclosure of any of the Collateral, Agent shall be authorized to deduct all of the expenses reasonably incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

(c) To the extent, pursuant to the provisions of this Section 10.10, Agent’s execution of a release is required to release its Lien upon any sale and transfer of Collateral which is permitted under this Agreement or consented to in writing by the Required Lenders, and upon at least three (3) Business Days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent for the benefit of Lenders herein or pursuant hereto upon the Collateral that was sold or transferred.

(d) Agent shall have no obligation whatsoever to Lenders or to any other Person to assure that the Collateral exists or is owned by Borrower or any Guarantor or protected or insured or that the Liens granted to Agent herein have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 10.10 or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders, except for its gross negligence or willful misconduct.

(e) In the event that any Lender receives any proceeds of any Collateral or other payments from the Borrower or any of its Subsidiaries with respect to the Obligations, including by setoff or otherwise, in an amount in excess of such Lender’s Commitment Percentage of such proceeds, such Lender shall purchase for cash (and other Lenders shall sell) interests in each of such other Lender’s Commitment Percentage as would be necessary to cause all Lenders to share the amount so set off or otherwise received with each other Lender in accordance with their respective Commitment Percentages.  No Lender shall exercise any right of set off without the prior written consent of the Required Lenders and in all cases such right of setoff shall be subject to this Section 10.10(e).

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10.11	Actions with Respect to Defaults.

Agent shall take such action with respect to an Event of Default as shall be directed by the Required Lenders, subject to the Standstill Period, if any.  Neither Agent nor any Lender shall have any right individually to enforce or seek to enforce this Agreement or any other Loan Document, or to accelerate the payment date of the Obligations, or to realize upon any Collateral, unless instructed to do so by the Required Lenders.

10.12	Demand.

If an Event of Default has occurred and is continuing, Agent shall make demand for repayment by Borrower and/or Guarantor of all Obligations owing by Borrower upon the written request of the Required Lenders.

XI.	WAIVERS AND JUDICIAL PROCEEDINGS

11.1	Waivers

Except as expressly provided for herein, and to the extent permitted by applicable law, Borrower hereby waives set off, counterclaim, demand, presentment, protest, all defenses with respect to any and all instruments and all notices and demands of any description, and the pleading of any statute of limitations as a defense to any demand under any Loan Document; provided that such waivers shall not apply with respect to any Lender to the extent that any of the foregoing arise from or are attributable to a breach of a Loan Document or the Plan Support Agreement by such Lender or any of such Lender’s affiliates (other than Borrower or any of its Subsidiaries or any of their respective directors, officers or employees).

11.2	Delay; No Waiver of Defaults

No course of action or dealing, renewal, release or extension of any provision of any Loan Document, or single or partial exercise of any such provision, or delay, failure or omission on Agent’s or any Lender’s part in enforcing any such provision shall affect the liability of Borrower or operate as a waiver of such provision or affect the liability of Borrower or preclude any other or further exercise of such provision.  No waiver by any party to any Loan Document of any one or more defaults by any other party in the performance of any of the provisions of any Loan Document shall operate or be construed as a waiver of any future default, whether of a like or different nature, and each such waiver shall be limited solely to the express terms and provisions of such waiver.

11.3	Jury Waiver

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

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11.4	Amendment and Waivers

No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) unless in writing and signed by each Lender directly affected thereby, do any of the following: (i) increase the amount or extend the expiration date of any Lender’s Commitment, (ii) reduce the principal of, or interest on, the Loan or other amounts payable hereunder, or (iii) postpone any date fixed for any payment of principal of, or interest on, the Loan or other amounts payable hereunder; (b) unless in writing and signed by all of the Lenders, do any of the following: (i) change the Commitment Percentage of any Lender or of the aggregate unpaid principal amount of the Loan, or the number of Lenders that shall be required for the Lenders or any of them to take any action hereunder, (ii) release all or substantially all of the Collateral or release any Guarantor from its obligations under the Guarantee and Collateral Agreement, (iii) amend this Section 11.4 or the definition of “Required Lenders”, or (iv) release Borrower from all of its obligations hereunder; or (c) unless in writing and signed by the Agent (in addition to the Lenders required above to take such action), as applicable, amend, modify or waive any provision of Section 10 hereof or affect the rights or duties of the Agent under this Agreement or any other Loan Document. In addition, no provision of this Agreement pursuant to which the GS Funds have any rights or benefits may be amended, waived, supplemented or otherwise modified without the prior written consent of the GS Funds.

11.5	Waivers of Claims; Consequential and Punitive Damages

Each party to this Agreement hereby waives to the fullest extent permitted by law all claims to consequential and punitive damages in any lawsuit or other legal action brought by any of them against any other of them in respect of any claim between them arising under this Agreement, the other Loan Documents, or any other agreement or agreements between them at any time, including any such agreements, whether written or oral, made or alleged to have been made at any time prior to the date hereof, and all agreements made hereafter or otherwise, and any and all claims arising under common law or under any statute of any state or the United States of America, whether any such claims be now existing or hereafter arising, now known or unknown.  This waiver of claims for consequential damages and punitive damages is a material element of the consideration for this Agreement.

11.6	Third Party Beneficiaries

There shall be no third-party beneficiaries of this Agreement, except (a) as contemplated by Section 13.4 and (b) the GS Funds with respect to provisions set forth in Sections 4.1(d), 4.2(g), 5.16, 6.1, 7.5, 9.1, 9.4, 11.4, 13.2 and the applicable definitions set forth in Exhibit A hereto, each of which may be enforced by each of the GS Funds as if it were a direct party to this Agreement.

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XII.	EFFECTIVE DATE AND TERMINATION

12.1	Effectiveness and Termination

Notwithstanding any other provision of any Loan Document, no termination of this Agreement shall affect Agent’s or any Lender’s rights or any of the Obligations existing as of the effective date of such termination, and the provisions of the Loan Documents shall continue to be fully operative until the Obligations have been fully performed and indefeasibly paid in cash in full.

12.2	Survival

All obligations, covenants, agreements, representations, warranties, waivers and indemnities made by Borrower in any Loan Document shall survive the execution and delivery of the Loan Documents, the making and funding of the Loan and any termination of this Agreement until all Obligations are fully performed and irrevocably paid in full in cash.  The obligations and provisions of Sections 10.6, 11.1, 11.3, 12.1, 12.2, 13.3, 13.4, 13.7, 13.9 and 13.11 hereof shall survive termination of the Loan Documents and any payment, in full or in part, of the Obligations.

XIII.	MISCELLANEOUS

13.1	Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law provisions.  Any judicial proceeding against Borrower, Agent or any Lender with respect to the Obligations, any Loan Document or any related agreement shall be brought in the Bankruptcy Court (and in the event such Bankruptcy Court does not have jurisdiction over any matter or if it has jurisdiction but does not exercise such jurisdiction for any reason, then in any federal or state court of competent jurisdiction located in the State of New York).  By execution and delivery of each Loan Document to which it is a party, Borrower (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process, (iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to Section 13.5 hereof, and (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum non conveniens in the aforesaid courts.  Nothing shall affect the right of any Lender to serve process in any manner permitted by law or shall limit the right of any Lender to bring proceedings against Borrower in the courts of any other jurisdiction having jurisdiction.

13.2	Successors and Assigns; Assignments

(a) Any Lender may sell, assign, transfer or negotiate its rights and obligations under this Agreement and the other Loan Documents, in whole or in part at any time upon the giving of notice to Agent and Borrower, to any other Person (other than Borrower and any Guarantor), and so long as the Plan Support Agreement remains effective, subject to the prior written consent of the GS Funds.  Borrower agrees to execute any additional or replacement Notes requested by any Lender to further document any such sale, assignment, transfer or negotiation.  Such assignments shall be effected by, and shall become effective upon the date of, manual execution and delivery to Agent of an Assignment and Assumption Agreement by the assigned Lender and the assignee.  Any assignee or transferee of any Lender’s rights and/or obligations shall be entitled to the full benefit of this Agreement to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

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(b) Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower and any Guarantor) in all or any part of its portion of the Loan.

(c) Borrower shall not assign its rights or obligations under this Agreement.  This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors and permitted assigns of all the parties to this Agreement.  Lenders may disclose to an assignee permitted by this Agreement such information about the Borrower and the Loan Documents as it may deem appropriate.

13.3	Application of Payments

To the extent that any payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent or any Lender and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent or any Lender.  Except as specifically provided in this Agreement, any payments with respect to the Obligations received shall be credited and applied in such manner and order as the Lenders shall decide in their sole discretion.

13.4	Indemnity

Borrower hereby agrees to indemnify, defend and hold harmless Agent and each Lender and its officers, directors, employees, agents, representatives, successors, affiliates and assigns (each, an “Indemnified Person”) in connection with any losses, claims, damages, liabilities, obligations, penalties, actions, suits, costs, charges and expenses, including reasonable attorneys’ fees, (i) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement and any other Loan Document, or the transactions contemplated hereby or thereby, and with respect to any investigation, litigation or proceeding (including any bankruptcy, insolvency or appellate proceeding) related to this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or the use of the proceeds of the Loan, whether or not any Indemnified Party is a party thereto and (ii) which may be incurred by or asserted against such Indemnified Person in connection with or arising out of any pending or threatened investigation, litigation, or proceeding (including any bankruptcy or insolvency proceeding) or any action taken by any Person, with respect to any environmental claim or suit arising out of or related to any property of Borrower (all of the foregoing, the “Indemnified Liabilities”).  Notwithstanding the foregoing, Borrower shall have no obligation to any Indemnified Person for any Indemnified Liabilities to the extent arising from the gross negligence or willful misconduct of such Indemnified Person as determined in a final, non-appealable decision of a court of competent jurisdiction.

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13.5	Notice

Any notices and communications under any Loan Document shall be given to any party to this Agreement at such party’s address set forth beneath its signature hereto, or at such other address as such party may hereafter specify in a notice given in the manner required under this Section 13.5 hereof.  Any notice or request hereunder shall be given only by, and shall be deemed to have been received upon (each, a “Receipt”):  (i) registered or certified mail, return receipt requested, on the date on which such received as indicated in such return receipt, (ii) delivery by a nationally recognized overnight courier, one (1) Business Day after deposit with such courier, (iii) facsimile upon telephone communication from the recipient acknowledging receipt, or (iv) electronic transmission of notices and communications during normal business hours upon further electronic communication from the recipient acknowledging receipt (whether automatic or manual from recipient).

13.6	Severability; Captions; Counterparts; Facsimile Signatures

If any provision of any Loan Document is adjudicated to be invalid under applicable laws or regulations, such provision shall be inapplicable to the extent of such invalidity without affecting the validity or enforceability of the remainder of the Loan Documents which shall be given effect so far as possible.  The captions in the Loan Documents are intended for convenience and reference only and shall not affect the meaning or interpretation of the Loan Documents.  The Loan Documents may be executed in one or more counterparts (which taken together, as applicable, shall constitute one and the same instrument) and by facsimile transmission, which facsimile signatures shall be considered original executed counterparts.  Each party to this Agreement agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party.

13.7	Expenses

Borrower shall be responsible for, and agree to pay, all reasonable costs and expenses incurred by Lenders, including, without limitation, due diligence, transportation, computer, duplication, appraisal, audit (including per diems), insurance, consultant, search, filing and recording fees and all other reasonable out-of-pocket expenses incurred by the Lenders (including the reasonable fees and expenses of counsel, accountants and other professionals and advisors to each of the Lenders), as well as all reasonable expenses of the Lenders in connection with the restructuring of the Borrower, the Chapter 11 Case, and the negotiation, administration, monitoring and enforcement of the Loan Documents and/or any related agreements, documents or instruments.  Such costs and expenses shall be deemed part of the Obligations and shall not be payable until the date the Agent or the Required Lenders deliver to the Borrower a notice of an Event of Default and declare the Obligations due and payable (in accordance with the requirements set forth in this Agreement).  In the event the Interim Financing Order is not effectuated due to no fault of the Lenders, the Lenders shall have the right to seek reimbursement of all reasonable costs and expenses incurred by it with respect to the Loan as an administrative expense of the Borrower’s estate pursuant to Bankruptcy Code Section 503(b).

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13.8	Entire Agreement

This Agreement, the Financing Orders and the other Loan Documents constitute the entire agreement between Borrower, Agent and Lenders with respect to the subject matter hereof and thereof, and supersede all prior agreements and understandings.  Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing signed by Borrower, Agent and Lenders as appropriate.

13.9	Set Off

In addition to any rights and remedies now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, to the fullest extent permitted by law, with reasonably prompt subsequent notice to Borrower or to any other Person (any prior or contemporaneous notice being hereby expressly waived), subject to Section 10.10(e) hereof, to set off and to appropriate and to apply any and all (a) balances (general or special, time or demand, provisional or final) held by such Lender or such holder for the account of Borrower (regardless of whether such balances are then due to Borrower), and (b) other property at any time held or owing by such Lender or such holder to or for the credit or for the account of Borrower, against and on account of any of the Obligations which are not paid when due; provided, however, that the failure to give notice to Borrower or to any other Person shall not affect the validity of such set-off and application.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the parties has executed this Loan Agreement as of the date first written above.

BORROWER:	ENER1, INC.

By:
Name
Title

Address:

Address: 1540 Broadway New York, NY 10036 Attn.: Fax:

AGENT:	BZINFIN S.A.

By:
Name
Title

Address:

Avocat Budin & Associés 20, Rue Jean Sénebier CP 166 1211 Genève 12 Tél: 022 818 08 08 Fax: 022 818 08 15 Email: patrick.bittel@budin.ch

LENDERS:	BZINFIN S.A.

By:
Name
Title

Address:

Avocat Budin & Associés 20, Rue Jean Sénebier CP 166 1211 Genève 12 Tél: 022 818 08 08 Fax: 022 818 08 15 Email: patrick.bittel@budin.ch

EXHIBIT A

DEFINITIONS

“Affiliate” or “affiliate” shall mean, as to any Person, any other Person (a) that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, (b) who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, or (iii) of any Person described in clause (a) above with respect to such Person, or (c) which, directly or indirectly through one or more intermediaries, is the beneficial or record owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, as the same is in effect on the date hereof) of ten percent (10%) or more of any class of the outstanding voting stock, securities or other equity or ownership interests of such Person.  For purposes of this definition, the term “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through ownership of securities or other interests, by contract or otherwise.

“Agreement” shall have the meaning assigned to it in the introductory paragraph hereof.

“Applicable Margin” shall mean seven percent (7.00%) per annum.

“Assignment” shall mean the assignment agreement made by the Borrower to the Agent and the Lenders of the note and other loan documents evidencing the loan by the Borrower to the EnerDel, Inc.

“Assignment and Assumption Agreement” shall mean an assignment and assumption with respect to the Commitments and/or Loans of any Lender substantially in the form of Exhibit G attached hereto.

 “Bankruptcy Code” shall mean title 11 of the United States Code.

“Bankruptcy Court” shall mean the United States Bankruptcy Court for the Southern District of New York.

“Bzinfin” shall have the meaning assigned to it in the introductory paragraph hereof.

“Budget” shall mean Borrower’s thirteen (13) week cash flow budget showing projected operating disbursements, payroll disbursements, non-operating disbursements and cash balances (with detail as to sources of cash receipts and identification of cash disbursements) delivered to Lenders pursuant to this Agreement, covering the period commencing on the Petition Date and ending on ____________, 2012.  The Budget shall be substantially in the form of Exhibit D attached hereto, with such modifications (if any) agreed to by the Required Lenders and the GS Funds, in each case, in their reasonable discretion.

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“Business” shall mean the business engaged in by Borrower and its Subsidiaries on the Closing Date.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Capital Lease” shall mean, as to any Person, a lease of any interest in any kind of property or asset by that Person as lessee that is, should be or should have been recorded as a “capital lease” on the balance sheet of such Person in accordance with GAAP.

“Capital Lease Obligation” shall mean all obligations of a Person under Capital Leases, in each case taken at the amount thereof accounted for as a liability in accordance with GAAP.

“Carveout” means the claims of the following parties for the following amounts: (i) after the Termination Date, any fees or expenses incurred by the Borrower’s professionals for services rendered on or before the Termination Date that have been incurred but remain unpaid, if any, plus an additional [$1,000,000] which fees and expenses have been or subsequently are approved by a final order of the Bankruptcy Court pursuant to sections 326, 328, 330, or 331 of the Bankruptcy Code, provided, however, that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described above, provided, further, that the foregoing amounts described hereinabove shall not include any fees or expenses incurred in the prosecution of any litigation or the assertion of any claims raised against or with respect to the Agent, the Lenders or the Collateral, plus (ii) quarterly fees required to be paid to the Office of the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6), and (iii) any fees payable to the Clerk of the Bankruptcy Court.

“Change in Control” shall mean any of the following events:  (i) if the power to direct or cause the election of a majority of Borrower’s Board of Directors or equivalent governing body, is, after the Closing Date, transferred to, or acquired by, a Person (or related Persons) who did not possess such power prior to the Closing Date, or (ii) all or substantially all of the assets of Borrower, or Borrower and its Material Subsidiaries taken as a whole, is acquired by any Person or Persons.

“Chapter 11 Case” means the voluntary prenegotiated or prepackaged chapter 11 case under the Bankruptcy Code that may be commenced by Borrower in the Bankruptcy Court.

“Closing Date” shall mean the first Business Day on or after the entry of the Interim Financing Order when all conditions to the initial Revolving Advance are satisfied or waived by the Required Lenders.

“Commitment” shall mean, as to any Lender, such Lender’s commitment to make the loan under this Agreement.

“Commitment Percentage” shall mean, as to any Lender, (i) on the Closing Date, the percentage set forth opposite such Lender’s name on Schedule 2.1 attached hereto and (ii) on any date following the Closing Date, the percentage equal to the principal amount of the Loan held by such Lender on such date divided by the aggregate principal amount of the Loan on such date.

2

“Consent, Waiver and Acknowledgement of Existing Creditors” shall mean the Consent, Waiver and Acknowledgement of Bzinfin, S.A. and the holders of Borrower’s 8.25% Senior Unsecured Notes due July 1, 2013, whereby the parties thereto shall (i) consent to the incurrence of the Obligations under this Agreement by Borrower, and (2) acknowledge that the Obligations under this Agreement shall not be subject to the terms and conditions of that certain Subordination Agreement dated September 12, 2011 by and between Bzinfin, S.A. and the holders of Borrower’s 8.25% Senior Unsecured Notes due July 1, 2013.

“Contingent Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intending to guaranty any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or to hold harmless the owner of such primary obligation against loss in respect thereof, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Copyrights” shall mean, as to any Person, all of such Person’s now existing or hereafter acquired right, title, and interest in and to: (i) copyrights, rights and interests in copyrights, works protectable by copyright, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Copyright Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and (ii) all renewals of any of the foregoing.

“Debtor Relief Law” shall mean, collectively, the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws from time to time in effect affecting the rights of creditors generally, as amended from time to time.

“Default” shall mean any event, fact, circumstance or condition that, with the giving of applicable notice or passage of time or both, would constitute or be or result in an Event of Default.

3

“Default Rate” shall have the meaning assigned to it in Section 2.2 of this Agreement.

“Del” shall mean EnerDel, Inc., a Delaware corporation.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Effective Date” means the date upon which the Plan has become effective.

“Environmental Laws” shall mean, collectively and each individually, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, any other “Superfund” or “Superlien” law and all other federal, state and local and foreign environmental, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, in each case, as amended, and the legally-binding rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Authorities with respect thereto.

“Event of Default” shall mean the occurrence of any event set forth in Article VIII of this Agreement.

“Final Financing Order” means a final order of the Bankruptcy Court pursuant to section 364 of the Bankruptcy Code, approving this Agreement, the other Loan Documents, confirming the Interim Financing Order, and authorizing on a final basis the incurrence by the Borrower of permanent post-petition secured and super priority indebtedness in accordance with this Agreement, and as to which no stay has been entered and which has not been reversed, modified, vacated or overturned, in substantially the form of Exhibit E hereto or otherwise reasonably acceptable to the Required Lenders in form and substance.

“Financial Advisors” means Houlihan Lokey or such other financial advisors selected by the Borrower and acceptable to the Lenders.

“Financing Orders” shall mean each and both the Interim Financing Order and the Final Financing Order.

“First Day Orders” shall mean all orders entered by the Bankruptcy Court in the Chapter 11 Case based on motions filed on the Petition Date.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time as applied by nationally recognized accounting firms, or the equivalent standard in foreign jurisdictions applicable to any of Borrower’s Subsidiaries with a jurisdiction of formation outside the United States.

“Governmental Authority” shall mean any federal, state, municipal, national, local or other governmental department, court, commission, board, bureau, agency or instrumentality or political subdivision thereof, or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case, whether of the United States or a state, territory or possession thereof, a foreign sovereign entity or country or jurisdiction or the District of Columbia.

4

“Guarantor” shall mean Del and each of Borrower’s other direct domestic Material Subsidiaries listed on Schedule 2.2 attached hereto.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement executed by Borrower and each Guarantor in favor of Agent, for the benefit of Lenders, guaranteeing and securing the obligations of Borrower hereunder and each Guarantor thereunder, in form and substance reasonably satisfactory to the Required Lenders.

“Hazardous Substances” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes or hazardous or toxic substances as defined in or subject to any applicable Environmental Law.

“Indebtedness” of any Person shall mean, without duplication, (a) all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the balance sheet of such Person as of the date as of which Indebtedness is to be determined (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business that are not past due and which are classified as short term liabilities in accordance with GAAP), including any lease which, in accordance with GAAP would constitute indebtedness, (b) all indebtedness secured by any mortgage, pledge, security, Lien or conditional sale or other title retention agreement to which any property or asset owned or held by such Person is subject, whether or not the indebtedness secured thereby shall have been assumed, (c) reimbursement obligations in respect of letters of credit issued for the account of such Person, (d) Capital Lease Obligations and the principal portion of synthetic leases, (e) Contingent Obligations of such Person, (f) interest rate protection agreements and (g) all of the foregoing of any partnership or joint venture to the extent such Person is legally obligated therefor.

“Intellectual Property” shall mean all present and future:  trade secrets, know-how and other proprietary information; Trademarks, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; Copyrights (including Copyrights for computer programs) and all tangible and intangible property embodying the Copyrights, unpatented inventions (whether or not patentable); Patents; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; and all common law and other rights throughout the world in and to all of the foregoing.

5

“Intercompany Loan” shall mean the intercompany loan to be made by Borrower in favor of Del on or about the Closing Date in an amount not to exceed $4,500,000, which loan shall be assigned to Agent, for the benefit of Lenders.

“Interest Payment Date” shall mean the last day of each Interest Period and the Repayment Date.

“Interest Period” shall mean, with respect to any Loan bearing interest at LIBOR, initially the period commencing on the Closing Date and ending one month thereafter and thereafter, each period commencing on the last day of the next preceding Interest Period and ending one month; provided, that if any Interest Period for a LIBOR Loan would otherwise end on a day which is not a LIBOR Business Day, that Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBOR Business Day.

“Interim Financing Order” means that certain order entered by the Bankruptcy Court in substantially the form of Exhibit C hereto or otherwise reasonably acceptable to the Required Lenders in form and substance.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit H attached hereto.

 “LIBOR” shall mean, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the higher of (i) one and one-half percent (1.50%) per annum and (ii) the rate of interest which is published as the “London interbank offered rate” for deposits with an interest period of one month posted on the Money Rates page of the Market Data section of The Wall Street Journal.  If The Wall Street Journal does not publish the LIBOR or Agent determines in good faith that the rate so published no longer accurately reflects the rate available to Agent in the London Interbank Market or if such rate no longer exists or no longer accurately reflects the rate available to Agent in the London Interbank Market, Agent may in consultation with Lenders and Borrower select a replacement rate or replacement source, as the case may be.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, transfer or other restriction, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof), or any other arrangement pursuant to which title to the property is retained by or vested in some other Person for security purposes.

“LIBOR Business Day” shall mean a day which is a Business Day and on which dealings in Dollar deposits may be carried out in the London Interbank Market.

“Loan” shall have the meaning set forth in Section 2.1 of this Agreement.

“Loan Documents” shall mean, collectively and each individually, this Agreement, the Notes, the Security Documents, the Financing Orders and all other agreements, documents, instruments and certificates heretofore or hereafter executed or delivered to Lender in connection with any of the foregoing or the Loan, as the same may be amended, modified or supplemented from time to time.

6

“Material Adverse Effect” or “Material Adverse Change” shall mean, excluding the event of the filing of the Bankruptcy Case, any event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s) which (i) has, had or could reasonably be expected to have any material adverse effect upon or change in the validity or enforceability of any Loan Document or the “Collateral” (as such term is defined in any of the Security Documents or the Guarantor Security Documents), (ii) has been or could reasonably be expected to be material and adverse to the business, operations, properties, assets, liabilities or condition of Borrower and its Material Subsidiaries, taken as a whole, or (iii) has materially impaired or could reasonably be expected to materially impair the ability of Borrower or any Guarantor to perform its obligations or to consummate the transactions under any of the Loan Documents to which it is a party.

“Material Subsidiary” shall mean all Subsidiaries of Borrower except EnerDel Japan, Inc., a Japanese corporation, Ener1 Battery Company, a Florida corporation, Ener1 Europe, S.A.S., a French corporation, Ener1 Russia, a Russian corporation, and Boca Research International, Inc.

“Maturity Date” shall mean the date that is 90 days after the Petition Date.

“Maximum Amount” shall mean $20,000,000.

“Note(s)” shall have the meaning set forth in Section 2.1 of this Agreement.

“Note Holders” shall mean, collectively, the holders of all of Borrower’s outstanding 8.25% senior unsecured notes due July 1, 2013.

“Obligations” shall mean all present and future obligations, Indebtedness and liabilities of Borrower to Lenders at any time and from time to time of every kind, nature and description, direct or indirect, secured or unsecured, joint and several, absolute or contingent, due or to become due, matured or unmatured, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, under any of the Loan Documents or otherwise relating to the Loan including, without limitation, interest, all applicable fees, charges and expenses and/or all amounts paid or advanced by Lenders on behalf of or for the benefit of Borrower or any Guarantor for any reason at any time, including in each case obligations of performance as well as obligations of payment, and interest that accrue after the commencement of any proceeding under any Debtor Relief Law by or against any such Person.

“Patents” shall mean, with respect to any Person, all of such Person’s now existing or hereafter acquired right, title and interest in and to: (i) all patents, patent applications, inventions, invention disclosures and improvements, and all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, and all research and development relating to the foregoing; and (ii) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing.

7

“Patent Security Agreement” shall mean the Patent Security Agreement executed by Borrower and Guarantors in favor of Agent, for the benefit of Lenders.

“Permit” shall mean collectively all licenses, leases, powers, permits, franchises, certificates, authorizations and approvals.

“Permitted Indebtedness” shall mean Indebtedness of Borrower permitted under Section 7.1 of this Agreement.

“Permitted Liens” shall mean Liens of Borrower permitted under Section 7.2 of this Agreement.

“Permitted Variance” shall have the meaning set forth in Section 6.1 of this Agreement.

“Person” shall mean an individual, a partnership, a corporation, a limited liability company, a business trust, a joint stock company, a trust, an unincorporated association, a joint venture, a Governmental Authority or any other entity of whatever nature.

“Petition Date” shall have the meaning set forth in the recitals of this Agreement.

“Plan” means the Borrower’s Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code set forth in Exhibit A to the Plan Support Agreement and all schedules and exhibits thereto or referenced therein, as it may be amended, modified or supplemented from time to time in accordance with the provisions of the Plan, the Bankruptcy Code and the terms of the Plan Support Agreement or otherwise reasonably acceptable to the Required Lenders in form and substance. .

“Plan Support Agreement” shall mean that certain Restructuring, Lock-Up and Plan Support Agreement dated [January __, 2012] among the Borrower, Bzinfin, the Note Holders and Itochu Corporation.

“Pre-Petition Agent” shall mean the “Agent” as such term is defined in the Pre-Petition Credit Agreement.

“Pre-Petition Credit Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Pre-Petition Lenders” shall mean the “Lenders” as such term is defined in the Pre-Petition Credit Agreement.

“Pre-Petition Loan Documents” shall mean the Pre-Petition Credit Agreement and each of the “Loan Documents” as defined therein.

“Pre-Petition Obligations” shall have the meaning set forth in the recitals of this Agreement.

8

“Repayment Date” shall mean the earliest of (i) Agent’s or Required Lenders’ demand of payment of amounts outstanding under the Loan Documents and other Obligations upon the occurrence and during the continuance of an Event of Default, (ii) the date of acceleration of the Obligations pursuant to Section 8(i) or Section 8(j) hereof, or (iii) the Maturity Date.

“Required Lenders” shall mean Lenders holding at least sixty-six and two-thirds percent (66.2/3%) of the Commitment Percentages; provided that to the extent that on any date of determination during the Standstill Period any GS Fund has any outstanding Loan or any other Obligations owed to it, the “Required Lenders” shall include such GS Fund during the Standstill Period.

“Revolving Advances” shall have the meaning assigned to it in Section 2.1 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Guarantee and Collateral Agreement, the Patent Security Agreement, the Trademark Security Agreement and any other security document entered into to secure the Obligations of Borrower or the Guarantors under the Loan Documents.

“Standstill Period” shall mean the period commencing on the date upon which an Event of Default has occurred and is continuing and ending on the earliest of (a) (i) the failure of the GS Funds to execute and deliver a Joinder Agreement pursuant to Section 9.4, or (ii) if the GS Funds execute and deliver such Joinder Agreement then at any time thereafter, if a Revolving Advance is requested by Borrower in accordance with the Budget, the date upon which the GS Funds fail to fund their portion of the Revolving Advances pursuant to Section 9.4 notwithstanding the willingness of Bzinfin to fund its portion thereof, (b) the Maturity Date and (c) the date of termination of the Plan Support Agreement in accordance with its terms.

“Subordination Agreement” shall mean that certain Subordination Agreement dated September 12, 2011 by and among Bzinfin S.A. and the Note Holders.

“Subsidiary” shall mean, (i) as to Borrower, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by Borrower or one or more of its Subsidiaries, and (ii) as to any other Person, any Person in which more than 50% of all equity, membership, partnership or other ownership interests is owned directly or indirectly by such Person or by one or more of such Person’s Subsidiaries.

“Termination Date” shall mean the date upon which the Agent or the Required Lenders deliver written notice that they are terminating the Lenders’ obligation to make Revolving Advances under this Agreement as a result of the occurrence of an Event of Default.

“Trademark Security Agreement” shall mean the Trademark Security Agreement executed by Borrower and Guarantors in favor of Agent, for the benefit of Lenders.

9

“Trademarks” shall mean, with respect to any Person, all of such Person’s now existing or hereafter acquired right, title, and interest in and to: (i) all of Borrower’s trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, designs, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all applications, registrations and recordings relating to the foregoing as may at any time be filed in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country; and (ii) all renewals thereof.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York from time to time.

10

EXHIBIT B

FORM OF NOTE

$[__________]	January [__], 2012

FOR VALUE RECEIVED, ENER1, INC., a Florida corporation and a debtor and debtor-in-possession pursuant to Chapter 11 of Title 11 of the United States Code (“Borrower”), hereby promises to pay to the order of [_________________________] (“Lender”), on the Repayment Date (as defined in the DIP Loan Agreement referred to below), in lawful money of the United States of America and in immediately available funds, the greater of [_________________________________] Dollars ($[____________]), or unpaid principal balance as may be due and owing under this Note, together with unpaid interest, payable at the same rate provided for and applicable to the “Loan” as defined in that certain Debtor in Possession Loan Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “DIP Loan Agreement”), by and among Borrower, Bzinfin S.A. (“Bzinfin”), together with any other Person that may become a lender thereunder after the date thereof pursuant to Section 13.2(a) thereof, each a “Lender” and collectively, the “Lenders”), and Bzinfin, as agent (“Agent”) for the Lenders.

The holder of this Note is authorized to record in its books and records, the date and principal amount of the loan evidenced hereby, the date and amount of each payment or prepayment of principal thereof and the interest rate with respect thereto.  Such recordation shall constitute prima facie evidence of the accuracy of the information endorsed, provided that the failure of Lender to make such recordation shall not affect the obligations of Borrower hereunder.

This note is one of the Notes referred to in the DIP Loan Agreement and is entitled to the benefits thereof.  This Note is secured by the collateral described in the Security Documents referred to in the DIP Loan Agreement.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds to Lender, by wire transfer in immediately available funds to such account as may be indicated in writing by Lender to Borrower or at such other place as shall be designated in writing to Borrower for such purpose.

Upon the occurrence and during the continuance of an Event of Default under and as defined in the DIP Loan Agreement, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner provided in the DIP Loan Agreement.

No reference herein to the DIP Loan Agreement and no provision of this Note or any other agreement shall alter or impair the obligation of Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective time, and in the currency herein prescribed, without any deduction for set-off, recoupment or counterclaim of any kind.

Borrower promises to pay all reasonable costs and expenses, including reasonable attorneys’ fees incurred in the collection and enforcement of this Note.  Borrower hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year and at the place first above written.

ENER1, INC.

a Florida corporation and a debtor and debtor-in-possession pursuant to Chapter 11 of Title 11 of the United States Code

By:
Name
Title

EXHIBIT C

INTERIM FINANCING ORDER

EXHIBIT D

BUDGET

EXHIBIT E

FINAL FINANCING ORDER

EXHIBIT F

FORM OF CONFIRMATION OF REVOLVING ADVANCE REQUEST

Ener1, Inc.
1540 Broadway
New York, NY 10036

[______________], 2012

Bzinfin, S.A.
Avocat
Budin & Associés
20, Rue Jean Sénebier
CP 166
1211 Genève 12

Re:           Confirmation of Revolving Advance Request

Ladies and Gentlemen:

Reference is made to that certain Debtor in Possession Loan Agreement, dated as of January [__], 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP Loan Agreement”), by and among ENER1, INC., a Florida corporation, a debtor and debtor-in-possession pursuant to Chapter 11 of Title 11 of the United States Code (“Borrower”), Bzinfin S.A. (“Bzinfin”, together with any other Person that may become a lender thereunder after the date thereof pursuant to Section 13.2(a) thereof, each a “Lender” and collectively, the “Lenders”), and Bzinfin, as agent (“Agent”) for the Lenders.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the DIP Loan Agreement.

Pursuant to Section 2.2.(b) of the DIP Loan Agreement, the undersigned hereby confirms that the request for a Revolving Advance in the amount of $[________] made on [___________] is accurate, necessary and correct in conformance with the Budget.

ENER1, INC.

By:
Name
Title

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any guarantees included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:	______________________
2.	Assignee:	______________________ Markit Entity Identifier (if any): ______________________
3.	Borrower(s):	ENER1, Inc.
4.	Agent:	Bzinfin S.A., as agent under the Loan Agreement
5.	Loan Agreement:	The Debtor in Possession Loan Agreement dated as of January __, 2012 among ENER1, INC., the Lenders party thereto from time to time and Bzinfin S.A., as Agent.
6.	Assigned Interest[s]:

Aggregate Amount of Commitments for all Lenders	Amount of Commitment Assigned	Percentage Assigned of total Commitments1
$______________	$______________	____________%
$______________	$______________	____________%
$______________	$______________	____________%

Effective Date:  ______________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.           Notice and Wire Instructions:

[NAME OF ASSIGNOR]		[NAME OF ASSIGNEE]
Notices:		Notices:

	Attention:		Attention:
	Telecopier:		Telecopier:
with a copy to:		with a copy to:

	Attention:		Attention:
	Telecopier:		Telecopier:
Wire Instructions:		Wire Instructions:

1	Set forth, to at least 9 decimals, as a percentage of the Commitments of all Lenders thereunder.

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:_______________________
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:_______________________
Title:

Consented to:2

LIBERTY HARBOR SPECIAL INVESTMENTS, LLC

By:_______________________
Title:

GOLDMAN SACHS PALMETTO STATE CREDIT FUND, L.P.

By:_______________________
Title:

2 To the extent required under Section 13.2(a) of the Loan Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1
Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2
Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Loan Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, and (v) it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1
From and after the Effective Date, Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3.
General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles thereof.

[Remainder of page intentionally left blank]

EXHIBIT H

JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Joinder Agreement”), by and among the parties set forth on the signature pages hereto, is dated as of [____________].

Reference is made to that certain Debtor in Possession Loan Agreement, dated as of January __, 2012 (the “Loan Agreement”), by and among ENER1, INC., as borrower (the “Borrower”), the Lenders from time to time party thereto, and Bzinfin S.A., as agent for the Lenders (the “Agent”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement

The undersigned, the GS Funds, have indicated their desire to become Lenders pursuant to Section 9.4 of the Loan Agreement.  Accordingly, GS Funds hereby agrees as follows:

1.           Each GS Fund hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, it will be deemed to be a party to the Loan Agreement, as of the Effective Date (as defined below), and a Lender for all purposes of the Loan Agreement and the other Loan Documents, and shall be entitled to the full benefit of, and be required to fulfill the obligations (other than Commitments) of a Lender under, this Agreement and the other Loan Documents to the extent Lenders have benefits and obligations hereunder and under the other Loan Documents all commencing as of the Effective Date. The Commitment of each GS Fund shall be zero Dollars ($0.00). The GS Funds shall have no obligation to make Revolving Advances but each GS Fund may elect, in its sole discretion, to fund a portion of any Revolving Advances pursuant to and as set forth in Section 9.4 of the Loan Agreement.

2.           Following the execution of this Joinder Agreement, it will be delivered to the Agent, and the Agent shall notify the Borrower and the other Lenders of the same. The effective date (“Effective Date”) of this Joinder Agreement shall be the date indicated in the preamble above.

3.           This Joinder Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Joinder Agreement by telecopier or email shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

4.           The parties hereto agree that this Joinder Agreement shall be one of the Loan Documents and shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to its choice of law provisions.

IN WITNESS WHEREOF, the undersigned have caused this Joinder Agreement to be duly executed as of the date first above written.

Commitment: $0.00	LIBERTY HARBOR SPECIAL INVESTMENTS, LLC,
as Lender

By:
Name:
Title:

Commitment: $0.00	GOLDMAN SACHS PALMETTO STATE CREDIT FUND, L.P.,
as Lender

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

BZINFIN S.A.,
as Agent

By:
Name:
Title:

Schedule 2.1

Commitments

LENDER	COMMITMENT	COMMITMENT PERCENTAGE
BZINFIN	$20,000,000	100%

Schedule 2.2

Guarantors

EnerDel, Inc., a Delaware corporation

EnerFuel, Inc., Delaware corporation

NanoEner, Inc., a Florida corporation

EXHIBIT G

EQUITY COMMITMENT AGREEMENT

SCHEDULE I

DEBT OWNERSHIP

Schedule I

Consenting Lender	Debt
Liberty Harbor Special Investments, LLC	$39,477,738.33
Goldman Sachs Palmetto State Credit Fund, L.P.	$5,639,798.38
Whitebox Multi Strategy Partners, L.P.	$7,328,242.39
Whitebox Concentrated Convertible Arbitrage Partners, L.P.	$3,406,563.52
Pandora Select Partners, L.P.	$2,824,948.91
Whitebox Credit Arbitrage Partners, L.P.	$2,259,959.49
Whitebox Special Opportunities Fund, LP Series B	$1,129,979.31
Itochu	$10,253,333.33
Bzinfin	$12,081,177.28